Exhibit 10.2

EXECUTION VERSION

FIRST LIEN BRIDGE CREDIT AGREEMENT

dated as of

January 29, 2025,

among

AMERICAN AXLE & MANUFACTURING, INC.,

AMERICAN AXLE & MANUFACTURING HOLDINGS, INC.,

The LENDERS Party Hereto

and

JPMORGAN CHASE BANK, N.A.,
as Administrative Agent

JPMORGAN CHASE BANK, N.A.,
as
Lead Arranger and Bookrunner

TABLE OF CONTENTS

i

SCHEDULES:

Schedule 2.01	Commitments
Schedule 3.05	Disclosed Matters
Schedule 3.12	Material Properties
Schedule 3.15	Existing Insurance
Schedule 5.14	Post-Closing Matters
Schedule 6.01	Existing Indebtedness
Schedule 6.02	Existing Liens
Schedule 6.04A	Existing Investments
Schedule 6.04B	Certain Permitted Investments
Schedule 6.05	Existing Transactions with Affiliates
Schedule 6.06	Existing Restrictions

EXHIBITS:

Exhibit A	Form of Guarantee Agreement
Exhibit B	Form of Assignment and Assumption
Exhibit C	Form of Collateral Agreement
Exhibit D-1	Form of U.S. Tax Compliance Certificate for Foreign Lenders that are not Partnerships for U.S. Federal Income Tax Purposes
Exhibit D-2	Form of U.S. Tax Compliance Certificate for Non-U.S. Participants that are not Partnerships for U.S. Federal Income Tax Purposes
Exhibit D-3	Form of U.S. Tax Compliance Certificate for Non-U.S. Participants that are Partnerships for U.S. Federal Income Tax Purposes
Exhibit D-4	Form of U.S. Tax Compliance Certificate for Foreign Lenders that are Partnerships for U.S. Federal Income Tax Purposes
Exhibit E	Form of Solvency Certificate
Exhibit F	Form of Pari Passu Intercreditor Agreement
Exhibit G	Form of Junior Lien Intercreditor Agreement
Exhibit H	Exchange Notes Indenture Terms

FIRST LIEN BRIDGE CREDIT AGREEMENT dated as of January 29, 2025 (this “Agreement”), among AMERICAN AXLE & MANUFACTURING, INC., AMERICAN AXLE & MANUFACTURING HOLDINGS, INC., the LENDERS party hereto and JPMORGAN CHASE BANK, N.A., as Administrative Agent.

The Borrower has requested that the Lenders extend credit in the form of Bridge Loans on the Closing Date in an aggregate principal amount not in excess of $843,000,000.

The proceeds of the Bridge Loans, together with the proceeds of term loans and revolving loans borrowed under the Existing Credit Agreement or the Backstop Credit Agreement, as the case may be, the proceeds of Second Lien Bridge Loans and/or the proceeds of Permanent Acquisition Financing Indebtedness and cash on hand of the Borrower, will be used by the Borrower solely to fund the Acquisition, to consummate the Existing Indebtedness Refinancing, to pay the Transaction Costs and for general corporate purposes.

The Lenders are willing to extend such credit to the Borrower on the terms and subject to the conditions set forth herein. Accordingly, the parties hereto agree as follows:

NOW, THEREFORE, the parties hereto agree as follows:

ARTICLE I

Definitions

SECTION 1.01. Defined Terms. As used in this Agreement, the following terms have the meanings specified below:

“ABR”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Alternate Base Rate.

“Account” means, collectively, (a) an “account” as such term is defined in the Uniform Commercial Code as in effect from time to time in the State of New York or under other relevant law, (b) a “payment intangible” as such term is defined in the Uniform Commercial Code as in effect from time to time in the State of New York or under other relevant law, and (c) the Parent’s or any Restricted Subsidiary’s rights to payment for goods sold or leased or services performed or rights to payment in respect of any monetary obligation owed to the Parent or any Restricted Subsidiary, including all such rights evidenced by an account, note, contract, security agreement, chattel paper, or other evidence of indebtedness or security.

“Acquisition” means the acquisition by the Parent of all of the outstanding equity interests of the Target pursuant to a Scheme or an Offer and, if applicable, a Squeeze-Out Procedure in accordance with and on the terms of the relevant Acquisition Documents.

“Acquisition Completion Date” means (a) if the Acquisition is implemented by means of a Scheme, the Scheme Effective Date or (b) if the Acquisition is implemented by means of an Offer, the Unconditional Date, in each case in accordance with the terms of the relevant Acquisition Documents (excluding, for the avoidance of doubt, any Squeeze-Out Procedure that may occur after such date).

“Acquisition Documents” means (a) if the Acquisition is to be implemented by means of a Scheme, the Scheme Documents or (b) if the Acquisition is to be implemented by means of an Offer, the Offer Transaction Documents, and, in each case, the Cooperation Agreement and any other document designated in writing as an Acquisition Document by the Administrative Agent and the Parent (including, if and when applicable, any documents required to effect the Squeeze-Out Procedure).

“Act” means the United Kingdom Companies Act 2006.

“Additional Debt Representative” means, with respect to any series of Alternative Incremental Facility Debt, Credit Agreement Refinancing Indebtedness, Permanent Acquisition Financing Indebtedness or Permitted Refinancing Indebtedness in respect of any of the foregoing, in each case that is secured by a Lien on all or any portion of the Collateral, the trustee, administrative agent, collateral agent, security agent or similar agent under the indenture or agreement pursuant to which such Indebtedness is issued, incurred or otherwise obtained, as the case may be, and each of their successors in such capacities.

“Adjusted Daily Simple RFR” means an interest rate per annum equal to the Daily Simple RFR; provided that if the Adjusted Daily Simple RFR as so determined would be less than the Floor, such rate shall be deemed to be equal to the Floor.

“Adjusted Term SOFR Rate” means, with respect to any Term Benchmark Borrowing for any Interest Period, an interest rate per annum equal to the Term SOFR Rate for such Interest Period; provided that if the Adjusted Term SOFR Rate as so determined would be less than the Floor, such rate shall be deemed to be equal to the Floor.

“Administrative Agent” means JPMorgan Chase Bank, N.A. (including its branches and affiliates), in its capacity as administrative agent for the Lenders hereunder.

“Administrative Agent Fee Letter” means the Administrative Agent Fee Letter dated January 29, 2025, among the Parent, the Borrower and JPMorgan Chase Bank, N.A.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Agreement” has the meaning assigned to such term in the introductory statement to this Credit Agreement.

“Alternate Base Rate” means, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the NYFRB Rate in effect on such day plus ½ of 1.00% and (c) the Adjusted Term SOFR Rate for an Interest Period of one month as published two U.S. Government Securities Business Days prior to such day (or, if such day is not a Business Day, the immediately preceding Business Day) plus 1.00%; provided that for purposes of this definition, the Adjusted Term SOFR Rate for any day shall be based on the Term SOFR Reference Rate at approximately 5:00 a.m., Chicago time, on such day (or any amended publication time for the Term SOFR Reference Rate, as specified by the CME Term SOFR Administrator in the Term SOFR Reference Rate methodology); provided that if the Alternate Base Rate is being used as an alternate rate of interest pursuant to Section 2.14 (for the avoidance of doubt, only until the Benchmark Replacement has been determined pursuant to Section 2.14(b)), then the Alternate Base Rate shall be the greater of clauses (a) and (b) above and shall be determined without reference to this clause (c). If the Administrative Agent shall have determined (which determination shall be conclusive absent manifest error) that it is unable to ascertain the NYFRB Rate for any reason, including the inability or failure of the Administrative Agent to obtain sufficient quotations in accordance with the terms of the definition thereof, then the Alternate Base Rate shall be determined without regard to clause (b) of the preceding sentence until the circumstances giving rise to such inability no longer exist. Any change in the Alternate Base Rate due to a change in the Prime Rate, the NYFRB Rate or the Adjusted Term SOFR Rate shall be effective from and including the effective date of such change in the Prime Rate, the NYFRB Rate or the Adjusted Term SOFR Rate, respectively. Notwithstanding the foregoing, if the Alternate Base Rate as determined pursuant to the foregoing would be less than 1.00%, such rate shall be deemed to be 1.00%.

“Alternative Incremental Facility Debt” means any Indebtedness incurred by the Borrower in the form of one or more series of senior secured notes or term loans, junior lien secured notes or term loans or senior unsecured notes or term loans; provided that (a) if such Indebtedness is secured, such Indebtedness shall be secured by the Collateral on a pari passu or junior basis with the Loan Document Obligations and shall not be secured by any property or assets other than the Collateral, (b) the stated final maturity of such Indebtedness shall not be earlier than the Extended Term Loan Maturity Date, in the case of any such Indebtedness that is secured on a pari passu basis with the Loan Document Obligations, or the date that is 91 days after the Extended Term Loan Maturity Date, in the case of any such Indebtedness that is secured on a junior basis to the Loan Document Obligations or is unsecured (in each case, except for any such Indebtedness in the form of a bridge or other interim credit facility intended to be refinanced or replaced with long-term Indebtedness, which Indebtedness, upon the maturity thereof, automatically converts into Indebtedness that satisfies the requirements set forth in this definition), (c) such Indebtedness shall not be required to be repaid, prepaid, redeemed, repurchased or defeased, whether on one or more fixed dates, upon the occurrence of one or more events or at the option of any holder thereof (except, in each case, (x) upon the occurrence of an event of default, asset sale, event of loss, or a change in control, (y) in the case of any such Alternative Incremental Facility Debt in the form of a bridge or other interim credit facility intended to be refinanced or replaced with long-term Indebtedness, upon the incurrence of such refinancing or replacement Indebtedness as long as such refinancing or replacement Indebtedness satisfies the requirements set forth in this definition and (z) in the case of any such Alternative Incremental Facility Debt in the form of term loans that are secured on a pari passu basis with the Loan Document Obligations, for periodic amortization payments, so long as the weighted average life to maturity of any such Indebtedness shall be no shorter than the remaining weighted average life to maturity of any then outstanding class of “term B” term loans) prior to the Extended Term Loan Maturity Date (or, in the case of any such Indebtedness that is secured on a junior lien basis or is unsecured, the date that is 91 days after the Extended Term Loan Maturity Date), (d) such Indebtedness shall have covenants no more restrictive, taken as a whole, than those applicable to the Commitments and the Loans (except for covenants or other provisions (i) applicable only to periods after the Extended Term Loan Maturity Date in effect at the time such Alternative Incremental Facility Debt is incurred, (ii) that are on “market” terms as of the applicable date of the related definitive documentation for such Indebtedness or (iii) that are also for the benefit of all other Lenders in respect of Loans and Commitments outstanding at the time such Alternative Incremental Facility Debt is incurred), as determined in good faith by the Borrower, (e) if such Indebtedness is secured, the security agreement relating to such Indebtedness shall not be materially more favorable (when taken as a whole) to the holders providing such Indebtedness than the existing Security Documents are to the Lenders (as determined in good faith by the Borrower), (f) if such Indebtedness is secured, the Additional Debt Representative with respect to such Indebtedness shall have become party to the Pari Passu Intercreditor Agreement or the Junior Lien Intercreditor Agreement, as applicable and (g) such Indebtedness shall not be guaranteed by any Restricted Subsidiary that is not a Loan Party.

“Alternative Incremental Facility Debt Basket” means the Backstop Credit Agreement Incremental Amount or, from and after the Existing Credit Agreement Amendment Effective Date, the Existing Credit Agreement Incremental Amount.

“Announcement” means one or more announcements made (or to be made) to shareholders of the Target in accordance with Rule 2.7 of the Takeover Code regarding the firm intention to enter into the Acquisition pursuant to a Scheme and/or an Offer (as applicable) (including any subsequent announcement and any amendment, replacement, revision, restatement, supplement or modification from time to time).

“Anti-Corruption Laws” means the United States Foreign Corrupt Practices Act of 1977 and all other laws, rules, and regulations of any jurisdiction applicable to the Parent, the Borrower or the Subsidiaries from time to time concerning or relating to bribery, money laundering or corruption.

“Applicable Rate” means, for any day, with respect to any Bridge Loan, (a) 2.00% per annum, in the case of an ABR Loan, and (b) 3.00% per annum, in the case of a Term SOFR Loan. If the Bridge Loans are not paid in full within the three-month period following the Closing Date, the Applicable Rate will increase by 0.50% per annum at the end of such three-month period and shall increase by an additional 0.50% per annum at the end of each three-month period thereafter until the Bridge Loan Maturity Date but not in excess of the Total Cap.

“Applicable Total Net Leverage Ratio” means, for any date, the Total Net Leverage Ratio applicable with respect to the period of four consecutive fiscal quarters most recently ended on or prior to such date under the financial maintenance covenant applicable pursuant to Section 6.10 of the Backstop Credit Agreement as in effect from time to time or, from and after the Existing Credit Agreement Amendment Effective Date, pursuant to Section 6.10 of the Existing Credit Agreement as in effect from time to time (and with Total Indebtedness calculated in accordance with the provisions of the Backstop Credit Agreement or the Existing Credit Agreement, as the case may be, as it relates to the exclusion of escrowed funds in the calculation thereof prior to the Closing Date).

“Approved Fund” has the meaning assigned to such term in Section 9.04.

“Arranger Fee Letter” means the Arranger Fee Letter dated January 29, 2025, among the Parent, the Borrower and JPMorgan Chase Bank, N.A.

“Arranger” means JPMorgan Chase Bank, N.A., in its capacity as the lead arranger and bookrunner for the credit facilities provided for herein.

“Asset Disposition” has the meaning assigned to such term in the definition of “Prepayment Event”.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any Person whose consent is required by Section 9.04), and accepted by the Administrative Agent, in the form of Exhibit B or any other form approved by the Administrative Agent.

“Available Amount” means, at any time, (a) the sum of (i) the Starter Available Amount, plus (ii) 50% of Consolidated Net Income of the Parent and the Restricted Subsidiaries for the period (taken as one period) beginning on January 1, 2013, to the end of the Parent’s most recently ended fiscal quarter for which financial statements have been delivered pursuant to Section 5.01(a) or Section 5.01(b), as applicable, plus (iii) the Net Cash Proceeds from any sale or issuance of Equity Interests (other than Disqualified Equity Interests) of the Parent to the extent such Net Cash Proceeds are received by the Parent and any issuance of Indebtedness after the Effective Date that has been converted into or exchanged for Equity Interests (other than Disqualified Equity Interests) prior to the applicable date of determination, plus (iv) [reserved], plus (v) to the extent not otherwise included in Consolidated Net Income, the aggregate amount of cash returns to the Parent or any Restricted Subsidiary in respect of investments made pursuant to Section 6.04(o) in reliance on the Available Amount, plus (vi) the aggregate amount of prepayments declined by the Lenders pursuant to Section 2.11(f) that are not required to be applied to the prepayment of other Indebtedness pursuant to the terms thereof, plus (vii) an amount equal to the aggregate amount received by the Borrower or any Restricted Subsidiary in cash (and the fair market value (as determined in good faith by the Borrower) of property other than cash received by the Borrower or any Restricted Subsidiary after the Effective Date from (A) the sale (other than to the Parent or any Restricted Subsidiary) of the Equity Interests of an Unrestricted Subsidiary or (B) any dividend or other distribution by an Unrestricted Subsidiary), minus (b) the sum at such time of (i) Investments previously or concurrently made under Section 6.04(o) in reliance on the Available Amount, plus (ii) Restricted Payments previously or concurrently made under Section 6.07(a)(vii) in reliance on the Available Amount, plus (iii) repayments, repurchases, redemptions, retirements or other acquisitions for value of Junior Debt previously or concurrently made under Section 6.07(b)(iii) in reliance on the Available Amount; provided, however, that if the “Available Amount” at such time shall be less than zero, then the “Available Amount” at such time shall be deemed to be zero for all purposes of this Agreement.

“Available Tenor” means, as of any date of determination and with respect to the then-current Benchmark, any tenor for such Benchmark (or component thereof) or payment period for interest calculated with reference to such Benchmark (or component thereof), as applicable, that is or may be used for determining the length of an Interest Period for any term rate or otherwise, for determining any frequency of making payments of interest calculated pursuant to this Agreement as of such date and not including, for the avoidance of doubt, any tenor for such Benchmark that is then-removed from the definition of “Interest Period” pursuant to Section 2.14(e).

“Backstop Administrative Agent” means JPMorgan Chase Bank, N.A., in its capacity as administrative agent and collateral agent under the Backstop Credit Agreement.

“Backstop Credit Agreement” means the Credit Agreement dated as of January 29, 2025, among the Borrower, the Parent, the lenders from time to time party thereto, and the Backstop Administrative Agent.

“Backstop Credit Agreement Incremental Amount” means an amount equal to the aggregate principal amount of Indebtedness permitted to be incurred pursuant to Section 2.23 of the Backstop Credit Agreement (as such provision is in effect on the date hereof).

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.

“Bail-In Legislation” means (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation, rule or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).

“Bankruptcy Code” means Title 11 of the United States Code entitled “Bankruptcy”.

“Bankruptcy Event” means, with respect to any Lender or Lender Parent, that such Person has become the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, custodian, assignee for the benefit of creditors or similar Person charged with the reorganization or liquidation of its business appointed for it, or, in the good faith determination of the Administrative Agent, has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in, any such proceeding or appointment; provided that a Bankruptcy Event shall not result solely by virtue of any ownership interest, or the acquisition of any ownership interest, in such Person by a Governmental Authority; provided, however, that such ownership interest does not result in or provide such Person with immunity from the jurisdiction of courts within the United States of America or from the enforcement of judgments or writs of attachment on its assets or permit such Person (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any agreements made by such Person.

“Benchmark” means, initially, with respect to any RFR Loan or Term Benchmark Loan, the Relevant Rate; provided that if a Benchmark Transition Event, and the related Benchmark Replacement Date have occurred with respect to the applicable Relevant Rate or the then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to Section 2.14(b).

“Benchmark Replacement” means, for any Available Tenor, the first alternative set forth in the order below that can be determined by the Administrative Agent for the applicable Benchmark Replacement Date:

(1) the Adjusted Daily Simple RFR;

(2) the sum of: (a) the alternate benchmark rate that has been selected by the Administrative Agent and the Borrower as the replacement for the then-current Benchmark for the applicable Corresponding Tenor giving due consideration to (i) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement for the then-current Benchmark for syndicated credit facilities denominated in Dollars at such time in the United States and (b) the related Benchmark Replacement Adjustment;

If the Benchmark Replacement as determined pursuant to clause (1) or (2) above would be less than the Floor, the Benchmark Replacement will be deemed to be the Floor for the purposes of this Agreement and the other Loan Documents.

“Benchmark Replacement Adjustment” means, with respect to any replacement of the then-current Benchmark with an Unadjusted Benchmark Replacement for any applicable Interest Period and Available Tenor for any setting of such Unadjusted Benchmark Replacement, the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Administrative Agent and the Borrower for the applicable Corresponding Tenor giving due consideration to (i) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body on the applicable Benchmark Replacement Date and/or (ii) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for syndicated credit facilities denominated in Dollars at such time.

“Benchmark Replacement Conforming Changes” means, with respect to any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Alternate Base Rate,” the definition of “Business Day,” the definition of “U.S. Government Securities Business Day,” the definition of “RFR Business Day,” the definition of “Interest Period,” timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, length of lookback periods, the applicability of breakage provisions, and other technical, administrative or operational matters) that the Administrative Agent decides (in consultation with the Borrower) may be appropriate to reflect the adoption and implementation of such Benchmark and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines that no market practice for the administration of such Benchmark exists, in such other manner of administration as the Administrative Agent decides (in consultation with the Borrower) is reasonably necessary in connection with the administration of this Agreement and the other Loan Documents).

“Benchmark Replacement Date” means, with respect to any Benchmark, the earliest to occur of the following events with respect to such then-current Benchmark:

(1) in the case of clause (1) or (2) of the definition of “Benchmark Transition Event,” the later of (a) the date of the public statement or publication of information referenced therein and (b) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide all Available Tenors of such Benchmark (or such component thereof); or

(2) in the case of clause (3) of the definition of “Benchmark Transition Event,” the first date on which such Benchmark (or the published component used in the calculation thereof) has been determined and announced by the regulatory supervisor for the administrator of such Benchmark (or such component thereof) to be no longer representative; provided that such non-representativeness will be determined by reference to the most recent statement or publication referenced in such clause (3) and even if any Available Tenor of such Benchmark (or such component thereof) continues to be provided on such date.

For the avoidance of doubt, (i) if the event giving rise to the Benchmark Replacement Date occurs on the same day as, but earlier than, the Reference Time in respect of any determination, the Benchmark Replacement Date will be deemed to have occurred prior to the Reference Time for such determination and (ii) the “Benchmark Replacement Date” will be deemed to have occurred with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Transition Event” means, with respect to any Benchmark, the occurrence of one or more of the following events with respect to such then-current Benchmark:

(1) a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof);

(2) a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Board, the NYFRB, the CME Term SOFR Administrator, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), in each case, which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof); or

(3) a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that all Available Tenors of such Benchmark (or such component thereof) are no longer, or as of a specified future date will no longer be, representative.

For the avoidance of doubt, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Unavailability Period” means, with respect to any Benchmark, the period (if any) (x) beginning at the time that a Benchmark Replacement Date has occurred if, at such time, no Benchmark Replacement has replaced such then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 2.14 and (y) ending at the time that a Benchmark Replacement has replaced such then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 2.14.

“Beneficial Ownership Certification” means a certification regarding beneficial ownership or control as required by the Beneficial Ownership Regulation.

“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.

“Benefit Plan” means any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in and subject to Section 4975 of the Code or (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.

“BHC Act Affiliate” of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.

“Board” means the Board of Governors of the Federal Reserve System of the United States of America.

“Borrower” means American Axle & Manufacturing, Inc., a Delaware corporation.

“Borrowing” means Loans of the same Type, made, converted or continued on the same date and, in the case of Term Benchmark Loans, as to which a single Interest Period is in effect.

“Borrowing Request” means a request by the Borrower for a Borrowing in accordance with Section 2.03.

“Bridge Loan” means a Loan made pursuant to Section 2.01.

“Bridge Loan Maturity Date” means the first anniversary of the Closing Date.

“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to remain closed; provided that the term “Business Day” shall also exclude, when used (a) in relation to Term SOFR Loans, any day that is not a U.S. Government Securities Business Day and (b) in relation to RFR Loans and any interest rate settings, fundings, disbursements, settlements or payments of any such RFR Loan, any such day that is not an RFR Business Day.

“Capital Expenditures” means, for any period, the aggregate of all expenditures (whether paid in cash or accrued as liabilities) that would constitute (a) the additions to property, plant and equipment and other capital expenditures of the Parent, the Borrower and the Restricted Subsidiaries that are (or should be) set forth in a consolidated statement of cash flows of the Parent for such period prepared in accordance with GAAP and (b) Capital Lease Obligations incurred by the Parent, the Borrower and the Restricted Subsidiaries during such period, but excluding in each case any such expenditure (i) made by the Parent, the Borrower or any Restricted Subsidiary to effect leasehold improvements to any property leased by the Parent, the Borrower or such Restricted Subsidiary as lessee, to the extent that such expenses have been reimbursed by the landlord, (ii) in the form of a substantially contemporaneous exchange of similar property, plant, equipment or other capital assets, except to the extent of cash or other consideration (other than the assets so exchanged), if any, paid or payable by the Parent, the Borrower or any Restricted Subsidiary and (iii) made with the Net Cash Proceeds from the issuance of Equity Interests (other than Disqualified Equity Interests) in an amount equal the Net Cash Proceeds so applied.

“Capital Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital or finance leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.

“Cash Interest Expense Coverage Ratio” means, for any period of four consecutive fiscal quarters, the ratio of Consolidated EBITDA of the Parent for such period to Consolidated Cash Interest Expense of the Parent for such period.

“Certain Funds Period” means the period commencing on the Effective Date and ending on the earlier of:

(a)  the 10th Business Day following the date of this Agreement, if an Announcement has not been made prior to such day;

(b)  if the Acquisition is to be implemented by means of a Scheme:

(i)  the date on which either the Scheme lapses or it is withdrawn with the consent of the Takeover Panel or by order of the Court, unless (A) within five Business Days of that date the Parent notifies the Administrative Agent that it intends to make an Election to implement the Acquisition by way of an Offer and (B) within 10 Business Days of that date, the Parent makes an Election to implement the Acquisition by way of an Offer and issues an Election Announcement;

(ii)  if an application for the issuance of the Scheme Court Order is made to the Court but the Court (in its final judgment) refuses to grant the Scheme Court Order, unless (A) within five Business Days of the date of that refusal the Parent notifies the Administrative Agent that it intends to make an Election to implement the Acquisition by way of an Offer and (B) within 10 Business Days of the date of that refusal, the Parent makes an Election to implement the Acquisition by way of an Offer and issues an Election Announcement;

(iii)  11:59 p.m., London time, on the day falling 15 days after the Scheme Effective Date; or

(iv)  save if the Scheme Effective Date occurs on or has occurred prior to the Longstop Date (in which case (b)(iii) shall apply), the Longstop Date;

(c)  if the Acquisition is to be implemented by means of an Offer:

(i)  the date on which any Offer Cancellation Event occurs, unless (A) within five Business Days of that date, the Parent notifies the Administrative Agent that it intends to make an Election to implement the Acquisition by way of a Scheme and (B) within 10 Business Days of that date, the Parent makes an election to implement the Acquisition by way of a Scheme and issues an Election Announcement;

(ii)  if the Unconditional Date occurs, the date which is 15 days after the date on which the Offer has closed for further acceptances or, if the Parent has become entitled to give Squeeze-Out Notices, the date falling 8 weeks after the date on which the Parent became so entitled (or such longer period as is necessary to complete the Squeeze-Out Procedure); or

(iii)  save if the Unconditional Date occurs on or has occurred prior to the Longstop Date (in which case (c)(ii) shall apply), the Longstop Date; or

(d)  the date on which all of the consideration payable under the Acquisition in respect of the Target Shares or proposal made or to be made under Rule 15 of the Takeover Code in connection with the Acquisition has, in each case, been paid in full including in respect of any Target Shares to be acquired pursuant to a Squeeze-Out Procedure, provided that, neither (1) a switch from a Scheme to an Offer or from an Offer to a Scheme, (2) any launch of a new Offer or replacement Scheme (as the case may be), nor (3) any amendments to the terms or conditions of a Scheme or an Offer, shall constitute a lapse, termination or withdrawal for the purposes of this definition, subject to in the case of any switch from a Scheme to an Offer or from an Offer to a Scheme or any launch of a new Offer or replacement Scheme (as the case may be), the Parent having notified the Administrative Agent within 5 Business Days of the date of a lapse, termination or withdrawal of the Scheme or Offer (as the case may be), that it intends to launch an Offer (or new Offer, as the case may be) or a Scheme (or a replacement Scheme, as the case may be) and the announcement for the Offer (or new Offer, as the case may be) or Scheme (or a replacement Scheme, as the case may be) being released within 10 Business Days and delivered to the Administrative Agent after that date and being made in compliance with Section 5.15 (Acquisition Undertakings).

“Change in Control” means (a) the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or group (within the meaning of the Securities Exchange Act of 1934 and the rules of the Securities and Exchange Commission thereunder as in effect on the Effective Date), of Equity Interests representing more than 35% of the aggregate ordinary voting power represented by the issued and outstanding Equity Interests of the Parent; (b)  the failure of the Parent to own, directly or indirectly, all of the outstanding Equity Interests of the Borrower; (c) at any time that any Senior Notes are outstanding, the occurrence of a Change of Control, as defined in the Senior Notes Indenture; or (d) at any time that any Exchange Notes are outstanding, the occurrence of a Change of Control, as defined in the Exchange Notes Indenture.

“Change in Law” means the occurrence, after the Effective Date (or with respect to any Lender, if later, the date on which such Lender becomes a Lender), of any of the following: (a) the adoption of or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority, or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided however, that notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives promulgated thereunder or issued in connection therewith and (ii) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Closing Date” means the first date on which Loans are made hereunder.

“CME Term SOFR Administrator” means CME Group Benchmark Administration Limited as administrator of the forward-looking term Secured Overnight Financing Rate (SOFR) (or a successor administrator).

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Collateral” means any and all assets, whether real or personal, tangible or intangible, on which Liens are purported to be granted pursuant to the Security Documents as security for any of the Secured Obligations.

“Collateral Agent” means JPMorgan Chase Bank, N.A., in its capacity as collateral agent under the Security Documents.

“Collateral Agreement” means the Collateral Agreement dated as of the Effective Date, among the Borrower, the Parent, the Subsidiary Loan Parties and the Collateral Agent, substantially in the form of Exhibit C.

“Collateral Attachment Date” means the earlier of (i) the Closing Date and (ii) the date on which the granting of the security interests in the Collateral pursuant to the Security Documents is permitted under the Existing Credit Agreement.

“Collateral Release Period” means any period during which the Liens on the Collateral granted pursuant to the Security Documents have been released (or are required to have been released) pursuant to Section 9.17 and are not required to be reinstated pursuant to such Section, determined as provided in such Section.

“Collateral Release Ratings Requirement” means the requirement that the Borrower has a Corporate Rating of at least BBB- (with a stable outlook) or better from S&P and Baa3 (with a stable outlook) or better from Moody’s.

“Collateral Requirement” means, at any time other than during a Collateral Release Period, subject to the Pari Passu Intercreditor Agreement, the requirement that:

(a) the Collateral Agent shall have received from each Loan Party either (i) a counterpart of each of the Guarantee Agreement, the Collateral Agreement and each Intercreditor Agreement duly executed and delivered on behalf of such Loan Party or (ii) a supplement to each of the Guarantee Agreement, the Collateral Agreement and the Intercreditor Agreement, in the form specified therein, duly executed and delivered on behalf of such Loan Party;

(b) all Equity Interests of each Restricted Subsidiary directly owned by or on behalf of such Loan Party shall have been pledged pursuant to the Collateral Agreement (except that the Loan Parties shall not be required to pledge (i) more than 66% of the outstanding voting Equity Interests of any Foreign Subsidiary or (ii) Equity Interests of any NWO Subsidiary to the extent that such pledge requires the consent of any other holder of Equity Interests in such NWO Subsidiary and such consent has not been obtained) and, to the extent required by the Collateral Agreement, the Collateral Agent shall have received certificates or other instruments representing all such Equity Interests, together with undated stock powers or other instruments of transfer with respect thereto endorsed in blank; provided that, if any outstanding non-voting Equity Interests of a Foreign Subsidiary are, by their terms, able to be assigned or transferred (or required to be owned) only together with outstanding voting Equity Interests of such Foreign Subsidiary, then such non-voting Equity Interests shall be required to be pledged but only to the extent such voting Equity Interests are required to be pledged after taking into account clause (i) of this paragraph (b);

(c) all Indebtedness of the Parent and each Restricted Subsidiary that is owing to any Loan Party shall be evidenced by a promissory note and shall have been pledged pursuant to the Collateral Agreement and the Collateral Agent shall have received all such promissory notes (together with any promissory note evidencing Indebtedness of any other Person owing to a Loan Party in a principal amount exceeding $60,000,000), together with undated instruments of transfer with respect thereto endorsed in blank; provided that any such Indebtedness of a Foreign Subsidiary owing to a Loan Party shall not be required to be evidenced by a promissory note if, and for so long as, under the laws of the jurisdiction where such Foreign Subsidiary is organized, promissory notes are not recognized as an instrument for evidencing Indebtedness (it being understood that (i) any such Indebtedness shall, in any event, constitute Collateral and (ii) if any promissory note or other instrument is created to evidence such Indebtedness, it shall be delivered to the Collateral Agent);

(d) all documents and instruments, including Uniform Commercial Code financing statements, required by law or reasonably requested by the Collateral Agent to be filed, registered or recorded to create the Liens intended to be created by the Security Documents and perfect such Liens to the extent required by, and with the priority required by, the Loan Documents, shall have been filed, registered or recorded or delivered to the Collateral Agent for filing, registration or recording;

(e) the Collateral Agent shall have received, or shall have confirmation that the title company recording the mortgages has received, (i) counterparts of a Mortgage with respect to each Mortgaged Property duly executed and delivered by the record owner of such Mortgaged Property, (ii) with respect to each Material Property, a policy or policies of title insurance issued by a nationally recognized title insurance company, in an amount reasonably acceptable to the Collateral Agent, insuring the Lien of the Mortgage with respect to such Material Property as a valid and enforceable first Lien on such Mortgaged Property described therein, free of any other Liens except as expressly permitted by Section 6.02, together with such endorsements, coinsurance and reinsurance as the Collateral Agent or the Required Lenders may reasonably request, (iii) a completed standard “life of loan” flood hazard determination form with respect to each Mortgaged Property, (iv) if any Mortgaged Property is located in an area identified by the Federal Emergency Management Agency as a Special Flood Hazard Area with respect to which flood insurance has been made available under any of the Flood Insurance Laws to have special flood hazards, evidence of such flood insurance as may be required under applicable Flood Insurance Laws, or as otherwise reasonably required by the Collateral Agent and (v) with respect to each Material Property, such land surveys, legal opinions of local counsel in the jurisdiction where such Material Property is located and other documents as the Collateral Agent may reasonably request with respect to any such Mortgage or Material Property; and

(f) each Loan Party shall have obtained all consents and approvals required to be obtained by it in connection with the execution and delivery of all Security Documents to which it is a party, the performance of its obligations thereunder and the granting by it of the Liens thereunder, including those required by the Collateral Agreement.

The foregoing definition shall not require the creation or perfection of pledges of or security interests in, or the obtaining of title insurance, legal opinions or other deliverables with respect to, the following assets of the Loan Parties, collectively, the “Excluded Assets”: (i) assets if, and for so long as the Administrative Agent, in consultation with the Parent and the Borrower, determines that the cost of creating or perfecting such pledges or security interests in such assets, or obtaining such title insurance, legal opinions or other deliverables in respect of such assets, shall be excessive in view of the benefits to be obtained by the Secured Parties therefrom, (ii) with respect to real property, (x) all leasehold interests (including requirements to deliver landlord lien waivers, estoppels and collateral access letters), (y) all fee-owned real property located outside the United States and (z) with respect to all other fee-owned property, (A) to the extent owned as of the Effective Date, all such real property that is not specified on Schedule 3.12 and (B) to the extent acquired after the Effective Date, all such real property that does not constitute Material Property as of the date such real property was acquired, (iii) all motor vehicles and other assets subject to certificates of title, letter of credit rights having a fair market value of less than $40,000,000 (except to the extent a security interest therein can be perfected by filing a UCC financing statement) and any commercial tort claims involving a claim for less than $40,000,000, (iv) any asset to the extent a grant of a security interest therein is prohibited or restricted by applicable law or would require the consent of any Governmental Authority pursuant to applicable law or third party, unless such consent has been obtained, in each case, except to the extent such prohibition or restriction is rendered ineffective pursuant to the applicable UCC or any other applicable law (other than the proceeds thereof, with respect to which the collateral assignment in favor of the Secured Parties is expressly deemed effective under the applicable UCC notwithstanding such prohibition or restriction), (v) margin stock, (vi) all leases, contracts, agreements, licenses, franchises and permits to the extent the grant of a security interest therein shall constitute or result in (x) the unenforceability of any right of the relevant Subsidiary granting such security interest or (y) a breach or termination pursuant to the terms of, or a default under, any such lease, contract, agreement, license, franchise or permit, in each case, except to the extent such prohibition or restriction is rendered ineffective pursuant to the applicable UCC or any other applicable law or principles of equity (other than the proceeds thereof, with respect to which the collateral assignment in favor of the Secured Parties is expressly deemed effective under the applicable UCC notwithstanding such prohibition or restriction); provided, however, that such security interest shall attach immediately at such time as the condition causing such unenforceability or breach, termination or default, as the case may be, shall be remedied or otherwise cease to exist and, to the extent severable, shall attach immediately to any portion of such lease, contract, agreement, license or franchise that does not result in any of the consequences specified in clauses (x) or (y) including, without limitation, any proceeds of such lease, contract, agreement, license, franchise or permit, (vii) equipment and assets that are subject to a lien securing a purchase money obligation or Capital Lease Obligation permitted to be incurred under the Loan Documents, if the underlying contract or other agreement prohibits or restricts the creation of any other lien on such equipment (including any requirement to obtain the consent of a third party) or the granting of a lien on such assets would trigger the termination (or a right of termination) of any such purchase money or capital lease agreement pursuant to any “change of control” or similar provision or the ability for any third party to amend any rights, benefits and/or obligations of the Loan Parties in respect of those assets or which require any Loan Party or any subsidiary of any Loan Party to take any action materially adverse to the interests of that subsidiary or any Loan Party, in each case, except to the extent such prohibition or restriction is rendered ineffective pursuant to the applicable UCC or any other applicable law or principles of equity (other than the proceeds thereof, with respect to which the collateral assignment in favor of the Secured Parties is expressly deemed effective under the applicable UCC notwithstanding such prohibition); provided, however, that such security interest shall attach immediately at such time as such prohibition shall cease to exist and, to the extent possible, shall attach immediately to any portion of such equipment or assets that does not result in any of the consequences specified in this clause (vii) including, without limitation, any proceeds of such equipment or assets, (viii) assets to the extent a security interest in such assets would result in material adverse tax consequences (including as a result of the operation of Section 956 of the Code or any similar law or regulation in any applicable jurisdiction) and (ix) all foreign intellectual property and any “intent-to-use” trademark applications prior to the filing of a “Statement of Use” or “Amendment to Allege Use” with respect thereto, to the extent, if any, that, and solely during the period, if any, in which the grant of a security interest therein would impair the validity or enforceability of such intent-to-use trademark application under applicable United States federal law. The Administrative Agent may grant extensions of time for the creation and perfection of security interests in or the obtaining of title insurance, legal opinions or other deliverables with respect to particular assets (including extensions beyond the Closing Date, or in connection with assets acquired, or Restricted Subsidiaries formed or acquired, after the Closing Date) where it determines that such action cannot be accomplished without undue effort or expense by the time or times at which it would otherwise be required to be accomplished by this Agreement or the Security Documents. In addition, notwithstanding the foregoing, the Loan Parties shall not be required to enter into control agreements with respect to (x) any payroll, collections or zero balance accounts (ZBAs) or (y) any other account of a Loan Party that has a balance of less than $25,000,000; provided that the aggregate balance of all accounts excluded pursuant to this clause (y) shall not exceed $100,000,000.

It is understood that the requirements of this definition shall not be construed (a) to require any Restricted Subsidiary that is not a Loan Party (including any Foreign Subsidiary) to grant any Lien on or otherwise pledge its assets to secure any of the Secured Obligations and (b) without limiting any requirement under this Agreement with respect to the execution and delivery of any Security Document on or after the Effective Date, no Loan Party shall be required to grant any Lien or otherwise pledge its assets to secure the Secured Obligations prior to the Collateral Attachment Date.

“Commitment” means, with respect to each Lender, the commitment, if any, of such Lender to make Bridge Loans hereunder on the Closing Date, expressed as an amount representing the maximum principal amount of the Bridge Loans to be made by such Lender, as such commitment may be (i) reduced from time to time pursuant to Section 2.08 and (ii) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 9.04. The initial amount of each Lender’s Commitment is set forth on Schedule I or in the Assignment and Assumption pursuant to which such Lender shall have assumed its Commitment, as applicable. The initial aggregate amount of the Lenders’ Commitments on the Effective Date is $843,000,000.

“Communications” means, collectively, any notice, demand, communication, information, document or other material provided by or on behalf of any Loan Party pursuant to this Agreement or any other Loan Document or the transactions contemplated herein or therein that is distributed to the Administrative Agent or any Lender by means of electronic communications pursuant to Section 9.01, including through the Platform.

“Consolidated Cash Interest Expense” means, for any period, the excess of (a) the sum, without duplication, of (i) the interest expense of the Parent and its consolidated Restricted Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP, (ii) any interest or other financing costs becoming payable during such period in respect of Indebtedness of the Parent or its consolidated Restricted Subsidiaries to the extent such interest or other financing costs shall have been capitalized (excluding any make-whole premiums paid in connection with the early redemption of the Senior Notes, early redemption and extinguishment of debt in connection with the Existing Indebtedness Refinancing and Transaction Costs) rather than included in consolidated interest expense for such period in accordance with GAAP and (iii) any cash payments made during such period in respect of obligations referred to in clause (b)(ii) below that were amortized or accrued in a previous period, minus (b) the sum of (i) to the extent included in such consolidated interest expense for such period, non-cash amounts attributable to amortization or write-off of capitalized interest or other financing costs (including as a result of the effects of acquisition method accounting or pushdown accounting) paid in a previous period, (ii) to the extent included in such consolidated interest expense for such period, non-cash amounts attributable to amortization of debt discounts or accrued interest payable in kind for such period, (iii) to the extent included in such consolidated interest expense for such period, non-cash interest relating to the issuance of warrants or other equity-like instruments for such period, (iv) any payments with respect to make-whole premiums or other breakage costs of any Indebtedness, including any Indebtedness issued in connection with the Transactions, (v) accretion or accrual of discounted liabilities not constituting Indebtedness, (vi) any expense resulting from the discounting of Indebtedness in connection with the application of recapitalization or purchase accounting and (vii) any interest expense attributable to the exercise of appraisal rights and the settlement of any claims or actions (whether actual, contingent or potential), with respect thereto and with respect to the Transactions, any acquisition or investment permitted hereunder, all as calculated on a consolidated basis. Consolidated Cash Interest Expense for each of the first four four-fiscal quarter periods ending after the Closing Date shall be deemed to be Consolidated Cash Interest Expense for the period from the Closing Date to and including the last day of the applicable four-fiscal quarter period, multiplied by a fraction equal to (x) 365 divided by (y) the number of days actually elapsed from the Closing Date to the last day of such four-fiscal quarter period.

“Consolidated EBITDA” means, of any Person for any period, Consolidated Net Income of such Person for such period plus (a) without duplication and to the extent deducted in determining such Consolidated Net Income (except with respect to clause (vii) below), the sum of (i) provision for Taxes based on income, profits or capital (including pursuant to any tax sharing arrangements), including, without limitation, federal, state, local, provincial, foreign, excise, franchise, property and similar taxes, border taxes and foreign withholding taxes and foreign unreimbursed value added Taxes (including, in each case, penalties and interest related to such Taxes or arising from tax examinations) of such Person paid or accrued during such period, (ii) gross interest expense for such period (including interest-equivalent costs associated with any Permitted Receivables Financing, whether accounted for as interest expense or loss on the sale of Receivables, amortization of deferred financing fees and other original issue discount and banking fees, charges and commissions (e.g., letter of credit fees, commitment fees, underwriting fees, arrangement fees, fees or premiums or other amounts paid in connection with the issuance or repayment or termination of Indebtedness)), (iii) (A) all depreciation and amortization expense (including amortization of goodwill, software and other intangible assets) and (B) all asset write-offs and/or write-downs (other than write-offs or write-downs in respect of inventory and receivables), in each case for such period, (iv) any special charges and any extraordinary or nonrecurring losses for such period, (v) other non-cash items reducing such Consolidated Net Income for such period, (vi) the aggregate of any costs and expenses (including fees) paid in connection with the Transactions or in connection with any amendment or other modification to this Agreement, any other Loan Document or any other Indebtedness, in each case, whether or not successful, (vii) pro forma “run rate” cost savings, operating expense reductions and other synergies related to any asset sale, merger or other business combination, acquisition, investment, disposition or divestiture, operating improvement and expense reductions, restructurings, synergy or cost saving initiative, any similar initiative and/or specified transaction taken or to be taken by the Parent or any of the Restricted Subsidiaries (any such action, a “Synergy or Cost Saving Initiative”), in each case that are reasonably identifiable and factually supportable and have been realized or are reasonably anticipated by the Parent in good faith to be realized within 24 months following the date of the change, acquisition or disposition that is expected to result in such cost savings, expense reductions, operating improvements or other synergies (without duplication of any actual benefits realized prior to or during the applicable period from such Synergy or Cost Savings Initiatives); provided that for any period of four consecutive fiscal quarters of the Parent, the aggregate amount added back to Consolidated EBITDA pursuant to this clause (vii) shall not exceed 25% of Consolidated EBITDA for such period (determined prior to giving effect to such addbacks), (viii) to the extent not already included in Consolidated Net Income of such Person, any charge or deduction for such period that is associated with any Restricted Subsidiary and attributable to any non-controlling interest and/or minority interest of any third party, (ix) any earn-out and contingent consideration obligations (including to the extent accounted for as bonuses, compensation or otherwise) incurred in connection with any acquisition and/or other investment which is paid or accrued during such period and in connection with any similar acquisition or other investment completed and, in each case, adjustments thereof, (x) restructuring, integration and business optimization costs and expenses incurred during such period, including any severance costs, costs associated with office or plant openings or closings and consolidation, systems integration and optimization, relocation or integration costs, fees of restructuring or business optimization consultants and other business optimization or restructuring charges and expenses, (xi) proceeds of business interruption insurance for such period, (xii) costs, charges, accruals, reserves or expenses attributable to the undertaking or implementation and opening, pre-opening, closure, relocation and or consolidation of facilities and plants, unused warehouse space costs and costs related to entry into new markets, (xiii) any net loss from disposed or discontinued operations during such period (excluding held for sale discontinued operations until actually disposed of), (xiv) any losses attributable to the early extinguishment or conversion of Indebtedness or Swap Agreements during such period and (xv) at the option of the Parent, (A) the excess of GAAP rent expense over actual cash rent paid, including the benefit of lease incentives (in the case of a charge) during such period due to the use of straight line rent or the application of fair value adjustments made as a result of recapitalization or purchase accounting, in each case for GAAP purposes and (B) to the extent not already included in Consolidated Net Income of such person, the cash portion of sublease rentals received by such Person; provided that, in each case, if any such non-cash charge represents an accrual or reserve for potential cash items in any future period, such Person may determine not to add back such non-cash charge in the current period, and minus (b) without duplication and to the extent included in determining such Consolidated Net Income, (i) interest income for such period, (ii) extraordinary or nonrecurring gains for such period, (iii) other non-cash items increasing such Consolidated Net Income for such period, (iv) any net gain from disposed or discontinued operations during such period (excluding held for sale discontinued operations until actually disposed of) and (v) any gains attributable to the early extinguishment or conversion of Indebtedness or Swap Agreements during such period, all determined on a consolidated basis in accordance with GAAP. Unless the context otherwise requires, references to Consolidated EBITDA shall be construed to mean Consolidated EBITDA of the Parent.

“Consolidated Net Income” means, of any Person for any period, the net income or loss of such Person for such period determined on a consolidated basis in accordance with GAAP. Unless the context otherwise requires, references to Consolidated Net Income shall be construed to mean Consolidated Net Income of the Parent and the Restricted Subsidiaries. For the avoidance of doubt, the net income or loss attributable to any Unrestricted Subsidiary shall be excluded from Consolidated Net Income; provided that the net income of any Unrestricted Subsidiary shall be included, without duplication, in the calculation of Consolidated Net Income for such period in an amount equal to amount of any cash dividends or distributions paid by any Unrestricted Subsidiary to the Parent or a Restricted Subsidiary during such period.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Cooperation Agreement” means that certain Co-operation Agreement dated on or about the Effective Date between the Parent and the Target.

“Copyright” has the meaning specified in the Collateral Agreement.

“Corporate Rating” means (a) in the case of Moody’s, the “Corporate Family Rating” for the Parent or (b) in the case of S&P, a “Long-term Issuer” rating assigned under the “Corporate Credit Rating Service” for the Parent.

“Corresponding Tenor” with respect to any Available Tenor means, as applicable, either a tenor (including overnight) or an interest payment period having approximately the same length (disregarding business day adjustment) as such Available Tenor.

“Court” means the High Court of Justice of England and Wales.

“Court Meeting” means the meeting or meetings of Target Shareholders (including any adjournment thereof) convened or to be convened at the direction of the Court for the purposes of considering and, if thought fit, approving the Scheme.

“Covered Entity” means any of the following:

(a) a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b);

(b) a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or

(c) a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).

“Covered Party” has the meaning assigned to it in Section 9.20.

“Credit Agreement Refinancing Indebtedness” means (a) Permitted Pari Passu Refinancing Debt, (b) Permitted Junior Lien Refinancing Debt, or (c) Permitted Unsecured Refinancing Debt, in each case, issued, incurred or otherwise obtained (including by means of the extension or renewal of existing Indebtedness) in exchange for, or to extend, renew, replace, repurchase, retire or refinance, in whole or part, existing Loans, or any existing Credit Agreement Refinancing Indebtedness (such Loans or Credit Agreement Refinancing Indebtedness, as applicable, the “Refinanced Debt”); provided that (i) such Indebtedness has a maturity no earlier, and a weighted average life to maturity equal to or greater, than the maturity date or the remaining weighted average life to maturity, as applicable, of the Refinanced Debt, (ii) such Indebtedness shall not have a greater principal amount than the principal amount of the applicable Refinanced Debt plus accrued interest, fees, premiums (if any) and penalties thereon and reasonable fees and out-of-pocket expenses associated with the refinancing, (iii) such Indebtedness shall not be required to be repaid, prepaid, redeemed, repurchased or defeased, whether on one or more fixed dates, upon the occurrence of one or more events or at the option of any holder thereof (except, in each case, upon the occurrence of an event of default, asset sale, event of loss, or a change in control), (iv) the terms and conditions of such Indebtedness (except as otherwise provided in clause (ii) above and with respect to pricing, premiums, fees, discounts, rate floors and optional prepayment or redemption terms) are substantially similar to, or (taken as a whole) are no more favorable (as reasonably determined by the Borrower) to the lenders or holders providing such Indebtedness than, those applicable to the Refinanced Debt being refinanced (except for such more favorable covenants or other provisions that are (A) applicable only to periods after the Extended Term Loan Maturity Date at the time of incurrence of such Indebtedness or (B) added for the benefit of any existing Loans and Commitments at the time of such refinancing) (provided that a certificate of a Financial Officer delivered to the Administrative Agent at least five Business Days prior to the incurrence of such Indebtedness, together with a reasonably detailed description of the material terms and conditions of such Indebtedness or drafts of the documentation relating thereto, stating that the Borrower has determined in good faith that such terms and conditions satisfy the requirement of this clause (iv) shall be conclusive evidence that such terms and conditions satisfy such requirement unless the Administrative Agent notifies the Borrower within such five Business Day period that it disagrees with such determination (including a description of the basis upon which it disagrees)), and (v) such Refinanced Debt shall be repaid, repurchased, retired, defeased or satisfied and discharged, all accrued interest, fees, premiums (if any) and penalties in connection therewith shall be paid, and all commitments thereunder shall be terminated, on the date such Credit Agreement Refinancing Indebtedness is issued, incurred or obtained.

“Credit Party” means the Administrative Agent and each other Lender.

“Daily Simple RFR” means, for any day, an interest rate per annum equal to Daily Simple SOFR for such day.

“Daily Simple SOFR” means, for any day (a “SOFR Rate Day”), a rate per annum equal to SOFR for the day that is five RFR Business Days prior to (i) if such SOFR Rate Day is an RFR Business Day, such SOFR Rate Day or (ii) if such SOFR Rate Day is not an RFR Business Day, the RFR Business Day immediately preceding such SOFR Rate Day, in each case, as such SOFR is published by the SOFR Administrator on the SOFR Administrator’s Website. Any change in Daily Simple SOFR due to a change in SOFR shall be effective from and including the effective date of such change in SOFR without notice to the Borrower.

“Debt Incurrence Prepayment Event” means the incurrence by the Parent or any Restricted Subsidiary of any Indebtedness (including any Demand Notes or Permanent Acquisition Financing Indebtedness), but excluding (a) (i) borrowings under the revolving credit facility under the Backstop Credit Agreement or the Existing Credit Agreement, as the case may be, and (ii) other borrowings under the Backstop Credit Agreement, the Existing Credit Agreement or the Second Lien Bridge Credit Agreement, as the case may be, to fund the consummation of the Transactions, (b) intercompany indebtedness among the Parent and any Restricted Subsidiary or among Restricted Subsidiaries, (c) Indebtedness in respect of letter of credit facilities, local working capital facilities, purchase money indebtedness and equipment financings, in each case, incurred in the ordinary course of business, (d) Capital Lease Obligations incurred in the ordinary course of business, (e) unsecured Indebtedness incurred to refinance the Senior Notes of the Borrower due 2027 or the Senior Notes of the Borrower due 2028, (f) solely to the extent that the Net Cash Proceeds thereof are applied to prepay Second Lien Bridge Loans, Junior Lien Acquisition Indebtedness and Unsecured Acquisition Indebtedness (it being understood that any such Indebtedness incurred following the repayment in full of the Second Lien Bridge Loans shall not be excluded pursuant to this clause (f)), (g) Indebtedness described in clause (c) of the definition of Prepayment Event (which shall be subject to Section 2.11(d)), and (h) other Indebtedness of the Parent and the Restricted Subsidiaries in an aggregate principal amount not to exceed $50,000,000.

“Debtor Relief Laws” means, collectively, the Bankruptcy Code and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization or similar debtor relief laws in the United States or in any other applicable jurisdiction from time to time in effect.

“Default” means any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.

“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.

“Defaulting Lender” means any Lender that (a) has failed, within two Business Days of the date required to be funded or paid, (i) to fund any portion of its Loans, or (ii) to pay to any Credit Party any other amount required to be paid by it hereunder, unless, in the case of clause (i) above, such Lender notifies the Administrative Agent and the Borrower in writing that such failure is the result of such Lender’s good faith determination that a condition precedent to funding (specifically identified in such writing, including, if applicable, by reference to a specific Default) has not been satisfied, (b) has notified the Parent, the Borrower or any Credit Party in writing, or has made a public statement to the effect, that it does not intend or expect to comply with any of its funding obligations under this Agreement (unless such writing or public statement indicates that such position is based on such Lender’s good-faith determination that a condition precedent (specifically identified in such writing, including, if applicable, by reference to a specific Default) to funding a Loan cannot be satisfied) or generally under other agreements in which it commits to extend credit, (c) has failed, within three Business Days after request by a Credit Party or the Borrower made in good faith to provide a certification in writing from an authorized officer of such Lender that it will comply with its obligations (and is financially able to meet such obligations) to fund prospective Loans, provided that, in this clause (c), such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon such Credit Party’s or the Borrower’s receipt of such certification in form and substance satisfactory to it and the Administrative Agent, (d) has become the subject of (i) a Bankruptcy Event or (ii) a Bail-In Action or (e) has a Lender Parent that has become the subject of (i) a Bankruptcy Event or (ii) a Bail-In Action. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under any of the foregoing clauses shall be conclusive and binding absent manifest error.

“Demand Failure Event” has the meaning assigned to such term in the Arranger Fee Letter.

“Demand Notes” means any debt securities of the Borrower issued pursuant to a Securities Demand under (and as defined in) the Arranger Fee Letter in respect of the Commitments or Loans hereunder.

“Designated Indebtedness” means Indebtedness (other than the Loans) of any one or more of the Parent and its Restricted Subsidiaries in an aggregate principal amount exceeding $200,000,000.

“Designated Non-Cash Consideration” means the fair market value (as determined by the Borrower in good faith) of non-cash consideration received by the Parent or a Restricted Subsidiary in connection with a disposition pursuant to Section 6.09 that is designated as Designated Non-Cash Consideration pursuant to a certificate of a Responsible Officer, setting forth the basis of such valuation (which amount will be reduced by the amount of cash or Permitted Investments received by the Parent or a Restricted Subsidiary in connection with a subsequent sale or conversion of such Designated Non-Cash Consideration to cash or Permitted Investments).

“Direct Foreign Subsidiary” means any Foreign Subsidiary the Equity Interests in which are owned directly by a Loan Party.

“Disclosed Matters” means the actions, suits and proceedings and the environmental matters disclosed in Schedule 3.05.

“Disqualified Equity Interest” means, with respect to any Person, any Equity Interest in such Person that by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable, either mandatorily or at the option of the holder thereof), or upon the happening of any event or condition:

(a) matures or is mandatorily redeemable (other than solely for Equity Interests in such Person that do not constitute Disqualified Equity Interests and cash in lieu of fractional shares of such Equity Interests), whether pursuant to a sinking fund obligation or otherwise;

(b) is convertible or exchangeable at the option of the holder thereof for Indebtedness or Equity Interests (other than solely for Equity Interests in such Person that do not constitute Disqualified Equity Interests and cash in lieu of fractional shares of such Equity Interests); or

(c) is redeemable (other than solely for Equity Interests in such Person that do not constitute Disqualified Equity Interests and cash in lieu of fractional shares of such Equity Interests) or is required to be repurchased by such Person or any of its Affiliates, in whole or in part, at the option of the holder thereof;

in each case, on or prior to the Extended Term Loan Maturity Date (determined as of the date of issuance thereof or, in the case of any such Equity Interests outstanding on the Effective Date, the Effective Date); provided, however, that an Equity Interest in any Person that would not constitute a Disqualified Equity Interest but for terms thereof giving holders thereof the right to require such Person to redeem or purchase or otherwise retire such Equity Interest upon the occurrence of an “asset sale” or a “change of control” shall not constitute a Disqualified Equity Interest.

“Disqualified Institution” means, on any date, (a) any Person designated by the Borrower as a “Disqualified Institution” by written notice delivered to the Administrative Agent on or prior to the date hereof, (b) any other Person that is a competitor of the Parent or any Restricted Subsidiary, which Person has been designated by the Borrower as a “Disqualified Institution” by written notice to the Administrative Agent and the Lenders (including by posting such notice to the Platform) not less than three Business Days prior to such date and (c) those Persons that are clearly identifiable as an Affiliate of any Person described in clause (a) or (b) above on the basis of such Affiliate’s name (in the case of clause (b), other than any bona fide debt fund affiliate); provided that “Disqualified Institutions” shall exclude any Person that the Borrower has designated as no longer being a “Disqualified Institution” by written notice delivered to the Administrative Agent from time to time.

“Dollars” or “$” refers to lawful money of the United States of America.

“DQ List” has the meaning assigned to such term in Section 9.04(g)(iv).

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clause (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means (a) any of the member states of the European Union, (b) Iceland, (c) Liechtenstein and (d) Norway.

“EEA Resolution Authority” means any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Effective Date” means the date on which the conditions precedent specified in Section 4.01 are satisfied (or waived in accordance with Section 9.02).

“Election” means an election by the Parent to acquire the Target by way of an Offer or a Scheme, as applicable.

“Election Announcement” means an announcement issued by the Parent pursuant to Rule 2.7 of the Takeover Code announcing the terms of the Acquisition following an Election.

“Electronic Signature” means an electronic sound, symbol or process attached to, or associated with, a contract or other record and adopted by a Person with the intent to sign, authenticate or accept such contract or record.

“Eligible Assignee” means (a) a Lender, (b) an Affiliate of a Lender, (c) an Approved Fund and (d) any other Person, other than, in each case, a natural person (and any holding company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural person), a Defaulting Lender or, except as set forth in Section 9.04(f), the Parent, the Borrower, any Subsidiary or any other Affiliate of the Parent.

“Environmental Laws” means all laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions or binding agreements issued, promulgated or entered into by any Governmental Authority, relating in any way to the protection of the environment, preservation or reclamation of natural resources or the management, release or threatened release of any Hazardous Material.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement, order (including consent order), decree or judgment pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any such equity interest.

“Equity Issuance” means any issuance by the Parent of any Equity Interests in the Parent, other than (a) any issuance pursuant to employee stock plans or other benefit or employee incentive arrangements, (b) any issuance pursuant to the exercise of outstanding options or warrants and (c) Equity Interests issued or transferred directly (and not constituting cash proceeds of any issuance of such Equity Interests) as consideration in connection with any acquisition by the Parent or its Restricted Subsidiaries, including the Acquisition.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the rules and regulations promulgated thereunder.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with the Parent, is treated as a single employer under Section 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

“ERISA Event” means (a) any “reportable event”, as defined in Section 4043 of ERISA, with respect to a Plan (other than an event for which the 30-day notice period is waived), (b) any failure by any Plan to satisfy the minimum funding standard (within the meaning of Section 412 of the Code or Section 302 of ERISA), applicable to such Plan, whether or not waived, (c) the filing pursuant to Section 412(c) of the Code or Section 302(c) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan, (d) a determination that any Plan is, or is expected to be, in “at-risk” status (as defined in Section 303(i)(4) of ERISA or Section 430(i)(4) of the Code) and the Parent or ERISA Affiliate, as applicable, fails to make required contributions for a plan year with respect to such Plan by the annual due date for such contribution as determined under Section 303(j) of ERISA, (e) the incurrence by the Parent or any ERISA Affiliate of any liability under Title IV of ERISA with respect to the termination of any Plan, (f) the receipt by the Parent or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to the intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan, (g) the incurrence by the Parent or any ERISA Affiliate of any liability under Title IV of ERISA with respect to the withdrawal or partial withdrawal of the Parent or any ERISA Affiliate from any Plan or Multiemployer Plan, (h) the receipt by the Parent or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from the Parent or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent, within the meaning of Title IV of ERISA or in endangered or critical status, within the meaning of Section 305 of ERISA or Section 432 of the Code, (i) the occurrence of a “prohibited transaction” with respect to which the Parent or any of the Subsidiaries is a “disqualified person” (within the meaning of Section 4975 of the Code or Section 406 of ERISA) or with respect to which the Parent or any such Subsidiary could otherwise be liable or (j) any Foreign Benefit Event.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor Person), as in effect from time to time.

“Event of Default” has the meaning assigned to such term in Article VII.

“Exchange” has the meaning assigned to such term in Section 2.05(a)(i).

“Exchange Notes” means the Exchange Notes to be issued under the Exchange Notes Indenture in accordance with the provisions of this Agreement and the Exchange Notes Indenture.

“Exchange Notes Documents” means the Exchange Notes, the Exchange Notes Indenture and any documents, supplements, instruments and agreements delivered in connection therewith.

“Exchange Notes Indenture” means an indenture reflecting terms consistent with the terms set forth in Exhibit H (as may be modified in accordance with the Securities Flex Provision (as defined in the Arranger Fee Letter) relating to the Exchange Notes contained in the Fee Letter), and otherwise substantially similar to the Precedent (with such modifications as are necessary or appropriate to reflect the terms described in Section 2.05), as such indenture may be amended and supplemented from time to time in accordance with the terms hereof and thereof.

“Excluded Amounts” has the meaning assigned to such term in Section 2.11.

“Excluded Assets” has the meaning assigned to such term in the definition of Collateral Requirement.

“Excluded Guarantee” means any Guarantee by any Loan Party of (a) any Indebtedness of a Foreign Subsidiary, to the extent such Guarantee relates to (i) Indebtedness that was outstanding on the Effective Date, or was incurred under (and within the limits of the amount of) a line of credit in a specified amount that was in effect on the Effective Date, (ii) any renewal or replacement after the Effective Date of Indebtedness that, as of the Effective Date, is permitted by clause (i) above (without increasing the amount permitted) or (iii) Indebtedness incurred pursuant to Section 6.01(a)(vii) at the time such Foreign Subsidiary incurs such Indebtedness, such Guarantee could have been incurred by such Loan Party under Section 6.01(a)(xv) and such Loan Party does not provide any Lien in support of such Guarantee, and (b) obligations under leases and similar obligations incurred in the ordinary course of business that do not constitute Indebtedness.

“Excluded Sources” means (a) proceeds of any incurrence or issuance of Long-Term Indebtedness (other than working capital facilities) or Capital Lease Obligations and (b) proceeds of any issuance or sale of Equity Interests in the Parent or any Restricted Subsidiary (other than issuances or sales of Equity Interests to the Parent, the Borrower or any Restricted Subsidiary).

“Excluded Subsidiary” means, at any time, (a) any Restricted Subsidiary that is an NWO Subsidiary (for so long as such Restricted Subsidiary is an NWO Subsidiary), (b) any Immaterial Subsidiary, (c) any Restricted Subsidiary that (i) is prohibited by (A) any law or (B) any contractual obligation from providing a Guarantee (provided that in the case of the foregoing clause (B), such contractual obligation exists on the Effective Date or at the time such Restricted Subsidiary becomes a Subsidiary, shall not have been entered into in contemplation of such Restricted Subsidiary becoming a Subsidiary and a Guarantee is provided promptly after the prohibition in such contractual obligation ceases to exist), except to the extent such prohibition is rendered ineffective pursuant to applicable law or (ii) would require a consent, approval, license or authorization (including any regulatory consent, approval, license or authorization) from a Governmental Authority to provide a Guarantee, unless such consent, approval, license or authorization has been obtained, (d) any not-for-profit subsidiary, (e) captive insurance subsidiaries, (f) any special purpose entity used for any permitted securitization or receivables facility or financing, (g) any Foreign Subsidiary and (h) any Unrestricted Subsidiary and any other Restricted Subsidiary with respect to which, in the reasonable judgment of the Administrative Agent and the Borrower, the burden or cost of providing a Guarantee (including any materially adverse tax consequences) outweighs the benefits afforded thereby.

“Excluded Taxes” means, with respect to the Administrative Agent, any Lender, or any other recipient of any payment to be made by or on account of any obligation of any Loan Party hereunder, (a) income, franchise or similar Taxes imposed on (or measured by) its net income or, in the case of franchise or similar Taxes, gross receipts, by the United States of America, or by the jurisdiction under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable lending office is located or in which such Lender is otherwise doing business, (b) any branch profits Taxes imposed by the United States of America or any similar Tax imposed by any other jurisdiction in which the Borrower is located, (c) in the case of a Foreign Lender (other than an assignee pursuant to a request by the Borrower under Section 2.20(b)), any withholding Tax that is imposed on amounts payable to such Foreign Lender pursuant to a law in effect on the date on which such Foreign Lender becomes a party to this Agreement (or designates a new lending office), except to the extent that such Foreign Lender (or its assignor, if any) was entitled, immediately before the time of designation of a new lending office (or assignment), to receive additional amounts from the Borrower with respect to such withholding Tax pursuant to Section 2.17(a), (d) any U.S. Federal withholding Taxes imposed or withheld under FATCA, (e) any Taxes attributable to a failure by a Lender or the Administrative Agent to comply with Section 2.17(e) and (f) any withholding Taxes imposed as a result of a change in the circumstances of such Lender after becoming a Lender hereunder, other than a Change in Law.

“Existing Credit Agreement” means the Amended and Restated Credit Agreement dated as of March 11, 2022, as amended, among the Borrower, the Parent, the lenders from time to time party thereto, and JPMorgan Chase Bank, N.A., as administrative agent. For the avoidance of doubt, from and after the Existing Credit Agreement Amendment Effective Date, references to the Existing Credit Agreement shall mean the Existing Credit Agreement as amended by the Existing Credit Agreement Amendment.

“Existing Credit Agreement Amendment” means an amendment to the Existing Credit Agreement that (i) permits the consummation of the Acquisition and the incurrence of the Bridge Loans, the Second Lien Bridge Loans and Permanent Acquisition Financing Indebtedness and (ii) establishes incremental term loan commitments in an aggregate amount of at least $843,000,000 and incremental revolving commitments in an aggregate amount of at least $425,000,000.

“Existing Credit Agreement Amendment Effective Date” means the date of effectiveness of the Existing Credit Agreement Amendment.

“Existing Credit Agreement Incremental Amount” means an amount equal to the aggregate principal amount of Indebtedness permitted to be incurred pursuant to Section 2.23 of the Existing Credit Agreement (as such provision is in effect on the Existing Credit Agreement Amendment Effective Date); provided that such amount shall in any event not exceed the Backstop Credit Agreement Incremental Amount.

“Existing Indebtedness Refinancing” means (a) if the Existing Credit Agreement Amendment is not obtained, the repayment in full of all Indebtedness outstanding under the Existing Credit Agreement and the termination of all commitments, guarantees and security interests thereunder and in respect thereof, (b) the repayment in full of all Indebtedness outstanding under the Target Credit Agreement and the termination of all commitments, guarantees and security interests thereunder and in respect thereof and (c) the repurchase or redemption in full of the Target Notes and the termination of all guarantees and security interests in respect thereof.

“Extended Term Loan Maturity Date” means the seventh anniversary of the Closing Date.

“Extended Term Loans” means the term loans having the terms and conditions set forth herein to which the Bridge Loans shall have been converted pursuant to Section 2.04.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantially comparable and not materially more onerous to comply with), and any current or future regulations or official interpretations thereof.

“FCA” has the meaning assigned to such term in Section 1.05.

“Federal Funds Effective Rate” means, for any day, the rate calculated by the NYFRB based on such day’s federal funds transactions by depositary institutions, as determined in such manner the NYFRB shall set forth on the NYFRB’s Website from time to time, and published on the next succeeding Business Day by the NYFRB as the federal funds effective rate; provided, however, that if such rate shall be less than zero, then such rate shall be deemed to be zero for all purposes of this Agreement.

“Fee Letters” means the Arranger Fee Letter and the Administrative Agent Fee Letter.

“Financial Officer” means, with respect to the Parent or the Borrower, the chief financial officer, principal accounting officer, treasurer or controller thereof, as applicable.

“First Lien Acquisition Indebtedness” has the meaning assigned to such term in the definition of Permanent Acquisition Financing Indebtedness.

“First Lien Net Leverage Ratio” means, on any date, the ratio of (a) an amount equal to (i) the Total First Lien Indebtedness as of such date, minus the (ii) lesser as of such date of (A) $1,000,000,000 and (B) the aggregate amount of Unrestricted Cash to (b) Consolidated EBITDA of the Parent for the period of four consecutive fiscal quarters of the Parent ended on such date (or, if such date is not the last day of a fiscal quarter, ended on the last day of the fiscal quarter of the Parent most recently ended prior to such date).

“Fixed Amounts” has the meaning assigned to such term in Section 1.03(g).

“Flood Insurance Laws” means, collectively, (a) the National Flood Insurance Act of 1968 as now or hereafter in effect or any successor statute thereto, (b) the Flood Disaster Protection Act of 1973 as now or hereafter in effect or any successor statue thereto, (c) the National Flood Insurance Reform Act of 1994 as now or hereafter in effect or any successor statute thereto, (d) the Flood Insurance Reform Act of 2004 as now or hereafter in effect or any successor statute thereto and (e) the Biggert-Waters Flood Insurance Reform Act of 2012 as now or hereinafter in effect or any successor statute and, in each case, any and all regulations or official rulings of interpretations thereof or thereunder or related thereto.

“Floor” means the benchmark rate floor, if any, provided in this Agreement initially (as of the execution of this Agreement, the modification, amendment or renewal of this Agreement or otherwise) with respect to the Adjusted Term SOFR Rate or the Adjusted Daily Simple RFR, as applicable. For the avoidance of doubt, the initial Floor for each of Adjusted Term SOFR Rate and the Adjusted Daily Simple RFR shall be zero.

“Foreign Benefit Event” means, with respect to any Foreign Pension Plan, (a) the existence of unfunded liabilities in excess of the amount permitted under any applicable law, or in excess of the amount that would be permitted absent a waiver from a Governmental Authority, (b) the failure to make the required contributions or payments, under any applicable law, on or before the due date for such contributions or payments, (c) the receipt of a notice by a Governmental Authority relating to the intention to terminate any such Foreign Pension Plan or to appoint a trustee or similar official to administer any such Foreign Pension Plan, or alleging the insolvency of any such Foreign Pension Plan, (d) the incurrence of any liability by the Parent or any Subsidiary under applicable law on account of the complete or partial termination of such Foreign Pension Plan or the complete or partial withdrawal of any participating employer therein, in each case except as would not reasonably be expected to result in a Material Adverse Effect or (e) the occurrence of any transaction that is prohibited under any applicable law and that would reasonably be expected to result in the incurrence of any liability by the Parent or any Subsidiary, or the imposition on the Parent or any Subsidiary of any fine, excise tax or penalty resulting from any noncompliance with any applicable law, in each case except as would not reasonably be expected to result in a Material Adverse Effect.

“Foreign Lender” means a Lender that is not a U.S. Person.

“Foreign Pension Plan” means any benefit plan that under applicable law of any jurisdiction other than the United States is required to be funded through a trust or other funding vehicle other than a trust or funding vehicle maintained exclusively by a Governmental Authority and that would constitute a defined benefit pension plan under U.S. law.

“Foreign Subsidiary” means (a) any Restricted Subsidiary that is organized under the laws of a jurisdiction other than the United States of America or any State thereof or the District of Columbia and (b) any Restricted Subsidiary, organized under the laws of any jurisdiction, of a Restricted Subsidiary described in clause (a) above; provided that any Subsidiary of the Target organized in the United States of America or any State thereof or the District of Columbia shall not constitute a Foreign Subsidiary (including, for the avoidance of doubt, if such Subsidiary ceases to be a direct or indirect Subsidiary of the Target).

“GAAP” means generally accepted accounting principles in the United States of America.

“GM” means General Motors Company.

“Governmental Authority” means the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Granting Lender” has the meaning assigned to such term in Section 9.04(e).

“Guarantee” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or obligation; provided that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business or customary and reasonable indemnity obligations entered into in connection with any acquisition or disposition of assets permitted under this Agreement.

“Guarantee Agreement” means the Guarantee Agreement dated as of the Effective Date, among the Parent, the Borrower, the other Guarantors and the Administrative Agent, substantially in the form of Exhibit A.

“Guarantors” means, as of any date, the Parent, the Borrower (except with respect to Loan Document Obligations) and each Subsidiary Loan Party that is a party to the Guarantee Agreement as a guarantor thereunder as of such date.

“Hazardous Materials” means all explosive or radioactive substances or wastes, all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

“Hedging Agreement” means any interest rate protection agreement, foreign currency exchange agreement, commodity price protection agreement or other interest or currency exchange rate or commodity price hedging arrangement.

“Immaterial Subsidiary” means, as of any date after the Effective Date, any Restricted Subsidiary (other than the Borrower, a Foreign Subsidiary, a NWO Subsidiary or a Receivables Subsidiary) that (a) accounts (together with its subsidiaries on a consolidated basis) for less than 5% of Total Assets of the Parent and (b) accounts (together with its subsidiaries on a consolidated basis) for less than 5% of the consolidated revenues of the Parent and the Restricted Subsidiaries for the most recently ended period of four consecutive fiscal quarters for which financial statements are available, in each case, determined in accordance with GAAP; provided that all such Restricted Subsidiaries, taken together, shall not account for greater than 7.5% of Total Assets of the Parent or greater than 7.5% of the consolidated revenues of the Parent and the Restricted Subsidiaries for the most recently ended period of four consecutive fiscal quarters for which financial statements are available; provided further that to the extent the limitation set forth in the foregoing proviso would be exceeded, the Borrower shall designate in writing to the Administrative Agent one or more Restricted Subsidiaries, which Restricted Subsidiaries shall be deemed to no longer be Immaterial Subsidiaries, such that the foregoing limitation is not exceeded.

“Incurrence Based Amounts” has the meaning assigned to such term in Section 1.03(g).

“Indebtedness” of any Person means, without duplication, (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person upon which interest charges are customarily paid (excluding current accounts payable incurred in the ordinary course of business), (d) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person, (e) all obligations of such Person in respect of the deferred purchase price of property or services (excluding current accounts payable incurred in the ordinary course of business) and, in the case of any earn-out or similar contingent obligation, solely to the extent due and payable (and unpaid) as of any applicable date of determination, (f) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed, (g) all Guarantees by such Person of Indebtedness of others, (h) all Capital Lease Obligations of such Person, (i) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and letters of guaranty, (j) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances, (k) Receivables Financing Debt and (l) all Disqualified Equity Interests in such Person, valued, as of the date of determination, at the greater of (i) the maximum aggregate amount that would be payable upon maturity, redemption, repayment or repurchase thereof (or of Disqualified Equity Interests or Indebtedness into which such Disqualified Equity Interests are convertible or exchangeable) and (ii) the maximum liquidation preference of such Disqualified Equity Interests. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor; provided that, if the sole asset of such Person is its ownership interest in such other entity, the amount of such Indebtedness shall be deemed equal to the value of such ownership interest. For the avoidance of doubt, the Indebtedness of the Borrower or any other Restricted Subsidiary shall not include any obligations of the Borrower or such other Restricted Subsidiary arising in the ordinary course of business from the establishment, offering and maintenance by the Borrower or such other Restricted Subsidiary, as the case may be, of trade payables financing programs under which suppliers to the Borrower or such other Restricted Subsidiary, as the case may be, can request accelerated payment from one or more designated financial institutions; provided that (i) the Borrower or such other Restricted Subsidiary, as the case may be, reimburses the designated financial institution or institutions for such accelerated payment on the date specified in the purchase terms and conditions previously agreed upon by the applicable supplier and the Borrower or such other Restricted Subsidiary, as the case may be and (ii) had such financial institution or institutions not paid such obligations to the applicable supplier, such obligations would have been required to be classified as a trade payable in the consolidated financial statements of the Borrower or such other Restricted Subsidiary, as the case may be, prepared in accordance with GAAP. The amount of Indebtedness of any Person for purposes of clause (f) shall be deemed to be equal to the lesser of (A) the aggregate unpaid principal amount of such Indebtedness and (B) the fair market value of the property encumbered thereby as determined by such Person in good faith.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under this Agreement or any other Loan Document and (b) to the extent not otherwise described in (a), Other Taxes.

“Initial Obligor” means each of the Parent and the Borrower.

“Intellectual Property” has the meaning specified in the Collateral Agreement.

“Intercreditor Agreement” means each of the Pari Passu Intercreditor Agreement and the Junior Lien Intercreditor Agreement.

“Interest Election Request” means a request by the Borrower to convert or continue a Borrowing in accordance with Section 2.07.

“Interest Payment Date” means (a) with respect to any ABR Loan, the last day of each March, June, September and December, (b) with respect to any RFR Loan, each date that is on the numerically corresponding day in each calendar month after the Borrowing of such Loan (or, if there is no such numerically corresponding day in such month, then the last day of such month), (c) with respect to any Term Benchmark Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Term Benchmark Loan with an Interest Period of more than three months’ duration, each day prior to the last day of such Interest Period that occurs at intervals of three months’ duration after the first day of such Interest Period and (d) with respect to any Extended Term Loan, the last Business Day of each March, June, September and December.

“Interest Period” means, with respect to any Term Benchmark Borrowing, the period commencing on the date of such Borrowing and ending on the date that is the numerically corresponding day in the calendar month that is one, three or six months thereafter (in each case, subject to the availability for the Benchmark applicable to the relevant Loan); provided that (i) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day, (ii) any Interest Period that is measured in months and that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period, (iii) no tenor that has been removed from this definition pursuant to Section 2.14(e) shall be available for specification in such Borrowing Request or Interest Election Request unless (and only during such time as) such tenor is subsequently made available after the date of such removal. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.

“Investment” has the meaning set forth in Section 6.04.

“IRS” means the United States Internal Revenue Service.

“Junior Lien Acquisition Indebtedness” has the meaning assigned to such term in the definition of Permanent Acquisition Financing Indebtedness.

“Junior Lien Intercreditor Agreement” means the Junior Lien Intercreditor Agreement dated as of the Effective Date, among the Administrative Agent, the Backstop Administrative Agent, the Second Lien Bridge Administrative Agent, the Additional Debt Representatives from time to time party thereto, the Borrower and the other Loan Parties, substantially in the form of Exhibit G.

“Lender Parent” means, with respect to any Lender, any Person in respect of which such Lender is a subsidiary.

“Lenders” means the Persons listed on Schedule 2.01 and any other Person that shall have become a party hereto pursuant to an Assignment and Assumption, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption.

“Liabilities” means any losses, claims (including intraparty claims), demands, damages or liabilities of any kind.

“Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities. The term “Lien” shall not include any license, covenant not to sue or other similar permission to use intellectual property, in each case granted or given in the ordinary course of business.

“Lien Basket Amount” means, as of any date, an amount equal to 10% of “Consolidated Net Tangible Assets” (within the meaning of the Senior Notes Indenture) as of such date.

“Limited Condition Transaction” means (x) a Permitted Acquisition or other investment by the Parent or any Restricted Subsidiary permitted hereunder where the consummation of such Permitted Acquisition or other investment is not conditioned on the availability of, or on obtaining, third party financing, (y) the repayment, repurchase or refinancing of Indebtedness or Disqualified Equity Interests with respect to which a notice of prepayment (or similar notice), which may be conditional, has been delivered and (z) any Restricted Payment.

“Loan Document Obligations” has the meaning assigned to such term in the Guarantee Agreement.

“Loan Documents” means this Agreement, the Guarantee Agreement, the Security Documents, each Intercreditor Agreement and any other agreement or instrument that is designated by its terms as a Loan Document; provided that, during a Collateral Release Period, the “Loan Documents” shall not include the Security Documents.

“Loan Parties” means the Parent, the Borrower and the Subsidiary Loan Parties.

“Loans” means the Bridge Loans or the Extended Term Loans (once converted), as the context may require.

“Longstop Date” means July 29, 2026.

“Long-Term Indebtedness” means any Indebtedness (excluding Indebtedness permitted by Section 6.01(a)(i)) that, in accordance with GAAP, constitutes (or, when incurred, constituted) a long-term liability.

“Major Default” means, in each case with respect to the Initial Obligors only (and disregarding (a) any member of the Target Group, (b) any procuring obligations on the part of any Initial Obligor in respect of a Person that is not an Initial Obligor and (c) any reference or application to any Subsidiary that is not an Initial Obligor), any Event of Default under clauses (a), (b) (but only as a result of a failure to pay any interest on any Loan (other than any interest accruing prior to the Closing Date) or Ticking Fees (as defined in the Arranger Fee Letter) or any fees required to be paid under the Fee Letters (but in respect of any fees payable upon the occurrence of an Escrow Failure or a Demand Failure Event (each as defined in the Arranger Fee Letter) pursuant to Section 4 and Section 5 of the Arranger Fee Letter, respectively, only to the extent such fees are not paid on the Closing Date), (c) (but only insofar as it relates to a representation or warranty that is a Major Representation), (d), (e) (but, in the case of clauses (d) and (e), only insofar as it relates to a failure to observe or perform a Major Undertaking), (i), (j), (k), (n)(x) or (n)(y) (but, in the case of clauses (n)(x) and (n)(y), only if such event individually or cumulatively materially and adversely affects the interests of the Lenders under the Loan Documents).

“Major Representation” means, with respect to the Initial Obligors only (and disregarding (a) any member of the Target Group, (b) any procuring obligation on the part of any Initial Obligor in respect of a Person that is not an Initial Obligor and (c) any reference or application to any Subsidiary that is not an Initial Obligor), a representation or warranty under any of Section 3.01 (but only with respect to the representation and warranty in the first sentence thereof as to due organization and valid existence of the Loan Parties), 3.02 and 3.03(a), 3.03(b) or 3.03(c) (provided that (i) references to “any indenture, agreement or other instrument” shall be deemed to be a reference to “the Backstop Credit Agreement or, if the Existing Credit Agreement Amendment Effective Date has occurred, the Existing Credit Agreement, the Second Lien Bridge Credit Agreement and the Senior Notes Indenture”, (ii) for the purposes of Sections 3.02 and 3.03, references to Transactions shall be deemed to be limited to transactions set out in paragraph (a) of the definition of Transaction, (iii) Section 3.03(a) shall be deemed to include the words “and in each such case such as would not reasonably be expected to result in a Material Adverse Effect” at the end thereof and (iv) Section 3.03(b) shall be deemed to include the words “, except, with respect to any law, regulation or order (but not any organizational documents of any Loan Party) as would not reasonably be expected to result in a Material Adverse Effect” at the end thereof).

“Major Undertaking” means, with respect to an Initial Obligor only (and disregarding (a) any member of the Target Group, (b) any procuring obligation on the part of any Initial Obligor in respect of a Person that is not an Initial Obligor and (c) and reference or applicable to any Subsidiary that is not an Initial Obligor), an undertaking under any of Sections 5.15(b), 5.15(c), 6.01, 6.02, 6.03 (other than 6.03(b)), 6.04, 6.07 and 6.09.

“Material Adverse Effect” means a material adverse effect on (a) the business, assets, operations, or financial condition of the Parent and the Restricted Subsidiaries taken as a whole, (b) the ability of any Loan Party to perform any of its material obligations under the Loan Documents or (c) the validity and enforceability of any Loan Document, or the rights and remedies of the Lenders hereunder or under any other Loan Document, taken as a whole.

“Material Indebtedness” means Indebtedness (other than the Loans), or obligations in respect of one or more Swap Agreements, of any one or more of the Parent and its Restricted Subsidiaries in an aggregate principal amount exceeding $200,000,000. For purposes of determining Material Indebtedness, the “principal amount” of the obligations of the Parent or any Restricted Subsidiary in respect of any Swap Agreement at any time shall be the net termination value that the Parent or such Restricted Subsidiary would be required to pay if such Swap Agreement were terminated at such time.

“Material Intellectual Property” shall mean any Intellectual Property owned by the Parent or any of its Restricted Subsidiaries that is material to the business of the Parent and the Restricted Subsidiaries, taken as a whole (as determined by the Borrower in good faith).

“Material Properties” means (a) those Mortgaged Properties designated on Schedule 3.12 as Material Properties and (b) each other Mortgaged Property with respect to which a Mortgage is granted pursuant to Section 5.11 after the Closing Date.

“Material Subsidiary” means, as of any date, any Restricted Subsidiary that is not an Immaterial Subsidiary.

“Maturity Date” means (a) in the case of any Bridge Loan that has not been converted into an Extended Term Loan on the Bridge Loan Maturity Date, the Bridge Loan Maturity Date and (b) otherwise, the Extended Term Loan Maturity Date.

“Moody’s” means Moody’s Investors Service, Inc., and any successor to its rating agency business.

“Mortgage” means a mortgage, deed of trust, assignment of leases and rents or other Security Document granting a Lien on any Mortgaged Property to secure any of the Secured Obligations. Each Mortgage shall be reasonably satisfactory in form and substance to the Collateral Agent.

“Mortgaged Property” means, initially, each parcel of real property and the improvements thereto owned by a Loan Party and identified on Schedule 3.12 as a Mortgaged Property, and includes each other parcel of real property and improvements thereto with respect to which a Mortgage is granted pursuant to Section 5.11.

“Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA that is, or within any of the preceding five plan years was, sponsored, maintained or contributed to, or required to be sponsored, maintained or contributed to, by the Parent or any ERISA Affiliate.

“Net Cash Proceeds” means (i) with respect to any Asset Disposition, means the cash proceeds thereof net of (a) attorneys’ fees, accountants’ fees, commissions and brokerage, consultant and other fees and expenses actually incurred in connection with such Asset Disposition, (b) taxes paid or payable as a result thereof, (c) any reserve for any purchase price adjustment or any indemnification payments (fixed and contingent) in connection with such Asset Disposition; provided that if any such reserve is later released, such amount shall be included in the calculation of Net Cash Proceeds, and (d) the principal amount of any Indebtedness (other than Indebtedness under the Loan Documents, any Alternative Incremental Facility Debt, any Credit Agreement Refinancing Indebtedness or any other Indebtedness secured by a Lien on the Collateral) that is secured by the assets subject to such Asset Disposition and any related premiums, fees, expenses and other amounts due thereunder and that are required to be repaid in connection therewith and (ii) with respect to any issuance or incurrence of Indebtedness or any issuance of Equity Interests, means the cash proceeds thereof, net of (a) attorneys’ fees, accountants’ fees, commissions and brokerage, consultant and other fees and expenses actually incurred in connection with such issuance or incurrence and (b) taxes paid or payable as a result thereof.

“Net Working Capital” means, at any date, (a) the consolidated current assets of the Parent and the Restricted Subsidiaries as of such date (excluding cash and Permitted Investments) minus (b) the consolidated current liabilities of the Parent and the Restricted Subsidiaries as of such date (excluding current liabilities in respect of Indebtedness). Net Working Capital at any date may be a positive or negative number. Net Working Capital increases when it becomes more positive or less negative and decreases when it becomes less positive or more negative.

“Non-Consenting Lender” means, in the event that (i) the Borrower or the Administrative Agent has requested that the Lenders consent to a departure or waiver of any provisions of the Loan Documents or agree to any amendment thereto, (ii) the consent, waiver or amendment in question requires the agreement of all affected Lenders in accordance with the terms of Section 9.02 and (iii) the Required Lenders have agreed to such consent, waiver or amendment, any Lender who does not agree to such consent, waiver or amendment.

“NWO Subsidiary” means any Restricted Subsidiary of the Parent with respect to which (except for directors’ qualifying shares) the Parent owns, directly or indirectly, Equity Interests representing less than 100% of the outstanding Equity Interests and less than 100% of the outstanding voting Equity Interests; provided that a Restricted Subsidiary shall not be a “NWO Subsidiary” if (a) such Restricted Subsidiary was a Subsidiary Loan Party before it met the foregoing criteria for becoming a “NWO Subsidiary”, unless such Restricted Subsidiary became a “NWO Subsidiary” pursuant to a transfer of all Equity Interests in such Restricted Subsidiary owned, directly or indirectly, by the Parent to a NWO Subsidiary, in accordance with this Agreement or (b) such Restricted Subsidiary is not prohibited from guaranteeing the Secured Obligations.

“NYFRB” means the Federal Reserve Bank of New York.

“NYFRB Rate” means, for any day, the greater of (a) the Federal Funds Effective Rate in effect on such day and (b) the Overnight Bank Funding Rate in effect on such day (or, for any day that is not a Business Day, for the immediately preceding Business Day); provided, however, that, if none of such rates are published for any day that is a Business Day, the term “NYFRB Rate” means the rate for a Federal funds transaction quoted at 11:00 a.m., New York City time, on such day to the Administrative Agent from a Federal funds broker of recognized standing selected by it; provided further, however, that if any of the aforesaid rates shall be less than zero, then such rate shall be deemed to be zero for all purposes of this Agreement.

“NYFRB’s Website” means the website of the NYFRB at http://www.newyorkfed.org, or any successor source.

“OFAC” means the Office of Foreign Assets Control of the U.S. Department of the Treasury.

“Offer” means a takeover offer (as defined in Chapter 3 of Part 28 of the Act) to be made by the Parent to acquire the entire issued and to be issued share capital of the Target with a minimum acceptance threshold of more than 90% of all of the Target Shares not owned by it at the date of the offer (within the meaning of Section 975 of the Act) made or to be made in accordance with the Offer Transaction Documents.

“Offer Cancellation Event” means, if the Acquisition is implemented by means of an Offer, that (a) an Offer lapses, (b) an Offer is withdrawn with the consent of the Takeover Panel or (c) the Offer Document is not published within 28 days following the date of the Announcement (or such longer period as the Takeover Panel may agree).

“Offer Document” means the offer document (including any supplementary offer document) sent or to be sent by the Parent to the Target Shareholders (and any other Persons with information rights) in respect of the Offer, and otherwise made available to such Persons and in the manner required by Rule 24.1 of the Takeover Code.

“Offer Transaction Documents” means, if the Acquisition is implemented by means of an Offer, the Offer Document, if applicable, any document required to effect the Squeeze-Out Procedure and any other document sent by the Target to Target Shareholders in relation to the terms and conditions of an Offer.

“Offer Press Release” means, if the Acquisition is implemented by means of an Offer, the public announcement issued or to be issued by the Parent confirming that the Offer is wholly unconditional.

“Other Taxes” means any and all present or future stamp, documentary Taxes and any other excise, or property, intangible, recording, filing or similar Taxes which arise from any payment made under, from the execution, delivery, or registration of, or from the receipt or perfection of a security interest under, enforcement of, or otherwise with respect to, any Loan Document.

“Outbound Investment Rules” means the regulations administered and enforced, together with any related public guidance issued, by the United States Treasury Department under U.S. Executive Order 14105 of August 9, 2023, or any similar law or regulation; as of the date of this Agreement, and as codified at 31 C.F.R. § 850.101 et seq.

“Overnight Bank Funding Rate” means, for any date, the rate comprised of both overnight federal funds and overnight eurodollar transactions denominated in Dollars by U.S.-managed banking offices of depositary institutions, as such composite rate shall be determined by the NYFRB as set forth on the NYFRB’s Website from time to time, and published on the next succeeding Business Day by the NYFRB as an overnight bank funding rate (from and after such date as the NYFRB shall commence to publish such composite rate).

“Overnight Rate” means, for any day, the NYFRB Rate.

“Parent” means American Axle & Manufacturing Holdings, Inc., a Delaware corporation.

“Pari Passu Intercreditor Agreement” means the Pari Passu Intercreditor dated as of the Effective Date, among the Backstop Administrative Agent, the Administrative Agent, each Additional Debt Representative from time to time party thereto, the Borrower and the other Loan Parties, substantially in the form of Exhibit F.

“Participant” has the meaning set forth in Section 9.04.

“Participant Register” has the meaning set forth in Section 9.04.

“Payment” has the meaning set forth in Article VIII.

“Payment Notice” has the meaning set forth in Article VIII.

“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.

“Permanent Acquisition Financing Indebtedness” means Indebtedness incurred by the Borrower in the form of one or more series of senior secured notes or loans (“First Lien Acquisition Indebtedness”), junior secured notes or loans (“Junior Lien Acquisition Indebtedness”) or unsecured notes or loans (“Unsecured Acquisition Indebtedness”); provided that (a) if such Indebtedness is secured, such Indebtedness shall be secured by the Collateral on a pari passu or junior basis with the Loan Document Obligations and shall not be secured by any property or assets other than the Collateral, (b) the proceeds of such Indebtedness shall be used solely to fund the Transactions and, if any such proceeds are received by the Borrower prior to the Closing Date, such proceeds are subject to escrow arrangements reasonably satisfactory to the Administrative Agent, (c) the stated final maturity of such Indebtedness shall not be earlier than the Extended Term Loan Maturity Date, in the case of any First Lien Acquisition Indebtedness, or the date that is 91 days following the Extended Term Loan Maturity Date, in the case of any Junior Lien Acquisition Indebtedness or Unsecured Acquisition Indebtedness, (d) such Indebtedness shall not be required to be repaid, prepaid, redeemed, repurchased or defeased, whether on one or more fixed dates, upon the occurrence of one or more events or at the option of any holder thereof (except, in each case, upon the occurrence of an event of default, asset sale, event of loss, or a change in control, and except for a customary special mandatory redemption in the event that the Acquisition is not consummated) prior to the Extended Term Loan Maturity Date, in the case of any First Lien Acquisition Indebtedness, or the date that is 91 days following the Extended Term Loan Maturity Date, in the case of any Junior Lien Acquisition Indebtedness or Unsecured Acquisition Indebtedness, (e) such Indebtedness shall have covenants no more restrictive, taken as a whole, than those applicable to the Commitments and the Loans, (f) if such Indebtedness is secured, the security agreement relating to such Indebtedness shall not be materially more favorable (when taken as a whole) to the holders providing such Indebtedness than the existing Security Documents are to the Lenders (as determined in good faith by the Borrower), (g) if such Indebtedness is secured, the Additional Debt Representative with respect to such Indebtedness shall have become party to the Pari Passu Intercreditor Agreement or the Junior Lien Intercreditor Agreement, as applicable, and (g) such Indebtedness shall not be guaranteed by any Restricted Subsidiary that is not a Loan Party.

“Permitted Acquisition” means any acquisition by the Parent or any Restricted Subsidiary of all or substantially all the assets of, or all the Equity Interests in, a Person or division or line of business of a Person if, immediately after giving effect thereto, (a) no Default has occurred and is continuing or would result therefrom, (b) the business of such acquired Person or division or line of business shall comply with the permitted businesses of the Parent and the Restricted Subsidiaries as provided in Section 6.03(b), (c) the portion of the fair market value of the consideration paid or delivered by any Loan Parties for such acquisition (excluding Equity Interests of the Parent) that is attributable to investments in Persons (whether or not Restricted Subsidiaries) that do not become Loan Parties as a result of such acquisition but in which the Borrower or any other Restricted Subsidiary shall own, directly or indirectly, any investment as a result of such acquisition (including the investment in the Person acquired, if it is not a Subsidiary Loan Party) are treated, at the time of such acquisition, as investments in such Person pursuant to Section 6.04 and are permitted to be made thereunder at such time (other than pursuant to the clause thereof that permits Permitted Acquisitions), and (d) (i) the Total Net Leverage Ratio, calculated on a Pro Forma Basis as of the last day of the most recently ended fiscal quarter of the Parent for which financial statements are available, does not exceed the Applicable Total Net Leverage Ratio as of such day and (ii) the Cash Interest Expense Coverage Ratio, calculated on a Pro Forma Basis as of the last day of the most recently ended fiscal quarter of the Parent, is not less than 3.00 to 1.00 (provided that if such acquisition is a Limited Condition Transaction, then the conditions precedent set forth in this clause (d) may be required, at the option of the Borrower, to be satisfied as of the date on which the binding agreement for such Limited Condition Transaction is entered into, rather than at the time of the consummation thereof).

“Permitted Encumbrances” means:

(a) Liens imposed by law for Taxes that are not yet due or are being contested in compliance with Section 5.04;

(b) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s construction, artisan’s and other like Liens imposed by law, arising in the ordinary course of business and securing obligations that are not overdue by more than 60 days or are being contested in compliance with Section 5.04;

(c) pledges and deposits made in the ordinary course of business in compliance with workers’ compensation, unemployment insurance and other social security laws or regulations and deposits securing liability to insurance carriers under insurance or self-insurance arrangements in respect of such obligations;

(d) deposits to secure or in connection with the performance of bids, trade contracts, leases, statutory obligations, surety and appeal bonds, letters of credit or bankers’ acceptances issued, completion guarantees, performance bonds and other obligations of a like nature, in each case in the ordinary course of business, including those incurred to secure health, safety and environmental obligations in the ordinary course of business;

(e) judgment liens in respect of judgments that do not constitute an Event of Default under clause (l) of Article VII;

(f) easements, zoning restrictions, rights-of-way and similar encumbrances on real property imposed by law or arising in the ordinary course of business which, in the aggregate, are not substantial in amount and do not materially detract from the value of the affected property or materially interfere with the ordinary conduct of business of the Parent or any Restricted Subsidiary;

(g) Liens arising by virtue of any statutory or common law provision relating to banker’s liens, rights of setoff or similar rights as to deposit accounts or other funds maintained with creditor depository institution;

(h) landlord’s or lessor’s Liens under leases of property to which the Parent or a Restricted Subsidiary is a party;

(i) purported Liens evidenced by the filing of Uniform Commercial Code financing statements (x) in respect of operating leases or consignment of goods or (y) that is precautionary in nature in connection with a transaction that is not prohibited hereunder;

(j) Liens arising by operation of law under Article 4 of the Uniform Commercial Code in connection with collection of items provided for therein or under Article 2 of the Uniform Commercial Code in favor of a reclaiming seller of goods or buyer of goods to the extent such Liens arise in connection with a transaction not prohibited hereunder;

(k) Liens attaching solely to (i) cash earnest money deposits in connection with any letter of intent or purchase agreement in connection with any investment permitted hereunder and (ii) proceeds of an Asset Disposition permitted hereunder that are held in escrow to secure obligations under the sale documentation relating to such disposition;

(l) Liens in favor of customs and revenues authorities that secure payment of non-delinquent customs duties in connection with the importation of goods;

(m) security given to a public utility or any municipality or governmental authority when required by such utility or authority in connection with the operations of that Person in the ordinary course of business;

(n) with respect to any Foreign Subsidiary, other Liens and privileges arising mandatorily by any applicable law;

(o) purchase options, call, and similar rights of, and restrictions for the benefit of, a third party with respect to Equity Interests held by the Parent or any Restricted Subsidiary in joint ventures;

(p) Liens encumbering reasonable customary initial deposits and margin deposits and similar Liens attaching to commodity trading accounts or other brokerage accounts incurred in the ordinary course of business and not for speculative purposes;

(q) Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into in the ordinary course of business; and

(r) Liens that are contractual rights of set off (i) relating to the establishment of depository relations with banks not given in connection with the issuance of Indebtedness, (ii) relating to pooled deposits or sweep accounts of the Parent or any of the Restricted Subsidiaries to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of the Parent and the Restricted Subsidiaries, (iii) relating to debit card or other payment services or (iv) relating to purchase orders and other agreements entered into by the Parent or any of the Restricted Subsidiaries in the ordinary course of business;

provided that the term “Permitted Encumbrances” shall not include any Lien securing Indebtedness.

“Permitted Governmental Receivables Program” means the Auto Supplier Support Program established by the United States Department of the Treasury pursuant to the authority granted to it by and under the Emergency Economic Stabilization Act of 2008, as amended, or any other similar governmental receivables program approved by the Administrative Agent in its reasonable discretion; provided that the Parent or the Borrower shall deliver to the Administrative Agent copies of all documentation entered into in connection with any such transaction. As of the Effective Date, no Permitted Government Receivables Program is in effect.

“Permitted Investments” means:

(a) direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States of America (or by any agency or instrumentality thereof to the extent such obligations are backed by the full faith and credit of the United States of America),

(b) investments in commercial paper maturing within 270 days from the date of acquisition thereof and having, at such date of acquisition, a rating of at least A-1 by S&P or P-1 by Moody’s or the equivalent rating from Fitch Ratings Inc.;

(c) investments in certificates of deposit, banker’s acceptances and time deposits maturing within 270 days from the date of acquisition thereof issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, (i) any domestic office of any commercial bank organized under the laws of the United States of America or any State thereof or any foreign country recognized by the United States of America which has a combined capital and surplus and undivided profits of not less than $250,000,000 (or the foreign currency equivalent thereof) or (ii) any bank whose short-term commercial paper rating from S&P is at least A-1 or the equivalent thereof or from Moody’s is at least P-1 or the equivalent thereof or the equivalent rating from Fitch Ratings Inc.;

(d) fully collateralized repurchase agreements with a term of not more than 30 days for securities described in clauses (a), (e) and (f) of this definition of “Permitted Investments” and entered into with a financial institution satisfying the criteria described in clause (c) above;

(e) money market funds that (i) comply with the criteria set forth in Securities and Exchange Commission Rule 2a-7 under the Investment Company Act of 1940, (ii) are rated AAA by S&P and Aaa by Moody’s and (iii) have portfolio assets of at least $5,000,000,000;

(f) securities with maturities of six months or less from the date of acquisition issued or fully guaranteed by any State, commonwealth or territory of the United States of America, or by any political subdivision or taxing authority thereof, and rated at least A by S&P or Moody’s or the equivalent rating from Fitch Ratings Inc.;

(g) in the case of any Foreign Subsidiary, (i) direct obligations of the sovereign nation (or any agency thereof) in which such Subsidiary is organized and is conducting business or of Germany or France, or in obligations fully and unconditionally guaranteed by such sovereign nation, Germany or France (or any agency thereof), (ii) investments of the type and maturity described in clauses (a) through (f) above of foreign obligors, which investments or obligors (or the parents of such obligors) have ratings described in such clauses or equivalent ratings from comparable foreign rating agencies and (iii) investments of the type and maturity described in clauses (a) through (f) above of foreign obligors (or the parents of such obligors), which investments of obligors (or the parents of such obligors) are not rated as provided in such clauses or in clause (ii) above but which are, in the reasonable judgment of the Parent and the Borrower, comparable in investment quality to such investments and obligors (or the parents of such obligors);

(h) shares of mutual funds whose investment guidelines restrict 95% of such funds’ investments to those satisfying the provisions of clauses (a) through (f) above;

(i) time deposit accounts, certificates of deposits and money market deposits in an aggregate face amount not in excess 1% of Total Assets of the Parent as of the end of the Parent’s most recently completed fiscal year; and

(j) solely in the case of any Foreign Subsidiary, investments in certificates of deposit, banker’s acceptances and time deposits maturing within 270 days from the date of acquisition thereof issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, any Affiliate of a Revolving Lender under (and as defined) in the Existing Credit Agreement and/or the Backstop Credit Agreement, in each case, if then in effect.

“Permitted Joint Ventures” means those investments in joint ventures described on Schedule 6.04B.

“Permitted Junior Lien Refinancing Debt” means Credit Agreement Refinancing Indebtedness constituting secured Indebtedness incurred by the Borrower in the form of one or more series of junior lien secured notes or junior lien secured loans; provided that (a) such Indebtedness is secured by the Collateral on a junior priority basis to the Liens securing the Secured Obligations and the obligations in respect of any Permitted Pari Passu Refinancing Debt and is not secured by any property or assets other than the Collateral, (b) an Additional Debt Representative acting on behalf of the holders of such Indebtedness shall have become party to the Junior Lien Intercreditor Agreement and (c) such Indebtedness meets the Permitted Refinancing Debt Conditions.

“Permitted Pari Passu Refinancing Debt” means any Credit Agreement Refinancing Indebtedness in the form of secured Indebtedness incurred by the Borrower in the form of one or more series of senior secured notes or senior secured loans; provided that (a) such Indebtedness is secured by the Collateral on a pari passu basis (but without regard to the control of remedies) with the Liens securing the Secured Obligations and is not secured by any property or assets other than the Collateral, (b) an Additional Debt Representative acting on behalf of the holders of such Indebtedness shall have become party to the Pari Passu Intercreditor Agreement and (c) such Indebtedness meets the Permitted Refinancing Debt Conditions.

“Permitted Receivables Factoring” means a factoring transaction pursuant to which the Parent or one or more Restricted Subsidiaries (or a combination thereof) sells (on a non-recourse basis, other than Standard Securitization Undertakings) Receivables (and Related Security) for cash consideration to a Person or Persons (other than to an Affiliate or to GM or any of its Affiliates).

“Permitted Receivables Financing” means a Permitted Receivables Securitization, a Permitted Governmental Receivables Program or a Permitted Receivables Factoring.

“Permitted Receivables Securitization” means transactions (other than pursuant to a Permitted Governmental Receivables Program or Permitted Receivables Factoring) pursuant to which the Parent or one or more of the Restricted Subsidiaries (or a combination thereof) realizes cash proceeds in respect of Receivables and Related Security by selling or otherwise transferring such Receivables and Related Security (on a non-recourse basis with respect to the Parent and the Restricted Subsidiaries, other than Standard Securitization Undertakings) to one or more Receivables Subsidiaries, and such Receivables Subsidiary or Receivables Subsidiaries realize cash proceeds in respect of such Receivables and Related Security; provided that the Parent or the Borrower shall deliver to the Administrative Agent copies of all documentation entered into in connection with any such transaction.

“Permitted Refinancing Debt Conditions” means that such applicable Indebtedness (a) is not at any time guaranteed by any Subsidiary other than Subsidiaries that are Guarantors and (b) to the extent secured, the security agreements relating to such Indebtedness are substantially the same as or more favorable to the Loan Parties than the Security Documents (with such differences as are reasonably satisfactory to the Administrative Agent).

“Permitted Refinancing Indebtedness” means any Indebtedness (other than any Indebtedness incurred under this Agreement) of the Parent or a Restricted Subsidiary, issued in exchange for, or the Net Cash Proceeds of which are used to extend, refinance, renew, replace, defease or refund (collectively, to “Refinance”), Indebtedness of the Parent or such Restricted Subsidiary, as the case may be, that is permitted by this Agreement to be Refinanced; provided that:

(a) the principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness so Refinanced (plus all refinancing expenses incurred in connection therewith, including any related fees and expenses, make-whole amounts, original issue discount, unpaid accrued interest and premium thereon);

(b) the average life to maturity of such Permitted Refinancing Indebtedness is greater than or equal to (and the maturity of such Permitted Refinancing Indebtedness is no earlier than) that of the Indebtedness being Refinanced;

(c) if the Indebtedness being Refinanced is subordinated in right of payment to any of the Secured Obligations, such Permitted Refinancing Indebtedness shall be subordinated in right of payment to such Secured Obligations on terms at least as favorable, taken as a whole, to the Lenders as those contained in the documentation governing the Indebtedness being Refinanced; provided that a certificate of an officer of the Borrower is delivered to the Administrative Agent at least five (5) Business Days (or such shorter period as the Administrative Agent may reasonably agree) prior to the incurrence of such Indebtedness, together with a reasonably detailed description of the material terms and conditions of such subordination terms or drafts of the documentation relating thereto, stating that (i) the Borrower has determined in good faith that such terms and conditions satisfy the foregoing requirement and (ii) unless the Administrative Agent disagrees by a specified date (as provided below), such terms and conditions shall be permitted, shall be conclusive evidence that such terms and conditions satisfy the foregoing requirement unless the Administrative Agent notifies the Borrower within such period that it disagrees with such determination (including a reasonable description of the basis upon which it disagrees);

(d) no Permitted Refinancing Indebtedness shall have different obligors than the Indebtedness being Refinanced; and

(e) in the case of a Refinancing of Alternative Incremental Facility Debt, Credit Agreement Refinancing Indebtedness, Indebtedness outstanding under the Existing Credit Agreement, the Backstop Credit Agreement and the Second Lien Bridge Credit Agreement and Permanent Acquisition Financing Indebtedness, the terms of such Permitted Refinancing Indebtedness shall be no less favorable taken as a whole to the Parent and the Restricted Subsidiaries than the terms of the Indebtedness being Refinanced; provided that (i) a certificate of an officer of the Borrower is delivered to the Administrative Agent at least five (5) Business Days (or such shorter period as the Administrative Agent may reasonably agree) prior to the incurrence of such Indebtedness, together with a reasonably detailed description of the material terms and conditions of such Indebtedness or drafts of the documentation relating thereto, stating that (A) the Borrower has determined in good faith that such terms and conditions satisfy the foregoing requirement and (B) unless the Administrative Agent disagrees by a specified date (as provided below), such terms and conditions shall be permitted, shall be conclusive evidence that such terms and conditions satisfy the foregoing requirement unless the Administrative Agent notifies the Borrower within such period that it disagrees with such determination (including a reasonable description of the basis upon which it disagrees) and (ii) the pricing terms may be less favorable to the Parent and the Restricted Subsidiaries so long as it is being refinanced at the then-prevailing market price.

“Permitted Reorganization” means any reorganizations, contributions, distributions, Investments, liquidations, transfers, consolidations, dispositions and other activities related to tax planning, in each case with respect to and involving the Parent and the Restricted Subsidiaries; provided that, after giving effect thereto, the aggregate value of the Collateral, and the security interest of the Secured Parties therein, taken as a whole, is not materially impaired, and the Parent and the Restricted Subsidiaries shall be in compliance with the Collateral Requirement.

“Permitted Unsecured Refinancing Debt” means Credit Agreement Refinancing Indebtedness in the form of unsecured Indebtedness incurred by the Borrower in the form of one or more series of senior unsecured notes or loans; provided that such Indebtedness meets the Permitted Refinancing Debt Conditions.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA sponsored, maintained, or contributed to by the Parent or any ERISA Affiliate.

“Platform” has the meaning assigned to such term in Section 9.01(d).

“Precedent” means the indenture, dated as of December 18, 2009, among the Borrower, the guarantors party thereto and U.S. Bank National Association, as trustee.

“Prepayment Event” means:

(a) any sale, transfer, lease or other disposition (or series of related sales, leases, transfers or dispositions) by the Parent or any Restricted Subsidiary, including any disposition by means of a merger, consolidation, or similar transaction (each an “Asset Disposition”) pursuant to clause (j), (k) or (l) of Section 6.09, other than Asset Dispositions resulting in aggregate Net Cash Proceeds not exceeding (A) $50,000,000 in the case of any single Asset Disposition or series of related Asset Dispositions and (B) $100,000,000 for all such dispositions during any fiscal year;

(b) any casualty or other insured damage to, or any taking under power of eminent domain or by condemnation or similar proceeding of, any asset of the Parent or any Restricted Subsidiary, other than in respect of assets with a fair market value immediately prior to such event not exceeding (A) $50,000,000 in the case of any single such event and (B) $100,000,000 for all such events during any fiscal year; or

(c) the incurrence by the Parent or any Restricted Subsidiary of any Indebtedness, other than Indebtedness permitted to be incurred under Section 6.01 or permitted by the Required Lenders pursuant to Section 9.02.

“Prime Rate” means the rate of interest last quoted by The Wall Street Journal as the “Prime Rate” in the U.S. or, if The Wall Street Journal ceases to quote such rate, the highest per annum interest rate published by the Board in Federal Reserve Statistical Release H.15 (519) (Selected Interest Rates) as the “bank prime loan” rate or, if such rate is no longer quoted therein, any similar rate quoted therein (as determined by the Administrative Agent) or any similar release by the Board (as determined by the Administrative Agent). Each change in the Prime Rate shall be effective from and including the date such change is publicly announced as being effective.

“Pro Forma Basis” means, for purposes of determining the Total Net Leverage Ratio, the First Lien Net Leverage Ratio, the Secured Net Leverage Ratio, the Applicable Total Net Leverage Ratio or the Cash Interest Expense Coverage Ratio as of any date, that such calculation shall give pro forma effect to all Permitted Acquisitions, the Acquisition, all issuances, incurrences or assumptions of Indebtedness (with any such Indebtedness being deemed to be amortized over the applicable testing period in accordance with its terms), all sales, transfers or other dispositions of any Equity Interests in a Subsidiary or all or substantially all the assets of a Subsidiary or division or line of business of a Subsidiary outside the ordinary course of business (and any related prepayments or repayments of Indebtedness), any Asset Disposition pursuant to Sections 6.09(k) and (l) and all Subsidiary Designations (each, a “Specified Transaction”), in each case that have occurred during (or, if such calculation is being made for the purpose of determining whether any proposed acquisition will constitute a Permitted Acquisition, any Incremental Extension of Credit may be made, any Alternative Incremental Facility Debt may be incurred, any Subsidiary Designation may be made or whether any other transaction under Article VI may be consummated, since the beginning of) the four consecutive fiscal quarter period of the Parent most recently ended on or prior to such date as if they occurred on the first day of such four consecutive fiscal quarter period. If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest on such Indebtedness shall be calculated as if the rate in effect on the date of determination had been the applicable rate for the entire period (taking into account any Swap Agreement applicable to such Indebtedness if such Swap Agreement has a remaining term in excess of 12 months).“Proceeding” means any claim, litigation, investigation, action, suit, arbitration or administrative, judicial or regulatory action or proceeding in any jurisdiction.

“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.

“Purchasing Borrower Party” means any of the Parent, the Borrower or any Restricted Subsidiary.

“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).

“QFC Credit Support” has the meaning assigned to it in Section 9.20.

“Ratio Debt” means Indebtedness of the Parent or any Restricted Subsidiary; provided that immediately after giving effect to the incurrence thereof and the application of the proceeds therefrom, (x) no Event of Default shall have occurred and be continuing, (y) the Total Net Leverage Ratio, calculated on a Pro Forma Basis as of the last day of the most recently ended fiscal quarter of the Parent, does not exceed 3.00 to 1.00 and (z) the aggregate outstanding principal amount of Indebtedness incurred by Restricted Subsidiaries that are not Loan Parties constituting Ratio Debt shall not exceed the greater of (1) $300,000,000 and (2) 5.25% of Total Assets as of the last day of the most recently ended fiscal quarter of the Parent prior to the date of incurrence; provided that (a) the stated final maturity of such Indebtedness shall not be earlier than the date that is 91 days after the Extended Term Loan Maturity Date (except for any such Indebtedness in the form of a bridge or other interim credit facility intended to be refinanced or replaced with long-term Indebtedness, which Indebtedness, upon the maturity thereof, automatically converts into Indebtedness that satisfies the requirements set forth in this definition), (b) such Indebtedness shall not be required to be repaid, prepaid, redeemed, repurchased or defeased, whether on one or more fixed dates, upon the occurrence of one or more events or at the option of any holder thereof (except, in each case, (x) upon the occurrence of an event of default, asset sale, event of loss, or a change in control and (y) in the case of any such Indebtedness in the form of a bridge or other interim credit facility intended to be refinanced or replaced with long-term Indebtedness, upon the incurrence of such refinancing or replacement Indebtedness as long as such refinancing or replacement Indebtedness satisfies the requirements set forth in this definition) prior to the date that is 91 days after the Extended Term Loan Maturity Date, (c) such Indebtedness shall have covenants no more restrictive, taken as a whole, than those applicable to the Commitments and the Loans (except for covenants or other provisions (i) applicable only to periods after the Extended Term Loan Maturity Date in effect at the time such Indebtedness is incurred, (ii) that are on “market” terms as of the applicable date of the related definitive documentation for such Indebtedness or (iii) that are also for the benefit of all other Lenders in respect of Loans and Commitments outstanding at the time such Ratio Debt is incurred), as determined in good faith by the Borrower and (d) except in the case of any such Indebtedness incurred by non-Loan Parties pursuant to clause (z) above, such Indebtedness shall not be guaranteed by any Restricted Subsidiary that is not a Loan Party.

“Re-Registration Date” means the date on which Target is re-registered as a private company pursuant to Section 97 of the Act.

“Receivable” means an Account owing to the Parent or any Restricted Subsidiary (before its transfer to a Receivables Subsidiary or to another Person), whether now existing or hereafter arising, together with all cash collections and other cash proceeds in respect of such Account, including all yield, finance charges or other related amounts accruing in respect thereof and all cash proceeds of Related Security with respect to such Receivable.

“Receivables Financing Debt” means, as of any date with respect to any Permitted Receivables Financing, the amount of the outstanding uncollected Receivables subject to such Permitted Receivables Financing that would not be returned, directly or indirectly, to the Parent or the Borrower, if all such Receivables were to be collected at such date and such Permitted Receivables Financing were to be terminated at such date.

“Receivables Subsidiary” means a wholly owned Restricted Subsidiary that does not engage in any activities other than participating in one or more Permitted Receivables Securitizations and activities incidental thereto; provided that (a) such Restricted Subsidiary does not have any Indebtedness other than Indebtedness incurred pursuant to a Permitted Receivables Securitization owed to financing parties (including the Parent or the applicable seller of Receivables) supported by Receivables and Related Security and (b) neither the Parent nor any Subsidiary Guarantees any Indebtedness or other obligation of such Restricted Subsidiary, other than Standard Securitization Undertakings.

“Record Date” means the 15th day of the month immediately preceding an interest payment date for the Exchange Notes whether or not such day is a Business Day.

“Reference Rate” means, for any day, the Adjusted Term SOFR Rate as of such day for a Term Benchmark Borrowing with an Interest Period of three months’ duration (without giving effect to the proviso in the definition of the term “Adjusted Term SOFR Rate” herein).

“Reference Time”, with respect to any setting of the then-current Benchmark, means (a) if such Benchmark is the Term SOFR Rate, 5:00 a.m., Chicago time, on the day that is two Business Days preceding the date of such setting, (b) if the RFR for such Benchmark is Daily Simple SOFR, then four Business Days prior to such setting or (c) if such Benchmark is none of the foregoing, the time determined by the Administrative Agent in its reasonable discretion.

“Register” has the meaning set forth in Section 9.04.

“Registrar” means Companies House, the registrar of companies for England and Wales.

“Regulated Bank” means a commercial bank with a consolidated combined capital and surplus of at least $5,000,000,000 that is (i) a U.S. depository institution the deposits of which are insured by the Federal Deposit Insurance Corporation, (ii) a corporation organized under section 25A of the U.S. Federal Reserve Act of 1913, (iii) a branch, agency or commercial lending company of a foreign bank operating pursuant to approval by and under the supervision of the Board under 12 CFR part 211, (iv) a non-U.S. branch of a foreign bank managed and controlled by a U.S. branch referred to in clause (iii) or (v) any other U.S. or non-U.S. depository institution or any branch, agency or similar office thereof supervised by a bank regulatory authority in any jurisdiction.

“Regulation D” means Regulation D of the Board, as in effect from time to time and all official rulings and interpretations thereunder or thereof.

“Related Business” means any business in which the Parent or any of the Subsidiaries was engaged on the Effective Date and any business related, ancillary or complimentary to such business.

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents, trustees, members, managers, advisors, representatives and controlling persons of such Person and such Person’s Affiliates.

“Related Security” means, with respect to any Receivables subject to a Permitted Receivables Financing, all assets that are customarily transferred or in respect of which security interests are customarily granted in connection with asset securitization transactions involving Receivables, including all collateral securing such Receivables, all contracts and all Guarantee or other obligations in respect of such Receivables, and all proceeds of such Receivables.

“Relevant Governmental Body” means the Board and/or the NYFRB, the CME Term SOFR Administrator, as applicable, or a committee officially endorsed or convened by the Board and/or the NYFRB or, in each case, any successor thereto.

“Relevant Rate” means (i) with respect to any Borrowing, the Adjusted Term SOFR Rate or (ii) with respect to any RFR Borrowing, the Adjusted Daily Simple RFR.

“Required Lenders” means, at any time, Lenders having Loans and unused Commitments representing more than 50% of the sum of the total outstanding Loans and unused Commitments at such time (excluding, for purposes of any such calculation, Defaulting Lenders).

“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

“Responsible Officer” means, with respect to any Person, the chief financial officer, chief executive officer, principal accounting officer, treasurer or controller thereof, as applicable and any Person performing similar functions, as applicable.

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interests in the Parent, the Borrower or any Restricted Subsidiary, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any Equity Interests in the Parent, the Borrower or any Restricted Subsidiary or any option, warrant or other right to acquire any such Equity Interests in the Parent, the Borrower or any Restricted Subsidiary.

“Restricted Property” means any “Operating Property” or “shares of capital stock or Indebtedness issued by any Restricted Subsidiary and owned by the Company or Holdings or any Restricted Subsidiary”, in each case within the meaning of the Senior Notes Indenture.

“Restricted Subsidiary” means each Subsidiary other than an Unrestricted Subsidiary.

“Reuters” means, as applicable, Thomson Reuters Corp., Refinitiv, or any successor thereto.

“RFR” means Daily Simple SOFR.

“RFR Business Day” means a U.S. Government Securities Business Day.

“S&P” means Standard & Poor’s Ratings Services, a Standard & Poor’s Financial Services LLC business, and any successor to its rating agency business.

“Sanctioned Country” means, at any time, a country, region or territory which is itself the subject or target of comprehensive Sanctions (at the time of this Agreement, the so-called Donetsk People’s Republic, the so-called Luhansk People’s Republic, the Crimea, Zaporizhzhia and Kherson Regions of Ukraine, Cuba, Iran, North Korea and Syria).

“Sanctioned Person” means, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by OFAC or the U.S. Department of State or by the United Nations Security Council, the European Union, any European Union member state, His Majesty’s Treasury of the United Kingdom or other relevant sanctions authority, (b) any Person operating, organized or domiciled in a Sanctioned Country or (c) any Person 50% or more owned in the aggregate or controlled by any such Person or Persons.

“Sanctions” means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by OFAC, the U.S. Department of State, the U.S. Department of Commerce or the U.S. Department of the Treasury or (b) the United Nations Security Council, the European Union, any European Union member state, His Majesty’s Treasury of the United Kingdom or other relevant sanctions authority with jurisdiction over any party hereto.

“Scheme” means an English law governed scheme of arrangement effected under part 26 of the Act to be proposed by the Target to the Target Shareholders to implement the Acquisition as contemplated by the Scheme Documents.

“Scheme Circular” means, if the Acquisition is implemented by means of a Scheme, a circular (including any supplementary circular) issued by the Target addressed to the Target Shareholders containing, inter alia, the details of the Acquisition, the Scheme and the notices convening the Court Meeting and the Target General Meeting.

“Scheme Court Order” means, if the Acquisition is implemented by means of a Scheme, the order of the Court sanctioning the Scheme pursuant to Section 899 of the Act.

“Scheme Documents” means each of the Scheme Circular, the Scheme Court Order, the Scheme Resolutions and any other document sent to the holders of Target Shares in relation to the terms and conditions of the Scheme and the Scheme Court Order and any other document designated in writing as a Scheme Document by the Administrative Agent and the Parent.

“Scheme Effective Date” means, if the Acquisition is implemented by means of a Scheme, the date on which a copy of the Scheme Court Order is duly filed on behalf of the Target with the Registrar and the Scheme becomes effective in accordance with section 899 of the Companies Act.

“Scheme Resolutions” means the resolutions of the Target referred to and substantially in the form set out in the Scheme Circular and to be considered at the Court Meeting and the Target General Meeting.

“Screen Rate” means, in respect of the Term SOFR Rate for any Interest Period, the Term SOFR Reference Rate.

“Second Lien Bridge Administrative Agent” means JPMorgan Chase Bank, N.A., in its capacity as administrative agent and collateral agent under the Second Lien Bridge Credit Agreement.

“Second Lien Bridge Credit Agreement” means the Second Lien Bridge Credit Agreement dated as of January 29, 2025, among the Parent, the Borrower and the Second Lien Bridge Administrative Agent.

“Second Lien Bridge Loans” means the bridge loans borrowed by the Borrower under the Second Lien Bridge Credit Agreement.

“Secured Net Leverage Ratio” means, on any date, the ratio of (a) an amount equal to (i) the Total Secured Indebtedness as of such date, minus (ii) the lesser as of such date of (A) $1,000,000,000 and (B) the aggregate amount of Unrestricted Cash to (b) Consolidated EBITDA of the Parent for the period of four consecutive fiscal quarters of the Parent ended on such date (or, if such date is not the last day of a fiscal quarter, ended on the last day of the fiscal quarter of the Parent most recently ended prior to such date).

“Secured Obligations” has the meaning assigned to such term in the Collateral Agreement.

“Secured Parties” has the meaning assigned to such term in the Collateral Agreement.“Security Documents” means the Collateral Agreement, the Mortgages, any Intercreditor Agreement and each other security agreement or other instrument or document executed and delivered pursuant to any of the foregoing or pursuant to Section 5.09 or 5.10 to secure any of the Secured Obligations.

“Senior Notes” means the Borrower’s (a) 6.50% senior notes due 2027, (b) 6.875% senior notes due 2028 and (c) 5.00% senior notes due 2029, in each case issued pursuant to the Senior Notes Indenture and outstanding as of the Effective Date.

“Senior Notes Indenture” means the Indenture dated as of November 3, 2011, among the Borrower, the Parent, certain subsidiary guarantors and U.S. Bank National Association, as trustee, as supplemented by (a) the First Supplemental Indenture dated as of March 23, 2017, (b) the Second Supplemental Indenture dated as of May 17, 2017, (c) the Third Supplemental Indenture dated as of March 23, 2018 and (d) the Fourth Supplemental Indenture dated as of May 14, 2024.

“SOFR” means a rate equal to the secured overnight financing rate as administered by the SOFR Administrator.

“SOFR Administrator” means the NYFRB (or a successor administrator of the secured overnight financing rate).

“SOFR Administrator’s Website” means the NYFRB’s Website, currently at http://www.newyorkfed.org, or any successor source for the secured overnight financing rate identified as such by the SOFR Administrator from time to time.

“SOFR Rate Day” has the meaning specified in the definition of “Daily Simple SOFR”.

“Specified Subsidiary” means any Restricted Subsidiary (other than the Borrower) that (a) accounts (together with its subsidiaries on a consolidated basis) for less than 10% of Total Assets of the Parent and (b) accounts (together with its subsidiaries on a consolidated basis) for less than 10% of the consolidated revenues of the Parent and the Restricted Subsidiaries for the most recently ended period of four consecutive fiscal quarters for which financial statements are available, in each case, determined in accordance with GAAP; provided that all such Restricted Subsidiaries, taken together, shall not account for greater than 10% of Total Assets of the Parent or greater than 10% of the consolidated revenues of the Parent and the Restricted Subsidiaries for the most recently ended period of four consecutive fiscal quarters for which financial statements are available.

“Specified Transaction” has the meaning assigned to such term in the definition of Pro Forma Basis.

“Squeeze-Out Notice” means a notice under section 979 of the Act given by the Parent to a shareholder of the Target implementing the Squeeze-Out Procedure.

“Squeeze-Out Procedure” means, if the Acquisition is implemented by means of an Offer, the procedure to be implemented following the Unconditional Date under Chapter 3 of Part 28 of the Act to acquire all of the outstanding Target Shares which the Parent has not acquired, contracted to acquire or in respect of which it has not received valid acceptances.

“Standard Securitization Undertakings” means representations, warranties, covenants and indemnities made by the Parent or any of the Restricted Subsidiaries in connection with a Permitted Receivables Financing that are customary for Permitted Receivables Financings of the same type; provided that Standard Securitization Undertakings shall not include any Guarantee of any Indebtedness or collectability of any Receivables.

“Starter Available Amount” means, at any time, (a) the greater of (i) $350,000,000 and (ii) 3.25% of Total Assets, minus (b) the sum at such time of (i) Investments previously or concurrently made under Section 6.04(p), plus (ii) Restricted Payments previously or concurrently made under Section 6.07(a)(viii), plus (iii) repayments, repurchases, redemptions, retirements or other acquisitions for value of Junior Debt previously or concurrently made under Section 6.07(b)(iv).

“subsidiary” means, with respect to any Person (the “parent”) at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, limited liability company, partnership, association or other entity (a) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held, or (b) that is, as of such date, otherwise Controlled, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent.

“Subsidiary” means any subsidiary of the Parent, including the Borrower.

“Subsidiary Designation” means (a) any designation of a Restricted Subsidiary as an Unrestricted Subsidiary and (b) any designation of an Unrestricted Subsidiary as a Restricted Subsidiary, in each case in accordance with Section 5.13.

“Subsidiary Loan Party” means any Restricted Subsidiary that is not the Borrower or an Excluded Subsidiary.

“Successor Borrower” has the meaning assigned to such term in Section 6.03.

“Supported QFC” has the meaning assigned to it in Section 9.20.

“Swap Agreement” means any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of the Parent or the Subsidiaries shall be a Swap Agreement.

“Syndication Letter” means the Engagement and Syndication Letter dated as of January 29, 2025 among the Parent, the Borrower and JPMorgan Chase Bank, N.A.

“Synergy or Cost Saving Initiative” has the meaning assigned to such term in the definition of Consolidated EBITDA.

“Takeover Code” means the UK City Code on Takeovers and Mergers, as administered by the Takeover Panel and as amended from time to time.

“Takeover Panel” means the UK Panel on Takeovers and Mergers.

“Target” means Dowlais Group plc, a company organized under the laws of England and Wales with registered number 14591224.

“Target Credit Agreement” means Senior Term and Revolving Facilities Agreement dated as of February 22, 2023, among the Target, GKN Industries Limited, the lenders party thereto, HSBC Bank plc, as agent, and the other parties party thereto, and shall include any amendment, refinancing or replacement thereof.

“Target General Meeting” means the general meeting of the shareholders of the Target (and any adjournment thereof) to be convened in connection with the Scheme for the purpose of considering, and, if thought fit, approving the shareholder resolutions necessary to enable the Target to implement the Acquisition by means of a Scheme.

“Target Group” means the Target and its subsidiaries.

“Target Notes” means the senior notes of GKN Industries Limited issued pursuant to the Note Purchase Agreement dated October 30, 2024, among the Target, GKN Industries Limited, the guarantors from time to time party thereto and the purchasers party thereto, and shall including any refinancing or replacement thereof.

“Target Shareholders” means the holders of Target Shares.

“Target Shares” means the ordinary shares of the capital of the Target.

“Taxes” means any and all present or future taxes, levies, imposts, duties, deductions, charges or withholdings (including backup withholding) imposed by any Governmental Authority, and includes all liabilities, penalties and interest with respect to such amounts.

“Term Benchmark” when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Adjusted Term SOFR Rate.

“Term SOFR Determination Day” has the meaning set forth in the definition of Term SOFR Reference Rate.

“Term SOFR Rate” means, with respect to any Term Benchmark Borrowing and for any tenor comparable to the applicable Interest Period, the applicable Screen Rate at approximately 5:00 a.m., Chicago time, two U.S. Government Securities Business Days prior to the commencement of such tenor comparable to the applicable Interest Period, as such rate is published by the CME Term SOFR Administrator.

“Term SOFR Reference Rate” means, for any day and time (such day, the “Term SOFR Determination Day”), with respect to any Term Benchmark Borrowing denominated in Dollars and for any tenor comparable to the applicable Interest Period, the rate per annum determined by the Administrative Agent as the forward-looking term rate based on SOFR. If by 5:00 pm, New York City time, on such Term SOFR Determination Day, the “Term SOFR Reference Rate” for the applicable tenor has not been published by the CME Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Rate has not occurred, then the Term SOFR Reference Rate for such Term SOFR Determination Day will be the Term SOFR Reference Rate as published in respect of the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate was published by the CME Term SOFR Administrator, so long as such first preceding Business Day is not more than five Business Days prior to such Term SOFR Determination Day.

“Total Assets” means the amount of total assets of the Parent and its Restricted Subsidiaries that would be reflected on a balance sheet of the Parent prepared as of such date on a consolidated basis in accordance with GAAP.

“Total Cap” means 9.75% per annum.

“Total First Lien Indebtedness” means, as of any date, the aggregate principal amount of Total Indebtedness that is secured on a first priority basis by a Lien on any property or asset of the Parent or any Restricted Subsidiary.

“Total Indebtedness” means, as of any date, the sum (without duplication) of (a) the aggregate principal amount of Indebtedness of the Parent and the Restricted Subsidiaries outstanding as of such date that consists of Capital Lease Obligations, obligations for borrowed money and obligations in respect of the deferred purchase price of property or services (in the case of any earn-out or similar contingent obligation, solely to the extent due and payable (and unpaid) as of any applicable date of determination), determined on a consolidated basis, plus (b) the aggregate amount, if any, of Receivables Financing Debt in respect of any Permitted Receivables Securitization outstanding as of such date.

“Total Net Leverage Ratio” means, on any date, the ratio of (a) an amount equal to (i) the Total Indebtedness as of such date, minus (ii) the lesser as of such date of (A) $1,000,000,000 and (B) the aggregate amount of Unrestricted Cash to (b) Consolidated EBITDA of the Parent for the period of four consecutive fiscal quarters of the Parent ended on such date (or, if such date is not the last day of a fiscal quarter, ended on the last day of the fiscal quarter of the Parent most recently ended prior to such date).

“Total Secured Indebtedness” means, as of any date, the aggregate principal amount of Total Indebtedness that is secured by a Lien on any property or asset of the Parent or any Restricted Subsidiary.

“Transaction Costs” means all fees and expenses (including premiums and original issue discount) incurred by the Parent, the Borrower or any Restricted Subsidiary in connection with the Transactions.

“Transactions” means, collectively, (a) the execution, delivery and performance by each Loan Party of the Loan Documents (including this Agreement) to which it is to be a party, the borrowing of Loans and the use of the proceeds thereof, (b) the consummation of the Acquisition (including the transactions necessary to effectuate the Acquisition) and the transactions contemplated by the Acquisition Documents, (c) the consummation of the Existing Indebtedness Refinancing, (d) the execution, delivery and performance by each Loan Party of the definitive documentation for the Permanent Acquisition Financing Indebtedness, the Second Lien Bridge Loans, the Existing Credit Agreement or the Backstop Credit Agreement, as the case may be, the incurrence of the Indebtedness thereunder and the use of the proceeds thereof and (e) the payment of the Transaction Costs.

“Trustee” means the person acting as trustee under the Exchange Notes Indenture, which shall be a bank or trust company that may be reasonably agreed by the Borrower and the Administrative Agent).

“Type”, when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to (a) the Term SOFR Rate (or more generally by reference to a Term Benchmark), (b) the Alternate Base Rate or (c) Daily Simple SOFR (or more generally by reference to an RFR).

“UCC” or “Uniform Commercial Code” means the Uniform Commercial Code as from time to time in effect in the State of New York; provided that, if by reason of mandatory provisions of law, the perfection, the effect of perfection or non-perfection or the priority of any security interest in any Collateral is governed by the personal property security laws of any jurisdiction other than the State of New York, “UCC” or “Uniform Commercial Code” means those personal property security laws as in effect from time to time in such other jurisdiction for purposes of the provisions hereof relating to such perfection, effect of perfection or non-perfection or priority and for the definitions related to such provisions.

“UK Financial Institutions” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended from time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

“Unadjusted Benchmark Replacement” means the applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment.

“Unconditional Date” means the date on which the Offer is declared or becomes wholly unconditional.

“Unrestricted Cash” means unrestricted cash and cash equivalents of the Parent or any of the Restricted Subsidiaries and not controlled by or subject to any Lien or other preferential arrangement in favor of any creditor (other than Liens created under the Loan Documents, any Liens permitted by clause (k) of Section 6.02 and Liens constituting Permitted Encumbrances of the type referred to in clause (g) of the definition of such term).

“Unrestricted Subsidiary” means (a) any Subsidiary that is designated as an Unrestricted Subsidiary by the Borrower pursuant to Section 5.13 subsequent to the Effective Date and (b) any Subsidiary of an Unrestricted Subsidiary.

“Unsecured Acquisition Indebtedness” has the meaning assigned to such term in the definition of Permanent Acquisition Financing Indebtedness.

“USA Patriot Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001.

“U.S. Government Securities Business Day” means any day except for a Saturday, a Sunday or a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.

“U.S. Person” means (i) for purposes of Sections 3.18 and 6.13 hereof, any United States citizen, lawful permanent resident, entity organized under the laws of the United States or any jurisdiction within the United States, including any foreign branch of any such entity, or any person in the United States and (ii) a “United States person” within the meaning of Section 7701(a)(30) of the Code.

“U.S. Special Resolution Regime” has the meaning assigned to it in Section 9.20.

“U.S. Tax Compliance Certificate” has the meaning assigned to such term in Section 2.17(e)(i)(C).

“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

“Write-Down and Conversion Powers” means (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

SECTION 1.02. Types of Loans and Borrowings. For purposes of this Agreement, Loans and Borrowings may be classified and referred to by Type (e.g., a “Term Benchmark Loan”, an “RFR Loan”, or a “Term SOFR Loan”).

SECTION 1.03. Terms Generally; Other Interpretive Provisions. (a)  The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any definition of or reference to any statute, rule or regulation shall be construed as referring thereto as from time to time amended, supplemented or otherwise modified (including by succession of comparable successor laws), unless otherwise expressly stated to the contrary, (c) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (d) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (e) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement, (f) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

(b)  With respect to any amounts incurred or transactions entered into (or consummated) in reliance on a provision of this Agreement that does not require compliance with a financial ratio or test (any such amounts, the “Fixed Amounts”) substantially concurrently with any amounts incurred or transactions entered into (or consummated) in reliance on a provision of this Agreement that require compliance with a financial ratio or test (including the Total Net Leverage Ratio, the First Lien Net Leverage Ratio, the Secured Net Leverage Ratio and the Applicable Total Net Leverage Ratio) (any such amounts, the “Incurrence Based Amounts”), it is understood and agreed that the Fixed Amounts shall be disregarded in the calculation of the financial ratio or test applicable to such Incurrence Based Amounts. Notwithstanding anything to the contrary herein, for purposes of determining whether any transaction or action is permitted under any covenant set forth in Article VI, the Borrower may rely on more than one basket or exception within a covenant hereunder and the Borrower may divide and classify such transaction or action within the applicable covenant in any manner that complies with the terms set forth therein, and may later divide and reclassify any such transaction or action so long as the transaction or action (as so divided and/or reclassified) would be permitted to be made in reliance on the applicable baskets and exceptions within such covenant as of the date of such reclassification (it being understood that such classification or reclassification shall be subject to all the applicable terms and parameters of such exceptions and baskets).

SECTION 1.04. Accounting Terms; GAAP. Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided that (a) if the Borrower notifies the Administrative Agent that the Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the Effective Date in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith and (b) notwithstanding any other provision contained herein, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made, without giving effect to any election under Statement of Financial Accounting Standards 159, The Fair Value Option for Financial Assets and Financial Liabilities, or any successor thereto (including pursuant to the Accounting Standards Codification), to value any Indebtedness of Parent or any Subsidiary at “fair value”, as defined therein.

SECTION 1.05. Pro Forma Calculations; Limited Condition Transactions. (a)  With respect to any period during which any Specified Transaction occurs, for purposes of determining the Total Net Leverage Ratio, the Applicable Total Net Leverage Ratio, the First Lien Net Leverage Ratio, the Secured Net Leverage Ratio or the Cash Interest Expense Coverage Ratio, calculations with respect to such period shall be made on a Pro Forma Basis.

(b)  In connection with any action being taken in connection with a Limited Condition Transaction, for purposes of (i) determining compliance with any provision of this Agreement which is subject to a Default or an Event of Default qualifier (including any representation and warranty related thereto) or requires the calculation of any financial ratio or test, including the First Lien Net Leverage Ratio, the Secured Net Leverage Ratio, the Applicable Total Net Leverage Ratio and the Total Net Leverage Ratio or (ii) testing availability under baskets set forth in this Agreement (including baskets subject to Default or Event of Default conditions), at the option of the Borrower (and if the Borrower elects to exercise such option, such option shall be exercised on or prior to the date of the definitive agreements, notice of prepayment (or similar notice) or declaration of the Restricted Payment, in each case with respect to such Limited Condition Transaction) (any such election, an “LCT Election”) the date of such determination shall be deemed to be the date the definitive agreements, declaration or notice for such Limited Condition Transaction are entered into, made or delivered, as applicable (the “LCT Test Date”), and if, after giving effect to the Limited Condition Transaction (and the other transactions to be entered into in connection therewith) on a Pro Forma Basis, the Borrower would have been permitted to take such action on the relevant LCT Test Date in compliance with such ratio, test or basket (and any related representations, warranties, requirements and conditions), such ratio, test or basket (and any related representations, warranties, requirements and conditions) shall be deemed to have been complied with (or satisfied). For the avoidance of doubt, if the Borrower has made an LCT Election and any of the ratios, tests or baskets for which compliance was determined or tested as of the LCT Test Date would have failed to have been complied with as a result of fluctuations in any such ratio, test or basket, at or prior to the consummation of the relevant transaction or action, such baskets, tests or ratios will not be deemed to have failed to have been complied with as a result of such fluctuations. If the Borrower has made an LCT Election for any Limited Condition Transaction, then in connection with any calculation of any ratio, test or basket availability with respect to the incurrence of Indebtedness or Liens, the making of Restricted Payments, the making of any investment permitted under Section 6.04, mergers, the conveyance, lease or other transfer of all or substantially all of the assets of the Borrower, the prepayment, redemption, purchase, defeasance or other satisfaction of Indebtedness or any other action or transaction (each, a “Subsequent Transaction”) following the relevant LCT Test Date and prior to the earlier of the date on which such Limited Condition Transaction is consummated or the date that the definitive agreement or irrevocable notice for such Limited Condition Transaction is terminated or expires without consummation of such Limited Condition Transaction, for purposes of determining whether such Subsequent Transaction is permitted under this Agreement, any such ratio, test or basket shall be required to be satisfied on a Pro Forma Basis (i) assuming such Limited Condition Transaction and other transactions in connection therewith (including any incurrence of Indebtedness and the use of proceeds thereof) have been consummated and (ii) assuming such Limited Condition Transaction and other transactions in connection therewith (including any incurrence of Indebtedness and the use of proceeds thereof) have not been consummated.

SECTION 1.06. Divisions. For all purposes under the Loan Documents, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws): (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized and acquired on the first date of its existence by the holders of its Equity Interests at such time.

SECTION 1.07. Interest Rates; Benchmark Notification. The interest rate on a Loan may be derived from an interest rate benchmark that may be discontinued or is, or may in the future become, the subject of regulatory reform. Upon the occurrence of a benchmark transition event, Section 2.14 provides a mechanism for determining an alternative rate of interest. The Administrative Agent does not warrant or accept any responsibility for, and shall not have any liability with respect to, the administration, submission, performance or any other matter related to any interest rate used in this Agreement, or with respect to any alternative or successor rate thereto, or replacement rate thereof, including without limitation, whether the composition or characteristics of any such alternative, successor or replacement reference rate will be similar to, or produce the same value or economic equivalence of, the existing interest rate being replaced or have the same volume or liquidity as did any existing interest rate prior to its discontinuance or unavailability. The Administrative Agent and its Affiliates and/or other related entities may engage in transactions that affect the calculation of any interest rate used in this Agreement or any alternative, successor or alternative rate (including any Benchmark Replacement) and/or any relevant adjustments thereto, in each case, in a manner adverse to the Borrower. The Administrative Agent may select information sources or services in its reasonable discretion to ascertain any interest rate used in this Agreement, any component thereof, or rates referenced in the definition thereof, in each case pursuant to the terms of this Agreement, and shall have no liability to the Borrower, any Lender or any other Person for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for any error or calculation of any such rate (or component thereof) provided by any such information source or service.

SECTION 1.08. Effectuation of Acquisition Transactions. Without prejudice and subject to Section 4.03, all references herein to the Parent and the Subsidiaries on the Closing Date shall be deemed to be references to such Persons, and all of the representations and warranties of the Parent and the Borrower contained in this Agreement shall be deemed made the Closing Date, in each case, upon and following the Acquisition Completion Date, after giving effect to the Acquisition and the related transactions, unless the context otherwise requires.

SECTION 1.09. Closing Date Adjustments. With respect to any basket or exception under this Agreement that is specified to equal the greater of (x) a “fixed” dollar amount (the “Dollar Component”) and (y) a “grower” amount equal to a stated percentage of Total Assets (the “Total Assets Component”), the Dollar Component of each such basket or exception shall be automatically and permanently adjusted on the Closing Date to an amount equal to the product of (i) the applicable percentage of Total Assets under the Total Assets Component of such basket or exception, expressed as a decimal, multiplied by (ii) Total Assets as of the Closing Date, determined after giving effect to the Acquisition.

SECTION 1.10. Exchange Rates; Currency Equivalents. Any amount specified in this Agreement (other than in Articles II, VIII and IX) or any of the other Loan Documents to be in Dollars shall also include the equivalent of such amount in any currency other than Dollars, such equivalent amount to be determined at the Exchange Rate; provided if any basket is exceeded solely as a result of fluctuations in applicable currency exchange rates after the last time such basket was utilized, such basket will not be deemed to have been exceeded solely as a result of such fluctuations in currency exchange rates.

ARTICLE II

The Credits

SECTION 2.01. Commitments. Subject to the terms and conditions set forth herein, each Lender severally agrees to make loans (in Dollars) to the Borrower on the Closing Date in a principal amount not exceeding its Commitment. The Borrower may make only one Borrowing under the Commitment, which shall be made hereunder in a single drawing on the Closing Date.

SECTION 2.02. Loans and Borrowings. (a)  Each Bridge Loan shall be made as part of a Borrowing consisting of Loans of the same Type made by the Lenders ratably in accordance with their respective Commitments. The failure of any Lender to make any Bridge Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided that the Commitments of the Lenders are several and no Lender shall be responsible for any other Lender’s failure to make a Bridge Loan as required.

(b)  Subject to Section 2.14, each Borrowing shall be comprised entirely of ABR Loans, Term SOFR Loans or Daily Simple SOFR Loans, as the Borrower may request in accordance herewith. Each Lender at its option may make any Bridge Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of the Borrower to repay such Bridge Loan in accordance with the terms of this Agreement and such Lender shall not be entitled to any amounts payable under Section 2.15, 2.17 or 2.19 to the extent such amounts would not have been payable had such Lender not exercised such option.

(c)  (i) At the commencement of each Interest Period for any Term Benchmark Borrowing, such Borrowing shall be in an aggregate amount that is an integral multiple of $500,000 and not less than $5,000,000 and (ii) at the time that each RFR Borrowing is made, such Borrowing shall be in an aggregate amount that is an integral multiple of $500,000 and not less than $5,000,000. At the time that each ABR Borrowing is made, such Borrowing shall be in an aggregate amount that is an integral multiple of $500,000 and not less than $1,000,000. Borrowings of more than one Type may be outstanding at the same time; provided that there shall not at any time be more than a total of 10 Term Benchmark Term Borrowings or RFR Term Borrowings outstanding.

(d)  Notwithstanding any other provision of this Agreement, the Borrower shall not be entitled to request, or to elect to convert or continue, any Borrowing if the Interest Period requested with respect thereto would end after the Bridge Loan Maturity Date.

SECTION 2.03. Requests for Borrowings. To request a Borrowing, the Borrower shall notify the Administrative Agent of such request by delivery of a written Borrowing Request (a) in the case of a Term Benchmark Borrowing, not later than 2:00 p.m., New York City time, three Business Days (or such shorter period as may be acceptable to the Administrative Agent) before the date of the proposed Borrowing, (b) in the case of an ABR Borrowing, not later than 2:00 p.m., New York City time, on the date of the proposed Borrowing or (c) in the case of an RFR Borrowing, not later than 11:00 a.m., New York City time, five Business Days before the date of the proposed Borrowing. Each such Borrowing Request shall be in a form approved by the Administrative Agent and signed by the Borrower and shall be delivered by hand, facsimile or electronic mail to the Administrative Agent and shall be irrevocable; provided that any Borrowing Request may state that it is conditioned upon the consummation of any transaction specified therein. Each such Borrowing Request shall specify the following information in compliance with Section 2.02:

(i)  the aggregate amount of the requested Borrowing;

(ii)  the date of such Borrowing, which shall be a Business Day;

(iii)  whether such Borrowing is to be an ABR Borrowing, a Term Benchmark Borrowing or an RFR Borrowing, as applicable;

(iv)  in the case of a Term Benchmark Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period”; and

(v)  the location and number of the Borrower’s account to which funds are to be disbursed, which shall comply with the requirements of Section 2.06.

If no election as to the Type of any Borrowing is specified, then the requested Borrowing shall be an ABR Borrowing. If no Interest Period is specified with respect to any requested Term Benchmark Borrowing, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration. Promptly following receipt of a Borrowing Request in accordance with this Section, the Administrative Agent shall advise each applicable Lender of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing.

SECTION 2.04. Extended Term Loans. (a)  If any of the Bridge Loans remain outstanding on the Bridge Loan Maturity Date, then on the Bridge Loan Maturity Date the then-outstanding principal amount of such Bridge Loans will automatically be converted, without the need for any action by any party hereto, to Extended Term Loans, which shall be due and payable on the Extended Term Loan Maturity Date. Upon the conversion of the Bridge Loans into Extended Term Loans, each Lender shall cancel on its records a principal amount of the Bridge Loans held by such Lender corresponding to the principal amount of the Extended Term Loans made by such Lender, which corresponding principal amount of the Bridge Loans shall be satisfied by the conversion of such Bridge Loans into Extended Term Loans in accordance with this Section 2.04(a).

(b)  Notwithstanding anything to the contrary contained in this Agreement, on and after the Bridge Loan Maturity Date, at all times while any Extended Term Loans are outstanding, the redemption, affirmative covenants, negative covenants, events of default, change of control and waiver and amendment provisions contained in the Exchange Notes Indenture shall be applicable to the Extended Term Loans instead of the provisions contained in Section 2.10, Section 2.11, Article V, Article VI, Article VII and Section 9.02 of this Agreement, and such provisions of the Exchange Notes Indenture (including the corresponding definitions in the Exchange Notes Indenture that relate to such sections and articles of the Exchange Notes Indenture) shall be deemed incorporated and set forth in this Agreement to the extent necessary to give effect to the foregoing; provided that, for purposes of this Agreement (i) any references to the “Holders” therein shall be deemed to be references to the Lenders, (ii) any references to the “Indenture” therein shall be deemed to be references to this Agreement, (iii) any references to the “Issuer” therein shall be deemed to be references to the Borrower, (iv) any references to the “Notes” therein shall be deemed to be references to the Extended Term Loans and (v) any references to the “Trustee” therein shall be deemed to be references to the Administrative Agent.

SECTION 2.05. Exchange Notes.

(a)  Issuance. (i)  Each Lender will have the option at any time on or after the Bridge Loan Maturity Date to receive Exchange Notes in exchange for the Extended Term Loans (or a portion thereof) of such Lender then outstanding (each such event being referred to herein as an “Exchange”); provided that, solely in connection with the first issuance of the Exchange Notes, the Borrower shall not be required to issue Exchange Notes until it shall have received Exchange Requests to issue not less than $200,000,000 aggregate principal amount of Exchange Notes.

(ii)  The principal amount of the Exchange Notes issued in any Exchange will equal 100% of the aggregate principal amount of the Extended Term Loans (or the portions thereof) for which they are exchanged pursuant to such Exchange and will bear interest at a fixed rate per annum equal to the Total Cap. The Exchange Notes will rank pari passu with the Extended Term Loans and will have the terms set forth in the Exchange Notes Indenture.

(iii)  On any date an Exchange is effected (an “Exchange Date”), which shall be a Business Day, the Borrower shall, pursuant to the provisions of this Article II, pay all accrued and unpaid interest on the Extended Term Loans exchanged pursuant to such Exchange. If a Default or Event of Default shall have occurred and be continuing on any Exchange Date, (A) a corresponding default or event of default, as the case may be, shall be deemed to have occurred and be continuing under the Exchange Notes Indenture, (B) any notices given or cure period commenced while the Extended Term Loan was outstanding shall be deemed given or commenced (as of the actual dates thereof) for all purposes with respect to the Exchange Notes (with the same effect as if the Exchange Notes had been outstanding as of the actual dates thereof) and (C) the Exchange Notes shall accrue default interest under the Exchange Notes Indenture to the same extent the Extended Term Loans that were exchanged for such Exchange Notes accrue default interest. Receipt by a Lender of the Exchange Notes pursuant to any Exchange, and of all amounts due in respect of the Extended Term Loans of such Lender subject to such Exchange through the Exchange Date, shall be in satisfaction of, and shall constitute the discharge of, such Extended Term Loans and the Borrower and the Loan Parties will have no further obligations in respect of such Extended Term Loans relating to any time from and after the time of such receipt; provided, that, notwithstanding anything to the contrary, (x) if a Lender receives Exchange Notes but not all accrued and unpaid interest on the Extended Term Loans that were exchanged for such Exchange Notes, the Borrower’s and the Loan Parties’ obligations in respect thereof shall not be satisfied and discharged and interest and default interest shall accrue on such unpaid interest to the extent provided in this Agreement, (y) such satisfaction and discharge shall be deemed to occur only upon the payment in full in cash of all such unpaid interest, together with any default interest thereon, and (z) any such satisfaction and discharge shall not affect the obligations of the Borrower and the Loan Parties hereunder and under the other Loan Documents with respect to such Extended Term Loans, other than the principal thereof and interest thereon, to the extent arising or relating to any time prior to the time of such receipt; provided, further, for the avoidance of doubt, that the Extended Term Loans and the Exchange Notes will not be considered to constitute new Indebtedness of the Borrower but will evidence the same Indebtedness as was evidenced by the Bridge Loans, which Indebtedness will continue with full force and effect in the form of Extended Term Loans or Exchange Notes, as the case may be. Notwithstanding anything contained herein to the contrary, for the avoidance of doubt, (A) if any Exchange Date would occur in any period between a Record Date and the following interest payment date for the Exchange Notes, then the Exchange Date shall be deferred until the Business Day immediately following such interest payment date and (B) in no event will any Lender who exchanges Extended Term Loans for Exchange Notes be entitled to receive interest payments with respect to both the Extended Term Loans and the Exchange Notes for any portion of the same Interest Period.

(iv)  In order to effect an Exchange, a Lender shall provide the Administrative Agent and the Borrower written or fax notice (an “Exchange Request”) in the form to be attached as an exhibit to the Exchange Notes Indenture at least five Business Days prior to an Exchange Date, which shall be a Business Day, selected by such Lender for an Exchange in compliance with this Article II, together with such other information as may be reasonably requested by the Administrative Agent. Each Exchange Request shall specify (A) the Lender’s legal name, (B) the Exchange Date selected by such Lender, (C) the principal amount of the Extended Term Loans to be exchanged pursuant to such Exchange Request (which shall be, when taken together with Exchange Requests from other Lenders whose requested exchange has not yet been completed, at least $25,000,000 or, if less than $25,000,000, the entire remaining aggregate principal amount of the Extended Term Loans of the Lenders), and (D) instructions for delivery to such Lender of each Exchange Note subject to such Exchange Request, including (1) if such Exchange Note is to be recorded in book-entry form in accordance with Section 2.05(b)(iv), instructions as to whether such Exchange Note is to be credited to the account of such Lender directly or indirectly through a participant in the Depository Trust Company identified in such Exchange Request and (2) if such Exchange Note is to be issued as a definitive registered note in accordance with Section 2.05(b)(iv), instructions as to the name in which such Exchange Note is to issued and instructions for physical delivery thereof. Upon receipt of an Exchange Request, the Administrative Agent shall promptly provide written or fax notice of such proposed Exchange to the Trustee, with a copy to the Borrower, that shall specify the information contained in such Exchange Request.

(b)  Exchange Notes. (i)  In the event that any Bridge Loans remain outstanding on the date 270 days after the Closing Date, (A) the Borrower shall, as promptly as practicable after being requested to do so by the Administrative Agent, engage a Trustee, (B) the Trustee, the Borrower and the other Loan Parties shall enter into the Exchange Notes Indenture promptly thereafter (and in any event no later than 30 days prior to the Bridge Loan Maturity Date), (C) the Borrower shall execute and deliver to the Trustee certificates evidencing the full amount of the Exchange Notes that may be issued pursuant to the terms hereof, to be held by the Trustee, undated and unauthenticated, pending issuance pursuant to the terms hereof, (D) the Borrower shall provide to the Administrative Agent no later than 30 days prior to the Bridge Loan Maturity Date copies of resolutions of its board of directors approving the execution and delivery of the Exchange Notes Indenture and the issuance of any Exchange Notes, together with a customary certificate of the secretary or an assistant secretary of the Borrower certifying such resolutions and (E) the Borrower shall use reasonable best efforts to obtain ratings from at least two of S&P, Moody’s and Fitch Ratings Inc. for the Exchange Notes prior to the Bridge Loan Maturity Date and, if not obtained by then, as soon as practicable thereafter.

(ii)  The Exchange Notes shall be issued in the form set forth in the Exchange Notes Indenture, with such changes as the Administrative Agent may request to effect the provisions of this Agreement and the Exchange Notes Indenture and to comply with any applicable requirement of law, regulation or trustee procedures or policies, including such changes as are reasonably necessary to cause the Exchange Notes to become eligible for deposit at The Depository Trust Company; provided that no such changes shall be adverse in any material respect to the Lenders or a holder of Exchange Notes upon issuance.

(iii)  The Borrower shall, no later than ten Business Days prior to the Bridge Loan Maturity Date, (A) use reasonable best efforts to cause the Exchange Notes to become eligible for deposit at The Depository Trust Company (including by the filing of an appropriately executed letter of representations) and (B) obtain “CUSIP” and “ISIN” numbers for the Exchange Notes.

(iv)  On or prior to the fifth Business Day following the receipt of an Exchange Request from a Lender in accordance with Section 2.05(a)(iv) (and subject to the proviso set forth in Section 2.05(a)(i)) that requests the exchange of any Extended Term Loan (or a portion thereof) of such Lender for Exchange Notes, the Borrower shall use reasonable best efforts to cause the Trustee to deliver, in accordance with the instructions set forth in such Exchange Request and with the terms of the Exchange Notes Indenture, a fully executed and authenticated Exchange Note or Exchange Notes, in an aggregate principal amount as set forth in Section 2.05(a)(ii) and bearing interest and with a maturity date as set forth for such Exchange Notes in the Exchange Notes Indenture, dated the date of the issuance of such Exchange Note. Such Exchange Note shall either (A) be recorded in book-entry form as a beneficial interest in one or more global notes deposited with the Trustee as custodian for The Depository Trust Company and credited to the account of the exchanging Lender directly or indirectly through its participant in the Depository Trust Company system or (B) if the foregoing is not reasonably practicable, be issued as a definitive registered note payable to the order of the holder or beneficial owner, as the case may be.

(v)  Nothing in Section 2.04 or this Section 2.05 shall prevent or limit the ability of the Borrower to repay or refinance the Loans in any other manner not otherwise prohibited by this Agreement (for the avoidance of doubt, after giving effect to Section 2.04(b)).

SECTION 2.06. Funding of Borrowings. (a)  Each Lender shall make each Bridge Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds by 12:00 noon, New York City time (in the case of a Term Benchmark Loan or an RFR Loan), or 2:00 p.m., New York City time (in the case of an ABR Loan), to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders. The Administrative Agent will make such Bridge Loans available to the Borrower by promptly crediting the amounts so received, in like funds, to an account of the Borrower in the United States designated by the Borrower in the applicable Borrowing Request.

(b)  Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with paragraph (a) of this Section and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of such Lender, the greater of the applicable Overnight Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation or (ii) in the case of the Borrower, the interest rate applicable to ABR Loans. If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Loan included in such Borrowing.

SECTION 2.07. Interest Elections. (a)  Each Borrowing initially shall be of the Type specified in the Borrowing Request and, in the case of a Term Benchmark Borrowing, shall have an initial Interest Period as specified in such Borrowing Request. Thereafter, the Borrower may elect to convert such Borrowing to a different Type or to continue such Borrowing and, in the case of a Term Benchmark Borrowing, may elect Interest Periods therefor, all as provided in this Section. The Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing.

(b)  To make an election pursuant to this Section, the Borrower shall notify the Administrative Agent of such election by telephone or electronic mail by the time that a Borrowing Request would be required under Section 2.03 if the Borrower were requesting a Borrowing of the Type resulting from such election to be made on the effective date of such election. Each such telephonic Interest Election Request shall be irrevocable and shall be confirmed promptly by hand delivery or facsimile to the Administrative Agent of a written Interest Election Request in a form approved by the Administrative Agent and signed by the Borrower.

(c)  Each telephonic and written Interest Election Request shall specify the following information in compliance with Section 2.02:

(i)  the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);

(ii)  the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

(iii)  whether the Borrowing is to be an ABR Borrowing, a Term Benchmark Borrowing or an RFR Borrowing, as applicable; and

(iv)  if the resulting Borrowing is a Term Benchmark Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period”.

If any such Interest Election Request requests a Term Benchmark Borrowing but does not specify an Interest Period, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration.

(d)  Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each participating Lender of the details thereof and of such Lender’s portion of each resulting Borrowing.

(e)  If the Borrower fails to deliver a timely Interest Election Request with respect to a Term Benchmark Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall be converted to an ABR Borrowing. Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing and the Administrative Agent, at the request of the Required Lenders, has notified the Borrower of the election to give effect to this sentence on account of such Event of Default, then, in each such case, so long as such Event of Default is continuing (i) no outstanding Borrowing may be converted to or continued as a Term Benchmark Borrowing and (ii) unless repaid, each Term Benchmark Borrowing and each RFR Borrowing shall be converted to an ABR Borrowing at the end of the Interest Period applicable thereto.

SECTION 2.08. Termination and Reduction of Commitments. (a)  Unless previously terminated, (i) the Commitment of each Lender shall be automatically terminated upon the making by such Lender of its Bridge Loans on the Closing Date and (ii)  the Commitments shall automatically terminate at 5:00 p.m., New York City time, on the last Business Day of the Certain Funds Period. The Commitments shall be automatically reduced upon the issuance or incurrence by the Borrower of any First Lien Acquisition Indebtedness (including any Demand Notes) by an amount equal to the aggregate principal amount thereof.

(b)  The Borrower may at any time terminate, or from time to time reduce, the Commitments, without premium or penalty; provided that  each reduction of the Commitments shall be in an amount that is an integral multiple of $500,000 and not less than $5,000,000.

(c)  The Borrower shall notify the Administrative Agent of any election to terminate or reduce the Commitments under paragraph (b) of this Section at least three Business Days prior to the effective date of such termination or reduction, specifying such election and the effective date thereof. Promptly following receipt of any notice, the Administrative Agent shall advise the Lenders of the contents thereof. Each notice delivered by the Borrower pursuant to this Section shall be irrevocable; provided that a notice of termination or reduction of the Commitments under paragraph (b) of this Section delivered by the Borrower may state that such notice is conditioned upon the effectiveness of other credit facilities or the consummation of any other transaction, in which case such notice may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. Any termination or reduction of the Commitments shall be permanent. Except as provided in Section 2.20(b), each reduction of the Commitments shall be made ratably among the Lenders in accordance with their respective Commitments.

SECTION 2.09. Repayment of Loans; Evidence of Debt. (a)  The Borrower hereby unconditionally promises to pay to the Administrative Agent for the account of each Lender the then unpaid principal amount of each Loan of such Lender on the Maturity Date.

(b)  Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(c)  The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, the Type thereof and the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof.

(d)  The entries made in the accounts maintained pursuant to paragraph (b) or (c) of this Section shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Loans in accordance with the terms of this Agreement.

(e)  Any Lender may request that Loans made by it be evidenced by a promissory note. In such event, the Borrower shall prepare, execute and deliver to such Lender a promissory note payable to such Lender (or, if requested by such Lender, to such Lender and its registered assigns) and in a form approved by the Administrative Agent.

SECTION 2.10. Change in Control Repayment Offer. (a)  Upon the occurrence of a Change in Control occurring after the Certain Funds Period, each Lender shall have the right to require the Borrower to repay all or any part of such Lender’s Bridge Loans at a price in cash equal to 100% of the principal amount thereof, plus accrued and unpaid interest to the date of the Change in Control Repayment Date (as defined below) to the extent required by Section 2.13.

(b)  Within 30 days following any Change in Control, the Borrower shall deliver notice (the “Change in Control Offer”) to the Administrative Agent, and promptly following receipt of any such Change in Control Offer, the Administrative Agent shall advise the participating Lenders of the contents thereof with the following information:

(i)  that a Change in Control has occurred or will occur and that such Lender has the right to require the Borrower to repay such Lender’s Bridge Loans at a price equal to 100% of the principal amount thereof, plus accrued and unpaid interest, if any, to the date of the Change in Control Repayment Date (subject to the right of the Lenders to receive interest on the relevant Interest Payment Date);

(ii)  the circumstances and relevant facts, including the identification of the transaction or transactions that constitute such Change in Control, and financial information regarding such Change in Control;

(iii)  the repayment date, which shall be no earlier than 30 days nor later than 60 days from the date such notice is sent, (the “Change in Control Repayment Date”); and

(iv)  instructions determined by the Borrower, consistent with this Section 2.10, that a Lender must follow in order to have its Bridge Loans repaid.

(c)  Any Lender may elect, by notice to the Administrative Agent or the Borrower by telephone (confirmed by hand delivery or facsimile) at least one Business Day prior to the required repayment date, to decline all or any portion of any repayment of its Loans pursuant to a Change in Control Offer, in which case the aggregate amount of the repayment that would have been applied to repay such Loans but was so declined shall be retained by the Borrower.

(d)  A Change in Control Offer may be made in advance of a Change in Control, and conditioned upon such Change in Control, if a definitive agreement is in place for the Change in Control at the time of making of the Change in Control Offer.

(e)  Notwithstanding the other provisions of this Section 2.10, the Borrower shall not be required to make a Change in Control Offer upon a Change in Control if a third party makes the Change in Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in this Section 2.10 applicable to a Change in Control Offer made by the Borrower and repays all Bridge Loans elected by the applicable Lender to be repaid.

(f)  At the time the Borrower delivers funds to the Administrative Agent for the repayment of any Bridge Loans elected by the applicable Lender to be repaid pursuant to any Change in Control Offer, the Borrower shall also deliver an officers’ certificate stating that such Bridge Loans are to be accepted for repayment by the Borrower pursuant to and in accordance with the terms of this Section 2.10.

(g)  Prior to any Change in Control Offer, the Borrower shall deliver to the Administrative Agent an officers’ certificate stating that all conditions precedent contained herein to the right of the Borrower to make such offer have been complied with.

SECTION 2.11. Prepayment of Loans. (a)  The Borrower shall have the right at any time and from time to time to prepay any Borrowing in whole or in part, subject to Section 2.16, but otherwise without premium or penalty, subject to prior notice in accordance with paragraph (g) of this Section.

(b)  [Reserved.]

(c)  In the event and on each occasion that any Net Cash Proceeds are received on or after the Closing Date by or on behalf of the Parent in respect of any Equity Issuance, the Borrower shall, on the date on which such Net Cash Proceeds are received, prepay the Bridge Loans in an aggregate principal amount equal to 100% of the amount of such Net Cash Proceeds.

(d)  In the event and on each occasion that any Net Cash Proceeds are received on or after the Closing Date by or on behalf of the Parent or any Restricted Subsidiary in respect of any Prepayment Event (including by the Administrative Agent as loss payee in respect of any Prepayment Event described in clause (b) thereof), then in each case, the Borrower shall, promptly but in any event within 10 Business Days after such Net Cash Proceeds are received (or, in the case of a Prepayment Event described in clause (c) of the definition of the term “Prepayment Event”, on the date on which such Net Cash Proceeds are received), prepay the Loans in an aggregate principal amount equal to 100% of the amount of such Net Cash Proceeds (or, if the Borrower or any of its Restricted Subsidiaries has incurred Indebtedness that is permitted under Section 6.01 that is secured, on an equal and ratable basis with the Loans, by a Lien on the Collateral permitted under Section 6.02, and such Indebtedness is required to be prepaid or redeemed with the net proceeds of any Prepayment Event, then by such lesser percentage of such Net Cash Proceeds such that such Indebtedness receives no greater than a ratable percentage of such Net Cash Proceeds based upon the aggregate principal amount of the Loans and such Indebtedness then outstanding). Notwithstanding the foregoing, if the Borrower would otherwise be required to make a prepayment in respect of any event described in clause (a) or (b) of the definition of the term “Prepayment Event”, but notifies the Administrative Agent in writing that it elects to reinvest the applicable Net Cash Proceeds in assets useful in the business of the Borrower or any Restricted Subsidiary and certifies that no Event of Default has occurred and is continuing at such time, then no such prepayment shall be required if the Borrower or any Restricted Subsidiary shall reinvest the applicable Net Cash Proceeds in assets useful in the Borrower’s or a Restricted Subsidiary’s business within (x) twelve (12) months following receipt of such Net Cash Proceeds or (y) if the Borrower or a Restricted Subsidiary enters into a legally binding commitment to reinvest such Net Cash Proceeds within twelve (12) months following receipt thereof, six (6) months following the last day of such twelve (12) month period; provided that to the extent that any such Net Cash Proceeds that have not been so reinvested by the end of the period specified in sub-clause (x) or (y) above, as applicable, a prepayment (in the same manner that would have been required if no reinvestment election had been made), shall be required in an amount equal to such Net Cash Proceeds that have not been so reinvested.

(e)  In the event and on each occasion that any Net Cash Proceeds are received on or after the Closing Date by or on behalf of the Parent or any Restricted Subsidiary in respect of any Debt Incurrence Prepayment Event, then in each case, the Borrower shall, on the date on which such Net Cash Proceeds are received, prepay the Bridge Loans in an aggregate principal amount equal to 100% of the amount of such Net Cash Proceeds; provided that in the event any Lender or affiliate of a Lender purchases Demand Notes from the Borrower pursuant to a Securities Demand under (and as defined in) the Arranger Fee Letter in respect of the Bridge Loans at an issue price above the level at which such Lender or affiliate has determined such Demand Notes can be resold by such Lender or affiliate to a bona fide third party at the time of such purchase (and notifies the Borrower thereof), the Net Cash Proceeds received by the Borrower in respect of such Indebtedness may, at the option of such Lender or affiliate, be applied first to repay the Bridge Loans of such Lender or affiliate (provided that if there is more than one such Lender or affiliate then such Net Cash Proceeds will be applied pro rata to repay Bridge Loans of all such Lenders or affiliates in proportion to such Lenders’ or affiliates’ principal amount of Indebtedness purchased from the Borrower) prior to being applied to prepay the Bridge Loans held by other Lenders.

(f)  Prior to any optional or mandatory prepayment of Borrowings under this Section, the Borrower shall, subject to the next sentence, select the Borrowing or Borrowings to be prepaid and shall specify such selection in the notice of such prepayment delivered pursuant to paragraph (g) of this Section. Any Lender may elect, by notice to the Administrative Agent by telephone (confirmed by hand delivery or facsimile) at least one Business Day prior to the required prepayment date, to decline all or any portion of any prepayment of its Loans pursuant to this Section (other than an optional prepayment pursuant to paragraph (a) of this Section, which may not be declined) in which case the aggregate amount of the prepayment that would have been applied to prepay such Loans but was so declined shall be retained by the Borrower.

(g)  The Borrower shall notify the Administrative Agent by telephone (confirmed by facsimile) or electronic mail of any prepayment hereunder (i)(x) in the case of prepayment of a Term Benchmark Borrowing, not later than 12:00 p.m., New York City time, three Business Days before the date of prepayment and (y) in the case of prepayment of an RFR Borrowing, not later than 11:00 a.m., New York City time, five Business Days before the date of prepayment and (ii) in the case of prepayment of an ABR Borrowing, not later than 12:00 p.m., New York City time, on the date of prepayment. Each such notice shall be irrevocable and shall specify the prepayment date and the principal amount of each Borrowing or portion thereof to be prepaid and, in the case of a mandatory prepayment, a reasonably detailed calculation of the amount of such prepayment; provided that a notice of prepayment may state that such notice is conditioned upon the occurrence of an event specified in such notice, in which case such notice may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified date of prepayment) if such condition is not satisfied. Promptly following receipt of any such notice, the Administrative Agent shall advise the participating Lenders of the contents thereof. Each partial prepayment of any Borrowing shall be in an amount that would be permitted in the case of an advance of a Borrowing of the same Type as provided in Section 2.02, except as necessary to apply fully the required amount of a mandatory prepayment. Each prepayment of a Borrowing shall be applied ratably to the Loans included in the prepaid Borrowing. Prepayments shall be accompanied by accrued interest to the extent required by Section 2.13.

(h)  [Reserved].

(i)  Notwithstanding the foregoing, to the extent that the repatriation of any Net Cash Proceeds in respect of any Prepayment Event described in clause (a) or (b) of the definition thereof or any Debt Incurrence Prepayment Event that is required to be applied to prepay the Loans pursuant to Section 2.11(d) or (e) (i) would be prohibited or restricted under applicable local law (including as a result of laws or regulations relating to financial assistance, corporate benefit, restrictions on upstreaming of cash intragroup and fiduciary and statutory duties of directors of relevant subsidiaries) (provided that the Parent and its Restricted Subsidiaries shall take all commercially reasonable actions available under local law to permit such repatriation) or (ii) would result in material adverse tax consequences to the Parent and the Restricted Subsidiaries (taken as a whole) with respect to such amount as reasonably determined in good faith by the Parent in consultation with the Administrative Agent, then in each case, the Borrower shall not be required to prepay such affected amounts (the “Excluded Amounts”) as required under Section 2.12(d) or (e), and such amounts may be retained by the applicable Foreign Subsidiary so long, but only so long, as the applicable local law will not permit repatriation, or the Parent believes in good faith that such material adverse tax consequence would result, and once such repatriation of any of such Excluded Amounts is permitted under the applicable local law or the Parent determines in good faith such repatriation would no longer would have such material adverse tax consequences, such repatriation will be promptly effected and such repatriated Excluded Amounts will be promptly (and in any event not later than five Business Days after such repatriation) applied (net of additional taxes payable or reasonably estimated to be payable as a result thereof) to the prepayment of the Loans pursuant to this Section (provided that no such prepayment of the Loans pursuant to this Section shall be required in the case of any such Net Cash Proceeds the repatriation of which the Parent believes in good faith would result in material adverse tax consequences, if on or before the date on which such Net Cash Proceeds so retained would otherwise have been required to be applied to reinvestments or prepayments pursuant to paragraph (d) of this Section, (x) the Borrower applies an amount equal to the amount of such Net Cash Proceeds to such reinvestments or prepayments as if such Net Cash Proceeds had been received by the Borrower rather than such Foreign Subsidiary, less the amount of additional taxes that would have been payable or reserved against if such Net Cash Proceeds had been repatriated (or, if less, the Net Cash Proceeds that would be calculated if received by such Foreign Subsidiary) or (y) such Net Cash Proceeds are applied to the repayment of Indebtedness of a Foreign Subsidiary).

SECTION 2.12. Fees. (a)  Without duplication of any fees paid pursuant to the Arranger Fee Letter, on the Bridge Loan Maturity Date, the Borrower shall pay to the Administrative Agent for the account of each Lender a fee (the “Conversion Fee”) in an amount equal to 1.00% of the aggregate principal amount of the Bridge Loans of such Lender outstanding on such date (determined prior to giving effect to any conversion to Extended Term Loans to occur on such date).

(b)  The Borrower agrees to pay to the parties entitled thereto the fees payable pursuant to the Fee Letters in the amounts and at the times set forth therein.

(c)  All fees payable hereunder shall be paid on the dates due, in immediately available funds, to the Administrative Agent (or to the Collateral Agent, in the case of fees payable to it) for distribution, in the case of commitment fees and participation fees, to the applicable Lenders. Fees paid shall not be refundable under any circumstances.

SECTION 2.13. Interest. (a)  The Bridge Loans comprising each ABR Borrowing shall bear interest at the Alternate Base Rate plus the Applicable Rate. The Bridge Loans comprising each Term Benchmark Borrowing shall bear interest at the Adjusted Term SOFR Rate for the Interest Period in effect for such Borrowing plus the Applicable Rate. The Bridge Loans comprising each RFR Borrowing shall bear interest at a rate per annum equal to the applicable Adjusted Daily Simple RFR plus the Applicable Rate. Notwithstanding the foregoing, from and after the occurrence of a Demand Failure Event in respect of a Securities Demand under (and as defined in) the Arranger Fee Letter in respect of the Commitments or Loans hereunder, each Bridge Loan shall bear interest at the Total Cap.

(b)  The Extended Term Loans shall bear interest at the Total Cap for each Interest Period in effect for the unpaid principal amount thereof from and including the Bridge Loan Maturity Date through but excluding the maturity date thereof (whether by acceleration or otherwise).

(c)  Notwithstanding the foregoing, if any principal of or interest on any Loan or any fee or other amount payable by the Borrower hereunder is not paid when due, whether at stated maturity, upon acceleration or otherwise, such overdue amount shall bear interest, after as well as before judgment, at a rate per annum equal to (i) in the case of overdue principal of any Loan, 2.00% plus the rate otherwise applicable to such Loan as provided in the preceding paragraphs of this Section or (ii) in the case of any other amount, 2.00% plus the rate applicable to ABR Loans as provided in paragraph (a) of this Section.

(d)  Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan; provided that (i) interest accrued pursuant to paragraph (c) of this Section shall be payable on demand and (ii) in the event of any repayment or prepayment of any Loan, accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment.

(e)  All interest computed hereunder shall be computed on the basis of a year of 360 days, except that interest computed by reference to the Alternate Base Rate at times when the Alternate Base Rate is based on the Prime Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day). The applicable Alternate Base Rate, Adjusted Term SOFR Rate or Adjusted Daily Simple RFR, as the case may be, shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.

SECTION 2.14. Alternate Rate of Interest. (a)  Subject to paragraphs (b), (c), (d), (e) and (f) of this Section 2.14, if:

(i)  the Administrative Agent reasonably determines (which reasonable determination shall be conclusive absent manifest error) (A) prior to the commencement of any Interest Period for a Term Benchmark Borrowing, that adequate and reasonable means do not exist for ascertaining the Adjusted Term SOFR Rate or the Term SOFR Rate, (including because the applicable Screen Rate is not available or published on a current basis), for such Interest Period or (B) at any time, that adequate and reasonable means do not exist for ascertaining the applicable Adjusted Daily Simple RFR or RFR; or

(ii)  the Administrative Agent is advised by the Required Lenders that (A) prior to the commencement of any Interest Period for a Term Benchmark Borrowing, the Adjusted Term SOFR Rate for such Interest Period will not adequately and fairly reflect the cost to such Lenders of making or maintaining their Loans included in such Borrowing for such Interest Period or (B) at any time, the applicable Adjusted Daily Simple RFR will not adequately and fairly reflect the cost to such Lenders of making or maintaining their Loans included in such Borrowing;

then the Administrative Agent shall give notice thereof to the Borrower and the Lenders by telephone, facsimile or electronic mail as promptly as practicable thereafter and, until (x) the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist with respect to the relevant Benchmark and (y) the Borrower delivers a new Interest Election Request in accordance with the terms of Section 2.07 or a new Borrowing Request in accordance with the terms of Section 2.03, any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Term Benchmark Borrowing and any Borrowing Request that requests a Term Benchmark Borrowing shall instead be deemed to be an Interest Election Request or a Borrowing Request, as applicable, for (x) an RFR Borrowing so long as the Adjusted Daily Simple RFR is not also the subject of Section 2.14(a)(i) or (ii) above or (y) an ABR Borrowing if the Adjusted Daily Simple RFR also is the subject of Section 2.14(a)(i) or (ii) above; provided that if the circumstances giving rise to such notice affect only one Type of Borrowing, then all other Types of Borrowings shall be permitted. Furthermore, if any Term Benchmark Loan or RFR Loan is outstanding on the date of the Borrower’s receipt of the notice from the Administrative Agent referred to in this Section 2.14(a) with respect to a Relevant Rate applicable to such Term Benchmark Loan or RFR Loan, then until (x) the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist with respect to the relevant Benchmark and (y) the Borrower delivers a new Interest Election Request in accordance with the terms of Section 2.07 or a new Borrowing Request in accordance with the terms of Section 2.03, any Term Benchmark Loan shall on the last day of the Interest Period applicable to such Loan (or the next succeeding Business Day if such day is not a Business Day), be converted by the Administrative Agent to, and shall constitute, (x) an RFR Borrowing so long as the Adjusted Daily Simple RFR is not also the subject of Section 2.14(a)(i) or (ii) above or (y) an ABR Loan if the Adjusted Daily Simple RFR also is the subject of Section 2.14(a)(i) or (ii) above, on such day.

(b)  Notwithstanding anything to the contrary herein or in any other Loan Document (and any Swap Agreement shall be deemed not to be a “Loan Document” for purposes of this Section 2.14), if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred prior to the Reference Time in respect of any setting of the then-current Benchmark, then (x) if a Benchmark Replacement is determined in accordance with clause (1) of the definition of “Benchmark Replacement”, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of such Benchmark setting and subsequent Benchmark settings without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document and (y) if a Benchmark Replacement is determined in accordance with clause (2) of the definition of “Benchmark Replacement”, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of any Benchmark setting at or after 5:00 p.m. (New York City time) on the fifth (5th) Business Day after the date notice of such Benchmark Replacement is provided to the Lenders without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document so long as the Administrative Agent has not received, by such time, written notice of objection to such Benchmark Replacement from the Required Lenders.

(c)  Notwithstanding anything to the contrary herein or in any other Loan Document, the Administrative Agent will have the right to make (in consultation with the Borrower) Benchmark Replacement Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Benchmark Replacement Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document.

(d)  The Administrative Agent will promptly notify the Borrower and the Lenders of (1) any occurrence of a Benchmark Transition Event, (2) the implementation of any Benchmark Replacement, (3) the effectiveness of any Benchmark Replacement Conforming Changes, (4) the removal or reinstatement of any tenor of a Benchmark pursuant to paragraph (f) below and (5) the commencement or conclusion of any Benchmark Unavailability Period. Any determination, decision or election that may be made by the Administrative Agent or, if applicable, any Lender (or group of Lenders) pursuant to this Section 2.14, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party to this Agreement or any other Loan Document, except, in each case, as expressly required pursuant to this Section 2.14.

(e)  Notwithstanding anything to the contrary herein or in any other Loan Document, at any time (including in connection with the implementation of a Benchmark Replacement), (i) if the then-current Benchmark is a term rate (including the Term SOFR Rate) and either (A) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion or (B) the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is or will be no longer representative, then the Administrative Agent may modify the definition of “Interest Period” for any Benchmark settings at or after such time to remove such unavailable or non-representative tenor and (ii) if a tenor that was removed pursuant to clause (i) above either (A) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (B) is not, or is no longer, subject to an announcement that it is or will no longer be representative for a Benchmark (including a Benchmark Replacement), then the Administrative Agent may modify the definition of “Interest Period” for all Benchmark settings at or after such time to reinstate such previously removed tenor.

(f)  Upon the Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period, the Borrower may revoke any request for a Term Benchmark Borrowing or RFR Borrowing of, conversion to or continuation of Term Benchmark Loans to be made, converted or continued during any Benchmark Unavailability Period and, failing that, the Borrower will be deemed to have converted any request for a Term Benchmark Borrowing into a request for a Borrowing of or conversion to (A) an RFR Borrowing so long as the Adjusted Daily Simple RFR is not the subject of a Benchmark Transition Event or (B) an ABR Borrowing if the Adjusted Daily Simple RFR is the subject of a Benchmark Transition Event. During any Benchmark Unavailability Period or at any time that a tenor for the then-current Benchmark is not an Available Tenor, the component of ABR based upon the then-current Benchmark or such tenor for such Benchmark, as applicable, will not be used in any determination of ABR. Furthermore, if any Term Benchmark Loan or RFR Loan is outstanding on the date of the Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period with respect to a Relevant Rate applicable to such Term Benchmark Loan or RFR Loan, then until such time as a Benchmark Replacement is implemented pursuant to this Section 2.14, any Term Benchmark Loan shall on the last day of the Interest Period applicable to such Loan (or the next succeeding Business Day if such day is not a Business Day), be converted by the Administrative Agent to, and shall constitute, (x) an RFR Borrowing so long as the Adjusted Daily Simple RFR is not the subject of a Benchmark Transition Event or (y) an ABR Loan if the Adjusted Daily Simple RFR is the subject of a Benchmark Transition Event, on such day.

SECTION 2.15. Increased Costs. (a)  If any Change in Law shall:

(i)  impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender (except any such reserve requirement reflected in the Adjusted Term SOFR Rate);

(ii)  impose on any Lender or the applicable interbank market any other condition (other than Taxes) affecting this Agreement or Term Benchmark Loans made by such Lender or participation therein; or

(iii)  subject the Administrative Agent or any Lender to any Taxes (other than (A) Indemnified Taxes and (B) Excluded Taxes) on its loans, loan principal, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto;

and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Term Benchmark Loan (or of maintaining its obligation to make any such Loan) or to increase the cost to such Lender or to reduce the amount of any sum received or receivable by the Administrative Agent or such Lender (whether of principal, interest or otherwise) by an amount deemed by the Administrative Agent or such Lender to be material, then the Borrower will pay to the Administrative Agent or such Lender, as the case may be, such additional amount or amounts as will compensate the Administrative Agent or such Lender, as the case may be, for such additional costs incurred or reduction suffered.

(b)  If any Lender determines that any Change in Law regarding capital requirements or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement or the Commitments of, or Loans made by such Lender to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy or liquidity) by an amount deemed by such Lender to be material, then from time to time the Borrower will pay to such Lender, as the case may be, such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered.

(c)  A certificate of a Lender setting forth the amount or amounts necessary to compensate such Lender or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section, together with a reasonably detailed description of the basis therefor, and including a certification by such Lender that its claim for such compensation has been calculated and made in the same manner as under other credit agreements with other borrowers that are similarly situated and with respect to which the event entitling such Lender to compensation hereunder also entitled such Lender to compensation thereunder, shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within 30 days after receipt thereof. Notwithstanding anything to the contrary in this Section 2.15, a Lender shall not submit a claim for compensation under this Section based upon clause (ii) of the proviso in the definition of “Change in Law” unless it shall have determined that the making of such claim is consistent with its general practices under similar circumstances in respect of similarly situated borrowers with credit agreements entitling it to make such claims.

(d)  Failure or delay on the part of any Lender to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender pursuant to this Section for any increased costs or reductions incurred more than 180 days prior to the date that such Lender notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.

(e)  For the avoidance of doubt, the amount or amounts payable by the Borrower pursuant to this Section 2.15 shall not include any amount or amounts payable by the Borrower pursuant to Section 2.19.

SECTION 2.16. Break Funding Payments. In the event of (a) the payment of any principal of any Term Benchmark Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion of any Term Benchmark Loan other than on the last day of the Interest Period applicable thereto, (c) the failure to borrow, convert, continue or prepay any Term Benchmark Loan on the date specified in any notice delivered pursuant hereto (regardless of whether such notice may be revoked under Section 2.11(e) and is revoked in accordance therewith) or (d) the assignment of any Term Benchmark Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Borrower pursuant to Section 2.20, then, in any such event, the Borrower shall compensate each Lender for the loss, cost and expense attributable to such event. In the case of a Term Benchmark Loan, such loss, cost or expense to any Lender shall be deemed to include an amount reasonably determined by such Lender to be the excess, if any, of (i) the amount of interest which would have accrued on the principal amount of such Loan had such event not occurred, at the Adjusted Term SOFR Rate, , that would have been applicable to such Loan, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Loan), over (ii) the amount of interest (as reasonably determined by such Lender) which would accrue on such principal amount for such period at the interest rate which such Lender would bid were it to bid, at the commencement of such period, for deposits in the applicable currency and of a comparable amount and period from other banks in the eurocurrency market. A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section, together with a reasonably detailed calculation of such amount, shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within 30 days after receipt thereof.

SECTION 2.17. Taxes. (a)  Any and all payments by or on account of any obligation of any Loan Party hereunder or under any other Loan Document shall be made free and clear of and without deduction or withholding for any Taxes; provided that if applicable law (as determined in the good faith discretion of an applicable withholding agent) requires the deduction or withholding of any Tax from such payments, then the applicable withholding agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and, if such Tax is an Indemnified Tax, then the sum payable shall be increased as necessary so that after such deduction (including any such deductions and withholdings applicable to additional sums payable under this Section 2.17(a)) the Administrative Agent or Lender (as the case may be) receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(b)  In addition, and without duplication of paragraph (a) hereof, the Borrower shall timely pay, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c)  The Borrower shall indemnify the Administrative Agent and each Lender, within 30 days after written demand therefor, for the full amount of any Indemnified Taxes paid or payable by the Administrative Agent or such Lender, as the case may be, on or with respect to any payment by or on account of any obligation of the Borrower hereunder (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 2.17) and any reasonable expenses (other than Excluded Taxes) arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority; provided that the Administrative Agent or such Lender, as the case may be, provides the Borrower with a written record therefor setting forth in reasonable detail the basis and calculation of such amounts.

(d)  As soon as practicable after any payment of Taxes by a Loan Party to a Governmental Authority, such Loan Party shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, to the extent such a receipt is issued therefor, or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(e)  (i)  Any Lender that is entitled to an exemption from or reduction of any withholding Tax with respect to payments under this Agreement or any other Loan Document shall deliver to the Borrower (with a copy to the Administrative Agent), at the time or times prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate. In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Sections 2.17(e)(i)(A)-(E) and (e)(ii) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender. Without limiting the generality of the foregoing, each Lender shall deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter as required upon the expiration, obsolescence or invalidity, and upon the request of the Borrower or the Administrative Agent, but only if such Lender is legally entitled to do so), whichever of the following is applicable:

(A)  in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States of America is a party (x) with respect to payments of interest under this Agreement or any other Loan Document, executed originals of IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, establishing an exemption from, or reduction of, U.S. Federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under this Agreement or any other Loan Document, IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, establishing an exemption from, or reduction of, U.S. Federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(B)  executed originals of Internal Revenue Service Form W-8ECI;

(C)  in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit D-1 to the effect that such Foreign Lender is not (A) a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (B) a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or (C) a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”), and (y) executed originals of IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable;

(D)  any Lender that is a U.S. Person shall deliver to the Borrower and the Administrative Agent IRS Form W-9 or any subsequent versions thereof or successors thereto, properly completed and duly executed, certifying that such Lender is exempt from U.S. Federal backup withholding Tax. If any Lender fails to deliver Form W-9 or any subsequent versions thereof or successors thereto as required herein, then the Borrower may withhold from any payment to such party an amount equivalent to the applicable backup withholding Tax imposed by the Code, without reduction;

(E)  to the extent a Foreign Lender is not the beneficial owner (for example, where the Foreign Lender is a partnership or participating Lender granting a typical participation), executed originals of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS W-8BEN or IRS Form W-8BEN-E, as applicable, a U.S. Tax Compliance Certificate substantially in the form of Exhibit D-2 or Exhibit D-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that, if the Foreign Lender is a partnership (and not a participating Lender) and one or more direct or indirect partners of such Foreign Lender are claiming the benefits of the exemption for portfolio interest under section 881(c) of the Code, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit D-4 on behalf of each such direct or indirect partner; or

(F)  executed originals of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in United States Federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made.

(ii)  If a payment made to a Lender under any Loan Document would be subject to withholding of U.S. Federal withholding Tax under FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA, such Lender shall deliver to the Borrower and the Administrative Agent, at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent, such documentation prescribed by applicable law and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower or the Administrative Agent to comply with their obligations under FATCA, to determine that such Lender has or has not complied with such Lender’s obligations under FATCA and, as necessary, to determine the amount to deduct and withhold from such payment. Solely for purposes of this Section 2.17(e)(ii), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.

(f)  If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified or with respect to which additional amounts have been paid pursuant to this Section 2.17, it shall pay over such refund to the indemnifying party (but only to the extent of indemnity payments made, or additional amounts paid under this Section 2.17 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided that such indemnifying party, upon the request of such indemnified party, agrees to repay the amount paid over to such indemnifying party (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to such indemnified party in the event such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (f), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (f) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This paragraph (f) shall not be construed to require any party to make available its tax returns (or any other information relating to its Taxes which it deems confidential) to the Borrower or any other Person.

(g)  Any Lender claiming an indemnity payment or additional amounts payable pursuant to this Section 2.17 shall use reasonable efforts (consistent with legal and regulatory restrictions) to file any certificate or document reasonably requested by the Borrower following the reasonable written request by the Borrower if the making of such a filing would avoid the need for or reduce the amount of any such indemnity payment or additional amounts that may thereafter accrue and would not, in the sole determination of such Lender, require the disclosure of information that the Lender reasonably considers confidential or be otherwise disadvantageous to such Lender.

(h)  Each Lender shall indemnify the Administrative Agent within 10 days after demand therefor, for the full amount of (i) any Indemnified Taxes (but only to the extent that the Borrower has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Borrower to do so) and any Excluded Taxes attributable to such Lender that are paid or payable by the Administrative Agent, and reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority, and (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 9.04(c) relating to the maintenance of a Participant Register. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this paragraph (h).

(i)  For purposes of this Section 2.17, the term “applicable law” includes FATCA.

SECTION 2.18. Payments Generally; Pro Rata Treatment; Sharing of Set-offs. (a)  The Borrower shall make each payment required to be made by it hereunder (whether of principal, interest, fees or of amounts payable under Section 2.15, 2.16 or 2.17, or otherwise) prior to 2:00 p.m., New York City time, on the date when due, in immediately available funds, without set-off or counterclaim. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Administrative Agent at its offices at 383 Madison Avenue, New York, New York, except that payments pursuant to Sections 2.15, 2.16, 2.17 and 9.03 shall be made directly to the Persons entitled thereto. The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension.

(b)  If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, interest and fees then due hereunder, such funds shall be applied (i) first, towards payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, towards payment of principal then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal then due to such parties.

(c)  If any Lender shall, by exercising any right of set-off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Loans and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Loans of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to (A) any Exchange or (B) any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans to any assignee or participant, other than to the Borrower or any Subsidiary or Affiliate thereof in a transaction that does not comply with the terms of Section 9.04(f) (as to which the provisions of this paragraph shall apply). The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.

(d)  Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the applicable Overnight Rate.

(e)  If any Lender shall fail to make any payment required to be made by it pursuant to 2.06(a) or (b), 2.17(h), 2.18(d) or 9.03(c), then the Administrative Agent may, in its discretion, notwithstanding any contrary provision hereof, (i) apply any amounts thereafter received by the Administrative Agent for the account of such Lender for the benefit of the Administrative Agent to satisfy such Lender’s obligations to it under such Section until all such unsatisfied obligations are fully paid, and/or (ii) hold any such amounts in a segregated account as cash collateral for, and application to, any future funding obligations of such Lender under any such Section, in the case of each of clauses (i) and (ii) of this Section 2.18(e), in any order as determined by the Administrative Agent in its discretion.

SECTION 2.19. [Reserved].

SECTION 2.20. Mitigation Obligations; Replacement of Lenders. (a)  If any Lender requests compensation under Section 2.15, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.15 or 2.17, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not, in the reasonable judgment of such Lender, otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b)  If any Lender requests compensation under Section 2.15, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17, or if any Lender becomes a Defaulting Lender or a Non-Consenting Lender, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 9.04), all its interests, rights (other than its existing rights to payments pursuant to Section 2.15 or 2.17) and obligations under this Agreement (or, in the case of any such assignment resulting from a Lender having become a Non-Consenting Lender, all of its interests, rights and obligations under this Agreement as a Lender) to an Eligible Assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (A) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder (including, if applicable, the prepayment fee pursuant to Section 2.11(h)) (if applicable, in each case only to the extent such amounts relate to its interest as a Lender), from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts), (B) in the case of any such assignment resulting from a claim for compensation under Section 2.15 or payments required to be made pursuant to Section 2.17, such assignment will result in a reduction in such compensation or payments and (C) in the case of any assignment resulting from a Lender becoming a Non-Consenting Lender, the applicable assignee shall have consented to the applicable amendment, waiver, consent, as the case may be. A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply. Each party hereto agrees that (i) an assignment required pursuant to this paragraph may be effected pursuant to an Assignment and Assumption executed by the Borrower, the Administrative Agent and the assignee (or, to the extent applicable, an agreement incorporating an Assignment and Assumption by reference pursuant to a Platform as to which the Administrative Agent and such parties are participants), and (ii) the Lender required to make such assignment need not be a party thereto in order for such assignment to be effective and shall be deemed to have consented to and be bound by the terms thereof; provided that, following the effectiveness of any such assignment, the other parties to such assignment agree to execute and deliver such documents necessary to evidence such assignment as reasonably requested by the applicable Lender; provided that any such documents shall be without recourse to or warranty by the parties thereto.

SECTION 2.21. [Reserved].

SECTION 2.22. [Reserved].

SECTION 2.23. [Reserved].

SECTION 2.24. Defaulting Lenders. Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then for so long as such Lender is a Defaulting Lender, the Commitment of such Defaulting Lender shall not be included in determining whether the Required Lenders or any other requisite Lenders have taken or may take any action hereunder or under any other Loan Document (including any consent to any amendment, waiver or other modification pursuant to Section 9.02); provided that any amendment, waiver or other modification requiring the consent of all Lenders or all Lenders affected thereby shall, except as otherwise provided in Section 9.02, require the consent of such Defaulting Lender in accordance with the terms hereof.

ARTICLE III

Representations and Warranties

Each of the Parent and the Borrower represents and warrants to the Lenders that:

SECTION 3.01. Organization; Powers. Each of the Parent and the Restricted Subsidiaries is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, has all requisite power and authority to carry on its business as now conducted and, except where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect, is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required.

SECTION 3.02. Authorization; Enforceability. The Transactions entered or to be entered into by each Loan Party are within such Loan Party’s corporate powers and have been duly authorized by all necessary corporate and, if required, stockholder action. This Agreement has been duly executed and delivered by the Parent and the Borrower and constitutes, and each other Loan Document to which any Loan Party is or is to be a party constitutes, or when executed and delivered by such Loan Party, will constitute, a legal, valid and binding obligation of the Parent, the Borrower and such other Loan Party (as the case may be), enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

SECTION 3.03. Governmental Approvals; No Conflicts. The Transactions (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except such as have been obtained or made and are in full force and effect and except registrations and filings necessary to perfect Liens created under the Loan Documents and, with respect to the Acquisition, such as will be obtained on or prior to the Closing Date, (b) will not violate any applicable law or regulation or the charter, by-laws or other organizational documents of any Loan Party or any order of any Governmental Authority, (c) will not violate or result in a default under any indenture, agreement or other instrument binding upon the Parent or any Restricted Subsidiary or its assets the violation or breach of which would result in or would reasonably be expected to result in a Material Adverse Effect, or give rise to a right thereunder to require any payment to be made by the Parent or any Restricted Subsidiary, and (d) will not result in the creation or imposition of any Lien on any asset of the Parent or any Restricted Subsidiary, except Liens created under the Loan Documents.

SECTION 3.04. Financial Condition; No Material Adverse Change. (a)  The Parent has heretofore furnished to the Lenders (i) the consolidated balance sheet of the Parent as of December 31, 2023, December 31, 2022 and December 31, 2021, and (ii) the statements of income, stockholders equity and cash flows of the Parent for December 31, 2023, December 31, 2022 and December 31, 2021, reported, in the case of clauses (i) and (ii) on by Deloitte & Touche LLP, independent public accountants. Such financial statements present fairly, in all material respects, the financial position and results of operations and cash flows of the Parent and its consolidated Subsidiaries as of such dates and for such periods in accordance with GAAP.

(b)  [Reserved].

(c)  Since December 31, 2023, there has been no material adverse change in the business, assets, operations or financial condition of the Parent and the Restricted Subsidiaries, taken as a whole.

SECTION 3.05. Litigation and Environmental Matters. (a)  There are no actions, suits or proceedings by or before any arbitrator or Governmental Authority pending against or, to the knowledge of the Parent or the Borrower, threatened against or affecting the Parent or any Restricted Subsidiary (i) as to which there is a reasonable possibility of an adverse determination and that, if adversely determined, would reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect (other than the Disclosed Matters) or (ii) that involve any of the Loan Documents or the Transactions.

(b)  Except for the Disclosed Matters and except with respect to any other matters that, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect, neither the Parent nor any Restricted Subsidiary (i) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (ii) has become subject to any Environmental Liability, (iii) has received notice of any claim with respect to any Environmental Liability or (iv) knows of any basis for any Environmental Liability.

(c)  Since the date of this Agreement, there has been no change in the status of the Disclosed Matters that, individually or in the aggregate, has resulted in, or materially increased the likelihood of, a Material Adverse Effect.

SECTION 3.06. Compliance with Laws and Agreements. Each of the Parent and the Restricted Subsidiaries is in compliance with all laws, regulations and orders of any Governmental Authority applicable to it or its property and all indentures, agreements and other instruments binding upon it or its property, except where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect. No Default has occurred and is continuing.

SECTION 3.07. Investment Company Status. Neither the Parent nor any other Loan Party is required to register as an “investment company” as that term is defined in the Investment Company Act of 1940.

SECTION 3.08. Taxes. Each of the Parent and the Restricted Subsidiaries has timely filed or caused to be filed all Federal and other material Tax returns and reports required to have been filed and has paid or caused to be paid all Taxes required to have been paid by it, except (a) Taxes that are being contested in good faith by appropriate proceedings and for which the Parent or such Restricted Subsidiary, as applicable, has set aside on its books adequate reserves or (b) to the extent that the failure to do so would not reasonably be expected to result in a Material Adverse Effect.

SECTION 3.09. ERISA. (a)  Each of the Parent and its ERISA Affiliates is in compliance in all material respects with the applicable provisions of ERISA and the Code and the regulations and published interpretations thereunder. No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events, would reasonably be expected to result in a Material Adverse Effect.

(b)  Each Foreign Pension Plan is in compliance in all material respects with all requirements of law applicable thereto and the respective requirements of the governing documents for such plan. With respect to each Foreign Pension Plan, none of the Parent, its Affiliates or any of their respective directors, officers, employees or agents has engaged in a transaction that could subject the Parent or any Restricted Subsidiary, directly or indirectly, to a tax or civil penalty that would reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect. With respect to each Foreign Pension Plan, reserves have been established in the financial statements furnished to Lenders in respect of any unfunded liabilities in accordance with applicable law or, where required, in accordance with ordinary accounting practices in the jurisdiction in which such Foreign Pension Plan is maintained. The aggregate unfunded liabilities with respect to such Foreign Pension Plans would not reasonably be expected to result in a Material Adverse Effect.

SECTION 3.10. Disclosure. None of the reports, financial statements or other information furnished by or on behalf of the Parent or the Borrower to the Administrative Agent or any Lender in connection with the negotiation of the Loan Documents or delivered thereunder, taken as a whole, contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that, with respect to projected financial information or any information concerning future proposed and intended activities of the Parent and the Restricted Subsidiaries, the Parent and the Borrower represent only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time (it being understood that such projections and information are forward looking statements which by their nature are subject to significant uncertainties and contingencies, many of which are beyond the Parent’s and the Borrower’s control, and that actual results may differ, perhaps materially, from those expressed or implied in such forward looking statements, and no assurance can be given that the projections will be realized).

SECTION 3.11. Federal Reserve Regulations. None of the Parent or any Restricted Subsidiary is engaged or will engage, principally or as one of its important activities, in the business of purchasing or carrying margin stock (within the meaning of Regulation U of the Board) or extending credit for the purpose of purchasing or carrying margin stock. The Borrower will not use the proceeds of the Loans, directly or indirectly, for any purpose that is in violation of any of Regulations T, U and X of the Board.

SECTION 3.12. Properties. (a)  Each of the Parent and its Restricted Subsidiaries has good title to, or valid leasehold interests in, all its real and personal property material to its business (including its Mortgaged Properties), except for minor defects in title that do not interfere with its ability to conduct its business as currently conducted or to utilize such properties for their intended purposes and any other Liens permitted under Section 6.02.

(b)  Each of the Parent and its Restricted Subsidiaries owns, or is licensed, or otherwise permitted, to use, all Intellectual Property material to the business of the Parent and the Restricted Subsidiaries (taken as a whole) as presently conducted, and the use thereof by the Parent and its Restricted Subsidiaries does not infringe upon the rights of any other Person, except for any such infringements that, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.

(c)  As of the Effective Date, no Loan Party has received notice of, or has knowledge of, any pending or contemplated condemnation proceeding affecting any Mortgaged Property or any sale or disposition thereof in lieu of condemnation. Neither any Mortgaged Property nor any interest therein owned by a Loan Party is subject to any right of first refusal, option or other contractual right to purchase such Mortgaged Property or interest therein.

SECTION 3.13. Collateral Matters. (a)  The Collateral Agreement, upon execution and delivery thereof by the parties thereto and the effectiveness of the security interest created thereby on the Collateral Attachment Date pursuant to the terms thereof, will create in favor of the Collateral Agent, for the benefit of the Secured Parties, a valid and enforceable security interest in the Collateral (as defined therein) and (i) when the Collateral (as defined therein) constituting certificated securities (as defined in the Uniform Commercial Code) is delivered to the Collateral Agent, together with instruments of transfer duly endorsed in blank, the security interest created under the Collateral Agreement will constitute a fully perfected security interest in all right, title and interest of the pledgors thereunder in such Collateral, prior and superior in right to any other Person, and (ii) when financing statements in appropriate form are filed in the applicable filing offices, the security interest created under the Collateral Agreement will constitute a fully perfected security interest in all right, title and interest of the Loan Parties in the remaining Collateral (as defined therein) to the extent perfection can be obtained by filing Uniform Commercial Code financing statements, prior and superior to the rights of any other Person, except for rights secured by Liens permitted by Section 6.02.

(b)  Each Mortgage, upon execution and delivery thereof by the parties thereto, will create in favor of the Collateral Agent, for the benefit of the Secured Parties, a legal, valid and enforceable security interest in all the applicable mortgagor’s right, title and interest in and to the Mortgaged Properties subject thereto and the proceeds thereof, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and general principles of equity, regardless of whether considered in a proceeding in equity or at law, and when the Mortgages have been recorded or filed, as applicable, in the jurisdictions specified therein, the Mortgages will constitute a fully perfected security interest in all right, title and interest of the mortgagors in the Mortgaged Properties and the proceeds thereof, prior and superior in right to any other Person, but subject to Liens permitted by Section 6.02.

(c)  Upon the recordation of the Collateral Agreement (or a short-form security agreement in form and substance reasonably satisfactory to the Borrower and the Administrative Agent) with the United States Copyright Office pursuant to 17 U.S.C. § 205 and the regulations thereunder or with the United States Patent and Trademark Office, as applicable, and the filing of the financing statements referred to in paragraph (a) of this Section, the security interest created under the Collateral Agreement will constitute a fully perfected security interest in all right, title and interest of the Loan Parties in the Intellectual Property in which a security interest may be perfected by filing in the United States of America, in each case prior and superior in right to any other Person, but subject to Liens permitted by Section 6.02 (it being understood that subsequent recordings in the United States Copyright Office or the United States Patent and Trademark Office may be necessary to perfect a security interest in such Intellectual Property acquired by the Loan Parties after the date of such recordation).

(d)  Each Security Document, other than any Security Document referred to in the preceding paragraphs of this Section, upon execution and delivery thereof by the parties thereto and the effectiveness of the security interest created thereby on the Collateral Attachment Date pursuant to the terms thereof and the making of the filings and taking of the other actions provided for therein, will be effective under applicable law to create in favor of the Collateral Agent, for the benefit of the Secured Parties, a valid and enforceable security interest in the Collateral subject thereto, and will constitute a fully perfected security interest in all right, title and interest of the Loan Parties in the Collateral subject thereto, prior and superior to the rights of any other Person, except for rights secured by Liens permitted by Section 6.02.

(e)  This Section 3.13 shall not apply during any Collateral Release Period.

SECTION 3.14. Anti-Corruption Laws and Sanctions. The Parent has implemented and maintains in effect policies and procedures reasonably designed to ensure compliance by the Parent and its Subsidiaries and their directors, officers, employees and agents with applicable Anti-Corruption Laws and Sanctions, and the Parent and its Subsidiaries and their respective officers and directors and, to the knowledge of the Parent and the Borrower, their respective employees and agents, are in compliance with applicable Anti-Corruption Laws and Sanctions in all material respects. None of (a) the Parent or any Subsidiary, (b) to the knowledge of the Parent or the Borrower, any director, officer or employee of the Parent or any Subsidiary or (c) to the knowledge of the Parent or the Borrower, any agent of the Parent or any Subsidiary that will act in any capacity in connection with or benefit directly from the credit facility established hereby, is a Sanctioned Person or in violation of any applicable Sanctions. No Borrowing, use of proceeds or other transaction contemplated by this Agreement will violate applicable Anti-Corruption Laws or applicable Sanctions.

SECTION 3.15. Insurance. Schedule 3.15 sets forth a true, complete and correct description of all insurance maintained by or on behalf of the Parent or any Loan Party as of the Effective Date. As of the Effective Date, such insurance is in full force and effect and all premiums in respect of such insurance have been paid. The Parent and the Borrower believe that the insurance maintained by or on behalf of the Parent, the Borrower and the other Restricted Subsidiaries is in such amounts (with no greater risk retention) and against such risks as is adequate.

SECTION 3.16. Use of Proceeds. The proceeds of the Bridge Loans, together with the proceeds of term loans and revolving loans borrowed under the Existing Credit Agreement or the Backstop Credit Agreement, as the case may be, the proceeds of Second Lien Bridge Loans and/or the proceeds of Permanent Acquisition Financing Indebtedness and cash on hand of the Borrower, will be used by the Borrower solely to finance any amount payable under or in connection with the Acquisition and the acquisition of any Target Shares to be acquired after the Acquisition Completion Date pursuant to a Squeeze-Out Procedure, to consummate the Existing Indebtedness Refinancing and to pay the Transaction Costs.

SECTION 3.17. Solvency. As of the Closing Date, after giving effect to the Transactions and giving effect to the rights of indemnification, subrogation and contribution under the Collateral Agreement, (a) the sum of the debt and liabilities (subordinated, contingent or otherwise) of the Parent and its Subsidiaries, taken as a whole and on a consolidated basis, does not exceed the fair value of the assets (at a fair valuation) of the Parent and its Subsidiaries, taken as a whole and on a consolidated basis, (b) the present fair saleable value of the assets (at a fair valuation) of the Parent and its Subsidiaries, taken as a whole and on a consolidated basis, is greater than the amount that will be required to pay the probable liabilities of the Parent and its Subsidiaries, taken as a whole and on a consolidated basis, on their debts and other liabilities subordinated, contingent or otherwise as they become absolute and matured; (c) the capital of the Parent and its Subsidiaries, taken as a whole and on a consolidated basis, is not unreasonably small in relation to the business of the Parent and its Subsidiaries, taken as a whole and on a consolidated basis, as conducted or contemplated as of the date hereof; and (d) the Parent and its Subsidiaries, taken as a whole and on a consolidated basis, have not incurred and do not intend to incur, or believe that they will incur, debts or other liabilities (including current obligations and contingent liabilities) beyond their ability to pay such debt or other liabilities as they become due (whether at maturity or otherwise). For the purposes hereof, the amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

SECTION 3.18. Outbound Investment Rules. Neither the Borrower nor any of its Subsidiaries is a ‘covered foreign person’ as that term is used in the Outbound Investment Rules. Neither the Borrower nor any of its Subsidiaries currently engages, or has any present intention to engage in the future, directly or indirectly, in (i) a “covered activity” or a “covered transaction”, as each such term is defined in the Outbound Investment Rules, (ii) any activity or transaction that would constitute a “covered activity” or a “covered transaction”, as each such term is defined in the Outbound Investment Rules, if the Borrower were a U.S. Person or (iii) any other activity that would cause the Administrative Agent or any Lender to be in violation of the Outbound Investment Rules or cause the Administrative Agent or any Lender to be legally prohibited by the Outbound Investment Rules from performing under this Agreement.

ARTICLE IV

Conditions

SECTION 4.01. Effectiveness. The effectiveness of this Agreement and the obligations of the Lenders to make Bridge Loans hereunder shall not become effective until the date on which each of the following conditions is satisfied (or waived in accordance with Section 9.02), it being understood and agreed that the obligations of the Lenders to make Loans hereunder shall be further subject to the conditions set forth in Sections 4.02 and 4.03(a):

(a)  The Administrative Agent shall have received from the Borrower, the Parent, and each Lender, either (i) a counterpart of this Agreement signed on behalf of such party or (ii) written evidence satisfactory to the Administrative Agent (which may include facsimile transmission or other electronic imaging of a signed signature page of this Agreement) that such party has signed a counterpart of this Agreement.

(b)  The Administrative Agent shall have received a favorable written opinion (addressed to the Administrative Agent, the Collateral Agent, and the Lenders) of each of (i) Allen Overy Shearman Sterling (US) LLP, counsel for the Loan Parties, and (ii) the general counsel of the Parent and the Borrower (A) dated as of the Effective Date and (B) in form and substance reasonably satisfactory to the Administrative Agent. The Borrower hereby requests such counsel to deliver such opinions.

(c)  The Administrative Agent shall have received such documents and certificates as the Administrative Agent or its counsel may reasonably request relating to the organization, existence and good standing of each Loan Party, the authorization of the Transactions and any other legal matters relating to the Loan Parties, the Loan Documents or the Transactions, all in form and substance reasonably satisfactory to the Administrative Agent and its counsel.

(d)  (i) The representations and warranties of the Loan Parties set forth in the Loan Documents shall be true and correct in all material respects (or, if qualified as to materiality, in all respects) on and as of the Effective Date after giving effect to the Transactions to occur on the Effective Date, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties shall be true and correct in all material respects (or in all respects, as applicable) as of such earlier date) and (ii) after giving effect to the Transactions to occur on the Effective Date, no Default or Event of Default shall have occurred and be continuing, and the Administrative Agent and the Arranger shall have received a certificate, dated the Effective Date and signed by a Responsible Officer of the Borrower as to the foregoing.

(e)  The Administrative Agent shall have received from the Borrower, the Parent and each other Loan Party, either (i) a counterpart of the Guarantee Agreement and the Collateral Agreement signed on behalf of such party or (ii) written evidence satisfactory to the Administrative Agent (which may include facsimile transmission or other electronic imaging of a signed signature page of this Agreement) that such party has signed a counterpart of the Guarantee Agreement and the Collateral Agreement.

(f)  [Reserved].

(g)  The Administrative Agent shall have received, at least three Business Days prior to the Effective Date, all documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations with respect to the Borrower and each Guarantor, including the USA PATRIOT Act and the Beneficial Ownership Regulation, in each case to the extent requested in writing at least ten Business Days prior to the Effective Date.

(h)  The Parent and the Borrower shall have executed and delivered to the Arranger the Syndication Letter and the Fee Letters.

(i)  The Administrative Agent shall have received a copy, in substantially final form and in form and substance reasonably satisfactory to the Administrative Agent, of the Announcement.

(j)  The Administrative Agent shall have received copies of each of the Intercreditor Agreements, the Backstop Credit Agreement and the Second Lien Bridge Credit Agreement, in each case, executed by each of the parties thereto, and the Effective Date under (and as defined in) each of the Backstop Credit Agreement and the Second Lien Bridge Credit Agreement shall, in each case, have occurred (or shall occur substantially concurrently with the Effective Date hereunder).

The Administrative Agent shall notify the Borrower and the Lenders of the Effective Date, and such notice shall be conclusive and binding.

SECTION 4.02. Closing Date. The obligation of each Lender to make its Bridge Loans hereunder on the Closing Date shall be subject to the occurrence of the Effective Date, the receipt by the Administrative Agent of a Borrowing Request therefor in accordance with Section 2.03 and the satisfaction (or waiver in accordance with Section 9.02) of the following conditions, it being understood and agreed that the obligations of the Lenders to make the Bridge Loans hereunder shall be further subject to the conditions set forth in Section 4.03(a):

(a)  the Administrative Agent shall have received a certificate dated the Closing Date and signed by a Responsible Officer of the Borrower, confirming that:

(i)  if the Acquisition is to be implemented by means of a Scheme, (A) no Major Default has occurred and is continuing or would result from the funding of the Bridge Loans on the Closing Date and (B) the Scheme Court Order has been delivered to the Registrar; or

(ii)  if the Acquisition is to be implemented by means of an Offer, (A) the Offer has been declared unconditional and (B) no Major Default has occurred and is continuing or would result from the funding of the Bridge Loans on the Closing Date.

(b)  the Administrative Agent shall have received a certificate from the chief financial officer of the Parent in substantially the form of Exhibit E hereto confirming the solvency of the Parent and its Subsidiaries on a consolidated basis after giving effect to the Transactions.

SECTION 4.03. Certain Funds Period.

(a)  Subject to Section 4.02, during the Certain Funds Period, each Lender will be obligated to make its Bridge Loans on the Closing Date unless, on the Closing Date:

(i)  a Major Default has occurred and is continuing or would result from the making of the Bridge Loans; or

(ii)  due to a change in law after the date that such Lender becomes a Lender under this Agreement, it has become unlawful in any applicable jurisdiction for such Lender to perform any of its obligations to lend or participate in any Bridge Loans (provided that this shall be without prejudice to the obligations of all of the other Lenders).

(b)  During the Certain Funds Period (save in circumstances where, because of the occurrence of any of the events specified in Section 4.03(a), a Lender is not obliged to make its Bridge Loans on the Closing Date), none of the Administrative Agent or the Lenders shall be permitted or entitled to (or to take any action or threaten to):

(i)  cancel the Commitment of any Lender;

(ii)  rescind, terminate or cancel this Agreement or the Bridge Loans or exercise any similar right or remedy or make or enforce any claim under the Loan Documents or under any applicable law it may have or take any other action, in each case, to the extent to do so would or will prevent or limit (A) the making of the Bridge Loans or (B) the Borrower from applying the proceeds of the Bridge Loans in accordance with Section 5.08;

(iii)  in the case of any Lender, refuse or fail to make or participate in the making of the Bridge Loans;

(iv)  exercise any right of netting, set-off or counterclaim in respect of the Bridge Loans to the extent to do so would or will prevent or limit the making of the Bridge Loans;

(v)  cancel, accelerate, make demand for or cause repayment or prepayment of any amounts owing under this Agreement or under any other Loan Document to the extent to do so would or will prevent or limit the making of the Bridge Loans or which would require the same to be repaid, prepaid or canceled; or

(vi)  exercise any other right or remedy or take any other action or make or enforce any claim (in its capacity as Lender) which would directly or indirectly prevent any Loan from being made;

provided that immediately upon the expiration of the Certain Funds Period all such rights, remedies and entitlements shall, to the extent otherwise permitted, be available to the Administrative Agent and the Lenders notwithstanding that they may not have been used or been available for use during the Certain Funds Period.

(c)  Notwithstanding any other term of any of the Loan Documents, if any other term of the Loan Documents is contrary to or inconsistent with this Section 4.03, then the terms of this Section 4.03 shall prevail in all respects.

ARTICLE V

Affirmative Covenants

Until the Commitments have expired or been terminated and the principal of and interest on each Loan and all fees and expenses and other amounts (other than contingent amounts not yet due) payable hereunder shall have been paid in full, the Parent and the Borrower covenant and agree with the Lenders that:

SECTION 5.01. Financial Statements and Other Information. The Parent or the Borrower will furnish to the Administrative Agent (and, when furnished, the Administrative Agent will promptly furnish to the Lenders):

(a)  within 90 days after the end of each fiscal year of the Parent, its audited consolidated balance sheet and related statements of operations, stockholders’ equity and cash flows as of the end of and for such year, setting forth in each case in comparative form the figures for the previous fiscal year, all reported on by independent public accountants of recognized national standing (without a “going concern” or like qualification or exception and without any qualification or exception as to the scope of such audit (other than any qualification or exception that is expressly solely with respect to, or expressly resulting solely from, an upcoming maturity of the Loans or Commitments under this Agreement within one year following the date of such report of any actual or potential inability to satisfy any financial maintenance covenant at such time or on a future date or in a future period)) to the effect that such consolidated financial statements present fairly in all material respects the financial condition and results of operations of the Parent and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied and accompanied by a narrative report describing the financial position, results of operations and cash flows of the Parent and the consolidated Subsidiaries; provided that it is understood and agreed that the delivery of the Parent’s Form 10-K and annual report for the applicable fiscal year shall satisfy the requirements of this clause (a);

(b)  within 45 days after the end of each of the first three fiscal quarters of each fiscal year of the Parent, its condensed consolidated balance sheet and related statements of operations, stockholders’ equity and cash flows as of the end of and for such fiscal quarter and the then elapsed portion of the fiscal year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous fiscal year, all certified by one of its Financial Officers as presenting fairly in all material respects the financial condition and results of operations of the Parent and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes and accompanied by a narrative report describing the financial position, results of operations and cash flows of the Parent and the consolidated Subsidiaries; provided that it is understood and agreed that the delivery of the Parent’s Form 10-Q for the applicable fiscal quarter shall satisfy the requirements of this clause (b) if such materials contain the information required by this clause (b);

(c)  concurrently with any delivery of financial statements under clause (a) or (b) above, a certificate of a Financial Officer of the Parent (i) certifying as to whether a Default has occurred and, if a Default has occurred, specifying the details thereof and any action taken or proposed to be taken with respect thereto and (ii) stating whether any change in GAAP or in the application thereof affecting the financial statements accompanying such certificate in any material respect has occurred since the date of the audited financial statements referred to in Section 3.04 and, if any such change has occurred, specifying the effect of such change on such financial statements;

(d)  promptly after the same become publicly available, copies of all periodic and other reports, proxy statements and other materials filed by the Parent or any Restricted Subsidiary with the Securities and Exchange Commission, or any Governmental Authority succeeding to any or all of the functions of said Commission, or with any national securities exchange, or distributed by the Parent to its shareholders generally, as the case may be; and

(e)  promptly following any request therefor, such other information regarding the operations, business affairs and financial condition of the Parent or any Restricted Subsidiary, or compliance with the terms of the Loan Documents, as the Administrative Agent or any Lender through the Administrative Agent may reasonably request.

Any financial statement, report, proxy statement or other material required to be delivered pursuant to clause (a), (b) or (d) of this Section shall be deemed to have been furnished to the Administrative Agent and each Lender on the date that the Parent notifies the Administrative Agent that such financial statement, report, proxy statement or other material is posted on the Securities and Exchange Commission’s website at www.sec.gov or on the Parent’s website at www.aam.com; provided that the Administrative Agent will promptly inform the Lenders of any such notification by the Parent.

In addition, the Parent and the Borrower shall hold quarterly conference calls for the Lenders regarding its financial information for the previous quarter; provided that the Parent’s quarterly earnings call shall satisfy the foregoing requirement in respect of any fiscal quarter if the Lenders are given the opportunity to participate in such quarterly earnings call. In the event that the Parent ceases to hold quarterly earnings calls or the Lenders are not permitted to so participate therein, at the request of the Administrative Agent, the Parent and the Borrower shall hold such quarterly conference calls at a time mutually agreed with the Administrative Agent reasonably promptly following delivery of the financial statements required under Section 5.01(a) or Section 5.01(b), as applicable. The scheduled time of any quarterly call shall be communicated to the Lenders reasonably in advance thereof which, in the case of Parent’s earnings call, may be communicated in the manner normally provided in respect of such earnings call.

SECTION 5.02. Notices of Material Events. The Parent or the Borrower will furnish to the Administrative Agent (and when furnished, the Administrative Agent will promptly furnish to the Lenders) written notice of the following, promptly after any executive officer or Financial Officer of the Parent or the Borrower obtains actual knowledge thereof:

(a)  the occurrence of any Default;

(b)  the filing or commencement of any action, suit or proceeding by or before any arbitrator or Governmental Authority against or affecting the Parent or any Subsidiary that involves a reasonable possibility of an adverse determination and that, if adversely determined, would reasonably be expected to result in a Material Adverse Effect;

(c)  the occurrence of any ERISA Event that, alone or together with any other ERISA Events that have occurred, would result in or would reasonably be expected to result in a Material Adverse Effect; and

(d)  any other development that would result in or would reasonably be expected to result in a Material Adverse Effect.

Each notice delivered under this Section shall be accompanied by a statement of a Financial Officer or other executive officer of the Parent or the Borrower setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

SECTION 5.03. Existence; Conduct of Business. The Parent and the Borrower will, and will cause each of the other Restricted Subsidiaries to, do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence and the rights, licenses, permits, privileges and franchises material to the conduct of its business; provided that (i) the foregoing shall not prohibit any merger, consolidation, liquidation or dissolution permitted under Section 6.03 and (ii) neither the Parent nor any of its Restricted Subsidiaries shall be required to preserve any rights, licenses, permits or franchises, if the Parent or such Restricted Subsidiary shall determine that the preservation thereof is no longer desirable in the conduct of its business and if the loss thereof would not have and would not reasonably be expected to have a Material Adverse Effect.

SECTION 5.04. Payment of Taxes. The Parent and the Borrower will, and will cause each of the other Restricted Subsidiaries to, pay its Tax liabilities that, if not paid, would reasonably be expected to result in a Material Adverse Effect before the same shall become delinquent or in default, except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings and (b) the Parent, the Borrower or such other Restricted Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP.

SECTION 5.05. Maintenance of Properties; Insurance. The Parent and the Borrower will, and will cause each of the other Restricted Subsidiaries to, (a) keep and maintain all property material to the conduct of its business in good working order and condition, ordinary wear and tear excepted, and (b) maintain, with financially sound and reputable insurance companies, insurance in such amounts and against such risks as are reasonable and prudent, as well as such insurance as is required by any Security Document. With respect to each Mortgaged Property that is located in an area identified by the Federal Emergency Management Agency as a Special Flood Hazard Area with respect to which flood insurance has been made available under any of the Flood Insurance Laws to have special flood hazards, the applicable Loan Party has obtained, and will maintain, with financially sound and reputable insurance companies, such flood insurance as is required under applicable Flood Insurance Laws, or as otherwise reasonably required by the Collateral Agent. The Borrower will furnish to the Lenders, upon reasonable request of the Administrative Agent, information in reasonable detail as to the insurance so maintained.

SECTION 5.06. Books and Records; Inspection Rights. The Parent and the Borrower will, and will cause each of the other Restricted Subsidiaries to, keep proper financial books of record and account in which full, true and correct entries are made of all financial dealings and transactions in relation to its business and activities in order to produce its financial statements in accordance with GAAP. The Parent and the Borrower will, and will cause each of the other Restricted Subsidiaries to, permit any representatives designated by the Administrative Agent or any Lender, upon reasonable prior notice and at the applicable Lender’s expense, to visit and inspect its properties, to examine and make extracts from its books and records, and to discuss its affairs, finances and condition with its officers and independent accountants, all at such reasonable times during normal business hours and as often as reasonably requested (subject to reasonable requirements of confidentiality, including requirements imposed by law or contract).

SECTION 5.07. Compliance with Laws. The Parent and the Borrower will, and will cause each of the other Restricted Subsidiaries to, comply with all laws, rules, regulations and orders of any Governmental Authority applicable to it or its property, except where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect. The Parent and the Borrower will maintain in effect and enforce policies and procedures designed to ensure compliance by the Parent, the Borrower, their respective Subsidiaries and their directors, officers, employees and agents with applicable Anti-Corruption Laws and Sanctions. No Borrowing will be made, and no proceeds of any Borrowing will be used, (a) for the purpose of funding payments to any officer or employee of a Governmental Authority, Person controlled by a Governmental Authority, political party, official of a political party, candidate for political office or other Person acting in an official capacity, in each case in violation of applicable Anti-Corruption Laws, (b) for the purpose of financing the activities of, or any transaction with, any Sanctioned Person or in any Sanctioned Country, or (c) in any manner that would result in the violation of Sanctions by any party hereto.

SECTION 5.08. Use of Proceeds. The proceeds of the Bridge Loans, together with the proceeds of term loans and revolving loans borrowed under the Existing Credit Agreement or the Backstop Credit Agreement, as the case may be, the proceeds of Second Lien Bridge Loans and/or the proceeds of Permanent Acquisition Financing Indebtedness and cash on hand of the Borrower, will be used by the Borrower solely to finance any amount payable under or in connection with the Acquisition and the acquisition of any Target Shares to be acquired after the Acquisition Completion Date pursuant to a Squeeze-Out Procedure, to consummate the Existing Indebtedness Refinancing and to pay the Transaction Costs. No part of the proceeds of any Loan will be used, whether directly or indirectly, for any purpose that entails a violation of any of the Regulations of the Board, including Regulations U and X.

SECTION 5.09. Additional Subsidiary Loan Parties. If any Subsidiary Loan Party is formed or otherwise acquired after the date hereof or any Subsidiary that is not a Subsidiary Loan Party subsequently becomes a Subsidiary Loan Party (including upon the redesignation of any Unrestricted Subsidiary as a Restricted Subsidiary or upon any Excluded Subsidiary ceasing to constitute an Excluded Subsidiary), then, in each case, within 60 days thereafter (which period may be extended by the Administrative Agent in its sole discretion) the Parent or the Borrower shall notify the Administrative Agent thereof and cause such Subsidiary to (i) execute a supplement to the Guarantee Agreement (substantially in the form provided as an annex thereto or otherwise in form and substance reasonably satisfactory to the Administrative Agent) in order to become a Guarantor and (ii) satisfy the Collateral Requirement (prior to the Closing Date, subject to clause (b) of the final paragraph of the definition thereof); provided however that clause (ii) of this Section shall not apply during any Collateral Release Period.

SECTION 5.10. Information Regarding Collateral. (a)  The Parent or the Borrower will furnish to the Collateral Agent prompt written notice of any change (i) in the legal name of any Loan Party, as set forth in its organizational documents, (ii) in the jurisdiction of organization or the form of organization of any Loan Party (including as a result of any merger or consolidation), or (iii) in the organizational identification number, if any, or, with respect to any Loan Party organized under the laws of a jurisdiction that requires such information to be set forth on the face of a Uniform Commercial Code financing statement, the Federal Taxpayer Identification Number of such Loan Party. The Parent and the Borrower agree not to effect or permit any change referred to in the preceding sentence unless all filings have been, or simultaneously will be, made under the Uniform Commercial Code or otherwise that are required in order for the Collateral Agent to continue at all times following such change to have a valid, legal and perfected security interest in all the Collateral (it being understood that the foregoing shall not be construed to prohibit any such change from being effected prior to the Closing Date; provided that the Parent and the Borrower comply with the notification requirements set forth in the immediately preceding sentence).

(b)  The Borrower (i) will furnish to the Collateral Agent and the Administrative Agent prompt written notice of any casualty or other insured damage to any material portion of any Collateral or the commencement of any action or proceeding for the taking of any Collateral or any part thereof or interest therein under power of eminent domain or by condemnation or similar proceeding and (ii) will ensure that the net proceeds of any such event (whether in the form of insurance proceeds, condemnation awards or otherwise) are collected and applied in accordance with the applicable provisions of this Agreement and the Loan Documents.

(c)  This Section 5.10 shall not apply during any Collateral Release Period.

SECTION 5.11. Further Assurances. (a)  Each of the Parent and the Borrower will, and will cause each Subsidiary Loan Party to, execute any and all further documents, financing statements, agreements and instruments, and take all such further actions (including the filing and recording of financing statements, fixture filings, mortgages, deeds of trust and other documents), which may be required under any applicable law, or which the Administrative Agent or the Required Lenders may reasonably request, to cause the Collateral Requirement to be and remain satisfied at all times or otherwise to effectuate the provisions of the Loan Documents, all at the expense of the Loan Parties, and will provide the Administrative Agent with such information regarding the Collateral as the Administrative Agent may reasonably request.

(b)  If any material assets (including any land and buildings or any interest therein having an aggregate book value or purchase price exceeding $50,000,000, other than Excluded Assets) are acquired by any Loan Party after the Effective Date, (other than assets constituting Collateral under the Collateral Agreement that become subject to the Lien of the Collateral Agreement upon acquisition thereof), the Borrower will notify the Administrative Agent and the Lenders thereof, and, if requested by the Administrative Agent or the Required Lenders, the Parent and the Borrower will cause such assets to be subjected to a Lien securing the Secured Obligations (in the same manner as Collateral under the Collateral Agreement secures the Secured Obligations) and will take, and cause the Subsidiary Loan Parties to take, such actions as shall be necessary or reasonably requested by the Administrative Agent to cause the Collateral Requirement to be satisfied with respect to such assets (prior to the Closing Date, subject to clause (b) of the final paragraph of the definition thereof), including actions described in paragraph (a) of this Section, all at the expense of the Loan Parties.

(c)  This Section 5.11 shall not apply during any Collateral Release Period.

SECTION 5.12. [Reserved].

SECTION 5.13. Designation of Subsidiaries. The Parent may at any time designate any Restricted Subsidiary (other than the Borrower) as an Unrestricted Subsidiary or any Unrestricted Subsidiary as a Restricted Subsidiary; provided that (a) immediately before and after such designation, no Event of Default shall have occurred and be continuing or would immediately result from such designation and (b) immediately after giving effect to such designation, the Total Net Leverage Ratio, calculated on a Pro Forma Basis, shall not exceed the Applicable Total Net Leverage Ratio. The Parent may not designate a Restricted Subsidiary as an Unrestricted Subsidiary if, at the time of such designation (and, thereafter, any Unrestricted Subsidiary shall cease to be an Unrestricted Subsidiary automatically if) (i) such Restricted Subsidiary or any of its subsidiaries is a “restricted subsidiary” or a “guarantor” (or any similar designation) for any Designated Indebtedness or (ii) such Restricted Subsidiary or any of its subsidiaries owns any Equity Interests or Indebtedness of, or holds any Lien on any property of, the Parent, the Borrower or any other Subsidiary (other than (x) any subsidiary of such Restricted Subsidiary and (y) any Unrestricted Subsidiary). The designation of any Subsidiary as an Unrestricted Subsidiary shall constitute an investment by the parent company of such Subsidiary therein under Section 6.04 at the date of designation in an amount equal to the fair market value (as determined by the Parent in good faith) of the net assets of such parent company’s investment therein. The designation of any Unrestricted Subsidiary as a Restricted Subsidiary shall constitute the incurrence at the time of designation of any Indebtedness or Liens of such Subsidiary, and the making of an investment by such Subsidiary in any investments of such Subsidiary, in each case existing at such time. Prior to any designation made in accordance with this Section 5.13, the Parent shall deliver to the Administrative Agent a certificate of a Financial Officer certifying that the designation satisfies the applicable conditions set forth in this Section 5.13, including reasonably detailed calculations demonstrating compliance with clause (b) above.

SECTION 5.14. Post-Closing Matters. Each of the Parent and the Borrower will, and will cause each Subsidiary Loan Party to, deliver to Administrative Agent, in form and substance reasonably satisfactory to the Administrative Agent, each of the items described on Schedule 5.14 hereof on or before the dates specified with respect to such items on Schedule 5.14 (or, in each case, such later date as may be agreed to by Administrative Agent in its sole discretion).

SECTION 5.15. Acquisition Undertakings. (a)  In each case subject to any confidentiality, regulatory or legal restrictions relating to the supply of such information (other than, in the case of any confidentiality restriction, any such restriction created by an Initial Obligor), the Parent and the Borrower shall keep the Administrative Agent informed as to any material developments in relation to the Acquisition (including, if the Acquisition is effected by means of an Offer, by promptly delivering to the Administrative Agent copies of any press releases required to be made by the Parent under the Takeover Code (including press releases in respect of any irrevocable acceptances received in relation to the Offer)) and will:

(i)  promptly notify the Administrative Agent in writing of the making, and the date of, any Election;

(ii)  if the Acquisition is to be implemented by means of a Scheme, (A) notify the Administrative Agent promptly in writing after becoming aware that the Scheme Court Order has been issued and a copy has been delivered to the Registrar and (B) promptly following receipt, deliver to the Administrative Agent (1) a copy of the Scheme Court Order, (2) a copy of the Scheme Circular and (3) the Scheme Resolution passed at the Target General Meeting, in each case for information purposes only and not required to be in form and substance satisfactory to the Administrative Agent and the Lenders; and

(iii)  if the Acquisition is to be implemented by means of an Offer, (A) notify the Administrative Agent promptly in writing after becoming aware that (1) the Offer Documents have been sent to the Target Shareholders and the date on which the same were sent to the Target Shareholders and (2) the Offer has become, or been declared, unconditional and (B) promptly deliver to the Administrative Agent (1) a copy of the Offer Press Release and (2) a copy of the Offer Documents, in each case for information purposes only and not required to be in form and substance satisfactory to the Administrative Agent and the Lenders.

(b)  The Parent shall not:

(i)  waive or amend any condition relating to the Acquisition where such waiver or amendment would be reasonably expected to be materially adverse to the interests of the Lenders (or allow the material terms of any Scheme Circular or Offer Document to deviate from the terms set forth in the draft Announcement delivered under paragraph (i) of Section 4.01 in a manner that would be reasonably expected to be materially adverse to the interests of the Lenders), except (A) to the extent required by the Takeover Code, the Takeover Panel, the Court or any other applicable law, regulation or regulatory body, (B) the waiver of any condition relating to the Acquisition where such waiver does not relate to a condition which the Parent reasonably considers that it would be entitled, in accordance with Rule 13.5(a) of the Code, to invoke so as to cause the Offer not to proceed, lapse or be withdrawn, (C) increasing the price to be paid for the Target Shares, (D) in relation to any election made to undertake the Acquisition by way of an Offer rather than pursuant to the Scheme (or vice versa) and/or (E) in relation to extending the period in which holders of the Target Shares may consider the terms of the Scheme or, as the case may be, accept the Offer, including (1) in relation to an extension to any date for any meeting or court hearing and/or (2) by reason of the adjournment of any meeting or court hearing, in each case, in connection with the Scheme or, as the case may be, the Offer; provided that, for the avoidance of doubt, no extension of any period contemplated in this clause (E) shall operate or be construed as an extension of the Certain Funds Period; or

(ii)  if the Acquisition is implemented by means of the Offer, reduce the acceptance threshold below 90% of the Target Shares.

(c)  The Parent shall comply in all material respects with the Takeover Code (subject to any waiver or dispensation of any kind granted by, or requirement of, the Takeover Panel or the Court) and with all applicable laws or regulations relating to the Acquisition, except where noncompliance therewith could not reasonably be expected to be materially adverse to the interests of the Lenders (taken as a whole) under the Loan Documents.

(d)  The Initial Obligors shall:

(i)  if the Acquisition is being effected by means of an Offer and the Parent becomes entitled to implement the Squeeze-Out Procedure (1) promptly (and in any event within the maximum time period prescribed for such actions) give notice to all other holders of Target Shares that it intends to acquire all their Target Shares pursuant to the Squeeze-Out Procedure and (2) comply with all of the applicable provisions of the Companies Act to enable it to complete the Squeeze-Out Procedure on or before the latest date on which a Squeeze-Out Procedure may be completed in accordance with Chapter 3 of Part 28 of the Act; and

(ii)  if the Acquisition is being effected by means of a Scheme or if the Acquisition is being effected by means of an Offer and to the extent the Parent owns or controls not less than 75% of the voting rights of all members of Target and in each case to the extent permitted by law, the Obligors shall procure that the Re-Registration Date occurs as soon as reasonably practicable after the Acquisition Completion Date.

SECTION 5.16. Outbound Investment Rules. The Borrower shall not, and shall not permit any of its Subsidiaries to, (a) be or become a “covered foreign person”, as that term is defined in the Outbound Investment Rules, or (b) engage, directly or indirectly, in (i) a “covered activity” or a “covered transaction”, as each such term is defined in the Outbound Investment Rules, (ii) any activity or transaction that would constitute a “covered activity” or a “covered transaction”, as each such term is defined in the Outbound Investment Rules, if the Borrower were a U.S. Person or (iii) any other activity that would cause the Administrative Agent or any Lender to be in violation of the Outbound Investment Rules or cause the Administrative Agent or any Lender to be legally prohibited by the Outbound Investment Rules from performing under this Agreement.

ARTICLE VI

Negative Covenants

Until the Commitments have expired or terminated and the principal of and interest on each Loan and all fees and expenses and other amounts (other than contingent amounts not yet due) payable hereunder have been paid in full, the Parent and the Borrower covenant and agree with the Lenders that:

SECTION 6.01. Indebtedness; Disqualified Equity Interests. (a)  The Parent and the Borrower will not, and will not permit any other Restricted Subsidiary to, create, incur, assume or permit to exist any Indebtedness, including pursuant to any Guarantee of Indebtedness of the Parent or another Restricted Subsidiary, except:

(i)  Indebtedness owing to the Parent or another Restricted Subsidiary; provided that (x) such Indebtedness is otherwise permitted under Section 6.04 and (y) if such Indebtedness is owed by a Loan Party to a non-Loan Party, such Indebtedness is subordinated to the Indebtedness under the Loan Documents and pledged to the Collateral Agent;

(ii)  Guarantees of Indebtedness of the Parent or a Restricted Subsidiary, if also permitted by Section 6.04;

(iii)  Indebtedness under the Loan Documents and Indebtedness issued under the Exchange Notes Indenture pursuant to Section 2.05 hereof;

(iv)  (A) the Senior Notes outstanding on the Effective Date and any Permitted Refinancing Indebtedness incurred to refinance any such Senior Notes (it being understood and agreed that, for purposes of this Section, any Indebtedness that is incurred for the purpose of repurchasing or redeeming any Senior Notes (or any Permitted Refinancing Indebtedness in respect thereof) shall, if otherwise meeting the requirements set forth above and in the definition of the term “Permitted Refinancing Indebtedness”, be deemed to be Permitted Refinancing Indebtedness in respect of the Senior Notes (or such Permitted Refinancing Indebtedness), and shall be permitted to be incurred and be in existence, notwithstanding that the proceeds of such Permitted Refinancing Indebtedness shall not be applied to make such repurchase or redemption of the Senior Notes (or such Permitted Refinancing Indebtedness) immediately upon the incurrence thereof, if the proceeds of such Permitted Refinancing Indebtedness are retained and applied to repay the Senior Notes or such Permitted Refinancing Indebtedness in accordance with Section 6.02(n)) and (B) other Indebtedness existing as of the Effective Date and, to the extent in an outstanding principal amount in excess of $5,000,000, set forth on Schedule 6.01 hereto and any Permitted Refinancing Indebtedness incurred to refinance any such Indebtedness;

(v)  (A) Indebtedness of the Parent or any Restricted Subsidiary incurred to finance the acquisition, construction, lease or improvement of any fixed or capital assets, including Capital Lease Obligations and any Indebtedness assumed by the Parent or any Restricted Subsidiary in connection with the acquisition of any such assets or secured by a Lien on any such assets prior to the acquisition thereof; provided that such Indebtedness is incurred prior to or within 360 days after such acquisition or lease or the completion of such construction or improvement, and (B) Permitted Refinancing Indebtedness in respect of Indebtedness incurred or assumed pursuant to clause (A) above; provided further that the aggregate outstanding principal amount of Indebtedness incurred pursuant to this clause (v) shall not exceed the greater of (x) $250,000,000 and (y) 4.50% of Total Assets as of the last day of the most recently ended fiscal quarter of the Parent prior to the date of incurrence;

(vi)  (A) Indebtedness of any Person (other than an Unrestricted Subsidiary) that becomes a Restricted Subsidiary (or of any Person (other than an Unrestricted Subsidiary) not previously a Restricted Subsidiary that is merged or consolidated with or into the Parent or a Restricted Subsidiary in a transaction permitted hereunder) after the date hereof (including as a result of the consummation of the Acquisition), or Indebtedness of any Person (other than an Unrestricted Subsidiary) that is assumed by the Parent or any Restricted Subsidiary in connection with an acquisition of assets by the Parent or such Restricted Subsidiary in a Permitted Acquisition or as a result of the consummation of the Acquisition; provided that (x) such Indebtedness exists at the time such Person becomes a Restricted Subsidiary (or is so merged or consolidated) or such assets are acquired and is not created in contemplation of or in connection with such Person becoming a Restricted Subsidiary (or such merger or consolidation) or such assets being acquired and (y) except in connection with any such Indebtedness assumed as a result of the consummation of the Acquisition, immediately after giving effect to the assumption of such Indebtedness, the Total Net Leverage Ratio, calculated on a Pro Forma Basis as of the last day of the most recently ended fiscal quarter of the Parent, does not exceed the Applicable Total Net Leverage Ratio as of such day and (B) Permitted Refinancing Indebtedness in respect of Indebtedness incurred pursuant to clause (A) above;

(vii)  other Indebtedness of any Foreign Subsidiary; provided that the aggregate principal amount of Indebtedness permitted by this clause (vii) (other than Indebtedness owing by a Foreign Subsidiary to another Foreign Subsidiary) shall not exceed the greater of (x) $600,000,000 and (y) 7.75% of Total Assets as of the last day of the most recently ended fiscal quarter of the Parent prior to the date of incurrence;

(viii)  (A) Alternative Incremental Facility Debt; provided that (x) the aggregate principal amount of Alternative Incremental Facility Debt shall not exceed the Alternative Incremental Facility Debt Basket, (y) at the time of and after giving effect to the incurrence thereof, no Default shall have occurred and be continuing (provided that if the proceeds of such Alternative Incremental Facility Debt are to be used to finance a Limited Condition Transaction, then the condition set forth in this clause (y) shall be limited to the Events of Default set forth in clauses (a), (b), (i) and (j) of Article VII; provided that no Default shall have occurred and be continuing on the date on which the binding agreement for such Limited Condition Transaction is entered into), and (z) after giving effect to the incurrence of such Indebtedness and the application of the proceeds therefrom, (1) the Total Net Leverage Ratio, calculated on a Pro Forma Basis as of the last day of the most recently ended fiscal quarter of the Parent, does not exceed the Applicable Total Net Leverage Ratio as of such day and (2) the Cash Interest Expense Coverage Ratio, calculated on a Pro Forma Basis as of the last day of the most recently ended fiscal quarter of the Parent, is not less than 3.00 to 1.00 (provided that if the proceeds of such Alternative Incremental Facility Debt are to be used to finance a Limited Condition Transaction, then the condition precedent set forth in this clause (z) may be required, at the option of the Borrower, to be satisfied as of the date on which the binding agreement for such Limited Condition Transaction is entered into, rather than on the date of the incurrence of such Alternative Incremental Facility Debt) and (B) Permitted Refinancing Indebtedness in respect of Indebtedness incurred pursuant to clause (A) above; provided further that such Indebtedness shall not be permitted during a Collateral Release Period unless such Indebtedness is unsecured;

(ix)  Receivables Financing Debt attributable to any Permitted Receivables Financing; provided that the aggregate principal amount of Indebtedness permitted by this clause shall not exceed the sum of (A) the greater of (x) $250,000,000 and (y) 4.50% of Total Assets as of the last day of the most recently ended fiscal quarter of the Parent prior to the date such Indebtedness is incurred plus (B) solely in respect of Receivables Financing Debt of Foreign Subsidiaries, the greater of (x) $250,000,000 and (y) 4.50% of Total Assets as of the last day of the most recently ended fiscal quarter of the Parent prior to the date such Indebtedness is incurred;

(x)  (A) Credit Agreement Refinancing Indebtedness; provided that the Net Cash Proceeds from such Indebtedness are applied to repay Loans outstanding hereunder pursuant to Section 2.11(e) and (B) Permitted Refinancing Indebtedness in respect of Indebtedness incurred pursuant to clause (A) above; provided further that Credit Agreement Refinancing Indebtedness shall not be permitted during a Collateral Release Period unless such Credit Agreement Refinancing Indebtedness is unsecured;

(xi)  Indebtedness owed to any Person (including obligations in respect of letters of credit, bank guarantees and similar instruments for the benefit of such Person) providing workers’ compensation, health, disability or other employee benefits or property, casualty or liability insurance, pursuant to reimbursement or indemnification obligations to such Person, in each case incurred in the ordinary course of business;

(xii)  Indebtedness owed to any Person (including obligations in respect of letters of credit, bank guarantees and similar instruments for the benefit of such Person) in respect of performance bonds, bid bonds, appeal bonds, surety bonds, performance and completion guarantees and similar obligations (other than in respect of other Indebtedness), in each case provided in the ordinary course of business;

(xiii)  Indebtedness owed in respect of any overdrafts and related liabilities arising from treasury, depositary and cash management services or in connection with any automated clearinghouse transfers of funds; provided that such Indebtedness shall be repaid in full within five Business Days of the incurrence thereof;

(xiv)  Indebtedness of the Parent or any Restricted Subsidiary in the form of purchase price adjustments, earnouts, non-competition agreements or other arrangements representing acquisition consideration or deferred payments of a similar nature incurred in connection with any Permitted Acquisition or other investment permitted under Section 6.04;

(xv)  Ratio Debt;

(xvi)  other Indebtedness not to exceed the greater of (x) $315,000,000 and (y) 6.0% of Total Assets as of the last day of the most recently ended fiscal quarter of the Parent prior to the date of incurrence;

(xvii)  (A) First Lien Acquisition Indebtedness (including any notes or loans into which the Bridge Loans have been converted) and (B) Permitted Refinancing Indebtedness in respect of Indebtedness incurred pursuant to clause (A) above; provided that (x) the Net Cash Proceeds thereof shall be applied on the date of receipt thereof to prepay Loans in accordance with Section 2.11(e) (or, in the case of any such Net Cash Proceeds received prior to the Closing Date, the Commitments shall be automatically reduced in accordance with Section 2.08(a)) and (y) such Indebtedness shall at all times be subject to the Pari Passu Intercreditor Agreement;

(xviii)  (A) the Second Lien Bridge Loans (including any notes or loans into which the Second Lien Bridge Loans have been converted), Junior Lien Acquisition Indebtedness and/or Unsecured Acquisition Indebtedness and (B) Permitted Refinancing Indebtedness in respect of Indebtedness incurred pursuant to clause (A) above; provided that (x) the aggregate outstanding principal amount of Indebtedness incurred pursuant to this clause (xviii) shall not exceed $500,000,000 plus the amount of any outstanding fees, interest and other amounts owing in respect of the Indebtedness refinanced by any such Permitted Refinancing Indebtedness and (y) in the case of any Second Lien Bridge Loans (including any notes or loans into which the Second Lien Bridge Loans have been converted) and Junior Lien Acquisition Indebtedness, such Indebtedness shall at all times be subject to the Junior Lien Intercreditor Agreement;

(xix)  if the Existing Credit Agreement Amendment is not obtained, from and after the Closing Date, (A) Indebtedness under the Backstop Credit Agreement and Alternative Incremental Facility Debt and (B) Permitted Refinancing Indebtedness in respect of Indebtedness incurred pursuant to clause (A) above; provided that the aggregate outstanding principal amount of Indebtedness incurred pursuant to this clause (xix) shall not exceed an amount equal to $3,225,250,000, plus the Backstop Credit Agreement Incremental Amount plus the amount of any outstanding fees, interest and other amounts owing in respect of the Indebtedness refinanced by any such Permitted Refinancing Indebtedness; provided that such Indebtedness shall at all times be subject to the Pari Passu Intercreditor Agreement or the Junior Lien Intercreditor Agreement, as applicable; and

(xx)  Indebtedness under the Existing Credit Agreement and Alternative Incremental Facility Debt and (B) Permitted Refinancing Indebtedness in respect of Indebtedness incurred pursuant to clause (A) thereof; provided that (x) the aggregate outstanding principal amount of Indebtedness incurred pursuant to this clause (xx) shall not exceed (1) prior to the Existing Credit Agreement Amendment Effective Date, $2,057,250,000 plus the amount of any outstanding fees, interest and other amounts owing in respect of the Indebtedness refinanced by any such Permitted Refinancing Indebtedness and (2) on and after the Existing Credit Agreement Amendment Effective Date, an amount equal to $3,325,250,000, plus the Existing Credit Agreement Incremental Amount plus the amount of any outstanding fees, interest and other amounts owing in respect of the Indebtedness refinanced by any such Permitted Refinancing Indebtedness; provided that such Indebtedness shall at all times be subject to the Pari Passu Intercreditor Agreement or the Junior Lien Intercreditor Agreement, as applicable; provided further that if the Existing Credit Agreement Amendment is not obtained, no Indebtedness shall be permitted under this clause (xx) from and after the Closing Date.

(b)  Notwithstanding anything to the contrary contained herein, the aggregate outstanding principal amount of Indebtedness incurred pursuant to clauses (v) and (ix) of Section 6.01(a), together with the aggregate outstanding principal amount of all Indebtedness incurred by Restricted Subsidiaries that are not Loan Parties (other than (x) any such Indebtedness owing to the Parent or any of the Restricted Subsidiaries and (y) prior to the Closing Date, Indebtedness permitted by Section 6.01(a)(ii)) and the aggregate outstanding principal amount of Indebtedness that is secured by a Lien that has priority over the Liens created under the Loan Documents shall not exceed the greater of (x) $1,300,000,000 and (y) 25.0% of Total Assets as of the last day of the most recently ended fiscal quarter of the Parent; provided that the foregoing shall not be construed to limit the incurrence of Indebtedness and Liens with respect to the Existing Credit Agreement or the Backstop Credit Agreement, in each case, as permitted under Section 6.01(a)(xix), Section 6.01(a)(xx), Section 6.02(q) and Section 6.02(r), respectively.

(c)  On the Closing Date, the Dollar Component of each applicable clause under this Section 6.01 shall be automatically adjusted as provided in Section 1.09.

SECTION 6.02. Liens. The Parent and the Borrower will not, and will not permit any other Restricted Subsidiary to, create, incur, assume or permit to exist any Lien on any property or asset now owned or hereafter acquired by it, or assign or sell any income or revenues (including accounts receivable) or rights in respect of any thereof, except:

(a)  Liens (i) created under the Loan Documents and (ii) securing Indebtedness issued under the Exchange Notes Indenture pursuant to Section 2.05; provided that such Liens in respect of the Exchange Notes Indenture shall at all time be subject to the Pari Passu Intercreditor Agreement; provided further that no such Liens shall be permitted during a Collateral Release Period;

(b)  Permitted Encumbrances;

(c)  any Lien on any property or asset of the Parent or any Restricted Subsidiary existing on the Effective Date (other than Liens of the type permitted under clause (g) of this Section) and, to the extent securing Indebtedness or other obligations in an outstanding principal or other amount in excess of $5,000,000, set forth in Schedule 6.02; provided that (i) such Lien shall not apply to any other property or asset of the Parent or any Restricted Subsidiary and (ii) such Lien shall secure only those obligations which it secures on the Effective Date and extensions, renewals and replacements thereof that do not increase the outstanding principal amount thereof;

(d)  any Lien existing on any property or asset prior to the acquisition thereof by the Parent or any Restricted Subsidiary or existing on any property or asset of any Person that becomes a Restricted Subsidiary (other than an Unrestricted Subsidiary) (including pursuant to the Acquisition) prior to the time such Person becomes a Restricted Subsidiary; provided that (i) such Lien is not created in contemplation of or in connection with such acquisition or such Person becoming a Restricted Subsidiary, as the case may be, (ii) such Lien shall not apply to any other property or assets of the Parent or any Restricted Subsidiary, (iii) such Lien shall secure only those obligations which it secures on the date of such acquisition or the date such Person becomes a Restricted Subsidiary, as the case may be, and extensions, renewals and replacements thereof that do not increase the outstanding principal amount thereof and (iv) if such Lien secures Indebtedness, such Indebtedness is permitted by Section 6.01(a)(vi);

(e)  Liens on fixed or capital assets acquired, constructed or improved by the Parent or any Restricted Subsidiary; provided that (i) such Liens secure Indebtedness incurred to finance the acquisition, construction or improvement of such fixed or capital assets, including Capital Lease Obligations and any Indebtedness assumed in connection with the acquisition of any such assets or secured by a Lien on any such assets prior to the acquisition thereof, and extensions, renewals and replacements of any such Indebtedness that do not increase the outstanding principal amount thereof, (ii) such Liens and the Indebtedness secured thereby are incurred prior to or within 360 days after such acquisition or the completion of such construction or improvement, (iii) the Indebtedness secured thereby is permitted by Section 6.01(a)(v) and does not exceed the cost of acquiring, constructing or improving such fixed or capital assets, and (iv) such Liens shall not apply to any other property or assets of the Parent or any Subsidiary (other than to accessions to such fixed or capital assets and provided that individual financings of equipment provided by a single lender may be cross-collateralized to other financings of equipment provided solely by such lender);

(f)  any (i) Lien on any property or asset of any Foreign Subsidiary in an aggregate amount at any time outstanding not exceeding the greater of (1) $600,000,000 and (2) 7.75% of Total Assets as of the last day of the most recently ended fiscal quarter of the Parent and (ii) other Lien on any property or asset of any Foreign Subsidiary; provided that (A) in respect of this sub-clause (ii), such Lien secures Indebtedness or other obligations of such Foreign Subsidiary that is not Guaranteed by any Loan Party and (B) with respect to Indebtedness such Indebtedness is permitted by Section 6.01;

(g)  Liens comprising easements, rights of way or other encumbrances on title to real property that do not render title to the property encumbered thereby unmarketable or do not materially interfere with the ordinary conduct of business of the Parent or any Restricted Subsidiary;

(h)  assignments and sales of Receivables and Related Security pursuant to a Permitted Receivables Financing and Liens arising pursuant to a Permitted Receivables Financing on Receivables and Related Security sold or financed in connection with such Permitted Receivables Financing; provided that the related Receivables Financing Debt is permitted by Section 6.01;

(i)  any Lien not otherwise permitted by this Section to the extent that the aggregate outstanding principal amount of the obligations secured thereby does not exceed the greater of (x) $315,000,000 and (y) 6.00% of Total Assets as of the last day of the most recently ended fiscal quarter of the Parent; provided that any such Lien shall not attach to Restricted Property and, if any such Lien attaches to Collateral, such Lien shall be junior to the Liens granted pursuant to the Loan Documents;

(j)  any purchase option, call or similar right of a third party that owns Equity Interests in a NWO Subsidiary with respect to any Equity Interests in such NWO Subsidiary that are customary among parties to a joint venture;

(k)  Liens on the Collateral securing any Permitted Pari Passu Refinancing Debt, Permitted Junior Lien Refinancing Debt or Alternative Incremental Facility Debt and any Permitted Refinancing Indebtedness in respect of the foregoing; provided that such Liens attach only to the Collateral and are subject to the Pari Passu Intercreditor Agreement or the Junior Lien Intercreditor Agreement, as applicable; provided further that such Liens shall not be permitted during a Collateral Release Period;

(l)  Liens on Equity Interests in joint ventures; provided that any such Lien is in favor of a creditor of such joint venture and such creditor is not an Affiliate of any partner to such joint venture;

(m)  Liens securing Swap Agreements and submitted for clearing in accordance with applicable law and set-off and early termination rights under Swap Agreements; and

(n)  Liens on cash and Permitted Investments that are earmarked, set aside or deposited into segregated accounts to be used to satisfy or discharge Indebtedness; provided (i) such cash and/or Permitted Investments are deposited into an account from which payment is to be made, directly or indirectly, to the Person or Persons holding the Indebtedness that is to be satisfied or discharged, (ii) such Liens extend solely to the account in which such cash and/or Permitted Investments are deposited and are solely in favor of the Person or Persons holding the Indebtedness (or any agent or trustee for such Person or Persons) that is to be satisfied or discharged, (iii) the satisfaction or discharge of such Indebtedness is permitted hereunder and (iv) such satisfaction or discharge is consummated within a reasonable period after the incurrence of such Lien or within the time period required or permitted under the applicable Indebtedness;

(o)  Liens on the Collateral securing First Lien Acquisition Indebtedness (including any notes or loans into which the Bridge Loans have been converted) and any Permitted Refinancing Indebtedness in respect of the foregoing, in each case permitted under Section 6.01(a)(xvii); provided that such Liens attach only to the Collateral and are subject to the Pari Passu Intercreditor Agreement; provided further that such Liens shall not be permitted during a Collateral Release Period;

(p)  Liens on the Collateral securing the obligations under the Second Lien Bridge Credit Agreement (including the documentation governing any notes or loans into which the Second Lien Bridge Loans have been converted) and/or Junior Lien Acquisition Indebtedness (including any notes or loans into which the Second Lien Bridge Loans have been converted) and any Permitted Refinancing Indebtedness in respect of the foregoing, in each case permitted under Section 6.01(a)(xviii); provided that such Liens attach only to the Collateral and are subject to the Junior Lien Intercreditor Agreement; provided further that such Liens shall not be permitted during a Collateral Release Period;

(q)  On and after the Closing Date, Liens on the Collateral securing Indebtedness permitted under Section 6.01(a)(xix); provided that such Liens attach only to the Collateral and are subject to the Pari Passu Intercreditor Agreement or, in the case of any Alternative Incremental Facility Debt that is secured on a junior Lien basis to the Loan Document Obligations, the Junior Lien Intercreditor Agreement; provided further that such Liens shall not be permitted during a Collateral Release Period;

(r)  Liens on the Collateral securing Indebtedness permitted under Section 6.01(xx); provided that such Liens attach only to the Collateral and are subject to the Pari Passu Intercreditor Agreement or, in the case of any Alternative Incremental Facility Debt that is secured on a junior Lien basis to the Loan Document Obligations, the Junior Lien Intercreditor Agreement; provided further that such Liens shall not be permitted during a Collateral Release Period; and

(s)  Liens on cash in connection with any escrow arrangements (or similar arrangements) as contemplated by clause (C) of the last sentence of Section 9.02(b) of the Backstop Credit Agreement.

Notwithstanding anything to the contrary contained herein, the aggregate outstanding principal amount of Indebtedness incurred pursuant to clauses (v) and (ix) of Section 6.01(a), together with the aggregate outstanding principal amount of all Indebtedness incurred by Restricted Subsidiaries that are not Loan Parties (other than (x) any such Indebtedness owing to the Parent or any of the Restricted Subsidiaries and (y) prior to the Closing Date, Indebtedness permitted by Section 6.01(a)(ii)) and the aggregate outstanding principal amount of Indebtedness that is secured by a Lien that has priority over the Liens created under the Loan Documents shall not exceed the greater of (x) $1,300,000,000 and (y) 25.0% of Total Assets as of the last day of the most recently ended fiscal quarter of the Parent; provided that the foregoing shall not be construed to limit the incurrence of Indebtedness and Liens with respect to the Existing Credit Agreement or the Backstop Credit Agreement, in each case, as permitted under Section 6.01(a)(xix), Section 6.01(a)(xx), Section 6.02(q) and Section 6.02(r), respectively.

On the Closing Date, the Dollar Component of each applicable clause under this Section 6.02 shall be automatically adjusted as provided in Section 1.09.

SECTION 6.03. Fundamental Changes. (a)  The Parent and the Borrower will not, and will not permit any other Restricted Subsidiary to, merge into or consolidate with any other Person, or permit any other Person to merge into or consolidate with it, or sell, transfer, lease or otherwise dispose of (in one transaction or in a series of transactions) all or substantially all of the assets of the Parent and the Restricted Subsidiaries, taken as a whole, or liquidate or dissolve, except that, if at the time thereof and immediately after giving effect thereto no Event of Default shall have occurred and be continuing (1) (i) any Person (other than the Borrower) may merge into the Parent in a transaction in which the Parent is the surviving corporation, (ii) any Person may merge into any Restricted Subsidiary in a transaction in which the surviving entity is a Restricted Subsidiary and, if a Loan Party is a party to such merger, then the surviving entity is a Loan Party, (iii) any Restricted Subsidiary may sell, transfer, lease or otherwise dispose of its assets to another Restricted Subsidiary, (iv) any Restricted Subsidiary (other than the Borrower or a Guarantor (except, in the case of a Guarantor, to the extent otherwise permitted hereunder)) may liquidate, wind up or dissolve if the Parent determines in good faith that such liquidation or dissolution is in the best interests of the Parent and is not materially disadvantageous to the Lenders and (v) the Transactions and any Permitted Reorganization shall be permitted; provided that any such merger involving a Person that is not a wholly owned Restricted Subsidiary immediately prior to such merger shall not be permitted unless also permitted by Section 6.04 and (2) any Restricted Subsidiary of the Parent may be merged or consolidated with and into the Borrower or any other Restricted Subsidiary if also permitted by Section 6.04, or all or any part of its business, property or assets may be conveyed, leased, transferred or otherwise disposed of in one transaction or series of transactions to the Borrower; provided that (i) in the case of any such merger or consolidation with or into the Borrower, (A) the Borrower shall be the continuing or surviving Person or (B) if the Person formed by or surviving any such merger or consolidation is not the Borrower (any such Person, the “Successor Borrower”), (x) the Successor Borrower shall be an entity organized or existing under the law of the United States, any state thereof or the District of Columbia and prior to the completion of such reorganization the Administrative Agent shall have received all information reasonably requested by the Lenders with respect to such Successor Borrower as is required by the USA PATRIOT Act or other applicable “know your customer” laws and regulations, (y) the Successor Borrower shall expressly assume the obligations of the Borrower in a manner reasonably satisfactory to the Administrative Agent and (z) except as the Administrative Agent may otherwise agree, each Guarantor, unless it is the other party to such merger or consolidation, shall have executed and delivered a customary reaffirmation agreement with respect to its obligations under the Collateral Agreement and the other Loan Documents; it being understood and agreed that if the foregoing conditions under clauses (x) through (z) are satisfied, the Successor Borrower will succeed to, and be substituted for, the Borrower under this Agreement and the other Loan Documents.

(b)  The Parent will not, and will not permit any of its Restricted Subsidiaries to, engage to any material extent in any line of business other than lines of business conducted by the Parent and its Restricted Subsidiaries on the Effective Date and lines of business reasonably related or incidental thereto (including upon giving effect to the Transactions).

SECTION 6.04. Investments, Loans, Advances, Guarantees and Acquisitions. The Parent and Borrower will not, and will not permit any of the other Restricted Subsidiaries (other than a Receivables Subsidiary) to, purchase, hold or acquire (including pursuant to any merger with any Person that was not a wholly owned Restricted Subsidiary prior to such merger) any Equity Interests, evidences of indebtedness or other securities (including any option, warrant or other right to acquire any of the foregoing) of, make or permit to exist any loans or advances to, Guarantee any obligations of, or make or permit to exist any investment or any other interest in, any other Person, or purchase or otherwise acquire (in one transaction or a series of transactions) any assets of any other Person constituting a business unit (collectively, “Investments”), except:

(a)  cash and Permitted Investments;

(b)  Investments existing on the Effective Date and, to the extent in an amount in excess of $5,000,000, set forth on Schedule 6.04A plus (x) any additional Investments in the Persons identified on such Schedule that, as of the Effective Date, are required by contract or law to be made after the Effective Date and (y) other Investments that may be required to be made in such Persons after the Effective Date either by contract or law; provided that the aggregate amount of Investments permitted by clauses (x) and (y) shall not exceed $100,000,000;

(c)  Investments by the Parent, the Borrower and the other Restricted Subsidiaries in Equity Interests in their respective Restricted Subsidiaries, and by any Foreign Subsidiary in Equity Interests in any other Foreign Subsidiary; provided that the aggregate amount of Investments (other than Excluded Guarantees) made by Loan Parties in Restricted Subsidiaries that are not Loan Parties under this clause (c) (excluding, without duplication, all such Investments existing on the Effective Date) outstanding at any time (disregarding any write-down or write-off of any such Investment) shall not exceed the greater of (x) $300,000,000 and (y) 5.75% of Total Assets as of the last day of the most recently ended fiscal quarter of the Parent prior to the date of incurrence;

(d)  loans or advances made by the Parent to any Restricted Subsidiary and made by any Restricted Subsidiary to the Parent or any other Restricted Subsidiary; provided that the amount of such loans and advances made by Loan Parties pursuant to this clause (d) to Restricted Subsidiaries that are not Loan Parties shall be subject to the limitation set forth in clause (c) above;

(e)  Guarantees by the Parent of obligations of any Restricted Subsidiary and Guarantees by any Restricted Subsidiary of obligations of the Parent or any other Restricted Subsidiary; provided that (i) from and after the Closing Date, a Restricted Subsidiary that is not a Loan Party shall not Guarantee any obligations of any Loan Party and (ii) the aggregate amount of Indebtedness and other obligations of Restricted Subsidiaries that are not Loan Parties that is guaranteed by any Loan Party pursuant to this clause (e) shall be subject to the limitation set forth in clause (c) above;

(f)  (i) loans and advances to officers, directors, employees or consultants in the ordinary course of business of the Parent and the Restricted Subsidiaries as presently conducted in an aggregate amount not to exceed $10,000,000 at any time outstanding (disregarding any write-down or write-off thereof) and (ii) payments (including, for the avoidance of doubt, premiums, contributions, and payments or charges related to annuitization) payable by the Parent or any Restricted Subsidiary associated with the pre-funding and termination of pension plans;

(g)  Permitted Acquisitions;

(h)  Investments received in connection with the bankruptcy or reorganization of, or settlement of delinquent accounts and disputes with, customers and suppliers, in each case in the ordinary course of business;

(i)  Investments described on Schedule 6.04B;

(j)  Investments made amongst and between Foreign Subsidiaries;

(k)  promissory notes and other non-cash consideration received in connection with dispositions of assets;

(l)  (i) Permitted Joint Ventures, (ii) Investments in other joint ventures and partnerships in an aggregate amount not to exceed at any time outstanding the greater of (x) $50,000,000 and (y) 1.0% of Total Assets as of the last day of the most recently ended fiscal quarter of the Parent and (iii) Investments in Unrestricted Subsidiaries in an aggregate amount not to exceed at any time outstanding the greater of (x) $150,000,000 and (y) 1.5% of Total Assets as of the last day of the most recently ended fiscal quarter of the Parent;

(m)  Investments in the ordinary course of business consisting of endorsements for collection or deposit and customary trade arrangements with customers;

(n)  Investments made in order to effect a Permitted Reorganization; and

(o)  (i) other Investments not to exceed in the aggregate at any time outstanding the greater of (x) $350,000,000 and (y) 5.25% of Total Assets and (ii) other Investments; provided that (A) at the time any such Investment is made pursuant to this clause (ii), and immediately after giving effect thereto, no Event of Default shall have occurred and be continuing and (B) the aggregate amount of all such Investments outstanding at any time (disregarding any write-down or write-off thereof) shall not exceed the Available Amount (other than the Starter Available Amount); and

(p)  Investments in an amount not to exceed the Starter Available Amount;

(q)  To the extent constituting an Investment, Indebtedness permitted under Section 6.01, Liens permitted by Section 6.02, Restricted Payments permitted by Section 6.07 and mergers, consolidations, amalgamations, liquidations, winding up, dissolutions or dispositions permitted by Section 6.03 and Section 6.09, provided that no Investment may be made solely pursuant to or in reliance on this Section 6.04(q);

(r)  other Investments not otherwise permitted by this Section so long as at the time any such Investment is made and immediately after giving effect thereto, no Event of Default shall have occurred and be continuing and the Total Net Leverage Ratio, calculated on a Pro Forma Basis as of the last day of the most recently ended fiscal quarter of the Parent, does not exceed 2.80 to 1.00;

(s)  (i) the Acquisition and (ii) Investments made in order to effect the Transactions; and

(t)  Investments of any Person existing at the time such Person becomes a Restricted Subsidiary or consolidates or merges with or into the Parent or any Restricted Subsidiary; provided that such Investments were not created in contemplation of or in connection with the acquisition of such Person or such consolidation or merger, as the case may be.

For the avoidance of doubt, any increase in the book value or market value of an outstanding Investment following the making of such Investment shall not be deemed to increase the amount of such Investment for purposes of determining utilization under this Section 6.04.

Notwithstanding anything to the contrary contained herein, (x) any Investment by the Parent, the Borrower or any other Restricted Subsidiary in any Unrestricted Subsidiary may be made only pursuant to clause (iii) of Section 6.04(l) and shall not be made in reliance on any other provision hereof and (y) none of the Parent, the Borrower or any other Restricted Subsidiary may assign or transfer or exclusively license any Material Intellectual Property to any Unrestricted Subsidiary, and no Unrestricted Subsidiary may, legally or beneficially, own or exclusively license any Material Intellectual Property.

On the Closing Date, the Dollar Component of each applicable clause under this Section 6.04 shall be automatically adjusted as provided in Section 1.09.

SECTION 6.05. Transactions with Affiliates. The Parent and the Borrower will not, and will not permit any of the other Restricted Subsidiaries to, sell, lease or otherwise transfer any property or assets to, or purchase, lease or otherwise acquire any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates, except (a) at prices and on terms and conditions not less favorable to the Parent, the Borrower or such Restricted Subsidiary than could be obtained on an arm’s-length basis from unrelated third parties, (b) transactions between or among the Loan Parties not involving any other Affiliate or between or among Foreign Subsidiaries not involving any other Affiliate, (c) transactions between a Loan Party and a Foreign Subsidiary; provided that, to the extent that such transaction is not in the ordinary course of business and is at prices and on terms less favorable to such Loan Party than could be obtained on an arm’s length basis from an unrelated third party, the excess value conferred by such Loan Party on such Foreign Subsidiary as a result thereof shall be treated as an investment in such Foreign Subsidiary for purposes of determining compliance with Section 6.04, (d) advances to employees permitted by Section 6.04, (e) any Restricted Payments permitted by Section 6.07, (f) fees, compensation and other benefits paid to, and customary indemnity and reimbursement provided on behalf of, officers, directors and employees of any Loan Party in the ordinary course of business, (g) any employment agreement entered into by the Parent or any of the Restricted Subsidiaries in the ordinary course of business, (h) any Permitted Receivables Financing, (i) transactions and agreements in existence on the Effective Date and, to the extent involving consideration or payments in excess of $5,000,000 in any fiscal year, listed on Schedule 6.05 and, in each case, any amendment thereto that is not disadvantageous to the Lenders in any material respect, (j) transactions described in Schedule 6.04B, (k) transactions among the Parent, any Loan Party and any of the Restricted Subsidiaries permitted by Section 6.03(a) (other than clause (iii) thereof, except transactions solely between Loan Parties or solely between Foreign Subsidiaries or solely between non-Loan Party Restricted Subsidiaries), (l) any Permitted Reorganization and the Transactions, (m) the existence and performance of agreements and transactions with any Unrestricted Subsidiary that were entered into prior to the designation of a Restricted Subsidiary as such Unrestricted Subsidiary to the extent that the transaction was permitted at the time that it was entered into with such Restricted Subsidiary and transactions entered into by an Unrestricted Subsidiary with an Affiliate prior to the redesignation of any such Unrestricted Subsidiary as a Restricted Subsidiary; provided that such transaction was not entered into in contemplation of such designation or redesignation, as applicable and (n) transactions existing at the time the applicable Person becomes a Restricted Subsidiary or consolidates or merges with or into the Parent or any Restricted Subsidiary; provided that such transactions were not entered into in contemplation of the acquisition of such Person or such consolidation or merger, as the case may be.

SECTION 6.06. Restrictive Agreements. The Parent and the Borrower will not, and will not permit any other Restricted Subsidiary (other than a Receivables Subsidiary) to, directly or indirectly, enter into, incur or permit to exist any agreement or other arrangement that prohibits or restricts (a) the ability of any Loan Party to create, incur or permit to exist any Lien upon any of its property or assets to secure any of the Secured Obligations or any refinancing or replacement thereof, or (b) the ability of any Restricted Subsidiary (other than the Borrower) to pay dividends or other distributions with respect to any of its Equity Interests or to make or repay loans or advances to the Parent or any other Loan Party or to Guarantee Indebtedness of the Parent or any other Loan Party; provided, that (i) the foregoing shall not apply to (x) restrictions imposed by law or any Loan Document or (y) restrictions imposed or contemplated by any Offer Document or Scheme Document (as the case may be), (ii) the foregoing shall not apply to restrictions existing on the Effective Date in the Senior Notes Indenture, the Existing Credit Agreement, the Backstop Credit Agreement, the Second Lien Bridge Credit Agreement (including any documentation governing any notes or loans into which the Second Lien Bridge Loans have been converted), Indebtedness identified on Schedule 6.01 or any arrangement identified on Schedule 6.06 or to any extension or renewal thereof, or any amendment or modification thereto that does not expand the scope of any such restriction, (iii) the foregoing shall not apply to customary restrictions contained in agreements relating to the sale of a Restricted Subsidiary or of any assets of a Restricted Subsidiary pending such sale, provided such restrictions and conditions apply only to the Restricted Subsidiary or assets that are to be sold and such sale is permitted hereunder, (iv) clause (a) of the foregoing shall not apply to restrictions imposed by any agreement relating to (A) secured Indebtedness permitted by this Agreement if such restrictions apply only to the property or assets securing such Indebtedness or (B) Receivables sold pursuant to any Permitted Receivables Financing, (v) clause (a) of the foregoing shall not apply to customary provisions in leases and other contracts restricting the assignment thereof, (vi) the foregoing shall not apply to restrictions on asset transfers and dividends by any Foreign Subsidiary that are imposed by the terms of any local financing for such Foreign Subsidiary, including government incentives and grants, (vii) the foregoing shall not apply to restrictions and conditions imposed by the Exchange Notes Indenture or by definitive documentation in respect of any Permanent Acquisition Financing Indebtedness, Alternative Incremental Facility Debt or Credit Agreement Refinancing Indebtedness; provided that such restrictions and conditions, taken as a whole, reflect “market” terms as of the applicable date of the related definitive documentation for such Indebtedness or are no more restrictive in any material respect than the restrictions and conditions under the Loan Documents, taken as a whole (as determined in good faith by the Borrower), (viii) the foregoing shall not apply to restrictions on cash, other deposits or net worth or similar restrictions imposed by Persons under contracts entered into in the ordinary course of business and not supporting Indebtedness for whose benefit such cash, other deposits or net worth or similar restrictions exist, (ix) the foregoing shall not apply to restrictions existing with respect to the Target or any of its Restricted Subsidiaries on the Acquisition Completion Date; provided that such restrictions were not entered into or imposed in contemplation of the Acquisition and (x) the foregoing shall not apply to restrictions imposed by any amendment, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of the contracts, instruments or obligations referred to in clauses (i) through (ix) above; provided that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancing are, in the good faith judgment of the Borrower, no more restrictive with respect to such encumbrances and other restrictions, taken as a whole, than those in effect under such agreements prior to such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing thereof.

SECTION 6.07. Restricted Payments; Certain Payments of Indebtedness. (a)  Neither the Parent nor the Borrower will, nor will they permit any Restricted Subsidiary to, declare or make, or agree to pay or make, directly or indirectly, any Restricted Payment, or incur any obligation (contingent or otherwise) to do so, except:

(i)  the Parent may declare and pay dividends with respect to its Equity Interests payable solely in additional shares of its Equity Interests permitted hereunder;

(ii)  any Restricted Subsidiary may declare and pay dividends or make other distributions with respect to its Equity Interests, ratably to the holders of such Equity Interests;

(iii)  the Parent may repurchase its Equity Interests upon the exercise of stock options if such Equity Interests represent a portion of the exercise price of such options;

(iv)  the Parent may make cash payments in lieu of the issuance of fractional shares representing insignificant interests in the Parent in connection with the exercise of warrants, options or other securities convertible into or exchangeable for Equity Interests in the Parent,

(v)  the Parent or the Borrower may, in the ordinary course of business, repurchase, retire or otherwise acquire for value Equity Interests (including any restricted stock or restricted stock units) held by any present, future or former employee, director, officer or consultant (or any Affiliate, spouse, former spouse, other immediate family member, successor, executor, administrator, heir, legatee or distributee of any of the foregoing) of the Parent or any of its Restricted Subsidiaries pursuant to any employee, management or director benefit plan or any agreement (including any stock subscription or shareholder agreement) with any employee, director, officer or consultant of the Parent or any Restricted Subsidiary;

(vi)  the Borrower may make Restricted Payments to the Parent the proceeds of which shall be used to pay customary salary, bonus and other benefits payable to officers;

(vii)  the Parent may make other Restricted Payments in cash if at the time thereof and after giving effect thereto (A) no Event of Default shall have occurred and be continuing and (B) the aggregate amount of all such Restricted Payments, together with the aggregate amount of repayments, repurchases and redemptions of Junior Debt pursuant to Section 6.07(b)(iii), shall not exceed the sum of (x) $350,000,000, and (y) the Available Amount (excluding the Starter Available Amount);

(viii)  the Parent may make Restricted Payments in an amount not to exceed the Starter Available Amount, so long as at the time thereof and after giving effect thereto, no Event of Default shall have occurred and be continuing;

(ix)  the Parent may make other Restricted Payments in cash (A) in an aggregate amount not to exceed $75,000,000 for any fiscal year of the Parent (and any unused amounts in any fiscal year commencing with the fiscal year ending December 31, 2025 may be carried over solely to the immediately succeeding fiscal year (it being understood that such amount may not be subsequently carried over to further succeeding fiscal years)) so long as at the time thereof and after giving effect thereto, no Event of Default shall have occurred and be continuing and (B) so long as at the time thereof and after giving effect thereto (1) no Default shall have occurred and be continuing and (2) the Total Net Leverage Ratio, calculated on a Pro Forma Basis as of the last day of the most recently ended fiscal quarter of the Parent, shall not exceed 1.75 to 1.00; and

(x)  Restricted Payments made in connection with the consummation of the Transactions in an aggregate amount not to exceed $20,000,000.

(b)  Neither the Parent nor the Borrower will, nor will they permit any Restricted Subsidiary to, make or agree to pay or make, directly or indirectly, any voluntary payment or other distribution (whether in cash, securities or other property) of or in respect of any Indebtedness that is subordinated in right of payment to the Secured Obligations or that is secured by a Lien on the Collateral that is junior to the Liens on the Collateral securing the Secured Obligations (any such Indebtedness, “Junior Debt”), or any payment or other distribution (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the repayment, repurchase, redemption, retirement, acquisition, cancellation or termination of any Junior Debt, except:

(i)  any refinancing of Junior Debt with Permitted Refinancing Indebtedness;

(ii)  regularly scheduled payments of principal or interest;

(iii)  any repayment, repurchase or redemption of any Junior Debt in an amount, together with the aggregate amount of Restricted Payments made pursuant to Section 6.07(a)(vii), not to exceed the sum of (A) $350,000,000, and (B) the Available Amount (excluding the Starter Available Amount); provided that at the time thereof and after giving effect thereto, (x) no Event of Default shall have occurred and be continuing;

(iv)  any repayment, repurchase or redemption of any Junior Debt in an amount not to exceed the Starter Available Amount;

(v)  any repayment, repurchase or redemption of any Junior Debt; provided that at the time thereof and after giving effect thereto, (x) no Default shall have occurred and be continuing and (y) the Total Net Leverage Ratio, calculated on a Pro Forma Basis as of the last day of the most recently ended fiscal quarter of the Parent, shall not exceed 1.75 to 1.00;

(vi)  prior to the Closing Date, repayments by any Restricted Subsidiary of loans and advances made by the Parent or any other Loan Party; and

(vii)  subject to any applicable subordination agreement, payments of intercompany Indebtedness made in connection with a Permitted Reorganization.

SECTION 6.08. Amendment of Material Documents. Neither the Parent nor the Borrower will, nor will they permit any Restricted Subsidiary to, amend, modify or waive any of its rights under any agreements or instruments governing or evidencing (a) any Alternative Incremental Facility Debt, any Credit Agreement Refinancing Indebtedness or any Permitted Refinancing Indebtedness in respect of any of the foregoing in a manner that would be inconsistent in any material respect with the requirements set forth in the definitions of such terms or (b) any Junior Debt in a manner which is materially adverse to the interests of the Lenders (in their capacities as such).

SECTION 6.09. Asset Sales. Neither the Parent nor the Borrower will, nor will they permit any Restricted Subsidiary to, sell, transfer, lease or otherwise dispose of any asset (other than assets sold, transferred, leased or otherwise disposed of in a single transaction or a series of related transactions with a fair market value not exceeding $10,000,000 and not exceeding $50,000,000 in aggregate in any fiscal year), including any Equity Interest owned by it, nor will the Parent or the Borrower permit any Restricted Subsidiary to issue any additional Equity Interest in such Restricted Subsidiary (other than issuing directors’ qualifying shares and other than issuing Equity Interests to the Borrower or another Restricted Subsidiary in compliance with Section 6.04(d)), except:

(a)  sales, transfers, leases and other dispositions of (i) inventory, goods held for sale and other assets and licenses or leases of intellectual property (including on an intercompany basis), (ii) surplus, obsolete or worn out equipment or other property, or property no longer useful in the conduct of the business of the Parent and its Restricted Subsidiaries or otherwise economically impracticable to maintain, whether now owned or hereafter acquired and (iii) cash and Permitted Investments, in each case in the ordinary course of business;

(b)  sales, transfers, leases and other dispositions (i) to the Parent or a Restricted Subsidiary; provided that any such sales, transfers, leases or other dispositions involving a Restricted Subsidiary that is not a Loan Party shall be made in compliance with Sections 6.04 and 6.05 and (ii) of Equity Interest or Indebtedness of Unrestricted Subsidiaries;

(c)  sales, transfers and other dispositions of accounts receivable in connection with the collection or compromise thereof in the ordinary course of business;

(d)  the lease, assignment, sublease, license or sublicense of any real or personal property in the ordinary course of business;

(e)  assignments and sales of Receivables and Related Security pursuant to a Permitted Receivables Financing;

(f)  dispositions resulting from any casualty or other insured damage to, or any taking under power of eminent domain or by condemnation or similar proceeding of, any asset of any of the Parent or any Restricted Subsidiary;

(g)  any substantially concurrent exchange of assets of comparable value to be used in a Related Business;

(h)  the creation of a Lien permitted by Section 6.02 (but not the sale or other disposition of the property subject to such Lien);

(i)  to the extent constituting a disposition of assets by the Parent or any of the Restricted Subsidiaries, Investments permitted by Section 6.04 (other than Equity Interests in a Restricted Subsidiary, unless all Equity Interests in such Restricted Subsidiary (other than directors’ qualifying shares) are sold);

(j)  dispositions in connection with the Transactions;

(k)  other sales, transfers, leases and other dispositions of assets (other than Equity Interests in a Restricted Subsidiary, unless all Equity Interests in such Restricted Subsidiary (other than directors’ qualifying shares) are sold) that are not permitted by any other clause of this Section; provided that no Default shall have occurred and be continuing or would result therefrom;

(l)  the disposition of non-core or non-strategic assets acquired in connection with the Acquisition, a Permitted Acquisition or similar investment; provided that (i) to the extent required by Section 2.11, such Net Cash Proceeds from any such sale are reinvested or applied in prepayment of the Loans, (ii) immediately after giving effect thereto, no Event of Default would exist and (iii) the fair market value of such non-core or non-strategic assets so disposed pursuant to this clause (l) shall not exceed 25% of the purchase price paid for all such assets acquired in such Permitted Acquisition or the Acquisition, as the case may be;

(m)  sales, transfers, leases and other dispositions in order to consummate a Permitted Reorganization; provided that any assets of the Parent or a Restricted Subsidiary so sold, transferred, leased or otherwise disposed of shall, following such transaction, remain assets of the Parent or any other Restricted Subsidiary; provided that intermediate sales, transfers, leases or other dispositions may be made by the Parent or any Restricted Subsidiary to an Unrestricted Subsidiary on a temporary basis (and in any event for a period not in excess of 20 days) in order to effect a Permitted Reorganization so long as such assets are further sold or otherwise transferred to the Parent or a Restricted Subsidiary.

(n)  any merger, consolidation, disposition or conveyance, the sole purpose and effect of which is to reincorporate or reorganize (i) any Restricted Subsidiary (other than a Foreign Subsidiary) in another jurisdiction in the United States or any state thereof or (ii) any Foreign Subsidiary in the United States or any state thereof or any other jurisdiction; provided that any Loan Party involved in such transaction does not become an Excluded Subsidiary as a result of such transaction and any Restricted Subsidiary does not become an Unrestricted Subsidiary as a result of such transaction unless the designation of such Restricted Subsidiary as an Unrestricted Subsidiary is permitted under Section 5.13 at such time; and

(o)  other Asset Dispositions made on and after the Effective Date involving assets having a fair market value (as reasonably determined by the Borrower at the time of the relevant disposition) in the aggregate of not more than the greater of $50,000,000 and 1.00% of Total Assets;

provided that (x) all sales, transfers, leases and other dispositions permitted hereby (other than those permitted by clause (b)(i)) shall be made for fair value and (y) all sales, transfers, leases and other dispositions permitted by clause (k) shall be for at least 75% cash consideration payable at the time of such sale, transfer or other disposition; provided further that (i) any consideration in the form of Permitted Investments that are disposed of for cash consideration within 90 days after such sale, transfer or other disposition shall be deemed to be cash consideration in an amount equal to the amount of such cash consideration for purposes of this proviso, (ii) any liabilities (as shown on the Parent’s or such Restricted Subsidiary’s most recent balance sheet provided hereunder or in the footnotes thereto) of the Parent or such Restricted Subsidiary, other than liabilities that are by their terms subordinated to the payment in cash of the Secured Obligations, that are assumed by the transferee with respect to the applicable sale, transfer, lease or other disposition and for which the Borrower and all the Restricted Subsidiaries shall have been validly released by all applicable creditors in writing shall be deemed to be cash consideration in an amount equal to the liabilities so assumed and (iii) any Designated Non-Cash Consideration received by the Borrower or such Restricted Subsidiary in respect of such sale, transfer, lease or other disposition having an aggregate fair market value, taken together with all other Designated Non-Cash Consideration received pursuant to this clause (iii) that is at that time outstanding, not in excess of the greater of (x) $50,000,000 and (y) 1.00% of Total Assets as of the last day of the most recently ended fiscal quarter of the Parent at the time of the receipt of such Designated Non-Cash Consideration, with the fair market value of each item of Designated Non-Cash Consideration being measured at the time received and without giving effect to subsequent changes in value, shall be deemed to be cash consideration.

On the Closing Date, the Dollar Component of each applicable clause under this Section 6.09 shall be automatically adjusted as provided in Section 1.09.

SECTION 6.10. [Reserved].

SECTION 6.11. [Reserved].

SECTION 6.12. Lien Basket Amount. The Parent and the Borrower will not, and will not permit any other Restricted Subsidiary to, create, incur, assume or permit to exist any Indebtedness secured by a Lien (other than the Secured Obligations, the Indebtedness under the Existing Credit Agreement and, subject to the applicable Intercreditor Agreement, Permanent Acquisition Financing Indebtedness, the Bridge Loans (including any documentation governing any notes or loans into which the Bridge Loans (or any of them) have been converted), any Alternative Incremental Facility Debt or Credit Agreement Refinancing Indebtedness or any Permitted Refinancing Indebtedness in respect of the foregoing) on any Restricted Property that would utilize any of the Lien Basket Amount under the Senior Notes Indenture (that permits Liens on Restricted Property without equally and ratably securing the Senior Notes).

ARTICLE VII

Events of Default

If any of the following events (“Events of Default”) shall occur:

(a)  the Borrower shall fail to pay any principal of any Loan when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise;

(b)  the Borrower shall fail to pay any interest on any Loan or any fee or any other amount (other than an amount referred to in clause (a) of this Article) payable under this Agreement or any other Loan Document, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of five Business Days;

(c)  any representation or warranty made or deemed made by or on behalf of any Loan Party in or in connection with any Loan Document or any amendment or modification thereof or waiver thereunder, or in any report, certificate or financial statement furnished pursuant to or in connection with any Loan Document or any amendment or modification thereof or waiver thereunder, shall prove to have been incorrect in any material respect when made or deemed made and such incorrect representation or warranty (if curable, including by a restatement of any relevant financial statements) shall remain incorrect for a period of 30 days after the making thereof;

(d)  the Parent or the Borrower shall fail to observe or perform any covenant, condition or agreement contained in clause (a) of Section 5.02 or in Section 5.03 (with respect to the existence of the Parent or the Borrower) or 5.08 or in Article VI (other than Section 6.05);

(e)  any Loan Party shall fail to observe or perform any covenant, condition or agreement contained in any Loan Document (other than those specified in clause (a), (b) or (d) of this Article), and such failure shall continue unremedied for a period of 30 days after notice thereof from the Administrative Agent to the Borrower (which notice will be given at the request of any Lender);

(f)  the Parent or any Restricted Subsidiary shall fail to make any payment of principal, interest or premium (regardless of amount) in respect of any Material Indebtedness when and as the same shall become due and payable, and such failure shall continue after the expiration of the grace period (if any) for such failure specified in the agreement or instrument governing such Material Indebtedness;

(g)  [INTENTIONALLY OMITTED];

(h)  the Parent or any Restricted Subsidiary shall fail to observe or perform any term, covenant, condition or agreement (other than the failure to pay principal, interest or premiums) contained in any agreement or instrument evidencing or governing any Material Indebtedness or any other event or condition occurs, and such failure, event or condition shall continue after the expiration of the grace period (if any) for such failure specified in the agreement or instrument governing such Material Indebtedness, if such failure, event or condition enables or permits (with or without the giving of notice, the lapse of time or both) the holder or holders of any Material Indebtedness or any trustee or agent on its or their behalf to cause any Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity; provided that this clause (h) shall not apply to secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness;

(i)  an involuntary proceeding shall be commenced or an involuntary petition shall be filed in a court of competent jurisdiction seeking (i) liquidation, reorganization or other relief in respect of the Parent or any Restricted Subsidiary (other than any Specified Subsidiary) or its debts, or of a substantial part of its assets, under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Parent or any Restricted Subsidiary (other than any Specified Subsidiary) or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered;

(j)  the Parent or any Restricted Subsidiary (other than any Specified Subsidiary) shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (i) of this Article, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Parent or any Restricted Subsidiary (other than any Specified Subsidiary or for a substantial part of its assets), (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding other than filing an answer in respect of allegations that are frivolous or vexatious in nature, (v) make a general assignment for the benefit of creditors or (vi) take any action for the purpose of effecting any of the foregoing;

(k)  the Parent or any Restricted Subsidiary (other than any Specified Subsidiary) shall become unable, admit in writing its inability or fail generally to pay its debts as they become due;

(l)  one or more judgments for the payment of money in an aggregate amount in excess of $200,000,000 (to the extent such amount is not either (i) covered by insurance and the applicable insurer has acknowledged liability or has been notified and is not disputing coverage or (ii) required to be indemnified by another Person that is reasonably likely to be able to satisfy its indemnity obligation (other than the Parent or a Restricted Subsidiary) and such Person has acknowledged such obligation or has been notified and is not disputing such obligation) shall be rendered against the Parent, the Borrower, any Restricted Subsidiary or any combination thereof and the same shall remain undischarged and unsatisfied for a period of 60 consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to attach or levy upon any assets of the Parent or any Restricted Subsidiary to enforce any such judgment;

(m)  an ERISA Event shall have occurred that, in the opinion of the Required Lenders, when taken together with all other ERISA Events that have occurred, would reasonably be expected to result in a Material Adverse Effect; or

(n)  (x) this Agreement or the Guarantee shall cease to be, or shall be asserted by any Loan Party not to be, in full force and effect, except as a result of the release therefor in accordance with the terms thereof, (y) except during a Collateral Release Period, any Lien on any material portion of the Collateral purported to be created under the Security Documents shall cease to be, or shall be asserted by any Loan Party not to be, a valid and perfected Lien, with the priority required by the applicable Security Document, except (i) as a result of the sale or other disposition of the applicable Collateral in a transaction permitted under the Loan Documents, (ii) as a result of the Collateral Agent’s failure to maintain possession of any stock certificates, promissory notes or other instruments delivered to it under the Collateral Agreement, (iii) as a result of the Collateral Agent’s failure to take any action required in order to create or perfect any such Lien following notice from the Borrower that such action is required or (iv) as a result of the Collateral Agent’s release of any such Lien that it is not authorized to release pursuant to the Loan Documents or (z) the Secured Obligations shall cease to constitute First Lien Obligations under (and as defined in) the Pari Passu Intercreditor Agreement or First Lien Obligations under (and as defined in) the Junior Lien Intercreditor Agreement, or in each case, such intercreditor provisions shall be invalidated or otherwise cease to be legal, valid and binding obligations of the parties thereto, enforceable in accordance with their terms;

then, and in every such event (other than an event with respect to the Parent or the Borrower described in clause (i) or (j) of this Article), and at any time thereafter during the continuance of such event, subject to Section 4.03, the Administrative Agent may, and at the request of the Required Lenders shall, by notice to the Borrower, take either or both of the following actions, at the same or different times:  (i) terminate the Commitments, and thereupon the Commitments shall terminate immediately, and (ii) declare the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower; and in case of any event with respect to the Parent or the Borrower described in clause (i) or (j) of this Article, the Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder, shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower.

ARTICLE VIII

The Administrative Agent

Each of the Lenders hereby irrevocably appoints the Administrative Agent as its agent and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms of the Loan Documents, together with such actions and powers as are reasonably incidental thereto.

The bank serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent, and such bank and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with the Parent or any Subsidiary or other Affiliate thereof as if it were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.

The Administrative Agent shall not have any duties or obligations except those expressly set forth in the Loan Documents and its duties hereunder and under any other Loan Document shall be administrative in nature. Without limiting the generality of the foregoing, (a) the Administrative Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing (and it is understood and agreed that the use of the term “agent” (or any similar term) herein or in any other Loan Document with reference to the Administrative Agent is not intended to connote any fiduciary or implied obligations arising under agency doctrine of any applicable law, and that such term is used as a matter of market custom and is intended to create or reflect only an administrative relationship between contracting parties), (b) the Administrative Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated by the Loan Documents that the Administrative Agent is required to exercise in writing as directed by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.02); provided that the Administrative Agent shall not be required to take any action that, in its opinion, could expose the Administrative Agent to liability or be contrary to any Loan Document or applicable law, and (c) except as expressly set forth in the Loan Documents, the Administrative Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Parent or any of the Subsidiaries that is communicated to or obtained by the bank serving as Administrative Agent or any of its Affiliates in any capacity. The Administrative Agent shall not be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.02) or in the absence of its own gross negligence or willful misconduct (as determined by a court of competent jurisdiction by a final and nonappealable judgment). The Administrative Agent shall be deemed not to have knowledge of any Default unless and until written notice thereof is given to the Administrative Agent by the Parent, the Borrower or a Lender, and the Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with any Loan Document, (ii) the contents of any certificate, report or other document delivered thereunder or in connection therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth in any Loan Document, (iv) the validity, enforceability, effectiveness or genuineness of any Loan Document or any other agreement, instrument or document, or (v) the satisfaction of any condition set forth in Article IV or elsewhere in any Loan Document, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

The Administrative Agent shall not be responsible or have any liability for, or have any duty to ascertain, inquire into, monitor or enforce, compliance with the provisions hereof relating to Disqualified Institutions. Without limiting the generality of the foregoing, the Administrative Agent shall not (x) be obligated to ascertain, monitor or inquire as to whether any Lender or Participant or prospective Lender or Participant is a Disqualified Institution or (y) have any liability with respect to or arising out of any assignment or participation of Loans, or disclosure of confidential information, to any Disqualified Institution.

The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed or sent by the proper Person (whether or not such Person in fact meets the requirements set forth in the Loan Documents for being the signatory or sender thereof). The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to be made by the proper Person (whether or not such Person in fact meets the requirements set forth in the Loan Documents for being the signatory or sender thereof), and shall not incur any liability for relying thereon and may act upon any such statement prior to receipt of written confirmation thereof. In determining compliance with any condition hereunder to the making of a Loan that by its terms must be fulfilled to the satisfaction of a Lender, the Administrative Agent may presume that such condition is satisfactory to such Lender unless the Administrative Agent shall have received notice to the contrary from such Lender sufficiently in advance to the making of such Loan. The Administrative Agent may consult with legal counsel (who may be counsel for a Loan Party), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

The Administrative Agent may perform any and all its duties and exercise its rights and powers by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all its duties and exercise its rights and powers through their respective Related Parties. The exculpatory provisions of the preceding paragraphs shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent. The Administrative Agent shall not be responsible for the negligence or misconduct of any sub-agents except to the extent that a court of competent jurisdiction determines in a final and nonappealable judgment that the Administrative Agent acted with gross negligence or willful misconduct in the selection of such sub-agents.

Subject to the appointment and acceptance of a successor Administrative Agent as provided in this paragraph, the Administrative Agent may resign at any time by notifying the Lenders and the Borrower. Upon any such resignation, the Required Lenders shall have the right, in consultation with the Borrower, to appoint a successor. If no successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may, on behalf of the Lenders, appoint a successor Administrative Agent which shall be a bank with an office in New York, New York, and having a combined capital and surplus of at least $500,000,000. Upon the acceptance of its appointment as Administrative Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations hereunder. The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. Notwithstanding the foregoing, in the event no successor Administrative Agent shall have been so appointed and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its intent to resign, the retiring Administrative Agent may give notice of the effectiveness of its resignation to the Lenders and the Borrower, whereupon, on the date of effectiveness of such resignation stated in such notice, (a) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents; provided that, solely for purposes of maintaining any security interest granted to the Administrative Agent under any Security Document for the benefit of the Secured Parties, the retiring Administrative Agent shall continue to be vested with such security interest as collateral agent for the benefit of the Secured Parties and, in the case of any Collateral in the possession of the Administrative Agent, shall continue to hold such Collateral, in each case until such time as a successor Administrative Agent is appointed and accepts such appointment in accordance with this paragraph (it being understood and agreed that the retiring Administrative Agent shall have no duty or obligation to take any further action under any Security Document, including any action required to maintain the perfection of any such security interest), and (b) the Required Lenders shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent; provided that (i) all payments required to be made hereunder or under any other Loan Document to the Administrative Agent for the account of any Person other than the Administrative Agent shall be made directly to such Person and (ii) all notices and other communications required or contemplated to be given or made to the Administrative Agent shall also directly be given or made to each Lender. After the Administrative Agent’s resignation hereunder, the provisions of this Article and Section 9.03 (and any exculpatory, reimbursement and indemnification provisions set forth in any other Loan Document) shall continue in effect for the benefit of such retiring Administrative Agent, its sub agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while it was acting as Administrative Agent.

Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, the Guarantee Agreement, the Security Documents, any related agreement or any document furnished hereunder or thereunder.

Each Lender, by delivering its signature page to this Agreement, or delivering its signature page to an Assignment and Assumption or any other Loan Document pursuant to which it shall become a Lender hereunder, shall be deemed to have acknowledged receipt of, and consented to and approved, each Loan Document and each other document required to be delivered to, or be approved by or satisfactory to, the Administrative Agent or the Lenders on the Effective Date or the Closing Date, as applicable.

Each Lender hereby agrees that (a) if the Administrative Agent notifies such Lender that the Administrative Agent has determined in its sole discretion that any funds received by such Lender from the Administrative Agent or any of its Affiliates (whether as a payment, prepayment or repayment of principal, interest, fees or otherwise; individually and collectively, a “Payment”) were erroneously transmitted to such Lender (whether or not known to such Lender), and demands the return of such Payment (or a portion thereof), such Lender shall promptly, but in no event later than two Business Days thereafter, return to the Administrative Agent the amount of any such Payment (or portion thereof) as to which such a demand was made in same day funds, together with interest thereon in respect of each day from and including the date such Payment (or portion thereof) was received by such Lender to the date such amount is repaid to the Administrative Agent at the greater of the NYFRB Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect, and (b) to the extent permitted by applicable law, such Lender shall not assert, and hereby waives, as to the Administrative Agent, any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by the Administrative Agent for the return of any Payments received, including without limitation any defense based on “discharge for value” or any similar doctrine. A notice of the Administrative Agent to any Lender under paragraph shall be conclusive, absent manifest error. Each Lender hereby further agrees that if it receives a Payment from the Administrative Agent or any of its Affiliates (i) that is in a different amount than, or on a different date from, that specified in a notice of payment sent by the Administrative Agent (or any of its Affiliates) with respect to such Payment (a “Payment Notice”) or (ii) that was not preceded or accompanied by a Payment Notice, it shall be on notice, in each such case, that an error has been made with respect to such Payment. Each Lender agrees that, in each such case, or if it otherwise becomes aware a Payment (or portion thereof) may have been sent in error, such Lender shall promptly notify the Administrative Agent of such occurrence and, upon demand from the Administrative Agent, it shall promptly, but in no event later than two Business Days thereafter, return to the Administrative Agent the amount of any such Payment (or portion thereof) as to which such a demand was made in same day funds, together with interest thereon in respect of each day from and including the date such Payment (or portion thereof) was received by such Lender to the date such amount is repaid to the Administrative Agent at the greater of the NYFRB Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect. The Borrower and each other Loan Party hereby agrees that (x) in the event an erroneous Payment (or portion thereof) are not recovered from any Lender that has received such Payment (or portion thereof) for any reason, the Administrative Agent shall be subrogated to all the rights of such Lender with respect to such amount and (y) an erroneous Payment shall not pay, prepay, repay, discharge or otherwise satisfy any Secured Obligations owed by the Borrower or any other Loan Party; provided that this paragraph shall not be interpreted to increase (or accelerate the due date for), or have the effect of increasing (or accelerating the due date for), the obligations of the Borrower hereunder relative to the amount (and/or timing for payment) of the obligations hereunder that would have been payable had such erroneous Payment not been made by the Administrative Agent. Each party’s obligations under this paragraph survive the resignation or replacement of the Administrative Agent or any transfer of rights or obligations by, or the replacement of, a Lender, the termination of the Commitments or the repayment, satisfaction or discharge of all Secured Obligations.

The parties hereto acknowledge that the Arrangers (in their capacity as such) do not have any duties or responsibilities under any of the Loan Documents and will not be subject to liability thereunder to any of the Loan Parties for any reason.

Except with respect to the exercise of setoff rights in accordance with Section 9.08 or with respect to a Secured Party’s right to file a proof of claim in an insolvency proceeding, no Secured Party shall have any right individually to realize upon any of the Collateral, it being understood and agreed that all powers, rights and remedies under the Security Documents may be exercised solely by the Collateral Agent on behalf of the Secured Parties in accordance with the terms thereof. In the event of a foreclosure by the Collateral Agent on any of the Collateral pursuant to a public or private sale or other disposition, the Administrative Agent or any Lender may be the purchaser or licensor of any or all of such Collateral at any such sale or other disposition, and the Administrative Agent, as agent for and representative of the Secured Parties (but not any Secured Party or Secured Parties in its or their respective individual capacities unless the Required Lenders shall otherwise agree in writing) shall be entitled, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold at any such public sale, to use and apply any of the Loan Document Obligations as a credit on account of the purchase price for any Collateral payable by the Administrative Agent on behalf of the Secured Parties at such sale or other disposition.

The Lenders hereby authorize the Administrative Agent and the Collateral Agent to enter into each of the Pari Passu Intercreditor Agreement and the Junior Lien Intercreditor Agreement and acknowledge that they will be bound thereby. Each of the Lenders hereby irrevocably further authorizes and directs the Administrative Agent to execute and deliver, without any further consent, authorization or other action by such Secured Party, any amendments, supplements or other modifications of any Intercreditor Agreement that the Borrower may from time to time request (i) to give effect to any establishment, incurrence, amendment, extension, renewal, refinancing or replacement of any Indebtedness contemplated hereby to be subject thereto or (ii) to confirm for any party that the Intercreditor Agreement is effective and binding upon the Administrative Agent on behalf of the Secured Parties. Each of the Lenders hereby irrevocably further authorizes and directs the Administrative Agent to execute and deliver, without any further consent, authorization or other action by such Secured Party, any amendments, supplements or other modifications of any Security Document to add or remove any legend that may be required pursuant to the Intercreditor Agreements. In the event of any conflict or inconsistency between the provisions of any Intercreditor Agreement and this Agreement, the provisions of such Intercreditor Agreement shall control.

The Collateral Agent shall be entitled to the benefits of this Article on the same basis as if named herein as the Administrative Agent, and also shall be entitled to the exculpatory provisions and rights set forth in the Collateral Agreement and other Security Documents. The rights of the Collateral Agent under the Loan Documents may not be amended or modified in a manner adverse to the Collateral Agent without its prior written consent.

Each Secured Party hereby authorizes the Collateral Agent and the Administrative Agent to take any and all actions permitted or not prohibited by the Loan Documents in connection with any release of the Liens on any portion of the Collateral or the release of any Guarantor in accordance with and pursuant to the Loan Documents.

The Secured Parties irrevocably authorize the Administrative Agent, at its option and in its discretion, to subordinate any Lien on any property granted to or held by the Administrative Agent under any Loan Document to the holder of any Lien on such property that is permitted by Section 6.02(e).

The Secured Parties hereby irrevocably authorize the Administrative Agent, at the direction of the Required Lenders, to credit bid all or any portion of the Secured Obligations (including by accepting some or all of the Collateral in satisfaction of some or all of the Secured Obligations pursuant to a deed in lieu of foreclosure or otherwise) and in such manner purchase (either directly or through one or more acquisition vehicles) all or any portion of the Collateral (a) at any sale thereof conducted under the provisions of the Bankruptcy Code, including under Sections 363, 1123 or 1129 of the Bankruptcy Code, or any similar laws in any other jurisdictions to which a Loan Party is subject, or (b) at any other sale, foreclosure or acceptance of collateral in lieu of debt conducted by (or with the consent or at the direction of) the Administrative Agent (whether by judicial action or otherwise) in accordance with any applicable law. In connection with any such credit bid and purchase, the Secured Obligations owed to the Secured Parties shall be entitled to be, and shall be, credit bid by the Administrative Agent at the direction of the Required Lenders on a ratable basis (with Secured Obligations with respect to contingent or unliquidated claims receiving contingent interests in the acquired assets on a ratable basis that shall vest upon the liquidation of such claims in an amount proportional to the liquidated portion of the contingent claim amount used in allocating the contingent interests) for the asset or assets so purchased (or for the equity interests or debt instruments of the acquisition vehicle or vehicles that are issued in connection with such purchase). In connection with any such bid, (i) the Administrative Agent shall be authorized to form one or more acquisition vehicles and to assign any successful credit bid to such acquisition vehicle or vehicles, (ii) each of the Secured Parties’ ratable interests in the Secured Obligations which were credit bid shall be deemed without any further action under this Agreement to be assigned to such vehicle or vehicles for the purpose of closing such sale, (iii) the Administrative Agent shall be authorized to adopt documents providing for the governance of the acquisition vehicle or vehicles (provided that any actions by the Administrative Agent with respect to such acquisition vehicle or vehicles, including any disposition of the assets or equity interests thereof, shall be governed, directly or indirectly, by, and the governing documents shall provide for, control by the vote of the Required Lenders or their permitted assignees under the terms of this Agreement or the governing documents of the applicable acquisition vehicle or vehicles, as the case may be, irrespective of the termination of this Agreement and without giving effect to the limitations on actions by the Required Lenders contained in Section 9.02 of this Agreement), (iv) the Administrative Agent on behalf of such acquisition vehicle or vehicles shall be authorized to issue to each of the Secured Parties, ratably on account of the relevant Secured Obligations which were credit bid, interests, whether as equity, partnership, limited partnership interests or membership interests, in any such acquisition vehicle and/or debt instruments issued by such acquisition vehicle, all without the need for any Secured Party or acquisition vehicle to take any further action, and (v) to the extent that Secured Obligations that are assigned to an acquisition vehicle are not used to acquire Collateral for any reason (as a result of another bid being higher or better, because the amount of Secured Obligations assigned to the acquisition vehicle exceeds the amount of Secured Obligations credit bid by the acquisition vehicle or otherwise), such Secured Obligations shall automatically be reassigned to the Secured Parties pro rata and the equity interests and/or debt instruments issued by any acquisition vehicle on account of such Secured Obligations shall automatically be cancelled, without the need for any Secured Party or any acquisition vehicle to take any further action. Notwithstanding that the ratable portion of the Secured Obligations of each Secured Party are deemed assigned to the acquisition vehicle or vehicles as set forth in clause (ii) above, each Secured Party shall execute such documents and provide such information regarding the Secured Party (and/or any designee of the Secured Party which will receive interests in or debt instruments issued by such acquisition vehicle) as the Administrative Agent may reasonably request in connection with the formation of any acquisition vehicle, the formulation or submission of any credit bid or the consummation of the transactions contemplated by such credit bid.

Each Secured Party, whether or not a party hereto, will be deemed, by its acceptance of the benefits of the Collateral and of the Guarantees of the Secured Obligations provided under the Loan Documents, to have agreed to the provisions of this Article.

Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Loan Party, that at least one of the following is and will be true: (i) such Lender is not using “plan assets” (within the meaning of Section 3(42) of ERISA or otherwise) of one or more Benefit Plans with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments or this Agreement, (ii) the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement, (iii) (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement, or (iv) such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.

In addition, unless either (1) sub-clause (i) in the immediately preceding paragraph is true with respect to a Lender or (2) a Lender has provided another representation, warranty and covenant in accordance with sub-clause (iv) in the immediately preceding paragraph, such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Loan Party, that the Administrative Agent is not a fiduciary with respect to the assets of such Lender involved in such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Loan Document or any documents related hereto or thereto).

ARTICLE IX

Miscellaneous

SECTION 9.01. Notices. (a)  Except in the case of notices and other communications expressly permitted to be given by telephone (and subject to paragraph (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile or electronic mail, as follows:

(A)  if to the Parent or the Borrower, to it at One Dauch Drive, Detroit, Michigan 48211, Attention of the Chief Financial Officer (Facsimile No. 313-758-3936) with a copy to the Treasurer (Facsimile No. 313-758-3936, E-mail: Treasury@aam.com) and the General Counsel (Facsimile No. 313-758-3897, E-mail: Legal.Department@aam.com);

(B)  if to the Administrative Agent from the Borrower, to the address or addresses separately provided to the Borrower;

(C)  if to the Administrative Agent from the Lenders, to JPMorgan Chase Bank, N.A., 500 Stanton Christiana Road, NCC5 / 1st Floor, Newark, DE 19713, Attention: Loan & Agency Services Group; and

(D)  if to any other Lender, to it at its address (or facsimile number) set forth in its Administrative Questionnaire.

Notices and other communications sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices and other communications sent by fax shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient); and notices and other communications delivered through electronic communications, to the extent provided in paragraph (b) of this Section, shall be effective as provided in such paragraph.

(b)  (i)  Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communications pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Article II to any Lender if such Lender has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. The Administrative Agent, the Collateral Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

(ii)  Unless the Administrative Agent otherwise prescribes, (x) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgment from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgment) and (y) notices and other communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient, at its e-mail address as described in the foregoing clause (x), of notification that such notice or communication is available and identifying the website address therefore; provided that, for both clauses (x) and (y) above, if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient.

(c)  Any party hereto may change its address or facsimile number or the contact person for notices and other communications hereunder by notice to the other parties hereto.

(d)  The Parent and the Borrower agree that the Administrative Agent may, but shall not be obligated to, make any Communication by posting such Communication on Debt Domain, Intralinks, SyndTrak, ClearPar or a substantially similar electronic transmission system (the “Platform”). The Platform is provided “as is” and “as available”. Neither the Administrative Agent nor any of its Related Parties warrants, or shall be deemed to warrant, as to the adequacy of the Platform and each such Person expressly disclaims any liability for errors or omissions in the Communications. No warranty of any kind, express, implied or statutory, including any warranty of merchantability, fitness for a particular purpose, non-infringement of third-party rights or freedom from viruses or other code defects, is made, or shall be deemed to be made, by the Administrative Agent or any of its Related Parties in connection with the Communications or the Platform. In no event shall the Administrative Agent or any of its Related Parties have any liability to the Loan Parties, any Lender, or any other Person for damages of any kind, including direct or indirect, special, incidental or consequential damages, losses or expenses (whether in tort, contract or otherwise), arising out of any Loan Party’s or the Administrative Agent’s transmission of Communications through the Platform.

(e)  The Parent and the Borrower shall notify the Administrative Agent of the DQ List and any updates thereto in writing at the following address: JPMDQ_Contact@jpmorgan.com and, to the extent not so notified to the Administrative Agent at such address, the DQ List or applicable update thereto shall be deemed not to have been received and shall not be effective.

SECTION 9.02. Waivers; Amendments. (a)  No failure or delay (including pursuant to Section 4.03) by the Administrative Agent or any Lender in exercising any right or power hereunder or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent and the Lenders hereunder are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of any Loan Document or consent to any departure by any Loan Party therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan shall not be construed as a waiver of any Default, regardless of whether the Administrative Agent or any Lender may have had notice or knowledge of such Default at the time.

(b)  Neither this Agreement nor any other Loan Document nor any provision hereof or thereof may be waived, amended or modified except, in the case of this Agreement, pursuant to an agreement or agreements in writing entered into by the Parent, the Borrower and the Required Lenders or by the Parent, the Borrower and the Administrative Agent with the consent of the Required Lenders or, in the case of any other Loan Document, pursuant to an agreement or agreements in writing entered into by the Administrative Agent and each Loan Party that is a party thereto with the consent of the Required Lenders; provided that no such agreement shall (i) increase the Commitment of any Lender without the written consent of such Lender, (ii) reduce the principal amount of any Loan or reduce the rate of interest thereon, or reduce any fees payable hereunder, in each case, without the written consent of each Lender affected thereby, (iii) postpone the scheduled date of payment of any fees payable hereunder, or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date of expiration of any Commitment, without the written consent of each Lender affected thereby, (iv) change Section 2.18(b) or (c) in a manner that would alter the pro rata sharing of payments required thereby or Section 4.02 of the Collateral Agreement, in each case, without the written consent of each Lender adversely affected thereby, (v) change any of the provisions of this Section or the definition of “Required Lenders” or any other provision hereof or of any other Loan Document specifying the number or percentage of Lenders required to waive, amend or modify any rights hereunder or thereunder or make any determination or grant any consent hereunder or thereunder, without the written consent of each Lender, (vi) release the Parent from its Guarantee under the Guarantee Agreement or release all or substantially all of the value of the Guarantees under the Guarantee Agreement, without the written consent of each Lender (in each case, except as expressly provided therein in connection with a transaction permitted under this Agreement, it being understood that an amendment or other modification of the type of obligations guaranteed under the Guarantee Agreement shall not be deemed to be a release or limitation of any Guarantee), (vii) release all or substantially all the Collateral from the Liens of the Security Documents, without the written consent of each Lender (except as expressly provided in Section 9.17 or the applicable Security Document (including any such release by the Administrative Agent in connection with any sale or other disposition of the Collateral upon the exercise of remedies under the Security Documents), it being understood that an amendment or other modification of the type of obligations secured by the Security Documents shall not be deemed to be a release of the Collateral from the Liens of the Security Documents), (viii) [reserved], (ix) [reserved], (x) modify the protections afforded to an SPV pursuant to the provisions of Section 9.04(e) without the written consent of such SPV, (xi) provide for or permit (1) subordination in right of payment of the Loans to any other obligation or (2) subordination of Liens on all or substantially all of the Collateral granted to the Administrative Agent under the Security Documents for the benefit of the Lenders without the prior written consent of each Lender or (xii) impose any additional restriction on the right of any Lender to exchange Loans for Exchange Notes or modify the rate of such exchange with respect to Loans of any Lender, without the written consent of such Lender; provided further, that (A) no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent hereunder without the prior written consent of the Administrative Agent and (B) only the written consent of the Borrower and the Administrative Agent shall be required for the implementation of amendments or other modifications comprised of covenants and other provisions that are for the benefit of all Lenders as contemplated by clause (d)(iii) of the definition of “Alternative Incremental Facility Debt” or by clause (c)(iii) of the definition of “Ratio Debt” (as the case may be). Notwithstanding the foregoing, no consent with respect to any amendment, waiver or other modification of this Agreement or any other Loan Document shall be required of (x) any Defaulting Lender except with respect to any amendment, waiver or other modification referred to in clause (i), (ii), (iii) or (xii) of the first proviso of this paragraph and then only in the event such Lender shall be affected by such amendment, waiver or other modification or (y) in the case of any amendment, waiver or other modification referred to in clauses (i) through (x) of the first proviso of this paragraph, any Lender that receives payment in full of the principal of and interest accrued on each Loan made by, and all other amounts owing to, such Lender or accrued for the account of such Lender under this Agreement and the other Loan Documents at the time such amendment, waiver or other modification becomes effective and whose Commitments terminate by the terms and upon the effectiveness of such amendment, waiver or other modification. Notwithstanding the foregoing, (A) if the Administrative Agent and the Borrower, acting together, identify any ambiguity, omission, mistake, typographical error or other defect in any provision of this Agreement or any other Loan Document, then the Administrative Agent and the Borrower shall be permitted to amend, modify, or supplement such provision to cure such ambiguity, omission, mistake, typographical error or other defect, and such amendment shall become effective without any further action or consent of any other party to this Agreement or such other Loan Document, as the case may be, if the same is not objected to in writing by the Required Lenders within five Business Days following receipt of written notice thereof and (B) this Agreement or any other Loan Document may be amended by the Administrative Agent at any time on or prior to the date that is 60 days after the Closing Date, without the consent of the Borrower or any Lender to the extent that such amendment has been authorized in writing by the Borrower on or after the Effective Date and that the substance of such amendment is favorable to the Lenders (or any of them) and not adverse to any Lender, the Administrative Agent or any Issuing Bank, in each case, in its capacity as such, and such amendment shall become effective without any further action or consent of any other party to this Agreement or such other Loan Document, as the case may be, upon the posting thereof by the Administrative Agent to the Borrower and the Lenders.

(c)  After the execution of the Exchange Notes Indenture, in the event of any proposed waiver, amendment or other modification to the Exchange Notes Indenture or the Exchange Notes, the Borrower shall provide notice to the Administrative Agent and the Lenders sufficiently in advance of the proposed date of execution and delivery and effectiveness of such proposed waiver, amendment or other modification in order to provide the Lenders with a reasonable opportunity to exchange Loans for Exchange Notes pursuant to an Exchange in accordance with Section 2.05 and participate in the voting with respect to such waiver, amendment or other modification. The Borrower shall not enter into any waiver, amendment or other modification of the Exchange Notes Indenture or the Exchange Notes unless and until such notice shall have been given sufficiently in advance of the proposed date of execution and delivery and effectiveness of such proposed waiver, amendment or other modification.

SECTION 9.03. Expenses; Indemnity; Damage Waiver. (a)  The Borrower shall pay (i) all reasonable and documented out-of-pocket expenses incurred by the Administrative Agent, the Collateral Agent, the Arrangers and their Affiliates, including the reasonable fees, charges and disbursements of a single counsel for the Administrative Agent and the Collateral Agent (and any local counsel that either such Agent determines to be appropriate in connection with matters affected by laws other than those of the State of New York), in connection with the Transactions, the structuring, arrangement and syndication of the credit facilities hereunder and the preparation, negotiation, execution, delivery and administration of the Loan Documents or any amendments, modifications or waivers of the provisions thereof (whether or not the transactions contemplated hereby or thereby shall be consummated) and (ii) all reasonable and documented out-of-pocket expenses incurred by the Administrative Agent, the Collateral Agent, or any Lender, including the fees, charges and disbursements of any counsel for the Administrative Agent, the Collateral Agent, or any Lender, in connection with the enforcement or protection of its rights in connection with the Loan Documents, including its rights under this Section, or in connection with the Loans made, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans.

(b)  The Borrower shall indemnify the Administrative Agent, the Collateral Agent, the Arrangers, and each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all Liabilities, including the reasonable fees, charges and disbursements of any counsel for any Indemnitee, incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (i) the execution or delivery of the Loan Documents or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto or thereto of their respective obligations hereunder or thereunder or the consummation of the Transactions or any other transactions contemplated hereby or thereby, (ii) any Loan or the use of the proceeds therefrom, (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by the Parent or any of the Subsidiaries, or any Environmental Liability related in any way to the Parent or any of the Subsidiaries, or (iv) any actual or prospective Proceeding related to any of the foregoing, whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such Liabilities (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted (A) from the bad faith, gross negligence or willful misconduct of such Indemnitee or any of its directors, trustees, officers or employees or (B) from a material breach of its obligations under this Agreement or (y) result from a Proceeding that does not involve an act or omission by the Parent, the Borrower or any of their respective Affiliates or equityholders or its or their respective partners, members, directors, officers, employees or agents and that is brought by an Indemnitee against any other Indemnitee (other than a Proceeding that is brought against the Administrative Agent, the Collateral Agent, any Arranger (or any holder of any other title or role) in its capacity or in fulfilling its roles as an agent or arranger hereunder or any similar role with respect to the Indebtedness incurred or to be incurred hereunder).

(c)  To the extent that the Borrower fails to pay any amount required to be paid by it to the Administrative Agent or the Collateral Agent under paragraph (a) or (b) of this Section, each Lender severally agrees (but without limiting the obligation of the Borrower to pay such amount) to pay to the Administrative Agent or the Collateral Agent, as the case may be, such Lender’s pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or Liability, as the case may be, was incurred by or asserted against the Administrative Agent or the Collateral Agent in its capacity as such.

(d)  To the extent permitted by applicable law, (i) neither the Borrower nor any other Loan Party shall assert, and hereby waives, any claim against the Administrative Agent, the Arranger, and any Lender, and any Related Party of any of the foregoing Persons (each such Person being called a “Lender-Related Person”) for any Liabilities arising from the use by others of information or other materials (including, without limitation, any personal data) obtained through telecommunications, electronic or other information transmission systems (including the internet), and (ii) no party hereto shall assert, and each such party hereby waives, any Liabilities against any other on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, the Loan Documents or any agreement or instrument contemplated thereby, the Transactions, any Loan or the use of the proceeds; provided that, nothing in this clause (d) shall limit or relieve the Borrower and each other Loan Party of any reimbursement obligation and of any obligation it may have to indemnify an Indemnitee, as provided in this Section 9.03, against any special, indirect, consequential or punitive damages asserted against such Indemnitee by a third party.

(e)  All amounts due under this Section shall be payable promptly after written demand therefor.

SECTION 9.04. Successors and Assigns. (a)  The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that (i) the Borrower may not (except to a Successor Borrower as expressly contemplated by Section 6.03) assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants (to the extent provided in paragraph (c) of this Section), the Arrangers and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the Collateral Agent, the Arrangers, and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)  (i)  Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it) with the prior written consent (except with respect to any written consent of the Borrower (which written consent is to be provided in the Borrower’s sole and absolute discretion) to be provided during the Certain Funds Period with respect to any assignment of commitments (but not loans) such consent not to be unreasonably withheld or delayed) of:

(A)  the Borrower; provided that (x) no consent of the Borrower shall be required (I) for an assignment of Commitments to any Person in connection with the appointment of such Person as an “Additional Agent” with respect to the credit facilities provided herein as contemplated by the Syndication Letter, (II) other than for an assignment of Commitments during the Certain Funds Period, for an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, (III) if an Event of Default under clause (a), (b), (i) or (j) of Article VII has occurred and is continuing, any other assignee (provided that this clause (III) shall apply with respect to any assignment of Commitments during the Certain Funds Period only if the applicable Event of Default constitutes a Major Default), (IV) for an assignment to any Person that is a Revolving Lender under (and as defined in) the Existing Credit Agreement on the Effective Date and (V) following the occurrence of a Demand Failure Event (as defined in the Arranger Fee Letter) (other than during the Certain Funds Period) or the Bridge Loan Maturity Date and (y) the Borrower shall be deemed to have consented to any such assignment of Loans unless it shall object thereto by written notice to the Administrative Agent within 10 Business Days after having received written notice (for the avoidance of doubt, in accordance with Section 9.01) thereof; and

(B)  the Administrative Agent; provided that no consent of the Administrative Agent shall be required for an assignment of a Loan to a Lender, an Affiliate of a Lender or an Approved Fund.

(ii)  Assignments shall be subject to the following additional conditions:

(A)  except in the case of an assignment to a Lender or an Affiliate of a Lender or an Approved Fund or an assignment of the entire remaining amount of the assigning Lender’s Commitment or Loans, the amount of the Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the trade date specified in the Assignment and Assumption with respect to such assignment or, if no trade date is so specified, as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $1,000,000, unless each of the Borrower and the Administrative Agent otherwise consent; provided that no such consent of the Borrower shall be required if an Event of Default under clause (a), (b), (i) or (j) of Article VII has occurred and is continuing;

(B)  each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement;

(C)  the parties to each assignment shall execute and deliver to the Administrative Agent (and, in the case of an assignment requiring the consent of the Borrower pursuant to subparagraph (b)(i)(A) of this Section 9.04, the Borrower) an Assignment and Assumption (or an agreement incorporating by reference a form Assignment and Assumption posted on the Platform), and shall pay to the Administrative Agent a processing and recordation fee of $3,500; provided that (1) only one such processing and recordation fee shall be payable in the event of simultaneous assignments from any Lender or its Approved Funds to one or more other Approved Funds of such Lender and (2) with respect to any assignment pursuant to Section 2.20(b), the parties hereto agree that such assignment may be effected pursuant to an Assignment and Assumption executed by the Borrower, the Administrative Agent and the assignee and that the Lender required to make such assignment need not be a party thereto;

(D)  the Administrative Agent shall notify the Borrower of each assignment of which the Administrative Agent becomes aware; provided that the failure of the Administrative Agent to provide such notice shall in no way affect any of the rights or obligations of the Administrative Agent under this Agreement or otherwise subject the Administrative Agent to any liability; and

(E)  the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent any tax forms required by Section 2.17(e) and an Administrative Questionnaire in which the assignee designates one or more credit contacts to whom all syndicate-level information (which may contain material non-public information) will be made available and who may receive such information in accordance with the assignee’s compliance procedures and applicable law, including Federal, State and foreign securities laws.

For purposes of this Section 9.04(b), the term “Approved Fund” has the following meaning:

“Approved Fund” means any Person (other than a natural person and any holding company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by a Lender, an Affiliate of a Lender or an entity or an Affiliate of an entity that administers or manages a Lender.

(iii)  Subject to acceptance and recording thereof pursuant to paragraph (b)(iv) of this Section, from and after the effective date specified in each Assignment and Assumption the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.15, 2.16, 2.17 and 9.03 and to any fees payable hereunder that have accrued for such Lender’s account but have not yet been paid). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 9.04 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c) of this Section.

(iv)  The Administrative Agent, acting solely for this purpose as a non-fiduciary agent of the Borrower, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amount (and stated interest) of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Parent, the Borrower, the Administrative Agent, the Collateral Agent, and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Parent, the Borrower and, as to entries pertaining to it or any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(v)  Upon its receipt of a duly completed Assignment and Assumption (or an agreement incorporating by reference a form of Assignment and Assumption posted on the Platform) executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire and any tax forms required by Section 2.17(e) (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section and any written consent to such assignment required by paragraph (b) of this Section, the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register; provided that the Administrative Agent shall not be required to accept such Assignment and Assumption or so record the information contained therein if the Administrative Agent reasonably believes that such Assignment and Assumption lacks any written consent required by this Section or is otherwise not in proper form, it being acknowledged that the Administrative Agent shall have no duty or obligation (and shall incur no liability) with respect to obtaining (or confirming the receipt) of any such written consent or with respect to the form of (or any defect in) such Assignment and Assumption, any such duty and obligation being solely with the assigning Lender and the assignee. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph, and following such recording, unless otherwise determined by the Administrative Agent (such determination to be made in the sole discretion of the Administrative Agent, which determination may be conditioned on the consent of the assigning Lender and the assignee), shall be effective notwithstanding any defect in the Assignment and Assumption relating thereto. Each assigning Lender and the assignee, by its execution and delivery of an Assignment and Assumption, shall be deemed to have represented to the Administrative Agent that all written consents required by this Section with respect thereto (other than the consent of the Administrative Agent) have been obtained and that such Assignment and Assumption is otherwise duly completed and in proper form, and each assignee, by its execution and delivery of an Assignment and Assumption, shall be deemed to have represented to the assigning Lender and the Administrative Agent that such assignee is an Eligible Assignee.

(vi)  The words “execution”, “signed”, “signature” and words of like import in any Assignment and Assumption shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as applicable, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act or any other similar State laws based on the Uniform Electronic Transactions Act.

(c)  Any Lender may, without the consent of the Borrower or the Administrative Agent, sell participations to one or more Eligible Assignees (each, a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (C) such Lender shall deliver to the Administrative Agent and the Borrower (in such number of copies as shall be requested by the recipient) duly signed completed copies of IRS Form W-8IMY (or any successor thereto), together with any information statements of exemption required under the Code for each Participant and (D) the Loan Parties, the Administrative Agent, the Collateral Agent, and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. For the avoidance of doubt, each Lender shall be responsible for the indemnity under Section 2.17(h) with respect to any payments made by such Lender to its Participant(s). Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement or any other Loan Document; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 9.02(b) that directly and adversely affects such Participant or that requires the approval of all the Lenders. The Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.15, 2.16 and 2.17 (subject to the requirements and limitations therein, including the requirements under Section 2.17(e) (it being understood that the documentation required under Section 2.17(e) shall be delivered to the participating Lender)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section; provided that such Participant (A) agrees to be subject to the provisions of Sections 2.18 and 2.19 as if it were an assignee under paragraph (b) of this Section; and (B) shall not be entitled to receive any greater payment under Sections 2.15 or 2.17, with respect to any participation, than its participating Lender would have been entitled to receive. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.08 as though it were a Lender, provided such Participant agrees to be subject to Section 2.18(c) as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under this Agreement (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register to any Person (including the identity of any Participant or any information relating to a Participant’s interest in any Commitments, Loans, or its other obligations under any Loan Document) except to the extent that such disclosure is necessary to establish that such Commitment, Loan, or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.

(d)  Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank or any other central bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(e)  Notwithstanding anything to the contrary contained herein, any Lender (a “Granting Lender”) may grant to a special purpose funding vehicle (an “SPV”), identified as such in writing from time to time by the Granting Lender to the Administrative Agent and the Borrower, the option to provide to the Borrower all or any part of any Loan that such Granting Lender would otherwise be obligated to make to the Borrower pursuant to this Agreement; provided that (i) nothing herein shall constitute a commitment by any SPV to make any Loan and (ii) if an SPV elects not to exercise such option or otherwise fails to provide all or any part of such Loan, the Granting Lender shall be obligated to make such Loan pursuant to the terms hereof. The making of a Loan by an SPV hereunder shall utilize the Commitment of the Granting Lender to the same extent, and as if, such Loan were made by such Granting Lender. Each party hereto hereby agrees that no SPV shall be liable for any indemnity or similar payment obligation under this Agreement (all liability for which shall remain with the Granting Lender). In furtherance of the foregoing, each party hereto hereby agrees (which agreement shall survive the termination of this Agreement) that, prior to the date that is one year and one day after the payment in full of all outstanding commercial paper or other senior indebtedness of any SPV, such party will not institute against, or join any other person in instituting against, such SPV any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings under the laws of the United States or any State thereof. In addition, notwithstanding anything to the contrary contained in this Section, any SPV may (i) with notice to, but without the prior written consent of, the Borrower and the Administrative Agent and without paying any processing fee therefor, assign and delegate all or a portion of its interests in any Loans to the Granting Lender or to any financial institutions (consented to by the Borrower and Administrative Agent) providing liquidity or credit support to or for the account of such SPV to support the funding or maintenance of Loans and (ii) disclose on a confidential basis any non-public information relating to its Loans to any rating agency, commercial paper dealer or provider of any surety, guarantee or credit or liquidity enhancement to such SPV.

(f)  [Reserved.]

(g)  (i)  No assignment or participation shall be made to any Person that was a Disqualified Institution as of the date (the “Trade Date”) on which the assigning or participating Lender entered into a binding agreement to sell and assign or participate, as the case may be, all or a portion of its rights and obligations under this Agreement to such Person (unless the Borrower has consented to such assignment or participation in writing in its sole and absolute discretion, in which case such Person will not be considered a Disqualified Institution for the purpose of such assignment or participation). For the avoidance of doubt, with respect to any assignee or participant that becomes a Disqualified Institution after the applicable Trade Date (including as a result of the delivery of a notice pursuant to, and/or the expiration of the notice period referred to in, the definition of “Disqualified Institution”), (x) such assignee or participant shall not retroactively be disqualified from becoming a Lender and (y) the execution by the Borrower of an Assignment and Assumption with respect to such assignee shall not by itself result in such assignee no longer being considered a Disqualified Institution. Any assignment in violation of this Section 9.04(g)(i) shall not be void, but the other provisions of this Section 9.04(g) shall apply.

(ii)  If any assignment or participation is made to any Disqualified Institution without the Borrower’s prior written consent in violation of Section 9.04(g)(i), or if any Person becomes a Disqualified Institution after the applicable Trade Date, the Borrower may, at its sole expense and effort, upon notice to the applicable Disqualified Institution and the Administrative Agent, (A) in the case of outstanding Loans held by Disqualified Institutions, purchase or prepay such Loan by paying the lesser of (x) the principal amount thereof and (y) the amount that such Disqualified Institution paid to acquire such Loans, in each case plus accrued interest, accrued fees and all other amounts (other than principal amounts) payable to it hereunder and/or (B) require such Disqualified Institution to assign, without recourse (in accordance with and subject to the restrictions contained in this Section 9.04), all of its interest, rights and obligations under this Agreement to one or more Eligible Assignees at the lesser of (x) the principal amount thereof and (y) the amount that such Disqualified Institution paid to acquire such interests, rights and obligations, in each case plus accrued interest, accrued fees and all other amounts (other than principal amounts) payable to it hereunder.

(iii)  Notwithstanding anything to the contrary contained in this Agreement, Disqualified Institutions (A) will not (x) have the right to receive information, reports or other materials provided to the Lenders by the Parent, the Borrower or any their respective Affiliates or by the Administrative Agent or any other Lender, (y) attend or participate in meetings attended by the Lenders and the Administrative Agent or (z) access any electronic site established for the Lenders or confidential communications from counsel to or financial advisors of the Administrative Agent or the Lenders and (B) (x) for purposes of any consent to any amendment, waiver or modification of, or any action under, and for the purpose of any direction to the Administrative Agent or any Lender to undertake any action (or refrain from taking any action) under, this Agreement or any other Loan Document, each Disqualified Institution will be deemed to have consented in the same proportion as the Lenders that are not Disqualified Institutions consented to such matter and (y) for purposes of voting on any plan of reorganization or plan of liquidation pursuant to any Debtor Relief Law, each Disqualified Institution party hereto hereby agrees (1) not to vote on such plan, (2) if such Disqualified Institution does vote on such plan notwithstanding the restriction in the foregoing clause (1), such vote will be deemed not to be in good faith and shall be “designated” pursuant to Section 1126(e) of the Bankruptcy Code (or any similar provision in any other Debtor Relief Laws), and such vote shall not be counted in determining whether the applicable class has accepted or rejected such plan in accordance with Section 1126(c) of the Bankruptcy Code (or any similar provision in any other Debtor Relief Laws) and (3) not to contest any request by any party for a determination by the Bankruptcy Court (or other applicable court of competent jurisdiction) effectuating the foregoing clause (2).

(iv)  The Administrative Agent shall have the right, and the Borrower hereby expressly authorizes the Administrative Agent, to (A) post the list of Disqualified Institutions provided by the Borrower and any updates thereto from time to time (collectively, the “DQ List”) on the Platform, including that portion of the Platform that is designated for “public side” Lenders and/or (B) provide the DQ List to each Lender requesting the same (and if the DQ List is not posted on the Platform, the Administrative Agent shall provide the DQ List to any such Lender following such request).

SECTION 9.05. Survival. All covenants, agreements, representations and warranties made by the Parent and the Borrower and the other Loan Parties herein and in the certificates or other instruments delivered in connection with or pursuant to this Agreement shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement and the making of any Loans, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and so long as the Commitments have not expired or terminated. The provisions of Sections 2.15, 2.16, 2.17, 2.18(e) and 9.03 and Article VIII shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Commitments or the termination of this Agreement or any provision hereof.

SECTION 9.06. Counterparts; Integration; Effectiveness. (i)  This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement, the Guarantee Agreement, the Security Documents, the other Loan Documents, the Syndication Letter, the Fee Letters and any separate letter agreements with respect to fees payable to the Administrative Agent or the Collateral Agent or the syndication of the Loans and Commitments constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of all the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

(ii)  Delivery of an executed counterpart of a signature page of (x) this Agreement, (y) any other Loan Document and/or (z) any document, amendment, approval, consent, information, notice (including, for the avoidance of doubt, any notice delivered pursuant to Section 9.01), certificate, request, statement, disclosure or authorization related to this Agreement, any other Loan Document and/or the transactions contemplated hereby and/or thereby (each an “Ancillary Document”) that is an Electronic Signature transmitted by telecopy, emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page shall be effective as delivery of a manually executed counterpart of this Agreement, such other Loan Document or such Ancillary Document, as applicable. The words “execution”, “signed”, “signature”, “delivery” and words of like import in or relating to this Agreement, any other Loan Document and/or any Ancillary Document shall be deemed to include Electronic Signatures, deliveries or the keeping of records in any electronic form (including deliveries by telecopy, emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page), each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be; provided that nothing herein shall require the Administrative Agent to accept Electronic Signatures in any form or format without its prior written consent and pursuant to procedures approved by it; provided, further, without limiting the foregoing, (a) to the extent the Administrative Agent has agreed to accept any Electronic Signature, the Administrative Agent and each of the Lenders shall be entitled to rely on such Electronic Signature purportedly given by or on behalf of the Borrower or any other Loan Party without further verification thereof and without any obligation to review the appearance or form of any such Electronic Signature and (b) upon the request of the Administrative Agent or any Lender, any Electronic Signature shall be promptly followed by a manually executed counterpart. Without limiting the generality of the foregoing, the Borrower and each Loan Party hereby (A) agree that, for all purposes, including without limitation, in connection with any workout, restructuring, enforcement of remedies, bankruptcy proceedings or litigation among the Administrative Agent, the Lenders, the Borrower and the Loan Parties, Electronic Signatures transmitted by telecopy, emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page and/or any electronic images of this Agreement, any other Loan Document and/or any Ancillary Document shall have the same legal effect, validity and enforceability as any paper original, (B)  agree that the Administrative Agent and each of the Lenders may, at its option, create one or more copies of this Agreement, any other Loan Document and/or any Ancillary Document in the form of an imaged electronic record in any format, which shall be deemed created in the ordinary course of such Person’s business, and destroy the original paper document (and all such electronic records shall be considered an original for all purposes and shall have the same legal effect, validity and enforceability as a paper record), (C)  waive any argument, defense or right to contest the legal effect, validity or enforceability of this Agreement, any other Loan Document and/or any Ancillary Document based solely on the lack of paper original copies of this Agreement, such other Loan Document and/or such Ancillary Document, respectively, including with respect to any signature pages thereto and (D)  waive any claim against any Lender-Related Person for any Liabilities arising solely from the Administrative Agent’s and/or any Lender’s reliance on or use of Electronic Signatures and/or transmissions by telecopy, emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page, including any Liabilities arising as a result of the failure of the Borrower and/or any Loan Party to use any available security measures in connection with the execution, delivery or transmission of any Electronic Signature.

SECTION 9.07. Severability. Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

SECTION 9.08. Right of Setoff. Subject to Section 4.03, upon the occurrence and during the continuance of an Event of Default, and provided that the Loans shall have become or shall have been declared due and payable pursuant to the provisions of Article VII, each Lender is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other obligations at any time owing by such Lender to or for the credit or the account of the Parent or the Borrower against any of and all the obligations of the Borrower now or hereafter existing under this Agreement held by such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement and although such obligations may be unmatured. Any such deposits and obligations may be combined in such setoff and application, regardless of the currency in which such deposits and obligations are denominated. Each Lender agrees to promptly notify the Parent and the Borrower after any such set-off and application; provided that the failure of any Lender to so notify the Parent and the Borrower shall not affect the validity of any such set-off and application. The rights of each Lender under this Section are in addition to other rights and remedies (including other rights of setoff) which such Lender may have.

SECTION 9.09. Governing Law; Jurisdiction; Consent to Service of Process. (a)  This Agreement and any claim, controversy or dispute arising under or related to this Agreement shall be construed in accordance with and governed by the law of the State of New York.

(b)  Each of the Parent and the Borrower hereby irrevocably and unconditionally agrees that it will not commence any action, litigation or proceeding of any kind or description, whether in law or equity, whether in contract or in tort or otherwise, against the Administrative Agent, the Collateral Agent, any Lender, or any Related Party of any of the foregoing in any way relating to this Agreement or any other Loan Document or the transactions relating hereto or thereto, in any forum other than the United States District Court for the Southern District of New York sitting in the Borough of Manhattan (or if such court lacks subject matter jurisdiction, the Supreme Court of the State of New York sitting in the Borough of Manhattan), and any appellate court from any thereof, and hereby irrevocably and unconditionally submits, for itself and its property, to the jurisdiction of such courts in any action or proceeding arising out of or relating to any Loan Document, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such Federal (to the extent permitted by law) or New York State court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement or any other Loan Document shall affect any right that the Administrative Agent, the Collateral Agent, or any Lender may otherwise have to bring any action or proceeding relating to this Agreement against the Borrower or any other Loan Party or their respective properties in the courts of any jurisdiction.

(c)  Each of the parties hereto hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to any Loan Document in any court referred to in paragraph (b) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d)  Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.01. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

SECTION 9.10. WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

SECTION 9.11. [Reserved].

SECTION 9.12. Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

SECTION 9.13. Confidentiality. Each of the Administrative Agent and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority or other governmental authority, (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party to this Agreement or the Exchange Notes Indenture, (e) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to any Loan Document, the Exchange Notes Document, or the enforcement of rights thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement (it being understood that the DQ List may be disclosed to any assignee or Participant, or prospective assignee or Participant, in reliance on this clause (f)); provided that no disclosure of Information may be made under this clause (f)(i) to any Disqualified Institution or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower and its obligations, (g) with the consent of the Parent or the Borrower, (h) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section or (y) becomes available to the Administrative Agent or any Lender on a nonconfidential basis from a source other than the Parent or the Borrower, (i) on a confidential basis to (x) any rating agency in connection with rating the Parent or its Subsidiaries or the credit facilities provided for herein or (y) the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers with respect to the credit facilities provided for herein and (j) to the extent that such information is independently developed by the Administrative Agent or any Lender or any of their respective affiliates so long as such Person has not otherwise breached its confidentiality obligations hereunder. For the purposes of this Section, “Information” means all information received from the Parent or the Borrower relating to the Parent or the Borrower or their respective businesses, other than any such information that is available to the Administrative Agent or any Lender on a nonconfidential basis prior to disclosure by the Parent or the Borrower. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

For the avoidance of doubt, nothing in this Section 9.13 shall prohibit any Person from voluntarily disclosing or providing any Information within the scope of this confidentiality provision to any governmental, regulatory or self-regulatory organization (any such entity, a “Regulatory Authority”) to the extent that any such prohibition on disclosure set forth in this Section 9.13 shall be prohibited by the laws or regulations applicable to such Regulatory Authority.

SECTION 9.14. Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts which are treated as interest on such Loan under applicable law (collectively the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by the Lender holding such Loan in accordance with applicable law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, such excess amount shall be paid to such Lender on subsequent payment dates to the extent not exceeding the Maximum Rate.

SECTION 9.15. USA PATRIOT Act Notice. Each Lender and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies each Loan Party that pursuant to the requirements of the USA PATRIOT Act and Beneficial Ownership Regulation it is required to obtain, verify and record information that identifies such Loan Party, which information includes the name and address of such Loan Party and other information that will allow such Lender or the Administrative Agent, as applicable, to identify such Loan Party in accordance with the USA PATRIOT Act and the Beneficial Ownership Regulation. This notice is given in accordance with the requirements of the USA PATRIOT Act and Beneficial Ownership Regulation and is effective for each Lender and the Administrative Agent.

SECTION 9.16. Non-Public Information. Each Lender acknowledges that all information furnished to it pursuant to this Agreement by or on behalf of the Parent or the Borrower and relating to the Parent, the Borrower, the other Subsidiaries or their businesses may include material non-public information concerning the Parent, the Borrower and the other Subsidiaries and their securities, and confirms that it has developed compliance procedures regarding the use of material non-public information and that it will handle such material non-public information in accordance with such procedures and applicable law, including Federal, state and foreign securities laws.

All such information, including requests for waivers and amendments, furnished by the Parent, the Borrower or the Administrative Agent pursuant to, or in the course of administering, this Agreement will be syndicate-level information, which may contain material non-public information concerning the Parent, the Borrower and the other Subsidiaries and their securities. Accordingly, each Lender represents to the Parent, the Borrower and the Administrative Agent that it has identified in its Administrative Questionnaire a credit contact who may receive information that may contain material non-public information in accordance with its compliance procedures and applicable law, including Federal, state and foreign securities laws.

SECTION 9.17. Optional Release of Collateral. (a)  Notwithstanding any other provision herein or in any other Loan Document, the Collateral Agent is hereby authorized to release the Collateral from the Liens granted under the Security Documents securing the obligations under this Agreement and the Guarantee Agreement (but not the Guarantees provided pursuant to the Guarantee Agreement) on a Business Day specified by the Borrower (the “Optional Release Date”), upon the satisfaction of the following conditions precedent (the “Optional Release Conditions”), and subject to the reinstatement of such Liens as provided in paragraph (b) below:

(i)  the Borrower shall have given notice to the Collateral Agent at least 10 days prior to the Optional Release Date, specifying the proposed Optional Release Date;

(ii)  the Collateral Release Ratings Requirement shall be satisfied as of the date of such notice and shall remain satisfied as of the Optional Release Date;

(iii)  no Default shall have occurred and be continuing as of the date of such notice or as of the Optional Release Date;

(iv)  all Liens on the Collateral securing any other obligations pursuant to the Security Documents, and any Liens securing any Permanent Acquisition Financing Indebtedness, Alternative Incremental Facility Debt or Credit Agreement Refinancing Indebtedness or any Permitted Refinancing Indebtedness in respect of any of the foregoing, have been released as of the Optional Release Date or are released simultaneously with the release of the Collateral from the Liens securing obligations under the Loan Documents pursuant to this Section; and

(v)  on the Optional Release Date, the Administrative Agent shall have received (A) a certificate, dated the Optional Release Date and executed on behalf of the Borrower by a Financial Officer thereof, confirming the satisfaction of the Optional Release Conditions set forth in clauses (ii), (iii) and (iv) above and (B) such other evidence as the Administrative Agent may reasonably require confirming the satisfaction of the Optional Release Conditions set forth above.

If the conditions set forth above are satisfied on the Optional Release Date, a Collateral Release Period shall commence on such Optional Release Date. During the continuance of any Collateral Release Period, but not otherwise, the Collateral Requirement shall not apply and all representations and warranties and covenants contained in this Agreement, the Collateral Agreement and any other Security Document related to the grant or perfection of Liens on the Collateral shall be deemed to be of no force or effect. Any such release shall be without recourse to, or representation or warranty by, the Collateral Agent and shall not require the consent of any Lender. Subject to the satisfaction of the conditions set forth in this paragraph (a), on and after the Optional Release Date, the Collateral Agent shall execute and deliver all such instruments, releases, financing statements or other agreements, and take all such further actions, at the request and expense of the Borrower, as shall be necessary to effectuate the release of Liens granted under the Security Documents pursuant to the terms of this paragraph, without recourse, representation or warranty.

(b)  If, following the commencement of a Collateral Release Period pursuant to paragraph (a) of this Section, the Collateral Release Ratings Requirement is no longer satisfied or a Default occurs and is continuing, then (i) such Collateral Release Period shall terminate, (ii) the Parent and the Borrower shall promptly take and cause the other Loan Parties to take all such actions as shall be necessary or as the Collateral Agent shall reasonably request to cause the Collateral Requirement to be satisfied, (iii) the provisions of the Loan Documents that ceased to be effective or apply during such Collateral Release Period shall be restored and shall be effective and apply as in effect before such Collateral Release Period commenced and (iv) the Parent and the Borrower shall, and shall cause the other Loan Parties to, deliver such legal opinions, certificates and other documents, and satisfy such other requirements, as were required in connection with the original grant of Liens on the Collateral pursuant to the Security Documents, in each case to the extent requested by the Collateral Agent.

(c)  Without limiting the provisions of Section 9.03, the Borrower shall reimburse the Collateral Agent for all costs and expenses, including attorneys’ fees and disbursements, incurred by it in connection with any action contemplated by this Section.

(d)  It is understood that, if a Collateral Release Period terminates as provided in paragraph (b) above, a Collateral Release Period may commence again if the requirements of paragraph (a) above are subsequently satisfied.

(e)  For the avoidance of doubt, to the extent that any personal property leased to the Parent or any Subsidiary (and neither owned by the Parent or any Subsidiary nor constituting part of the Collateral) is affixed to any Mortgaged Property, any waiver of rights with respect to such personal property by the Lenders in favor of the lessor of such personal property shall be effective if signed by the Administrative Agent and/or the Collateral Agent and each of the Administrative Agent and the Collateral Agent is hereby authorized to sign any such waiver.

SECTION 9.18. No Fiduciary Relationship. Each of the Parent and the Borrower, on behalf of itself and its subsidiaries, agrees that in connection with all aspects of the transactions contemplated hereby and any communications in connection therewith, the Parent, the Borrower, the Subsidiaries and their respective Affiliates, on the one hand, and the Administrative Agent, the Arrangers, the Lenders and their respective Affiliates, on the other hand, will have a business relationship that does not create, by implication or otherwise, any fiduciary duty on the part of the Administrative Agent, the Lenders or their Affiliates, and no such duty will be deemed to have arisen in connection with any such transactions or communications. The Administrative Agent, the Arrangers, the Lenders and their respective Affiliates may be engaged, for their own accounts or the accounts of customers, in a broad range of transactions that involve interests that differ from those of the Parent, the Borrower, the Subsidiaries and their respective Affiliates, and none of the Administrative Agent, the Arrangers, the Lenders or any of their respective Affiliates has any obligation to disclose any of such interests to the Parent, the Borrower, the Subsidiaries or any of their respective Affiliates.

SECTION 9.19. Acknowledgment and Consent to Bail-In of Affected Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among the parties hereto, each party hereto acknowledges that any liability of any Affected Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the Write-Down and Conversion Powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a)  the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an Affected Financial Institution; and

(b)  the effects of any Bail-In Action on any such liability, including, if applicable:

(A)  a reduction in full or in part or cancellation of any such liability;

(B)  a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent entity or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(c)  the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of the applicable Resolution Authority.

SECTION 9.20. Acknowledgement Regarding Any Supported QFCs. To the extent that the Loan Documents provide support, through a guarantee or otherwise, for Hedging Agreements or any other agreement or instrument that is a QFC (such support, “QFC Credit Support” and each such QFC, a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regime”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States):

In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.

[Signature pages follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their respective authorized officers as of the day and year first above written.

AMERICAN AXLE & MANUFACTURING HOLDINGS, INC.

By	/s/ Shannon J. Curry
	Name:	Shannon J. Curry
	Title:	Vice President & Treasurer

AMERICAN AXLE & MANUFACTURING, INC.

By	/s/ Shannon J. Curry
	Name:	Shannon J. Curry
	Title:	Vice President & Treasurer

JPMORGAN CHASE BANK, N.A., as Administrative Agent and as a Lender

By	/s/ Ayesha Nabi
	Name:	Ayesha Nabi
	Title:	Vice President

SCHEDULE 2.01
COMMITMENTS

Lender	Commitment
JPMorgan Chase Bank, N.A.	$843,000,000.00
Total	$843,000,000.00

Schedule 2.01-1

SCHEDULE 3.05
DISCLOSED MATTERS

1. Pending Tax Litigation

The Borrower operates in multiple jurisdictions throughout the world and the income tax returns of several Subsidiaries in various jurisdictions are currently under examination. During their examination of the Borrower’s 2015 U.S. federal income tax return, the Internal Revenue Service (the “IRS”) asserted that income earned by a Luxembourg Subsidiary from its Mexican branch operations should be categorized as foreign base company sales income (“FBCSI”) under Section 954(d) of the Code and recognized currently as taxable income on the Borrower’s 2015 U.S. federal income tax return. As a result of this assertion, the IRS issued a Notice of Proposed Adjustment (“NOPA”). The Borrower disagreed with the NOPA, believes that the proposed adjustment is without merit and contested the matter through the IRS’s administrative appeals process. No resolution was reached in the appeals process and, in September 2022, the IRS issued a Notice of Deficiency. The IRS subsequently issued a Notice of Tax Due in December 2022 and the Borrower paid the assessed tax and interest of $10.1 million in January 2023. The Borrower filed a claim for refund for the amount of tax and interest paid related to this matter for the 2015 tax year, and, in December 2023, the Borrower filed suit in the U.S. Court of Federal Claims.

The Borrower believes, after consultation with tax and legal counsel, that it is more likely than not that such organizational structure did not give rise to FBCSI, and that it is likely that the Borrower will be successful in ultimately defending their position. As such, the Borrower has not recorded any impact of the IRS’s proposed adjustment in its consolidated financial statements as of, and for the year ended, December 31, 2023, with the exception of the cash payment and associated income tax receivable of $10.1 million paid by the Borrower to the IRS in 2023. As of December 31, 2023, in the event the Borrower is not successful in defending its position, the potential additional income tax expense, including estimated interest charges, related to tax years 2015 through 2023, is estimated to be in the range of approximately $300 million to $350 million.

Schedule 3.05-1

SCHEDULE 3.12
MATERIAL PROPERTIES

None.

Schedule 3.12-1

SCHEDULE 3.15
EXISTING INSURANCE

Insurance Type	Policy Term	Entity	Policy Number	Carrier	Limits	Retention/ Deductible
Property Insurance
Property	11/1/24 – 11/1/25	American Axle & Manufacturing Holdings, Inc. and any subsidiary of the First Named Insured. The First Named Insured's interest in any partnership, joint venture or other legal entity in which the First Named Insured has management control or ownership as now constituted or hereafter is acquired.

GPA D95041450 002

34250414

USP00130224

US0006647PR24A

AMERAXLE02041P04

RMP 7035057956

RP8P000185-241 / RP8CF00163-241

B0509BOWPN2452672

F06029762024

PR0305824000

2024-06158-000

LSMAPR430705A

B0509BOWPN2452673

B0509BOWPN2452673

B0509MPSPB2403699

EXP7000728

42-PRP-309336-06

F624533

FA0024362-2024-1

ARP30071972900

24SSLDOCD327851

NAP 0456720 18

PPR9309295-22

ACE American Insurance

AIG

Allianz

AXA XL

Chubb Bermuda

Columbia Casualty Company

Everest Indemnity Insurance

Fidelis

Great Lakes Insurance

HDI Global Specialty

Helvetia

Liberty Mutual (Bermuda)

Lloyd’s Ascot

Lloyd’s ARK

Lloyd’s – QPS 5555

Mitsui Sumitomo

National Fire & Marine

Partner Re

Scor

Sompo (Endurance)

Starr Tech

Swiss Re

Zurich

					$1.0B Each Occurrence. No Aggregate	$2.5M Ded
Casualty Insurance
Excess Liability	10/1/24 - 10/1/25	American Axle & Manufacturing Holdings, Inc.	USL02473624 EXNA2410000112-04 SFX 5087786-20 XSC10003778512 84772156 TSUEEX0000456-00 B0509BOWCN2452867 EXC 5773223 B0509BOWCN2452868 B0509BOWCN2453457 BM00040539LI24A

Allianz

Ascot Insurance Company

Zurich (American Guarantee)

Endurance American Insurance

AIG Specialty Insurance Company

First Specialty

Lloyd’s of London (Various)

Great American Spirit Insurance

Lloyd’s of London (Various)

Lloyd’s of London (Helix)

XL Bermuda

$10M X $15M

$15M po $25M X $25M

$10M po $25M X $25M

$10M po $30M X $50M

$10M po $30M X $50M

$10M po $30M x $50M

$25M X $80M

$15M X $105M

$7M po $30M X $120M

$7.5M po $30M X $120M

$15.5M po $30M X $120M

N/A N/A N/A N/A N/A N/A N/A N/A N/A N/A N/A

Schedule 3.15-1

International Liability Package Controlled Master Plan (CMP)	10/1/24 - 10/1/25	American Axle & Manufacturing Holdings, Inc.	GLMD1531507	HDI Global Insurance Company

General Liability

$2M Each Occurrence

$4M Prod./CO Aggregate

$2M Pers. & Adv. Inj.

$1M Premise Damage ea. Occ.

$50K Medical Expense/person

Automobile Liability

$1M Each Accident

Employee Benefits

$1M Each Claim

$1M Annual Aggregate

N/A
Travel Accident & Health	10/1/24 - 10/1/27	American Axle & Manufacturing Holdings, Inc.	9908-28-15	Federal Insurance (Chubb)	$2.5M per accident (AD&D) $100K Medical	$100 Ded
Automobile - Liability	10/1/24 - 10/1/25	American Axle & Manufacturing Holdings, Inc.	AS2-641-446033-044	Liberty Mutual	$2M Any One Accident	$250K
Workers’ Compensation	10/1/24 - 10/1/25	American Axle & Manufacturing Holdings, Inc.	WA5-64D-446033-014	Liberty Mutual	Coverage A - Statutory Coverage B - Emp Liability $2M	$1M Ded $1M Ded
Workers’ Compensation (Excess – Ohio)	10/1/24 - 10/1/25	American Axle & Manufacturing Holdings, Inc.	EW2-64N-446033-034	Liberty Mutual	Coverage A - Statutory Coverage B - Emp Liability $2M	$750K Ded $750K Ded
Non-Owned Aircraft Liability	10/1/23 - 10/1/26	American Axle & Manufacturing Holdings, Inc.	1000235705-07	Starr Aviation	$25M	N/A
Cargo Policy	10/1/24 - 10/1/25	American Axle & Manufacturing Holdings, Inc.	UM00079875MA24A	AXA XL	$10M	$5K per claim $10K within Mexico
Underground Storage Tank Liab.	7/27/24 - 7/27/25	Metaldyne Performance Group Inc.	G2184570A 018	ACE American Ins Co (Chubb)	$1M	$5K per claim
Stand-Alone Insurance
Cyber Insurance	6/19/24 – 6/18/25	American Axle & Manufacturing Holdings, Inc.	NPL0066815-03 MTE9046482 01 SPR 4335584 - 03 720002027-0000 XMS2409731	Arch Indian Harbor Insurance (AXAXL) Zurich Resilience Nationwide	$10M $5M x $10M $5M x $15M $5M x $20M $5M x $25M	$500K SIR
Product Recall (Non-US)	10/1/24 – 10/1/25	American Axle & Manufacturing Holdings, Inc.	GLMD1531507	HDI Global Insurance Company	5M EUR	1M EUR

Schedule 3.15-2

Executive Risk Insurance
D&O Excess DIC Side-A Only	4/6/24 – 4/5/25 4/6/24 – 4/5/25 4/6/24 – 4/5/25 4/6/24 – 4/5/25 4/6/24 – 4/5/25 4/6/24 – 4/5/25 4/6/24 – 4/5/25 4/6/24 – 4/5/25 4/6/24 – 4/5/25 4/6/24 – 4/5/25 4/6/24 – 4/5/25 4/6/24 – 4/5/25	American Axle & Manufacturing Holdings, Inc.	106714260 ELU195674-24 DOX G46771710 006 SC8EX00152-241 ORPRO 12 104765 596780502 V268F8240601 DOE 1000359-00 DOC 0277762-07 83 DA 0349628-24 BPRO8108959 DAX 1000074-01	Travelers AXA XL Specialty Ins Federal Insurance (Chubb) Everest Old Republic CNA Beazley Swiss Re Zurich Twin City Fire (The Hartford) Berkley Swiss Re	$10M - All Limits Aggregate $10M x $10M $10M x $20M $10M x $30M $10M x $40M $10M x $50M $10M x $60M $5M x $70M $10M x $75M $10M x $85M $10M x $95M $5M x $105M	$2.0M SIR
Employment Practices Liability	4/6/24 – 4/5/25	American Axle & Manufacturing Holdings, Inc.	MKLB25GPL0005396	Markel (Alterra - Bermuda)	$15M Each Claim/Aggregate	$1.0M SIR
Fiduciary Liability	4/6/24 – 4/5/25 4/6/24 – 4/5/25 4/6/24 – 4/5/25 4/6/24 – 4/5/25 4/6/24 – 4/5/25 4/6/24 – 4/5/25 4/6/24 – 4/5/25 4/6/24 – 4/5/25	American Axle & Manufacturing Holdings, Inc.	106714367 USF01069224 DOX G46775673 006 V31FED240301 UX00H00300 0815 1000058528241 PTL 1000026-02 FLC 0279646-07	Travelers Allianz Federal Insurance (Chubb) Beazley Twin City Fire (The Hartford) Starr Indemnity Swiss Re Zurich	$5M - All Limits Aggregate $5M X $5M $5M X $10M $5M X $15M $5M X $20M .$5M X $25M $5M X $30M $5M X $35M	$250K Ded $1.5M Fee Claims
Special Contingencies	4/6/23 – 4/5/26	American Axle & Manufacturing Holdings, Inc.	IE70504CR	Great American Insurance Company	$25M Each Claim	None
Crime	4/6/24 – 4/5/25 4/6/24 – 4/5/25	American Axle & Manufacturing Holdings, Inc.	V31FF7240301 107613391	Beazley Travelers	$10M Each Claim/No Agg $10M X $10M	$250K

Schedule 3.15-3

SCHEDULE 5.14
POST-CLOSING MATTERS

1.	Legal Opinions. Within 30 days after the Effective Date or, if earlier, on the Collateral Attachment Date (or such longer period as the Administrative Agent shall agree in its sole discretion), the Administrative Agent shall have received a favorable written opinion (addressed to the Administrative Agent, the Collateral Agent, the Issuing Banks and the Lenders) (i) of local counsel in each jurisdiction where a Loan Party is organized and the laws of which are not covered by the opinion letters delivered on the Effective Date pursuant to Section 4.01(b) of the Credit Agreement and (ii) with respect to the perfection of the security interests under the Security Documents under the laws of each applicable jurisdiction.

2.	UCC-1 Financing Statements. Within 30 days after the Effective Date or, if earlier, on the Collateral Attachment Date (or such longer period as the Administrative Agent shall agree in its sole discretion), the Administrative Agent shall have received form UCC-1 financing statements with respect to each Grantor in proper form for filing in the appropriate Uniform Commercial Code filing office in the jurisdiction in which each Grantor is located, and such UCC-1 financing statements shall be appended to the Perfection Certificate as Annex 4 thereto.

3.	Refinancing of Existing Indebtedness of the Target. The Parent and the Borrower shall ensure that within (a) five Business Days after the Acquisition Completion Date (or such longer period as the Administrative Agent shall agree in its sole discretion), (i) the Target Credit Agreement has been repaid in full (and all security and guarantees granted in connection therewith released) and (ii) a redemption notice in respect of the Target Notes has been delivered to the relevant parties thereto and (b) 15 Business Days after the Acquisition Completion Date (or such longer period as the Administrative Agent shall agree in its sole discretion), the Target Notes have been redeemed and/or repaid and canceled in full (and all security and guarantees granted in connection therewith released) and, in each case, shall have delivered to the Administrative Agent customary payoff letters or similar documentary evidence thereof.

4.	Lien Searches. Within 30 days after the Acquisition Completion Date (or such longer period as the Administrative Agent shall agree in its sole discretion), the Borrower shall have delivered or authorized the delivery of lien searches reasonably requested by the Administrative Agent and, with respect to the results of such lien searches, taken such actions and delivered such deliverables as may be reasonably requested by the Administrative Agent to ensure that the Secured Obligations are secured by the Collateral with the priority required by the Loan Documents (except as otherwise permitted by the Credit Agreement).

5.	Perfection Certificate. Within 60 days after the Acquisition Completion Date (or such longer period as the Administrative Agent shall agree in its sole discretion), the Borrower shall deliver to the Administrative Agent (i) a Perfection Certificate with respect to the subsidiaries of the Target required to become Subsidiary Loan Parties under the Credit Agreement (the “Target Group Loan Parties”) and (ii) a supplement to the Perfection Certificate delivered on the Effective Date indicating any updates to the information therein since the date thereof or certifying that such information remains correct and complete.

Schedule 5.14-1

6.	Additional Collateral Documentation. Within 60 days after the Acquisition Completion Date (or such longer period as the Administrative Agent shall agree in its sole discretion), the Target Group Loan Parties shall have executed supplements to the Collateral Agreement and the Guarantee Agreement and the Administrative Agent shall have received legal opinions and customary corporate deliverables and certificates in connection therewith.

7.	Intellectual Property Security Agreements. Within 60 days after the Acquisition Completion Date (or such longer period as the Administrative Agent shall agree in its sole discretion), the Administrative Agent shall have received, in connection with the Liens granted to the Collateral Agent on the Intellectual Property by the Target Group Loan Parties, intellectual property security agreements for filing with the United States Patent and Trademark Office and the United States Copyright Office, as applicable.

8.	Insurance. Within 60 days after the Collateral Attachment Date (or such longer period as the Administrative Agent shall agree in its sole discretion), the Administrative Agent shall have received certificates of insurance and related endorsements from an insurance broker evidencing the insurance required to be maintained by the terms of the Credit Agreement.

9.	Stock Certificates and Powers. Within 60 days after the Collateral Attachment Date or, solely with respect to any stock certificates or stock powers pledged by a Target Group Loan Party, within 60 days after the Acquisition Completion Date (or such longer period as the Administrative Agent shall agree in its sole discretion), the Collateral Agent shall have received original stock certificates, together with an undated stock power or similar instrument of transfer for each such certificate endorsed in blank by a duly authorized officer of the pledgor thereof, in respect of certificated Equity Interests required to be pledged as Collateral pursuant to clause (b) of the definition of “Collateral Requirement”.

10.	Global Intercompany Note. Within 60 days after the Collateral Attachment Date or, solely with respect to any joinder to the Global Intercompany Note to be entered into by a Target Group Loan Party, within 60 days after the Acquisition Completion Date (or such longer period as the Administrative Agent shall agree in its sole discretion), the Administrative Agent shall have received a Global Intercompany Note and a customary intercompany subordination agreement signed by the Parent and the relevant Subsidiaries.

11.	Control Agreements. Within 90 days after the Acquisition Completion Date or, following the Administrative Agent’s request at any earlier date on or after the Collateral Attachment Date, within 90 days following the date of such request (or such longer period as the Administrative Agent shall agree in its sole discretion), the Loan Parties shall have executed and delivered such Control Agreements as are required under the Collateral Agreement.

12.	Mortgages. Within 90 days after the Acquisition Completion Date or, following the Administrative Agent’s request at any earlier date on or after the Collateral Attachment Date, within 90 days following the date of such request (or such longer period as the Administrative Agent shall agree in its sole discretion), the Loan Parties shall have complied with the applicable requirements set forth in clause (e) of the definition of “Collateral Requirement”.

Schedule 5.14-2

SCHEDULE 6.01
EXISTING INDEBTEDNESS

Name of AAM Entity	Lender	Issue Date	Maturity Date	Commitment Amount (Agreement Currency)
CREDIT FACILITIES
American Axle & Manufacturing de Mexico S. de R.L. de C.V. and AAM Maquiladora Mexico S. de R.L. de C.V.	Banco Nacional de Mexico (Banamex)	6/10/2022	On Demand	USD 15,000,000
American Axle & Manufacturing de Mexico S. de R.L. de C.V. and AAM Maquiladora Mexico S. de R.L. de C.V.	Banco Nacional de Mexico (Banamex)	6/10/2022	On Demand	MXN 101,095,800
American Axle & Manufacturing (Thailand) Co., Ltd.	Bank of America	12/12/2018	On Demand	USD 2,500,000
AAM Auto Component (India) Private Limited	ICICI	10/29/2021	On Demand	INR 200,000,000
AAM Auto Component (India) Private Limited	Bank of America	2/24/2022	On Demand	INR 50,000,000
AAM India Manufacturing Corporation Private Limited	Bank of America	8/7/2009	On Demand	INR 225,566,000
AAM India Manufacturing Corporation Private Limited	HSBC Bank	2/2/2016	On Demand	INR 300,000,000
AAM India Manufacturing Corporation Private Limited	ICICI	2/22/2021	On Demand	INR 200,000,000
AAM Poland Sp. z o.o.	Bank Handlowy w Warszawie S.A.	8/24/2018	On Demand	USD 20,000,000
Changshu AAM Automotive Driveline High Technology Manufacturing Co. Ltd.	Shanghai Pudong Development Bank	7/16/2024	7/16/2025	CNY 100,000,000
Changshu AAM Automotive Driveline High Technology Manufacturing Co. Ltd.	China CITIC Bank	4/28/2023	4/28/2025	CNY 2,500,000
Changshu AAM Automotive Driveline High Technology Manufacturing Co. Ltd.	China CITIC Bank	4/28/2023	10/28/2025	CNY 5,000,000

Schedule 6.01-1

Name of AAM Entity	Lender	Issue Date	Maturity Date	Commitment Amount (Agreement Currency)
Changshu AAM Automotive Driveline High Technology Manufacturing Co. Ltd.	China CITIC Bank	4/28/2023	4/28/2026	CNY 37,500,000
Changshu AAM Automotive Driveline High Technology Manufacturing Co. Ltd.	China CITIC Bank	5/24/2023	5/24/2025	CNY 2,500,000
Changshu AAM Automotive Driveline High Technology Manufacturing Co. Ltd.	China CITIC Bank	5/24/2023	11/24/2025	CNY 5,000,000
Changshu AAM Automotive Driveline High Technology Manufacturing Co. Ltd.	China CITIC Bank	5/24/2023	5/24/2026	CNY 37,500,000
Metaldyne Europe S.à r.l.	Bank of America	8/8/2019	On Demand	USD 20,000,000
Tekfor Holding GmbH	Sparkasse Kinzigtal	9/30/2019	9/30/2028	EUR 4,281,595
CAPITAL LEASES
MSP Industries Corporation	G.S. Realty, Inc.	1/1/2008	12/31/2032	USD 5,040,530.27
MSP Industries Corporation	Penske Truck	12/6/2024	12/5/2031	USD 186,289.45
American Axle & Manufacturing, Inc.	Holdings Detroit Holbrook, LLC	12/1/2021	10/31/2036	USD 34,300,878.89
American Axle & Manufacturing, Inc.	PNC Bank	8/5/2024	8/22/2025	USD 10,911.02
American Axle & Manufacturing, Inc.	PNC Bank	11/1/2024	4/30/2025	USD 2,201.50
American Axle & Manufacturing, Inc.	Industrial Leasing, LLC	8/5/2024	3/8/2026	USD 9,917.53
American Axle & Manufacturing, Inc.	PNC Bank	6/1/2023	2/28/2027	USD 14,717.02
American Axle & Manufacturing, Inc.	Ricoh USA, Inc.	6/1/2023	2/28/2027	USD 14,717,.02
AAM Germany GmbH	WPC REIT AXL 39 B.V.	11/16/2020	2/3/2041	EURO 35,038,927.75
AAM Eisenach Driveline GmbH	HBO	1/1/2022	6/30/2027	EUR 71,125.02
Tekfor, Inc.	Penske	8/1/2023	9/30/2025	USD 11,789.51
Tekfor, Inc.	Midland States Bank	6/1/2022	9/1/2026	USD 236,914.23

Schedule 6.01-2

Name of AAM Entity	Lender	Issue Date	Maturity Date	Commitment Amount (Agreement Currency)
Tekfor, Inc.	ENGS Commercial Finance Co.	6/1/2022	12/1/2025	USD 83,238.32
Tekfor, Inc.	ENGS Commercial Finance Co.	6/1/2022	2/1/2026	USD 98,787.44
Tekfor, Inc.	ENGS Commercial Finance Co.	8/1/2023	12/1/2025	USD 68,855.21
Tekfor, Inc.	BB&T Commercial Equipment Capital Corp/TCF	8/1/2023	12/1/2025	USD 57,535.95
Tekfor, Inc.	BB&T Commercial Equipment Capital Corp/TCF	8/1/2023	11/28/2025	USD 50,559.76
Tekfor, Inc.	U.S. Bank Equipment	6/1/2022	1/1/2026	USD 11,241.78
Tekfor, Inc.	FNB Equipment Finance	8/1/2023	6/24/2026	USD 23,680.57
Tekfor, Inc.	ENGS Commercial Finance Co.	8/1/2023	8/1/2026	USD 48,406.69
Tekfor, Inc.	ENGS Commercial Finance Co.	8/1/2023	8/1/2026	USD 47,563.23
Metaldyne Zell Verwaltungs GmbH	Grenke AG	7/1/2022	3/31/2027	EURO 47,071.03
Metaldyne Zell Verwaltungs GmbH	Hilti Deutschland AG	11/1/2023	10/31/2028	EURO 69,978.67
Metaldyne Zell Verwaltungs GmbH	Still Financial Services GmbH	5/1/2024	4/30/2029	EURO 10,700.70
Metaldyne Europe S.à r.l.	Ricoh	6/30/2020	6/30/2025	EURO 451.51
Neumayer Tekfor GmbH	Raiffeisen Impulse Finance & Lease	6/1/2022	2/28/2025	EURO 21,840.89
Neumayer Tekfor GmbH	Commerz Real Mobilienleasing GmbH	6/1/2022	7/31/2025	EURO 25,038.69
Neumayer Tekfor GmbH	Deutsche Leasing GmbH	6/1/2022	1/31/2026	EURO 136,656.83
Neumayer Tekfor GmbH	Deutsche Leasing GmbH	7/1/2022	2/28/2027	EURO 117,154.17

Schedule 6.01-3

Name of AAM Entity	Lender	Issue Date	Maturity Date	Commitment Amount (Agreement Currency)
Neumayer Tekfor GmbH	Commerz Real Mobilienleasing GmbH	6/1/2022	4/30/2026	EURO 147,848.11
Neumayer Tekfor GmbH	Commerz Real Mobilienleasing GmbH	6/1/2022	1/31/2026	EURO 35,417.94
Neumayer Tekfor GmbH	Deutsche Leasing GmbH	6/1/2022	6/30/2026	EURO 22,267.48
Neumayer Tekfor GmbH	Grenke AG	11/1/2024	10/31/2029	EURO 192,116.77
Neumayer Tekfor Rotenburg GmbH	Deutsche Leasing GmbH	10/1/2022	4/30/2026	EURO 75,726.07
Neumayer Tekfor Rotenburg GmbH	Deutsche Leasing GmbH	10/1/2022	4/30/2026	EURO 50,091
Neumayer Tekfor Rotenburg GmbH	Deutsche Leasing GmbH	10/1/2022	7/31/2026	EURO 132,565.52
Neumayer Tekfor Rotenburg GmbH	Deutsche Leasing GmbH	10/1/2022	10/31/2026	EURO 102,291.91
Neumayer Tekfor Rotenburg GmbH	Deutsche Leasing GmbH	10/1/2022	4/30/2027	EURO 399,837.37
Neumayer Tekfor Rotenburg GmbH	Deutsche Leasing GmbH	10/1/2022	1/31/2027	EURO 305,322.40
Neumayer Tekfor Rotenburg GmbH	Merca Leasing	10/1/2022	2/28/2027	EURO 443,342.40
Neumayer Tekfor Rotenburg GmbH	Deutsche Leasing GmbH	10/1/2022	1/31/2027	EURO 54,327.26
Neumayer Tekfor Rotenburg GmbH	Deutsche Leasing GmbH	6/1/2022	5/31/2027	EURO 73,344.10
Neumayer Tekfor Rotenburg GmbH	HBO	6/1/2022	8/31/2029	EURO 85,179.49
Neumayer Tekfor Schmolin GmbH	GEFA	6/1/2022	3/31/2025	EURO 5,552.04
Neumayer Tekfor Schmolin GmbH	GEFA	10/1/2022	9/30/2025	EURO 31,814.63
Neumayer Tekfor Schmolin GmbH	ABC Finance	6/1/2022	3/31/2025	EURO 13,394

Schedule 6.01-4

Name of AAM Entity	Lender	Issue Date	Maturity Date	Commitment Amount (Agreement Currency)
Neumayer Tekfor Schmolin GmbH	S.D.L.	6/1/2022	3/31/2025	EURO 12,081.39
Neumayer Tekfor Schmolin GmbH	S.D.L.	6/1/2022	11/30/2025	EURO 72,069.05
Neumayer Tekfor Schmolin GmbH	S.D.L.	6/1/2022	5/31/2026	EURO 98,749.82
Neumayer Tekfor Schmolin GmbH	S.D.L.	6/1/2022	1/31/2027	EURO 267,939.13
Neumayer Tekfor Schmolin GmbH	Commerz Real	6/1/2022	1/31/2027	EURO 73,106.45
Neumayer Tekfor Schmolin GmbH	Commerz Real	1/1/2023	12/31/2027	EURO 532,235.79
Neumayer Tekfor Schmolin GmbH	Commerz Real Mobilienleasing GmbH	5/1/2023	4/30/2028	EURO 371,102.36
Neumayer Tekfor Schmolin GmbH	S.D.L.	5/1/2023	4/30/2028	EURO 455,215.23
Neumayer Tekfor Schmolin GmbH	Deutsche Leasing für Sparkassen und Mittelstand GmbH	6/1/2022	2/28/2027	EURO 474,661.72
Neumayer Tekfor Schmolin GmbH	S.D.L.	6/1/2022	3/31/2027	EURO 218,972.06
Neumayer Tekfor Schmolin GmbH	Deutsche Leasing	1/1/2023	12/31/2027	EURO 532,235.79
Neumayer Tekfor Schmolin GmbH	Deutsche Leasing	6/1/2022	11/30/2026	EURO 181,619.55
Neumayer Tekfor Schmolin GmbH	Deutsche Leasing	6/1/2022	11/30/2026	EURO 181,619.55
Neumayer Tekfor Schmolin GmbH	Deutsche Leasing	6/1/2022	11/30/2026	EURO 181,619.55
Neumayer Tekfor Schmolin GmbH	Deutsche Leasing für Sparkassen und Mittelstand GmbH	1/1/2023	12/31/2027	EURO 444,534.92
Neumayer Tekfor Schmolin GmbH	Deutsche Leasing für Sparkassen und Mittelstand GmbH	1/1/2023	12/31/2027	EURO 444,534.92

Schedule 6.01-5

Name of AAM Entity	Lender	Issue Date	Maturity Date	Commitment Amount (Agreement Currency)
Neumayer Tekfor Schmolin GmbH	Deutsche Leasing für Sparkassen und Mittelstand GmbH	1/1/2023	12/31/2027	EURO 444,534.92
Neumayer Tekfor Schmolin GmbH	Deutsche Leasing für Sparkassen und Mittelstand GmbH	6/1/2022	4/30/2027	EURO 48,965.69
Neumayer Tekfor Schmolin GmbH	Deutsche Leasing für Sparkassen und Mittelstand GmbH	10/1/2024	9/30/2029	EURO 71,424.44
Punchcraft Machining and Tooling, LLC	Guardian Alarm	10/2/2024	10/2/2029	USD 21,432.09
Tekfor Mexico, S.A. de C.V.	BBVA Leasing Mexico SA de CV	6/1/2022	11/1/2025	MXN 1,001,158.75
Tekfor Mexico, S.A. de C.V.	Unifin Financiera, S.A.B. de C.V.	6/1/2022	2/25/2025	MXN 103,946.56
GUARANTEES ISSUED BY BANKS
AAM India Manufacturing Corporation Private Limited	ICICI	11/26/2024	2/8/2028	INR 2,500,000
AAM India Manufacturing Corporation Private Limited	ICICI	9/30/2022	9/30/2025	INR 12,800,000
AAM Auto Component (India) Private Limited	ICICI	1/1/2023	12/31/2025	INR 30,007,192
Changshu AAM Automotive Driveline High Technology Manufacturing Co. Ltd	SPDB	1/30/2024	1/29/2025	CNY 10,000,000
Metaldyne International Spain, S.L.	Bank of America	12/18/2019	5/31/2034	EURO 2,443,150.09
American Axle & Manufacturing (Thailand) Co., Ltd.	Bank of America	12/1/2021	11/30/2027	THB 1,900,000
American Axle & Manufacturing (Thailand) Co., Ltd.	Bank of America	9/30/2020	9/30/2025	THB 2,567,000
American Axle & Manufacturing (Thailand) Co., Ltd.	Bank of America	6/23/2017	NA	THB 2,674,577.31
Albion Automotive Limited	Citibank	3/13/2012	N/A	GBP 300,000
AAM Poland Sp. z o.o.	Citibank	12/21/2021	NA	PLN 2,000,000

Schedule 6.01-6

Name of AAM Entity	Lender	Issue Date	Maturity Date	Commitment Amount (Agreement Currency)
INTERCOMPANY LOANS MADE BY A LOAN PARTY
AAM do Brasil Ltda - Loan Agreement	AAM International Holdings, Inc.	7/29/2003	8/25/2023	USD 8,827,842.08
AAM do Brasil Ltda - Loan Agreement	AAM International Holdings, Inc.	6/11/2003	6/10/2023	USD 8,910,944.44
AAM do Brasil Ltda - Loan Agreement	AAM International Holdings, Inc.	11/13/2003	11/17/2023	USD 9,800,175
AAM do Brasil Ltda - Loan Agreement	AAM International Holdings, Inc.	5/19/2004	5/19/2023	USD 6,717,047.78
AAM do Brasil Ltda - Loan Agreement	AAM International Holdings, Inc.	3/16/2005	3/17/2023	USD 8,269,933.33
AAM do Brasil Ltda - Loan Agreement	AAM International Holdings, Inc.	4/27/2005	4/27/2023	USD 8,274,119.44
AAM do Brasil Ltda - Loan Agreement	AAM International Holdings, Inc.	9/15/2008	9/15/2023	USD 7,079,654.17
AAM do Brasil Ltda - Loan Agreement	AAM International Holdings, Inc.	12/20/2011	12/23/2023	USD 6,186,401.39
AAM do Brasil Ltda - Loan Agreement	American Axle & Manufacturing, Inc.	11/09/2017	11/5/2025	USD 7,095,468.06
AAM do Brasil Ltda - Loan Agreement	American Axle & Manufacturing, Inc.	3/8/2012	3/8/2027	USD 2,712,495
AAM do Brasil Ltda - Loan Agreement	American Axle & Manufacturing, Inc.	3/13/2012	3/13/2027	USD 7,047,412.50
AAM do Brasil Ltda - Loan Agreement	American Axle & Manufacturing, Inc.	8/1/2017	8/1/2026	USD 7,968,208.33
AAM do Brasil Ltda - Loan Agreement	American Axle & Manufacturing, Inc.	10/29/2017	10/29/2025	USD 13,183,269.44
AAM do Brasil Ltda - Loan Agreement	American Axle & Manufacturing, Inc.	11/19/2017	11/19/2025	USD 17,141,377.52
AAM do Brasil Ltda - Loan Agreement	American Axle & Manufacturing, Inc.	1/28/2013	1/28/2027	USD 9,775,504.17
AAM do Brasil Ltda - Loan Agreement	American Axle & Manufacturing, Inc.	5/28/2013	5/28/2026	USD 6,390,166.66
AAM do Brasil Ltda - Loan Agreement	American Axle & Manufacturing, Inc.	12/15/2008	12/15/2025	USD 15,167,652.78

Schedule 6.01-7

Name of AAM Entity	Lender	Issue Date	Maturity Date	Commitment Amount (Agreement Currency)
AAM do Brasil Ltda - Loan Agreement	American Axle & Manufacturing, Inc.	12/15/2008	12/15/2025	USD 20,473,601.25
AAM do Brasil Ltda - Loan Agreement	American Axle & Manufacturing, Inc.	12/15/2008	12/15/2025	USD 21,899,285.21
AAM do Brasil Ltda - Loan Agreement	American Axle & Manufacturing, Inc.	9/12/2020	9/1/2026	USD 11,457,838.89
AAM Poland Sp. z o.o. - Revolving Facility Agreement	AAM International Holdings, Inc.	2/21/2006	NA	USD 15,943,295.70
AAM Poland Sp. z o.o. - Loan Agreement	AAM International Holdings, Inc.	8/29/2013	8/29/2028	USD 12,710,998.26
AAM Auto Component (India) Private Limited	American Axle & Manufacturing, Inc.	5/5/2021	9/30/2026	USD 5,000,000
Metaldyne Europe S.á r.l.	American Axle & Manufacturing, Inc.	12/11/2023	6/30/2027	EUR 100,000,000
Metaldyne GmbH	American Axle & Manufacturing, Inc.	7/1/2019	6/30/2027	EUR 75,000,000
Metaldyne Korea Limited	American Axle & Manufacturing, Inc.	7/1/2023	12/31/2026	USD 25,000,000
American Axle & Manufacturing de Mexico Holdings, S. de R.L. de C.V.	American Axle & Manufacturing, Inc	3/1/2006	NA	Promissory Note
American Axle & Manufacturing (Thailand) Co., Ltd.	American Axle & Manufacturing, Inc.	12/15/2018	12/15/2027	USD 25,000,000
RECEIVABLES FINANCING
American Axle & Manufacturing, Inc.	Wells Fargo	9/6/2019	Open	Amount of eligible GM receivables per agreement
AAM do Brasil Ltda.	Nexxera Mercantil Servicos S.A.	7/7/2020	Open	Amount of eligible GM receivables per agreement
Metaldyne Oslavany, spol. s r.o.	CSOB	12/2005	Open	CZK 250,000,000
Metaldyne International France	HSBC	11/2013	Open	EUR 11,000,000
AAM Poland Sp. z o.o.	Coface	12/2021	Open	PLN 85,500,000
Metaldyne GmbH	ABN Amro	7/1/2024	12/31/2025	EUR 22,500,000

Schedule 6.01-8

Name of AAM Entity	Lender	Issue Date	Maturity Date	Commitment Amount (Agreement Currency)
Neumayer Tekfor GmbH	ABN Amro	3/25/2024	12/31/2025	EUR 12,500,000
Neumayer Tekfor Rotenburg GmbH	ABN Amro	4/3/2024	12/31/2025	EUR 6,250,000
Neumayer Tekfor Schmolin GmbH	ABN Amro	4/8/2024	12/31/2025	EUR 3,750,000
Changshu AAM Automotive Driveline High Technology Manufacturing Co. Ltd	HSBC	12/11/24	NA	CNY 165,000,000

Schedule 6.01-9

SCHEDULE 6.02
EXISTING LIENS

1.	Foreign Liens

None

2.	Joint-Venture Arrangements

a.	Liens in respect of arrangements under the agreements set forth under Section 3 of Schedule 6.04B consisting of “buy/sell”, “drag along/tag along”, rights of first refusal, purchase options, calls and similar arrangements.

3.	Domestic Liens

Entity	State	Jurisdiction	UCC #	File Date	Secured Party	Description
Accugear, Inc.	DE	SOS	2011 3262535	8/23/11	NMHG Financial Services, Inc.	Equipment lease
Accugear, Inc.	DE	SOS	2016 7879008	12/19/16	HYG Financial Services, Inc.	Equipment lease
American Axle & Manufacturing Holdings, Inc.	DE	SOS	2012 1654377	4/30/12	Miller Tool & Die Co.	Equipment lease
American Axle & Manufacturing Holdings, Inc.	DE	SOS	2013 3909034	10/4/13	Doosan Machine Tools America Corporation	Equipment lease
American Axle & Manufacturing Holdings, Inc.	DE	SOS	2013 4746781	12/3/13	Doosan Machine Tools America Corporation	Equipment lease
American Axle & Manufacturing, Inc.	DE	SOS	2014866 2	12/17/01	Dell Financial Services, L.P.	Equipment lease
American Axle & Manufacturing, Inc.	DE	SOS	5405466 5	12/29/05	Comerica Bank	Equipment lease
American Axle & Manufacturing, Inc.	DE	SOS	2007 4434832	11/21/07	Motion Industries, Inc.	Equipment lease
American Axle & Manufacturing, Inc.	DE	SOS	2009 1436556	5/6/09	Walter Metals LLC	Equipment lease
American Axle & Manufacturing, Inc.	DE	SOS	2012 3408988	9/4/12	G/S Leasing, Inc.	Equipment lease
American Axle & Manufacturing, Inc.	DE	SOS	2012 3409382	9/4/12	G/S Leasing, Inc.	Equipment lease
American Axle & Manufacturing, Inc.	DE	SOS	2012 3766807	10/1/12	G/S Leasing, Inc.	Equipment lease

Schedule 6.02-1

Entity	State	Jurisdiction	UCC #	File Date	Secured Party	Description
American Axle & Manufacturing, Inc.	DE	SOS	2012 3767169	10/1/12	G/S Leasing, Inc.	Equipment lease
American Axle & Manufacturing, Inc.	DE	SOS	2013 2198993	6/10/13	CapitalSource Bank	Equipment lease
American Axle & Manufacturing, Inc.	DE	SOS	2013 2211945	6/10/13	General Electric Credit Corporation of Tennessee	Equipment lease
American Axle & Manufacturing, Inc.	DE	SOS	2013 3539153	9/11/13	CapitalSource Bank	Equipment lease
American Axle & Manufacturing, Inc.	DE	SOS	2013 3739373	9/25/13	Macquarie Equipment Finance, Inc.	Equipment lease
American Axle & Manufacturing, Inc.	DE	SOS	2013 4645389	11/25/13	Macquarie Equipment Finance, Inc.	Equipment lease
American Axle & Manufacturing, Inc.	DE	SOS	2015 4341219	9/28/15	Steelcase Financial Services Inc.	Equipment lease
American Axle & Manufacturing, Inc.	DE	SOS	2015 6358195	12/31/15	Comerica Leasing, a Division of Comerica Bank	Equipment lease
American Axle & Manufacturing, Inc.	DE	SOS	2016 2246369	4/15/16	Comerica Leasing, a Division of Comerica Bank	Equipment lease
American Axle & Manufacturing, Inc.	DE	SOS	2016 6176760	10/7/16	Die-Tech and Engineering, Inc.	Equipment lease
American Axle & Manufacturing, Inc.	DE	SOS	2016 6436396	10/19/16	QME, Inc.	Equipment lease
American Axle & Manufacturing Holdings, Inc.	DE	SOS	2023 6592280	9/29/2023	De Lage Landen Financial Services, Inc.	Equipment lease
American Axle & Manufacturing, Inc.	DE	SOS	5405466 5	12/29/05	Comerica Bank	Equipment lease
American Axle & Manufacturing, Inc.	DE	SOS	2015 4341219	9/28/15	Steelcase Financial Services Inc.	Equipment lease
American Axle & Manufacturing, Inc.	DE	SOS	2015 6358195	12/31/15	Comerica Leasing, a Division of Comerica Bank	Equipment lease
American Axle & Manufacturing, Inc.	DE	SOS	2022 2051001	3/10/2022	The Huntington National Bank	Equipment lease
American Axle & Manufacturing, Inc.	DE	SOS	2022 43377721	5/23/2022	The Huntington National Bank	Equipment lease
American Axle & Manufacturing, Inc.	DE	SOS	2022 8420481	10/9/2022	The Huntington National Bank	Equipment lease
American Axle & Manufacturing, Inc.	DE	SOS	2022 8420499	10/9/2022	The Huntington National Bank	Equipment lease

Schedule 6.02-2

Entity	State	Jurisdiction	UCC #	File Date	Secured Party	Description
American Axle & Manufacturing, Inc.	DE	SOS	2023 4828157	7/12/2023	The Huntington National Bank	Equipment lease
American Axle & Manufacturing, Inc.	DE	SOS	2023 6519226	9/26/2023	The Huntington National Bank	Personal Property lease
American Axle & Manufacturing, Inc.	DE	SOS	2024 2355038	4/9/2024	The Huntington National Bank	Equipment lease
American Axle & Manufacturing, Inc.	DE	SOS	2024 4244628	6/24/2024	The Huntington National Bank	Equipment lease
American Axle & Manufacturing, Inc.	DE	SOS	2024 4244966	6/24/2024	The Huntington National Bank	Equipment lease
American Axle & Manufacturing, Inc.	DE	SOS	2024 4245112	6/24/2024	The Huntington National Bank	Equipment lease
American Axle & Manufacturing, Inc.	DE	SOS	2024 5886732	8/27/2024	The Huntington National Bank	Equipment lease
American Axle & Manufacturing, Inc.	DE	SOS	2024 5991763	8/30/2024	The Huntington National Bank	Equipment lease
American Axle & Manufacturing, Inc.	DE	SOS	2024 6418162	9/17/2024	The Huntington National Bank	Equipment lease
American Axle & Manufacturing, Inc.	DE	SOS	2024 6514705	9/20/2024	The Huntington National Bank	Equipment lease
American Axle & Manufacturing, Inc.	DE	SOS	2024 6514986	9/20/2024	The Huntington National Bank	Equipment lease
American Axle & Manufacturing, Inc.	DE	SOS	2024 7551847	10/30/2024	The Huntington National Bank	Equipment lease
American Axle & Manufacturing, Inc.	DE	SOS	2024 7633363	11/1/2024	The Huntington National Bank	Equipment lease
American Axle & Manufacturing, Inc.	DE	SOS	2024 7633975	11/1/2024	The Huntington National Bank	Equipment lease
American Axle & Manufacturing, Inc.	DE	SOS	2024 7635558	11/1/2024	The Huntington National Bank	Equipment lease
American Axle & Manufacturing, Inc.	DE	SOS	2024 8859405	12/18/2024	The Huntington National Bank	Equipment lease
American Axle & Manufacturing, Inc.	MI	Dept. of State	20221009000015-6	10/9/2022	The Huntington National Bank	Equipment lease
American Axle & Manufacturing, Inc.	MI	Dept. of State	20221121000794-7	11/21/2022	DMG Moori USA Inc	Equipment lease
American Axle & Manufacturing, Inc.	MI	Dept. of State	20230426000667-8	4/26/2023	Reishauer Corp.	Equipment lease
Colfor Manufacturing, Inc.	DE	SOS	2013 2320027	6/17/13	U.S. Bank Equipment Finance, a Division of U.S. Bank National Association	Equipment lease

Schedule 6.02-3

Entity	State	Jurisdiction	UCC #	File Date	Secured Party	Description
Colfor Manufacturing, Inc.	DE	SOS	2016 2246369	4/15/16	Comerica Leasing, a Division of Comerica Bank	Equipment lease
Colfor Manufacturing, Inc.	DE	SOS	2016 5496078	9/9/16	Dell Financial Services, L.P.	Equipment lease
Colfor Manufacturing, Inc.	DE	SOS	2016 7591280	12/7/16	U.S. Bank Equipment Finance, a Division of U.S. Bank National Association	Equipment lease
Colfor Manufacturing, Inc.	DE	SOS	2017 0200623	1/10/17	IBM Credit LLC	Equipment lease
HHI Formtech Holdings, LLC	DE	SOS	2012 0401499	2/1/12	LaSalle Systems Leasing, Inc.	Equipment lease
HHI Formtech, LLC	DE	SOS	2011 2894064	7/27/11	HYG Financial Services, Inc.	Equipment lease
HHI Formtech, LLC	DE	SOS	2016 3163241	5/26/16	Miller Tool & Die Co.	Equipment lease
HHI Formtech, LLC	DE	SOS	2017 0573094	1/26/17	U.S. Bank Equipment Finance, a Division of U.S. Bank National Association	Equipment lease
HHI Formtech, LLC	DE	SOS	2017 1402350	3/2/17	Miller Tool & Die Co.	Equipment lease
Impact Forge Group, LLC	DE	SOS	2011 2421983	6/23/11	Toyota Motor Credit Corporation	Equipment lease
Jernberg Industries, LLC	DE	SOS	6139452 7	4/26/06	NMHG Financial Services, Inc.	Equipment lease
Jernberg Industries, LLC	DE	SOS	2007 1039386	3/20/07	Banc of America Leasing & Capital, LLC	Equipment lease
Jernberg Industries, LLC	DE	SOS	2009 2686258	8/20/09	NMHG Financial Services, Inc.	Equipment lease
Jernberg Industries, LLC	DE	SOS	2011 2301631	6/16/11	NMHG Financial Services, Inc.	Equipment lease
Jernberg Industries, LLC	DE	SOS	2016 0126191	1/7/16	Magid Glove and Safety MFG. Co. LLC	Work gloves, safety clothing and safety products
Jernberg Industries, LLC	DE	SOS	2016 2990883	5/19/16	Magid Glove and Safety MFG. Co. LLC	Work gloves, safety clothing and safety products
Jernberg Industries, LLC	DE	SOS	2017 0190154	1/9/17	Wells Fargo Vendor Financial Services, LLC	Equipment lease
Metaldyne M&A Bluffton, LLC	DE	SOS	2016 6171282	10/7/16	Makino Inc.	Equipment lease

Schedule 6.02-4

Entity	State	Jurisdiction	UCC #	File Date	Secured Party	Description
Metaldyne M&A Bluffton, LLC	DE	SOS	2017 0605029	1/27/17	Makino Inc.	Equipment lease
Metaldyne M&A Bluffton, LLC	DE	SOS	2017 0605300	1/27/17	Makino Inc.	Equipment lease
Metaldyne M&A Bluffton, LLC	DE	SOS	2017 0605516	1/27/17	Makino Inc.	Equipment lease
Metaldyne M&A Bluffton, LLC	DE	SOS	2017 0995297	2/13/17	Makino Inc.	Equipment lease
Metaldyne M&A Bluffton, LLC	DE	SOS	2017 1081006	2/16/17	Makino Inc.	Equipment lease
Metaldyne M&A Bluffton, LLC	DE	SOS	2017 1081188	2/16/17	Makino Inc.	Equipment lease
Metaldyne M&A Bluffton, LLC	DE	SOS	2017 1081485	2/16/17	Makino Inc.	Equipment lease
Metaldyne M&A Bluffton, LLC	DE	SOS	2017 1081758	2/16/17	Makino Inc.	Equipment lease
Metaldyne Performance Group Inc.	DE	SOS	2022 2051001	3/10/2022	The Huntington National Bank	Equipment lease
Metaldyne Performance Group Inc.	DE	SOS	2022 4337721	5/23/2022	The Huntington National Bank	Equipment lease
Metaldyne Performance Group Inc.	DE	SOS	2022 8240481	10/9/2022	The Huntington National Bank	Equipment lease
Metaldyne Performance Group Inc.	DE	SOS	2022 8240499	10/9/2022	The Huntington National Bank	Equipment lease
Metaldyne Performance Group Inc.	DE	SOS	2023 4828157	7/12/2023	The Huntington National Bank	Equipment lease
Metaldyne Performance Group Inc.	DE	SOS	2023 6519226	9/26/2023	The Huntington National Bank	Equipment lease
Metaldyne Performance Group Inc.	DE	SOS	2024 2355038	4/9/2024	The Huntington National Bank	Equipment lease
Metaldyne Performance Group Inc.	DE	SOS	2024 4244628	6/24/2024	The Huntington National Bank	Equipment lease
Metaldyne Performance Group Inc.	DE	SOS	2024 4244966	6/24/2024	The Huntington National Bank	Equipment lease

Schedule 6.02-5

Entity	State	Jurisdiction	UCC #	File Date	Secured Party	Description
Metaldyne Performance Group Inc.	DE	SOS	2024 5991763	8/30/2024	The Huntington National Bank	Equipment lease
Metaldyne Performance Group Inc.	DE	SOS	2024 6418162	9/17/2024	The Huntington National Bank	Equipment lease
Metaldyne Performance Group Inc.	DE	SOS	2024 6514705	9/20/2024	The Huntington National Bank	Equipment lease
Metaldyne Performance Group Inc.	DE	SOS	2024 6514986	9/20/2024	The Huntington National Bank	Equipment lease
Metaldyne Performance Group Inc.	DE	SOS	2024 7551847	10/30/2024	The Huntington National Bank	Equipment lease
Metaldyne Performance Group Inc.	DE	SOS	2024 8859405	12/18/2024	The Huntington National Bank	Equipment lease
Metaldyne Performance Group Inc.	MI	Dept. of State	20221009000015-6	10/9/2022	The Huntington National Bank	Equipment lease
Metaldyne Powertrain Components, Inc.	DE	SOS	2013 0659996	2/20/13	Miller Tool & Die Co.	Equipment lease
Metaldyne Powertrain Components, Inc.	DE	SOS	2013 1410696	4/12/13	Chemetall US, Inc.	Equipment lease
Metaldyne Powertrain Components, Inc.	DE	SOS	2013 1410704	4/12/13	Chemetall US, Inc.	Equipment lease
Metaldyne Powertrain Components, Inc.	DE	SOS	2013 3186831	8/14/13	Ellison Technologies, Inc.	Equipment lease
Metaldyne Powertrain Components, Inc.	DE	SOS	2015 4824776	10/21/15	Miller Tool & Die Co.	Equipment lease
Metaldyne Sintered Ridgway, LLC	DE	SOS	2016 3171319	5/26/16	Air Liquide Industrial U.S. LP	Equipment lease
Metaldyne Sintered Ridgway, LLC	DE	SOS	2023 8094749	11/30/2023	De Lage Landen Financial Services, Inc.	Equipment lease
Metaldyne SinterForged Products, LLC	DE	SOS	2016 3167325	5/26/16	Air Liquide Industrial U.S. LP	Equipment lease

Schedule 6.02-6

Entity	State	Jurisdiction	UCC #	File Date	Secured Party	Description
MSP Industries Corporation	MI	Dept. of State	2015179595-8	12/31/15	Comerica Leasing, a Division of Comerica Bank	Equipment lease
Oxford Forge, Inc.	DE	SOS	2013 4191095	10/25/13	Wells Fargo Bank, N.A.	Equipment lease
Tekfor Inc.	DE	SOS	2024 2230041	4/3/2024	Huntington Bank	Equipment lease

Entity	State of Incorporation	Secured Party	Description
MSP Industries Corporation	MI	G.S. Realty, Inc.	Capital lease
American Axle & Manufacturing, Inc.	DE	Holdings Detroit Holbrook, LLC	Capital lease
Metaldyne Sintered Ridgway, LLC	DE	GKN	Capital lease
Metaldyne M&A Bluffton, LLC	DE	De Lage Landen Financial Services Inc.	Capital lease
Metaldyne SinterForge Products, LLC	DE	Wells Fargo	Capital lease
HHI FormTech, LLC	DE	Ricoh USA, Inc.	Capital lease

Schedule 6.02-7

SCHEDULE 6.04A
EXISTING INVESTMENTS

1.	Existing Investments

a.	Metaldyne Performance Group Inc. holds 125 shares of common stock in private entity, Control Equipment, Inc.

2.	Future Investments Mandated by Law or Contract

a.     Any additional Investments to the extent required, as of the Effective Date, to be made pursuant to any joint venture or partnership agreement set forth in clauses (a) - (d) of Section 4 of Schedule 6.04B.

b.     Amended and Restated Limited Partnership Agreement dated December 10, 2021, between Autotech Ventures Management III, L.L.C. and Limited Partners. In conjunction with this Limited Partnership Agreement, American Axle & Manufacturing, Inc. has committed $15,000,000 of investment into the Autotech Fund III, L.P. As of the Closing Date, American Axle & Manufacturing, Inc. has invested $5,595,179 therein.

c.     Subscription Agreement for Limited Partnership Interests in Global Strategic Mobility Fund, L.P. dated April 27, 2023, between Enertech Capital Holding Company, L.P. and Limited Partners. In conjunction with this Subscription Agreement, American Axle & Manufacturing, Inc. has committed $10,000,000 of investment into the Global Strategic Mobility Fund, L.P. As of the Closing Date, American Axle & Manufacturing, Inc. has invested $2,660,000 therein.

3.	Investments in Subsidiaries

Item #	Entity Legal Name	Jurisdiction of Formation/Organization
1.	American Axle & Manufacturing, Inc.	Delaware
2.	AAM International Holdings, Inc.	Delaware
3.	AAM Travel Services, LLC	Michigan
4.	Auburn Hills Manufacturing, Inc.	Delaware
5.	Oxford Forge, Inc.	Delaware
6.	Colfor Manufacturing, Inc.	Delaware
7.	MSP Industries Corporation	Michigan
8.	AccuGear, Inc.	Delaware
9.	Tekfor, Inc.	Delaware
10.	AAM North America, Inc.	Delaware
11.	AAM Mexico Holdings LLC	Delaware
12.	Metaldyne Performance Group Inc.	Delaware

Schedule 6.04A-1

Item #	Entity Legal Name	Jurisdiction of Formation/Organization
13.	AAM Powder Metal Components, Inc.	Ohio
14.	AAM Casting Corp.	Delaware
15.	Metaldyne M&A Bluffton, LLC	Delaware
16.	Metaldyne Powertrain Components, Inc.	Delaware
17.	Metaldyne Sintered Ridgway, LLC	Delaware
18.	Metaldyne SinterForged Products, LLC	Delaware
19.	Punchcraft Machining and Tooling, LLC	Delaware
20.	HHI FormTech, LLC	Delaware
21.	Jernberg Industries, LLC	Delaware
22.	Impact Forge Group, LLC	Delaware
23.	ASP Grede Intermediate Holdings LLC	Delaware
24.	ASP HHI Holdings, Inc.	Delaware
25.	MD Investors Corporation	Delaware
26.	Metaldyne Componentes Automotivos do Brasil Ltda.	Brazil
27.	AAM do Brasil Ltda.	Brazil
28.	Neumayer Tekfor Automotive Brasil Ltda.	Brazil
29.	Metaldyne (Suzhou) Automotive Components Co., Ltd	China
30.	AAM Investment Management (Shanghai) Co. Ltd	China
31.	AAM Commercial & Trading (Shanghai) Co. Ltd	China
32.	Changshu AAM Automotive Driveline High Technology Manufacturing Co. Ltd	China
33.	Metaldyne Oslavany, spol. s r.o.	Czech Republic
34.	Metaldyne International France	France
35.	Metaldyne GmbH	Germany
36.	Metaldyne Grundstücks GmbH & Co. eGbR	Germany
37.	AAM Eisenach Driveline GmbH	Germany
38.	AAM Germany GmbH	Germany
39.	Tekfor Holding GmbH	Germany
40.	Neumayer Tekfor Engineering GmbH	Germany
41.	Neumayer Tekfor GmbH	Germany
42.	Neumayer Tekfor Rotenburg GmbH	Germany
43.	Neumayer Tekfor Schmolin GmbH	Germany

Schedule 6.04A-2

Item #	Entity Legal Name	Jurisdiction of Formation/Organization
44.	Tekfor Services GmbH	Germany
45.	Metaldyne Hong Kong Limited	Hong Kong
46.	AAM India Manufacturing Corporation Private Limited	India
47.	AAM Auto Component (India) Manufacturing Private Limited	India
48.	Metaldyne Korea Limited	Korea
49.	MetaldyneLux S.á r.l.	Luxembourg
50.	Metaldyne Europe S.á r.l.	Luxembourg
51.	Metaldyne Mauritius Limited	Mauritius
52.	Novocast, S. de R.L. de C.V.	Mexico
53.	MPG México, S. de R.L. de C.V.	Mexico
54.	Metaldyne Sintered Components Mexico, S. de R.L. de C.V.	Mexico
55.	American Axle & Manufacturing de Mexico Holdings, S. de R.L. de C.V.	Mexico
56.	AAM Maquiladora Mexico, S. de R.L. de C.V.	Mexico
57.	American Axle & Manufacturing de Mexico, S. de R.L. de C.V.	Mexico
58.	Tekfor Mexico, S.A. de C.V.	Mexico
59.	Tekfor Servicios Mexico, S.A. de C.V.	Mexico
60.	AAM Poland Sp. z o.o.	Poland
61.	Tekfor Brasov S.R.L.	Romania
62.	Albion Automotive Limited	Scotland
63.	Metaldyne International Spain, S.L.	Spain
64.	Metaldyne Sintered Components España, S.L.	Spain
65.	e-AAM Driveline Systems AB	Sweden
66.	American Axle & Manufacturing (Thailand) Co., Ltd.	Thailand
67.	Metaldyne International (UK) Ltd.	United Kingdom

4.	Intercompany Loans

Intercompany loans listed on Schedule 6.01.

Schedule 6.04A-3

5.	Certain Support and Guarantee Arrangements

a.	Guarantee by American Axle & Manufacturing Holdings, Inc., in an amount up to GBP 660,000, issued April 12, 2018, in support of a governmental grant of an Affiliate (Albion Automotive Limited).

b.	Guarantee by American Axle & Manufacturing, Inc. in an amount equivalent to four months of the monthly average consumption of the immediately preceding year to the incorporation or granting of the Requested Guarantee, issued December 20, 2024, to Iberdrola Energia Monterrey, S.A. de C.V., in support of the obligations of an Affiliate (Novocast, S. de R.L. de C.V.).

c.	Guarantee by American Axle & Manufacturing, Inc., issued October 4, 2019, to WPC REIT AXL 39 B.V., in support of an outstanding lease obligation of an Affiliate (AAM Germany GbmH).

d.	Guarantee by American Axle & Manufacturing, Inc., issued August 18, 2021, to ICICI Bank, in support of an outstanding working capital facility of an Affiliate (AAM Auto Component (India) Manufacturing Private Limited).

e.	Guarantee by American Axle & Manufacturing, Inc., issued September 12, 2013, to HSBC Bank USA, National Association, in support of an outstanding working capital facility of an Affiliate (AAM India Manufacturing Corporation Private Limited).

f.	Guarantee by American Axle & Manufacturing, Inc., issued October 23, 2024, to Citi Bank, in support of an outstanding working capital facility of an Affiliate (AAM Poland Sp. z o.o.).

g.	Guarantee by American Axle & Manufacturing, Inc., issued April 28, 2023 to China Citic Bank Suzhou Brach and July 16, 2024 to Shanghai Pudong Development Bank Changshu Sub-branch, in support of outstanding working capital loans of an Affiliate (AAM Changshu Automotive Driveline High Technology Co., Ltd.).

h.	Guarantee by American Axle & Manufacturing, Inc. issued October 23, 2024, to Citi Bank N.A., in support of an outstanding working capital facility of an Affiliate (American Axle & Manufacturing de Mexico, S de RL de C.V. and AAM Maquiladora Mexico S. de RL de C.V.).

i.	Guarantee of obligations under Designated Local Facilities designated pursuant to the Guarantee Agreement and the Collateral Agreement in an aggregate principal amount of $28,174,172.13 (the USD equivalent, calculated as of January 25, 2025).

6.	Joint Ventures

Investments in the joint ventures set forth under Section 4 of Schedule 6.04B.

Schedule 6.04A-4

SCHEDULE 6.04B
CERTAIN PERMITTED INVESTMENTS

1.	Investment of Assets into Foreign Operations

None.

2.	Permitted Acquisitions

a.	Integration and restructuring activities related to the Transaction. Such investments and amounts for integration and restructuring activities after completion of the transaction shall be in an amount equal to the estimated cost to achieve acquisition synergies, as disclosed at the date of announcement ($150,000,000).

3.	Permitted Investments

a.	Investments required in Brazil to launch production of a next generation midsized truck program that has already been awarded in an amount not to exceed $20,000,000.

b.	Guarantees by the Parent or Borrower in connection with governmental incentives at various foreign facilities related to development or launch of electrification technology in an amount not to exceed $25,000,000.

c.	Investments required related to restructuring plans in the United Kingdom, including but not limited to annuitizing pension plans, in an amount not to exceed $30,000,000.

d.	Investments required to expand manufacturing capacity or capabilities and/or launch production in support of current and future electrification or other propulsion programs in an amount not to exceed $75,000,000.

e.	Investments in equity or other ownership interests in private and/or publicly traded entities (including additional investments in the entities described in Section 1 of Schedule 6.04(A)) in support of current and future electrification programs in an amount not to exceed $20,000,000.

f.	Investments and amounts required for integration or restructuring activities in Europe to complete the integration of Tekfor facilities previously acquired in an amount not to exceed $40,000,000.

4.	Permitted Joint Ventures or Partnerships

a.	Joint venture pursuant to the Equity Joint Venture Contract for Hefei AAM Automotive Driveline & Chassis System Co., Ltd., dated as of December 10, 2008, by and between Hefei Automobile Axle Co., Ltd. and American Axle International Holdings, Inc.

Schedule 6.04B-1

b.	Joint Venture pursuant to the Equity Joint Venture Contract for Liuzhou AAM Automotive Driveline System Co., Ltd., dated as of April 3, 2018, by and between AAM International S.à r.l. and Liuzhou Wuling Automobile Industry Co., Ltd.

c.	Operating Agreement for Diversified Manufacturing & Assembly, LLC, a Michigan limited liability company, dated as of August 2, 2016, by and among Precision Components Manufacturing, LLC, SRS Industries LLC and American Axle & Manufacturing, Inc.

d.	Investments in connection with Joint Ventures, partnerships, joint development agreements, or similar type agreements to support the future expansion of electrification technology or manufacturing capability in an amount not to exceed $150,000,000.

Schedule 6.04B-2

SCHEDULE 6.05
EXISTING TRANSACTIONS WITH AFFILIATES

1.	The intercompany loans listed on Schedule 6.01.

2.	The Investments listed on Schedule 6.04A.

3.	The Investments listed on Schedule 6.04B.

Schedule 6.05-1

SCHEDULE 6.06
EXISTING RESTRICTIONS

1.	Restrictions imposed as of the Effective Date by the joint ventures set forth in clauses (a)-(d) of Section 4 of Schedule 6.04B.

2.	Restrictions with respect to the equity interests in and assets of a joint venture permitted by the Credit Agreement pursuant to the applicable joint venture agreement.

Schedule 6.06-1

EXHIBIT a

FORM OF GUARANTEE AGREEMENT

[omitted]

EXHIBIT B

Form of
ASSIGNMENT AND ASSUMPTION

[omitted]

EXHIBIT C

Form of Collateral Agreement

[omitted]

EXHIBIT D-1

FORM OF

U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Lenders That Are Not Partnerships For U.S. Federal Income Tax Purposes)

[omitted]

EXHIBIT D-2

FORM OF

U.S. TAX COMPLIANCE CERTIFICATE

(For Non-U.S. Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)

[omitted]

EXHIBIT D-3

FORM OF

U.S. TAX COMPLIANCE CERTIFICATE

(For Non-U.S. Participants That Are Partnerships For U.S. Federal Income Tax Purposes)

[omitted]

EXHIBIT D-4

FORM OF

U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Lenders That Are Partnerships For U.S. Federal Income Tax Purposes)

[omitted]

EXHIBIT E

FORM OF SOLVENCY CERTIFICATE

[omitted]

EXHIBIT F

FORM OF PARI PASSU INTERCREDITOR AGREEMENT

[omitted]

EXHIBIT G

FORM OF JUNIOR LIEN INTERCREDITOR AGREEMENT

[omitted]

EXHIBIT H

EXCHANGE NOTES INDENTURE TERMS

[omitted]